PROSPECTUS                                     Filed pursuant to Rule 424 (b)(4)
                                                          SEC File No. 333-64324
                                      LOGO
                                  ORDINARY SHARES
                                GALEN HOLDINGS PLC
                IN THE FORM OF SHARES OR AMERICAN DEPOSITARY SHARES
                      ------------------------------------
    This is a public offer by Galen Holdings PLC, a Northern Ireland company, and four selling shareholders of ordinary shares in the form of shares or American Depositary Shares, which we refer to as ADSs. Each ADS represents four ordinary shares of Galen Holdings PLC. This offer is part of our offers to qualifying shareholders in the United States, the United Kingdom, the Republic of Ireland, and certain other jurisdictions. The shares or ADSs offered by Galen will initially be offered on a preemptive basis to qualifying shareholders of record on June 25, 2001. Shares which are not purchased by qualifying shareholders and beneficial holders of ADSs, together with shares offered by the selling shareholders, will be offered to the public in this offer.
    The selling shareholders, who together hold approximately 42% of the existing ordinary shares in issue, have agreed with Galen and the managers not to subscribe for any of their entitlements as qualifying shareholders under the terms of the offers. Accordingly, their entitlements will form part of the underwritten offer.
    Our shares have been admitted to the Official List of the UK Listing Authority and presently trade under the symbol "GAL" on each of the London Stock Exchange and the Irish Stock Exchange. Our ADSs are quoted on the Nasdaq National Market under the symbol "GALN." The price at which the shares and ADSs are offered has been determined by negotiations between us, the selling shareholders and the managers by reference to the price of our shares on the London Stock Exchange. The offer price is not less than 90% of the mid-market quotation of the shares as derived from the Daily Official Lists of the London Stock Exchange and the Irish Stock Exchange at the close of business on the dealing day before the announcement of the offer price. On July 24, 2001, the closing price of our shares was L7.575 on the London Stock Exchange and E 12.30 on the Irish Stock Exchange, and the closing price of the ADSs was $42.60 on the Nasdaq National Market.
     INVESTING IN OUR SHARES AND ADSS INVOLVES RISKS, WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 12 OF THIS PROSPECTUS.
                      ------------------------------------

                                                              PER SHARE   PER ADS     TOTAL(1)
                                                              ---------   -------   ------------
Offer price................................................     L7.55     $42.95    $367,023,560
Underwriting discount and commissions......................     L0.30     $ 1.72    $ 14,680,942
Proceeds, before expenses, to Galen........................     L7.25     $41.23    $215,801,819
Proceeds, before expenses, to selling shareholders.........     L7.25     $41.23    $136,540,799

---------------

(1) The pounds sterling amounts have been translated into US dollars on the basis of L1.00 = $1.4223, the noon buying rate on July 24, 2001.

    The managers may also purchase additional shares from the selling shareholders at the offer price, less the underwriting discount, up to a value not exceeding 15% of the offers, within 30 days from the date of this prospectus to cover over-allotments, if any, in the form of shares or ADSs; provided, however, that the number of additional shares that can be sold in the United States is limited to 15% of the shares offered in the underwritten offer.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
    The shares will be ready for delivery in London, England and the ADSs will be ready for delivery in New York, New York on or about July 31, 2001.
                            ------------------------

                                Sole Bookrunner

                              MERRILL LYNCH & CO.
                      ------------------------------------

                                Global Managers

MERRILL LYNCH & CO.      ABN AMRO ROTHSCHILD LLC      CREDIT SUISSE FIRST BOSTON
                      ------------------------------------
                                  Co-Managers

CIBC WORLD MARKETS          GOODBODY STOCKBROKERS          GRUNTAL & CO., L.L.C.
                      ------------------------------------

                 The date of this prospectus is July 25, 2001.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary.....................       5
The Offer..............................       8
Risk Factors...........................      12
Use of Proceeds........................      19
Dividends..............................      19
Price Range For Our Shares.............      20
Dilution...............................      22
Capitalization.........................      23
Exchange Rate Information..............      24
Exchange Controls and Other Limitations
  Affecting Security Holders...........      24
Selected Historical Consolidated
  Financial Data.......................      25
Unaudited Pro Forma Combined Condensed
  Financial Data.......................      28
Operating and Financial Review and
  Prospects............................      35

                                           PAGE
                                           ----
Business...............................      50
Management.............................      68
Selling Shareholders...................      76
Description of Galen Share Capital.....      77
Description of American Depositary
  Shares and American Depositary
  Receipts.............................      88
Taxation...............................      94
Shares Eligible for Future Sale........      98
Underwriting...........................      99
Description of Offer to Shareholders...     103
Enforcing Civil Liabilities............     104
Legal Matters..........................     105
Experts................................     105
Available Information..................     105
Index to Financial Statements..........     F-1

                         ------------------------------

                           FORWARD-LOOKING STATEMENTS

     Some of the statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Operating and Financial Review and Prospects" and "Business" and elsewhere in this prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "seek," "should," or "will" or the negative of these terms or similar expressions are generally intended to identify forward-looking statements. We undertake no obligation to publicly update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise save in respect of any requirement under applicable law to publish a supplement to any prospectus hereto. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including the factors discussed under "Risk Factors."

     You should rely only on the information contained in this prospectus. We have not, and the managers have not, authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy our shares in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares or ADSs.

                         ------------------------------

     In connection with the offers, the managers may over-allot or effect transactions which stabilize or maintain the market price of the ordinary shares at levels which might not otherwise prevail in the open market. Such transactions may be effected on the London Stock Exchange, the Irish Stock Exchange, the Nasdaq National Market, the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

                                STATISTICAL DATA

MARKET SIZE/MARKET SHARE DATA

     Except where otherwise indicated, figures included in this prospectus relating to market size and market share are obtained from syndicated industry sources, primarily IMS HEALTH, or IMS, a market research firm internationally recognized by the pharmaceutical industry.

     For 2000, IMS's worldwide data was compiled in terms of value on the basis of representative samples of pharmaceutical product data from over 70 countries, which countries by value accounted for 80% of the world pharmaceutical market in 2000, as estimated by IMS. Worldwide information includes data from retail stores and hospitals. The 2000 US data was obtained from IMS's Retail and Provider Perspective audit, retail and non-federal hospital data only.

     Data provided by IMS may differ from that compiled by Galen and its subsidiaries with respect to its products. Of particular significance in this regard are the following:

     - Galen publishes its financial results on a financial year and on a quarterly basis, whereas IMS issues data on a monthly, quarterly, six month and yearly basis,

     - the online IMS database is updated quarterly and uses the average exchange rates for the relevant quarter,

     - IMS data from the United States are not adjusted for Medicaid and similar state rebates, and

     - IMS sales data are compiled using actual wholesaler data and data from statistically representative panels of retail and hospital pharmacies, which data are then projected by IMS to give figures for national markets.

TOTAL AND NEW PRESCRIPTION DATA

     Figures included in this prospectus relating to new and total prescription data are obtained from NDCHealth, a division of National Data Corporation, a market research firm recognized by the global pharmaceutical industry. NDCHealth data for total and new prescriptions of certain of Galen's products was compiled using data from statistically representative panels of physicians and pharmacies in the United States, which data are then projected by NDCHealth to give figures for the United States. The 1999, 2000 and 2001 new prescription and total prescription data included in this prospectus are based on the data obtained from NDCHealth's auditing/projection systems.

     Data provided by NDCHealth may differ from that compiled by Galen and its subsidiaries with respect to its products. Of particular significance in this regard are the following:

     - Galen publishes its financial results on a financial year and on a quarterly basis, whereas NDCHealth issues data on a monthly, quarterly, six month and yearly basis, and

     - NDCHealth prescription data is compiled using data from statistically representative panels of physicians and pharmacies in the United States, which data are then projected by NDCHealth to give figures for the United States.

     Information provided by NDCHealth is limited to total and new prescription data for Estrace(R) Cream, Ovcon(R) 35 and Doryx(R) in 1999, 2000 and 2001 only, and any qualitative discussion relating to achievement of the results reported by NDCHealth do not reflect the beliefs, convictions or philosophies of NDCHealth.

                               PROSPECTUS SUMMARY

     This summary highlights information we present in greater detail elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of factors described under "Risk Factors" and elsewhere in this prospectus.

OUR BUSINESS

     Galen Holdings PLC is an integrated specialty pharmaceutical company focused principally in the women's healthcare therapeutic area. We develop, manufacture, supply and market branded prescription pharmaceutical products in the United Kingdom and Ireland and, with our acquisition of Warner Chilcott in September 2000, we market products in the United States. We also provide high-value services to the research and development functions of both pharmaceutical and biotechnology companies.

     We believe that our competitive strengths include:

     -  a principal focus on the growing women's healthcare therapeutic area,

     - a demonstrated success in acquiring and revitalizing branded pharmaceutical products, and

     - an international sales and marketing infrastructure targeted to high-volume prescribing physicians.

     An important part of our strategy is to develop and commercialize pharmaceutical products based on innovative formulations and novel drug delivery technology, particularly using our proprietary intravaginal ring, or IVR, technology. Our IVR is able to deliver a wide range of medicines to the patient over periods of up to three months. Our strategy is also to acquire established branded pharmaceutical products and to increase their sales through enhanced promotional efforts.

     Through our US sales force of approximately 225 representatives, we market our portfolio of branded pharmaceutical specialty products directly to physician specialists including obstetrician/gynecologists, dermatologists and urologists. We believe we have one of the largest sales forces calling on this group of women's healthcare physicians in the United States. We focus our US selling efforts by using precision marketing techniques to identify and target high-volume prescribing physicians. Our sales force of approximately 110 representatives in the United Kingdom and Ireland markets our product portfolio through direct contact with general practitioners, community pharmacists and hospital staff.

     In fiscal 2000, we generated revenue of L86.0 million, or L177.3 million on a pro forma basis to account for our acquisition of Warner Chilcott and our recent acquisition of the Estrace(R) tablets discussed below. In fiscal 2000, our pharmaceutical products business revenue increased 15% from the prior year to L44.4 million and accounted for 52% of our total revenue, and grew to L59.4 million for the six months ended March 31, 2001, an increase of 156% from the six months ended March 31, 2000. In fiscal 2000, our pharmaceutical services business revenue increased 47% from the prior year to L41.6 million, and accounted for 48% of our total revenue, and grew to L26.8 million for the six months ended March 31, 2001, an increase of 39% from the six months ended March 31, 2000. As of May 31, 2001, we employed 1,721 persons.

OUR PRODUCTS

     We principally operate in the women's healthcare therapeutic area, specifically in the oral contraceptive and the hormone replacement therapy segments. We believe this area will continue to grow significantly in line with behavioral and fundamental demographic trends. We also market certain other products which we consider compatible with our focus on women's healthcare.

     Oral Contraceptives. In 2000, the oral contraceptives market in the United States was worth $2.1 billion, an increase of 14% as compared with 1999(1). Oral contraceptives are used by over 90 million women worldwide(2). Our principal products, Ovcon(R) 35 and Ovcon(R) 50, are composed of norethindrone and ethinyl estradiol and are marketed exclusively in the United States. Ovcon(R) 35 competes in the low-dose segment of the market, which comprises products between 30 and 35 micrograms of estrogen and represents

---------------

(1)  IMS HEALTH Retail and Provider Perspective Audits 2000, US data

(2) IMS HEALTH Midas Database 2000, Global data approximately 85% of the total US market for oral contraceptives(3). New prescriptions for Ovcon(R) 35 reached 75,579 for the quarter ended March 31, 2001, a 30.5% increase over the quarter ended March 31, 2000(4). Galen believes this trend has continued in recent months.

     Hormone Replacement Therapy. In 2000, the US market for hormone replacement therapy was $2.6 billion(3). Estrogen drug products and estrogens in combination with progestins used for the treatment of symptoms associated with menopause make up the vast majority of the US market. Vaginal hormone replacement is a sub-segment of the overall hormone replacement market and is comprised of products that deliver estrogen directly to the vaginal tissue. In 2000, the vaginal hormone replacement market in the United States was worth approximately $110 million, an increase of 15% as compared with 1999(3). Our principal product, Estrace(R) cream, is used for the treatment of vaginal and vulval atrophy and is marketed exclusively in the United States. Estrace(R) cream contains beta-estradiol as its active pharmaceutical ingredient. New prescriptions for Estrace(R) cream reached 103,886 in the quarter ended March 31, 2001(4), a 14% increase over the quarter ended March 31, 2000(4). Galen believes this trend has continued in recent months.

     Dermatology. In 2000, the acne therapy market in the United States was $1.3 billion, an increase of 17% as compared with 1999(3). Our principal product, Doryx(R), is an orally administered antibiotic capsule containing enteric-coated pellets of doxycycline hyclate. It may be a useful adjunctive oral therapy in the treatment of severe acne. New prescriptions of Doryx(R) reached 40,637 in the quarter ended March 31, 2001, a 76.4% increase over the quarter ended March 31, 2000(4). Galen believes this trend has continued in recent months.

RECENT DEVELOPMENTS

     Consistent with our strategy to acquire established branded pharmaceutical products and to increase sales of those products in the United States, on June 29, 2001 we acquired from Bristol-Myers Squibb Company Estrace(R) tablets, a branded estrogen replacement therapy product with net sales of $40.5 million (L26.7 million) for the year ended December 31, 2000. The gross profit for this product was $39.2 million (L25.9 million) for the year ended December 31, 2000. Going forward, the profit contribution of this product to Galen is expected to be lower, reflecting the increased marketing expenditure associated with Galen's plans to revitalize the Estrace(R) brand and additional incremental research and development expenditure. The value of the net assets attributable to Estrace(R) tablets on acquisition was $95 million (L67.2 million). The purchase price for Estrace(R) tablets was approximately $95 million. In connection with this acquisition, we also entered into a five-year supply agreement with Bristol-Myers Squibb Laboratories Company in relation to this product, with an option to renew for two additional years.

OUR IVR PIPELINE

     Our pipeline is focused on the development of a portfolio of products which deliver medicines intravaginally utilizing our proprietary drug delivery technology. The IVR consists of a silicone ring in which a core containing an active ingredient is embedded. The size of the core determines the rate at which the drug is released, and the use of multiple cores can provide simultaneous release of more than one drug. The IVR is capable of releasing drugs at a relatively constant rate over a period of up to three months and does not require fitting by a doctor. It therefore offers a potential compliance benefit over existing prescribed therapies. We received authorization to begin marketing our lead IVR product, Menoring(R), for estrogen replacement therapy in the United Kingdom in April 2001. We expect to launch this product in the United Kingdom in mid-2001 and to file a New Drug Application, or NDA, with the US Food and Drug Administration in the second half of 2001.

---------------

(3)  IMS HEALTH Retail and Provider Perspective Audits 2000, US data

(4)  NDCHealth

OUR SERVICES BUSINESS

     We have also built a services business catering to multinational research-oriented pharmaceutical companies. We have conducted outsourced clinical supply work for 19 of the top 20 international pharmaceutical companies, as well as major contract research organizations and a number of biotechnology organizations. Our services business includes a chemical synthesis services group which provides customized chemical design and chemical synthesis operations.

OUR PRINCIPAL EXECUTIVE OFFICES

     We maintain our principal executive offices at Seagoe Industrial Estate, Craigavon, Northern Ireland, BT63 5UA. Our telephone number is +44
(0)2838-334-974. Our web site is www.galenplc.com. This reference to our website is not an active hyperlink. The information contained in our website is not incorporated by reference into this prospectus and it does not constitute part of this prospectus.

                                   THE OFFER

The Offers.................  A total of up to 39,735,078 ordinary shares, in the form of shares or ADSs (or up to 45,695,343 ordinary shares in the form of shares or ADSs, if the managers exercise their over-allotment option in full).

Shares offered by Galen....  26,490,045 ordinary shares, in the form of shares or ADSs.

Shares offered by the
Selling Shareholders.......  13,245,033 ordinary shares (or up to 19,205,298 ordinary shares, if the managers exercise their over-allotment option in full). Three of our directors, Dr. Allen McClay, Dr. John King and Mr. Geoffrey Elliott, together with The McClay Trust, a registered UK charity that is a shareholder in Galen, are the selling shareholders.

This Offer.................  A total of up to 34,178,719 ordinary shares, in the form of shares or ADSs, less the number of ordinary shares purchased in the offer to qualifying shareholders and beneficial holders of ADSs. We may increase the aggregate amount offered by us in the offer by up to L60 million. The selling shareholders will give the managers an option to purchase additional shares, at the offer price less the underwriting discount, up to a value not exceeding 15% of the offers, for the purpose of covering over-allotments, if any. We may also reduce the aggregate amount offered by us in this offer, in which case we will allot new ordinary shares in priority to ordinary shares being sold by the selling shareholders.

Irrevocable Undertakings...  The selling shareholders, who together hold approximately 42% of the existing ordinary shares in issue, have agreed with us and the managers not to subscribe for any of their entitlements as qualifying shareholders under the terms of the offers. Accordingly, their entitlements will form part of the underwritten offer.

Acceptances under the offer
on a preemptive basis to
  qualifying UK and Irish
  and certain other non-US
  shareholders.............  5,410,520 ordinary shares.

Acceptances under the offer
on a preemptive basis to
  qualifying US
  shareholders.............  145,839 ordinary shares.

Ordinary shares to be
outstanding after this
  offer....................  189,227,276 ordinary shares.

American Depositary Shares
to be outstanding after
  this offer...............  9,019,959 ADSs.

Offer Price................  L7.55 per share and $42.95 per ADS. The offer price is not less than 90% of the mid-market quotation of the shares as derived from the Daily Official Lists of the London Stock Exchange and the Irish Stock Exchange at the close of business on the dealing day before the announcement of the offer price.

Risk Factors...............  See "Risk Factors" and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our shares or ADSs.

Use of Proceeds............  We intend to use the net proceeds of the offers to repay bank facilities drawn down on the acquisition of Estrace(R) tablets, to expand our portfolio of branded pharmaceutical products, particularly in the women's healthcare therapeutic area, by pursuing other selected product acquisition and strategic opportunities, and for general corporate purposes. Pending our use of the net proceeds, we intend to invest our net proceeds from the offers in short-term, interest-bearing, investment grade deposits and securities.

Lock-up....................  We have agreed to restrictions on the issue of new ordinary shares following the offers. The selling shareholders, except The McClay Trust, have agreed to restrictions on the transfer of their ordinary shares following the offers. See "Underwriting."

Listings and Symbols.......  Our ordinary shares are traded on both the London
                             Stock Exchange and the Irish Stock Exchange under the symbol "GAL" and our ADSs are quoted on the Nasdaq National Market under the symbol "GALN."

     Ordinary shares to be offered in the offers and amounts based on the number of ordinary shares initially offered assume no exercise of the managers' over-allotment option. The number of ordinary shares that will be outstanding after the offer is based on the number of ordinary shares outstanding as of July 24, 2001. This number excludes approximately 8.4 million shares issuable upon exercise of outstanding share options and warrants.

                               EXPECTED TIMETABLE

Offers to qualifying shareholders commence....                                          July 2, 2001
Closing of the offers to US qualifying
  shareholders................................   11.00 a.m., Eastern Standard Time, on July 19, 2001
Underwritten offer book-building closes;
  pricing of shares...........................                                         July 24, 2001
Announcement of results of offers to
  qualifying shareholders.....................                                         July 25, 2001
Announcement of offer price...................                                         July 25, 2001
Admission and commencement of dealings in new
  shares and ADSs.............................                            On or before July 31, 2001
Crediting CREST accounts......................                            On or before July 31, 2001
Despatch of definitive certificates for new
  shares and ADSs and refund checks (where
  appropriate)................................                            On or before July 31, 2001

     For additional information on the offers you may contact Merrill Lynch & Co., Inc. at 4 World Financial Center, New York, New York 10080. This timetable may be modified.

In this prospectus, except where otherwise indicated, the terms "we" "us," "our," "Galen" and the "company" refer to Galen Holdings PLC, a Northern Ireland company, and all of its subsidiaries. The term "Warner Chilcott" refers to Warner Chilcott Public Limited Company, a Republic of Ireland company, wholly owned by Galen, and where appropriate to its subsidiaries. Galen's fiscal year ends on September 30 and fiscal years are identified in this prospectus according to the year in which they end. References to "pounds sterling," "pence," "L" or "p" are to the lawful currency of the United Kingdom. References to "IRL" or "Irish pound" are to the lawful currency of the Republic of Ireland. References to "US dollars," "US$" or "$" are to the lawful currency of the United States. For the convenience of the reader, pounds sterling amounts have been translated into US dollars on the basis of L1.00 = $1.4154, the noon buying rate on June 26, 2001. This rate differs from the rates used to translate the historical US dollar financial statements prepared in accordance with US GAAP and contained elsewhere in this prospectus.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary historical consolidated financial data should be read in conjunction with the section entitled "Operating and Financial Review and Prospects" and our consolidated financial statements and related notes and other financial information appearing elsewhere in this prospectus. The summary consolidated financial data insofar as it relates to each of the years 1998 through 2000 has been derived from annual financial statements, including the consolidated balance sheets at September 30, 1999 and 2000 and the related consolidated statements of profit and loss for the three years ended September 30, 2000 and notes thereto prepared in accordance with UK GAAP and appearing elsewhere in this prospectus. The summary consolidated financial data for the six months ended March 31, 2000 and 2001 are derived from our unaudited financial statements also prepared in accordance with UK GAAP and appearing elsewhere in this prospectus and which, in the opinion of our management, include all adjustments consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. UK GAAP differs in certain respects from US GAAP. See note 30 to Galen's audited consolidated financial statements for a summary of the main differences between UK GAAP and US GAAP as they relate to Galen.

                                                                                                      (UNAUDITED)
                                                YEAR ENDED SEPTEMBER 30,                      SIX MONTHS ENDED MARCH 31,
                                    -------------------------------------------------   ---------------------------------------
                                                                               PRO                                       PRO
                                                                              FORMA                                     FORMA
                                     1998      1999      2000     2000(1)    2000(2)     2000      2001     2001(1)    2001(2)
                                    -------   -------   -------   --------   --------   -------   -------   --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
UK GAAP INFORMATION:
CONSOLIDATED PROFIT AND LOSS
  ACCOUNT DATA:
Turnover..........................  L48,867   L67,010   L86,020   $121,753   L177,315   L42,446   L86,193   $121,998   L 97,394
                                    -------   -------   -------   --------   --------   -------   -------   --------   --------
Operating profit:
Before exceptional items and
  amortization of intangibles and
  goodwill........................   14,067    19,361    24,054     34,046     63,804    12,044    26,089     36,926     36,744
Exceptional items (3).............   (2,731)       --    (3,311)    (4,687)        --        --        --                    --
Goodwill and intangibles
  amortization....................       --      (671)   (1,999)    (2,829)   (26,267)     (901)  (11,960)   (16,928)   (13,835)
                                    -------   -------   -------   --------   --------   -------   -------   --------   --------
  Total operating profit..........   11,336    18,690    18,744     26,530     37,537    11,143    14,129     19,998     22,909
Investment income.................    1,507       925     2,089      2,957      1,466       747     1,957      2,770      1,957
Interest payable and similar
  charges.........................     (939)   (1,210)   (1,760)    (2,491)   (17,293)     (644)   (9,668)   (13,684)   (11,213)
                                    -------   -------   -------   --------   --------   -------   -------   --------   --------
  Profit on ordinary activities
    before taxation...............   11,904    18,405    19,073     26,996     21,710    11,246     6,418      9,084     13,653
Tax on profit on ordinary
  activities......................    3,580     4,396     4,699      6,651     11,842     2,499     1,701      2,408      4,450
                                    -------   -------   -------   --------   --------   -------   -------   --------   --------
  Profit on ordinary activities
    after taxation................    8,324    14,009    14,374     20,345      9,868     8,747     4,717      6,676      9,203
Minority interests................      (12)      (19)      (89)      (126)       (89)      (39)      (75)      (106)       (75)
                                    -------   -------   -------   --------   --------   -------   -------   --------   --------
  Profit for the financial
    period........................  L 8,312   L13,990   L14,285   $ 20,219   L  9,779   L 8,708   L 4,642   $  6,570   L  9,128
                                    =======   =======   =======   ========   ========   =======   =======   ========   ========

Earnings per share:
  Basic...........................      7.1p     12.0p     11.8p      16.7c       6.4p      7.2p      3.0p       4.2c       5.8p
  Diluted.........................      7.1p     12.0p     11.7p      16.6c       6.2p      7.2p      2.9p       4.1c       5.7p
Earnings per ADS equivalent.......
  Basic...........................     28.6p     48.1p     47.1p      66.7c      25.5p     28.8p     11.8p      16.7c      23.3p
  Diluted.........................     28.6p     48.1p     46.9p      66.4c      24.6p     28.8p     11.6p      16.4c      22.8p

                                                               AT SEPTEMBER 30,              AT MARCH 31,
                                                              -------------------   ------------------------------
                                                                                                            PRO
                                                                                                           FORMA
                                                                2000     2000(1)      2001     2001(1)    2001(2)
                                                              --------   --------   --------   --------   --------
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  L 77,660   $109,920   L 48,783   $ 69,047   L 48,783
Working capital.............................................   (33,391)   (47,262)      (457)      (647)   (75,457)
Total assets................................................   662,104    937,142    629,136    890,479    704,136
Long-term debt..............................................   159,200    225,332    151,732    214,761    151,732
Shareholders' equity........................................  L410,546   $581,087   L420,978   $595,852   L420,978

                                                                       footnotes
on the following page

                                                                                                       (UNAUDITED)
                                                   YEAR ENDED SEPTEMBER 30,                    SIX MONTHS ENDED MARCH 31,
                                        -----------------------------------------------   -------------------------------------
                                                                                  PRO                                     PRO
                                                                                 FORMA                                   FORMA
                                         1998      1999      2000     2000(1)   2000(2)    2000      2001     2001(1)   2001(2)
                                        -------   -------   -------   -------   -------   -------   -------   -------   -------
                                                                            (IN THOUSANDS)
OTHER DATA:
Profit for the financial period.......  L 8,312   L13,990   L14,285   $20,219   L 9,779   L 8,708   L 4,642   $ 6,570   L 9,128
Adjusted profit for the financial
  period(4)...........................  L11,043   L14,661   L18,786   $26,590   L34,621   L 9,609   L16,602   $23,498   L22,250
Weighted average ordinary shares
  outstanding
  Basic...............................  116,266   116,329   121,444   121,444   153,143   120,541   156,895   156,895   156,895
  Diluted.............................  116,266   116,390   121,926   121,926   158,992   120,975   160,485   160,485   160,485
Weighted average ADS equivalents
  outstanding
  Basic...............................   29,067    29,082    30,361    30,361    38,286    30,135    39,224    39,224    39,224
  Diluted.............................   29,067    29,098    30,482    30,482    39,748    30,244    40,121    40,121    40,121

                                                                                                         (UNAUDITED)
                                                       YEAR ENDED SEPTEMBER 30,                  SIX MONTHS ENDED MARCH 31,
                                            ----------------------------------------------   -----------------------------------
                                                                                     PRO                                   PRO
                                                                                    FORMA                                 FORMA
                                             1998     1999      2000     2000(1)   2000(2)    2000     2001    2001(1)   2001(2)
                                            ------   -------   -------   -------   -------   ------   ------   -------   -------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
US GAAP INFORMATION:
CONSOLIDATED PROFIT AND LOSS ACCOUNT DATA:
Profit/(loss) for the financial period....  L7,217   L11,683   L(4,884)  $(6,913)  L13,202   L8,193   L1,741   $2,464    L6,227
Earnings/(loss) per ADS equivalent
  Basic...................................    24.8p     40.2p    (16.1)p   (22.8)c    34.5p    27.2p     4.4p     6.2c     15.9p
  Diluted.................................    24.8p     40.2p    (16.1)p   (22.8)c    33.2p    27.1p     4.3p     6.1c     15.5p

                                                               AT SEPTEMBER 30,                AT MARCH 31,
                                                             --------------------    --------------------------------
                                                                                                               PRO
                                                                                                              FORMA
                                                               2000      2000(1)       2001      2001(1)     2001(2)
                                                             --------    --------    --------    --------    --------
                                                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Total assets...............................................  L550,598    $779,316    L525,545    $743,856    L600,545
Shareholders' equity.......................................   303,525     429,609     313,292     443,434     313,292

---------------

(1) Amounts translated solely for convenience at the noon buying rate on June 26, 2001 of L1.00 = $1.4154. This rate differs from the rates used to translate the historical US dollar financial statements prepared in accordance with US GAAP and contained elsewhere in this prospectus.

(2) Pro forma consolidated financial statements reflect (i) the product acquisitions and note issuance transactions completed by Warner Chilcott in February 2000, (ii) the acquisition by Galen of Warner Chilcott in September 2000 in a transaction accounted for as a purchase and (iii) our acquisition of Estrace(R) tablets in June 2001. The unaudited pro forma consolidated profit and loss account data gives effect to these transactions as if they had all occurred on October 1, 1999. For a more detailed discussion of the effect of these transactions on our financial condition and results of operations, see the sections entitled "Unaudited Pro Forma Consolidated Condensed Financial Data" and "Operating and Financial Review and
    Prospects -- Results of Operations -- Year Ended September 30, 2000 (Pro Forma)."

(3) The exceptional item in 1998 related to one-time costs associated with our attempted merger with Ferring AB. The exceptional items in 2000 relate to employment and other contract termination costs related to the acquisitions in the year.

(4) Adjusted profit for the financial period reflects the profit for the financial period before exceptional items and amortization of intangibles and goodwill. We believe that adjusted profit for the financial period assists the investor to gain a clear understanding of our trading performance. Adjusted profit is an optional measurement of operating performance calculated in accordance with UK GAAP, may not be indicative of our historical operating results and is not meant to be a prediction of our potential future results.

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to buy our shares or ADSs. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. In that event, the trading price of our shares or ADSs might decline, and you could lose all or part of your investment. Additional risks not currently known to us or that we now deem immaterial may also harm us and affect your investment. You should also refer to the other information set forth elsewhere in this prospectus, including our consolidated financial statements and related notes.

RISKS RELATING TO OUR BUSINESS

IF WE ARE NOT SUCCESSFUL IN MANAGING THE GROWTH OF OUR BUSINESS OR THE INTEGRATION OF NEW BUSINESS AND PRODUCT ACQUISITIONS, OUR BUSINESS PROSPECTS COULD BE HARMED AND OUR FINANCIAL PERFORMANCE ADVERSELY AFFECTED.

     Over the last two years we have acquired a number of businesses including Warner Chilcott, Applied Clinical Concepts Inc., or ACCI, the Bartholomew Rhodes group of companies, or Bartholomew Rhodes, and Interactive Clinical Technologies Inc., or ICTI, and we have acquired a number of products from Bristol-Myers Squibb. In connection with these acquisitions, we have acquired significant intangible assets which represent 107% of shareholders' equity as of March 31, 2001 (126% on a pro forma basis). These intangible assets are amortized over their estimated useful lives, primarily 20 years.

     Growth by acquisition involves risks, including the failure or inability to integrate operations, disparate technologies and personnel of acquired companies, the management of geographically dispersed operations and retention of key employees and customers of the acquired companies. If we cannot successfully integrate these acquired companies or products, incur greater than anticipated costs, or expend unplanned managerial and other resources on their integration, we may not achieve the anticipated revenue and cost benefits, our growth could be slower than we anticipate, we may incur an impairment charge for our intangible assets, and our financial performance could be adversely affected.

     Our future growth will depend to some extent upon our ability to acquire new products for development. We have and will continue to pursue business and product acquisitions and licensing opportunities that could complement or expand our operations. Many of our present and potential competitors have research and development capabilities that may allow them to develop new or improved products that compete with our products. The failure to acquire new products or to develop, on a commercially viable basis, new products will lead to slower growth than we anticipate and limit our ability to meet our strategic objectives.

     We cannot be sure that we will be able to identify appropriate opportunities in the future. If an acquisition candidate is identified, we do not know if we will be able to negotiate successfully the terms of the acquisition, finance the acquisition or integrate an acquired business or product into our existing operations. The negotiation and completion of potential acquisitions could cause significant diversion of management's time and resources.

IF WE ARE UNABLE TO OBTAIN GOVERNMENT APPROVAL FOR, OR COMPLY WITH GOVERNMENT AND OTHER REGULATIONS RELATING TO OUR PRODUCTS, WE MAY NOT BE ABLE TO RECOUP COSTS ASSOCIATED WITH PRODUCT DEVELOPMENT.

     The clinical development, manufacture, marketing and sale of pharmaceutical products are subject to extensive supranational, national, state and local regulations. We cannot predict the extent to which we may be affected by legislative and other regulatory actions and developments in the countries and jurisdictions in which we operate concerning various aspects of our operations, products and the healthcare field generally. New governmental regulation may adversely affect our operations or competitive position. We will be, as other drug companies manufacturing or marketing drugs are, required to obtain approval from the US Federal Drug Administration, or FDA, the UK Medicines Control Agency, or MCA and other regulatory bodies based upon pre-clinical testing, manufacturing chemistry and control data, bio-availability and other clinical data which we are required to generate prior to gaining regulatory approval necessary to begin marketing most new drug products. The generation of this required data is regulated by the FDA, the MCA and other regulatory bodies and can be time-consuming and expensive without assurance that the data will be adequate to justify approval of our proposed new products. If we are not able to obtain governmental approval for our products, we will not be able to recoup the costs associated with the generation of this data. These costs may be substantial and may have an adverse effect on our results of operations if not recaptured.

     Even if we are successful in obtaining all required premarketing approvals, postmarketing requirements and/or our inability or failure to comply with other regulations could result in suspension or limitation of approvals. Furthermore, even if we obtain regulatory approvals, the terms of any product approval, including labeling, may be more restrictive than desired and could affect the marketability of our products.

IF OUR IVR PRODUCTS ARE NOT ACCEPTED BY PRESCRIBING PHYSICIANS OR THEIR PATIENTS, WE MAY NOT BE ABLE TO RECOUP OUR INVESTMENT IN THOSE PRODUCTS AND OUR OVERALL RATE OF GROWTH MAY BE LOWER.

     The successful launch of products using our proprietary IVR technology is an important part of our growth strategy. To date, IVR technology has not been widely used as a drug delivery technology and it may not be readily accepted by either prescribing physicians or their patients. Other alternative hormone replacement therapies, including orally administered tablets, transdermal patches and subcutaneous implants have each been used for some time and are familiar to many prescribing physicians and their patients. If our IVR products are not accepted as an alternative method of administration of hormone replacement therapy, we may not achieve our anticipated sales levels for these products. In such an event we may not be able to recoup our investment in the development of IVR products and our overall rate of growth may be lower.

IF ANY PRODUCTS ARE APPROVED THAT COMPETE WITH ANY OF OUR BRANDED PHARMACEUTICAL PRODUCTS, SALES OF THOSE PRODUCTS MAY BE ADVERSELY AFFECTED.

     Our branded pharmaceutical products are or may become subject to competition from generic equivalents. There is no proprietary protection for some of the branded pharmaceutical products we sell. Generic substitutes for some of our branded pharmaceutical products are sold by other pharmaceutical companies which claim that their products provide equivalent therapeutic benefits at a lower cost. In addition, governmental and other pressure to reduce pharmaceutical costs may result in physicians writing prescriptions for generic substitutes. Increased competition from the sale of competing generic pharmaceutical products may cause a material decrease in revenue from our branded pharmaceutical products.

     The pharmaceutical industry is characterized by rapid product development and technological change, and, as a result, our pharmaceutical products could be rendered obsolete or made uneconomical by either the development of technology or new pharmaceuticals products to treat the conditions currently addressed by our products or technological advances that reduce the cost of production, or marketing of competing products.

THE LOSS OF THE SERVICES OF MEMBERS OF OUR SENIOR MANAGEMENT TEAM OR SCIENTIFIC STAFF COULD ADVERSELY AFFECT OUR BUSINESS.

     Our success is dependent on attracting and retaining highly qualified scientific, sales and management staff. We face intense competition for personnel from other companies, academic institutions, government entities and other organizations. The loss of key personnel, or our failure to attract and retain other highly qualified employees, may impede our ability to meet our strategic objectives. Nevertheless, as a general matter, we do not have employment agreements with our key personnel.

     Pursuant to our business strategy we intend to expand and develop new technologies and products. This strategy will require us to hire additional employees with expertise in areas that relate to the new technologies and products. We cannot fully anticipate or predict the time and extent to which we will need to hire this type of specialized personnel. As a result, there can be no assurance that we will be successful in attracting and retaining the personnel necessary to pursue fully our business strategy. We offer what we believe to be competitive compensation packages and benefits. However, if competitive conditions continue to intensify, then our cost of attracting and retaining employees may escalate.

OUR SUPPLIERS OF CERTAIN PHARMACEUTICAL INGREDIENTS AND PACKAGING MATERIALS MUST BE APPROVED BY THE FDA AND THE MCA AND THE NEED TO REPLACE A CURRENT SUPPLIER WITH ANOTHER APPROVED SUPPLIER MAY DELAY MANUFACTURE OF THE DRUG INVOLVED OR INCREASE COSTS.

     The FDA and the MCA must approve suppliers of certain active and inactive pharmaceutical ingredients and certain packaging materials used in our products. The development and regulatory approval of our products are dependent upon our ability to procure these ingredients and packaging materials from FDA and MCA approved sources. FDA and MCA approval of a new supplier would be required if, for example, active ingredients or packaging materials were no longer available from the initially approved supplier or if that supplier had its approval from the FDA and MCA withdrawn. The qualification of a new supplier could potentially delay the manufacture of the drug involved. Furthermore, we may not be able to obtain active ingredients or packaging materials from a new supplier on terms that are at least as favorable to us as those agreed with the initially approved supplier or at reasonable prices.

IF OUR SUPPLIERS OF PHARMACEUTICAL INGREDIENTS OR PHARMACEUTICAL PRODUCTS DO NOT COMPLY WITH THEIR OBLIGATIONS UNDER SUPPLY AGREEMENTS WITH US, WE MAY NOT HAVE ADEQUATE REMEDIES FOR THEIR BREACH TO OFFSET OUR RESULTING LOSSES.

     During the year ended September 30, 2000, Galen contracted with third parties for approximately 66% of our combined pro forma product manufacturing requirements, including all of the branded pharmaceutical products acquired from Bristol-Myers Squibb Company in February 2000. While we have a number of suppliers for most of our pharmaceutical ingredients and packaging materials, in certain cases, we are also dependent on sole-source FDA and MCA approved suppliers. We are also dependent upon our contract manufacturers to comply with regulatory requirements and to keep their facilities in good working order and our contract manufacturers are contractually obligated to do so. Nevertheless, our contract manufacturers may not be able to manufacture their products without interruption, their suppliers may not comply with their obligations under supply agreements with us, and their obligations may be qualified and subject to conditions. Our remedies for any failure to supply or other breach by our contract manufacturers may not completely offset our loss in such event. Any interruption in supply could have an adverse effect on our results.

WE ARE SUBJECT TO EXCHANGE RATE FLUCTUATIONS THAT COULD ADVERSELY AFFECT OUR REPORTED RESULTS OF OPERATIONS.

     We are subject to risks of currency fluctuations. A substantial portion of our revenue is earned in US dollars but is reported in pounds sterling. We translate revenue earned in US dollars into pounds sterling in our consolidated financial statements at the average exchange rate during the relevant period. A strengthening in the value of pounds sterling could, therefore, reduce our earnings. Consequently, fluctuations in the rate of exchange between the US dollar and pounds sterling will affect period-to-period comparisons of our reported results. Our results therefore, are subject to exchange rate fluctuations that could cause a decrease in our financial results in any year. A history of average US dollar to UK pound exchange rates is shown under "Exchange Rate Information."

THE INDENTURE GOVERNING SENIOR NOTES ISSUED BY WARNER CHILCOTT, OUR SUBSIDIARY, CONTAINS COVENANTS THAT COULD RESTRICT WARNER CHILCOTT'S OPERATIONS.

     The indenture for the outstanding senior notes of Warner Chilcott contains various provisions that significantly limit our ability to operate Warner Chilcott's business by restricting Warner Chilcott's ability, on a stand-alone basis, to:

     -  incur additional debt and issue preferred stock,

     -  pay dividends and make other distributions,

     -  prepay debts,

     -  make investments and other restricted payments,

     -  enter into sale and leaseback transactions,

     -  create liens,

     -  sell assets, and

     -  enter into certain transactions with affiliates (including Galen).

     Warner Chilcott may not mandatorily redeem the senior notes prior to February 2004. Thereafter, Warner Chilcott may redeem the senior notes at prices that decrease annually and range from 106.3125% to 100%. The senior notes mature in 2008.

OUR FAILURE TO BE REIMBURSED BY THIRD-PARTY PAYERS OR PRICING PRESSURES BY MANAGED CARE ORGANIZATIONS COULD DECREASE OUR REVENUES.

     Our commercial success in producing, marketing and selling products depends, in part, on the availability of adequate reimbursement from third-party healthcare payers, such as government bodies and agencies, including the UK National Health Service, or NHS, and private health insurers and managed care organizations for the cost of the products and related treatment. The market for our products may be limited by actions of third-party payers. Third-party payers are increasingly challenging the pricing of pharmaceutical products and services and reviewing their reimbursement practices and many managed healthcare organizations are now limiting the number of pharmaceutical products that are on their formulary lists in an effort to control and reduce costs associated with patient drug therapies. The resulting competition among pharmaceutical companies to place their products on these formulary lists has created a trend of downward pricing pressure in the industry. Our products may not be included on the formulary lists of managed care organizations and downward pricing pressures in the industry generally may negatively impact our operations. Further, a number of US legislative and regulatory proposals aimed at changing the healthcare system have been proposed. While we cannot predict whether any such proposals will be adopted or the effect such proposals may have on our business, the existence of such proposals, as well as the adoption of any proposal, may increase industry-wide pricing pressures.

OUR TRADEMARKS, PATENTS AND OTHER INTELLECTUAL PROPERTY ARE VALUABLE ASSETS AND IF WE ARE UNABLE TO PROTECT THEM FROM INFRINGEMENT OUR BUSINESS PROSPECTS MAY BE HARMED.

     Due to our branded product focus, we consider our trademarks to be valuable assets. Therefore, we actively manage our trademark portfolio, maintain long-standing trademarks and obtain trademark registrations for new brands. We also police our trademark portfolio against infringement. However, our efforts may be unsuccessful against competitors or other violating entities and we may not have adequate remedies for any breach because, for example, a violating company may be insolvent.

     We also rely on patents, trade secrets and proprietary knowledge. We generally seek to protect these items by filing applications for patents on certain inventions, enforcing our legal rights against third parties that we believe may infringe our intellectual property rights, and entering into confidentiality, non-disclosure and assignment of invention agreements with our employees, consultants, licensees and other companies. We do not ultimately control whether our patent applications will result in issued patents, whether we will be successful in enforcing our legal rights against third party infringers, whether our confidentiality, non-disclosure and assignment of invention agreements will not be breached and whether we will have adequate remedies for any such breach, or that our trade secrets will not otherwise become known by competitors.

     There has been substantial litigation in the pharmaceutical industry with respect to the manufacture, use and sale of new products that are the subject of conflicting patent rights. These lawsuits relate to the validity and infringement of patents. The expense of defending lawsuits brought against us could cause us not to defend these suits and abandon the affected products. The ultimate outcome of this type of litigation, if brought, may not be favorable and could adversely impact our operations.

AN INCREASE IN PRODUCT LIABILITY CLAIMS OR PRODUCT RECALLS COULD HARM OUR BUSINESS.

     The development, manufacture, testing, marketing and sale of pharmaceutical products entail significant risk of product liability claims or recalls. Our products are, in the substantial majority of cases, designed to affect important bodily functions and processes. Unforeseen side-effects caused by or manufacturing defects inherent in the products sold by us could result in exacerbation of a patient's condition, further deterioration of the patient's condition or even death. The occurrence of such an event could result in product liability claims and/or recall of one or more of our products. Claims may be brought by individuals seeking relief for themselves or, in certain jurisdictions, by groups seeking to represent a class.

     Product liability insurance coverage is expensive, can be difficult to obtain and may not be available in the future on acceptable terms, if at all. Our product liability insurance may not cover all the future liabilities we might incur in connection with the development, manufacture or sale of our current and potential products. In addition, we may not continue to be able to obtain insurance on satisfactory terms or in adequate amounts. A successful claim or claims brought against us in excess of available insurance coverage or product recalls in the future could, regardless of their outcome, have a material adverse effect on our business, results of operations and reputation and on our ability to obtain and retain customers for our products. Furthermore, we could be rendered insolvent if we do not have sufficient financial resources to satisfy any liability resulting from such a claim or to fund the legal defense of such a claim.

     Product recalls may be issued at our discretion or at the discretion of the FDA, MCA, other government agencies or other entities having regulatory authority for pharmaceutical sales. We cannot assure you that product recalls will not occur in the future. Any recall of a significant product could materially adversely affect our business by rendering us unable to sell that product for some time.

THE GROWTH OF OUR PHARMACEUTICAL SERVICES BUSINESS IS RELIANT ON CONTINUED OUTSOURCING TRENDS.

     If current trends within the pharmaceutical industry to outsource pharmaceutical services do not continue, either as a result of consolidation within the industry or otherwise, our pharmaceutical services business may not grow as fast as anticipated or at all.

     We derived 24% of our pro forma revenue in the year ended September 30, 2000, from pharmaceutical services provided by us to other pharmaceutical companies. Although the market for our pharmaceutical services has grown in recent years, this trend may not continue. At present the pharmaceutical industry is experiencing an ongoing cycle of consolidation. We cannot be certain that this consolidation in our industry will not have a negative effect on the outsourcing of pharmaceutical services in general and those provided by our pharmaceutical services division in particular. In addition, changes in regulations by the FDA, MCA and other regulatory agencies may impact on the overall requirements for clinical trials, which in turn could affect our revenues.

IT MAY BE DIFFICULT FOR INVESTORS TO EFFECT SERVICE OF PROCESS AND ENFORCE LEGAL PROCESS AGAINST OUR DIRECTORS OUTSIDE THE UNITED STATES.

     A majority of our directors and senior executives are not residents of the United States. Most of their assets are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons or to enforce against them judgments of US courts predicated upon civil liability provisions of the US federal or state securities laws.

     The following discussion with respect to the enforceability of certain US court judgments in Northern Ireland is based upon advice provided to us by our counsel, L'Estrange & Brett. The United States and Northern Ireland currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Consequently, a final judgment for payment rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon US federal securities laws, would not automatically be enforceable in Northern Ireland. In order to enforce any US judgment in Northern Ireland, proceedings must be initiated by way of common law action before a court of competent jurisdiction in Northern Ireland. In such common law action, a court in Northern Ireland generally will not (subject to the following sentence) reinvestigate the merits of the original matter decided by a US court and will order summary judgment on the basis that there is no defense to the claim for payment. The entry of an enforcement order by a court in Northern Ireland is conditional upon the following:

     -  the US court had jurisdiction over the original proceeding,

     - the judgment is final and conclusive on the merits and is for a definite sum of money,

     -  the judgment does not contravene the public policy of Northern Ireland,

     - the judgment is not for a tax, penalty or fine arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained, and

     - the judgment has not been obtained by fraud or in breach of the principles of natural justice.

     Although holders of our shares or ADSs may be able to enforce in Northern Ireland judgments in civil and commercial matters obtained from US federal or state court, we can not assure you that such judgments will be enforceable. In addition, there is doubt as to whether a court in Northern Ireland would accept jurisdiction and impose civil liability in an original action predicated solely upon US federal securities laws.

RISKS RELATING TO THIS OFFER

FUTURE SALES OF OUR SHARES AND ADSS, INCLUDING THE SHARES AND ADSS PURCHASED IN THIS OFFER, MAY DEPRESS OUR SHARE PRICE.

     Sales of a substantial number of our shares and ADSs in the public market by our shareholders after this offer, or the perception that such sales are likely to occur, could depress the market price of our shares and ADSs and could impair our ability to raise capital through the sale of additional equity securities. Upon completion of this offer, we will have outstanding 189,227,276 shares. Of these shares, all of the shares sold in this offer, 97,503,975 shares held by existing shareholders and approximately 8.4 million shares issuable upon exercise of outstanding options and warrants will be freely tradable, without restriction, in the public market. After the lock-up agreements pertaining to this offer expire 180 days from the date of this prospectus, an additional 4,922,271 million shares will be eligible for sale in the public market. See "Shares Eligible for Future Sale."

OUR SHARE PRICE COULD BE VOLATILE AND COULD DROP UNEXPECTEDLY FOLLOWING THIS OFFER, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES OR ADSS AT OR ABOVE THE PRICE YOU PAID.

     The price at which our shares and ADSs will trade will be influenced by a large number of factors, some of which will be specific to us and our operations and others that will be related to industries in which we operate generally. As a result of these factors, you may not be able to resell your shares or ADSs at or above the price which you paid for them. In particular, the following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our shares and ADSs:

     -  quarterly variation in our operating results,

     -  announcement by us of intended acquisitions and financings,

     -  sales of blocks of our shares by our directors,

     -  the performance of our research and development programs,

     - results of clinical trials of our pharmaceutical products in development,

     - comments by members of the medical and scientific communities on the results of our clinical trials,

     -  difficulty in protecting our intellectual property rights,

     - third parties' claims of violations or infringements of their intellectual property rights,

     -  changes in financial estimates and recommendations by research analysts,

     -  the performance of other companies in the pharmaceutical sectors,

     - regulatory developments in the United Kingdom, United States and other countries, and

     -  news reports related to our markets.

IF YOU HOLD SHARES THROUGH ADSS, YOU MAY HAVE LESS ACCESS TO INFORMATION ABOUT OUR COMPANY AND LESS
OPPORTUNITY TO EXERCISE YOUR RIGHTS AS A SHAREHOLDER.

     There are risks associated with holding our shares in the form of ADSs, since we are a public company organized under the laws of Northern Ireland. We are subject to the Companies (Northern Ireland) Order 1986 (as amended) and to our charter documents, our memorandum and articles of association. The depositary will appear in our records as the holder of all our shares represented by the ADSs and your rights as a holder of ADSs will be contained in the deposit agreement. Your rights as a holder of ADSs will differ in various ways from a shareholder's rights, and you may be affected in other ways, including:

     - you may not be able to vote if we do not ask the depositary to ask for your instructions or if you do not receive the voting materials either in time to instruct the depositary or at all,

     - you may not be able to participate in rights offers or dividend alternatives if, in the discretion of the depositary, after consultation with us, it is unlawful or not feasible to do so,

     - you may not receive certain copies of reports and information sent by us to the depositary and may have to go to the office of the depositary to inspect any reports issued,

     - the deposit agreement may be amended by us and the depositary, or may be terminated by us or the depositary, each with thirty days notice to you and without your consent in a manner that could prejudice your rights, and

     - the deposit agreement limits our obligations and liabilities and those of the depositary.

                                USE OF PROCEEDS

     We estimate the net proceeds to Galen from the offers to be approximately L185 million, after deducting our estimated underwriting discounts and commissions and offer expenses. We will not receive any of the proceeds from the sale of shares or ADSs by the selling shareholders, including shares sold to the managers upon the exercise of their over-allotment option, if any.

     We intend to use the net proceeds of the offers to repay bank facilities drawn down on the acquisition of Estrace(R) tablets, to expand our portfolio of branded pharmaceutical products, particularly in the women's healthcare therapeutic area, by pursuing other selected product acquisition and strategic opportunities, and for general corporate purposes. Pending our use of the net proceeds, we intend to invest our net proceeds from the offers in short-term, interest-bearing, investment grade deposits and securities.

                                   DIVIDENDS

     We have paid total dividends of L0, L445,000, L1,535,000, L1,915,000 and L3,036,000 in each of our fiscal years ended September 30, 1996, 1997, 1998, 1999 and 2000 based on UK GAAP. Our dividends are payable in pounds sterling. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will be dependent upon our results of operations, financial condition, capital expenditures, working capital requirements, any contractual restrictions and other factors deemed relevant by the Board of Directors. Unrestricted retained earnings available for payment of dividends under UK GAAP at September 30, 2000 were L48.9 million. Our paying agent in the United States for the ADSs is The Bank of New York.

                           PRICE RANGE FOR OUR SHARES

     Our shares have been admitted to trading since July 1997 on the London Stock Exchange and since September 1997 on the Irish Stock Exchange under the symbol "GAL." Our ADSs have been quoted on the Nasdaq National Market since September 29, 2000 under the symbol "GALN." The closing prices in this prospectus are closing mid-market prices derived from the Daily Official List of the London Stock Exchange or quoted on the Nasdaq National Market.

PRICE HISTORY OF OUR SHARES

     The following tables show, for the fiscal periods indicated, our shares' high and low closing prices on the London Stock Exchange and our ADSs' high and low closing prices on the Nasdaq National Market.

                                                            LONDON STOCK      NASDAQ NATIONAL
                                                              EXCHANGE             MARKET
                                                          ----------------    ----------------
                                                           HIGH      LOW       HIGH      LOW
                                                          ------    ------    ------    ------
2000....................................................   845.0p    505.0p   $48.25    $48.25
1999....................................................   577.5     337.5        --        --
1998....................................................   527.5     258.0        --        --
1997 (from July 1997)...................................   296.0     182.5        --        --

                                                            LONDON STOCK      NASDAQ NATIONAL
                                                              EXCHANGE             MARKET
                                                          ----------------    ----------------
                                                           HIGH      LOW       HIGH      LOW
                                                          ------    ------    ------    ------
2001:
First Quarter...........................................   975.0p    822.5p   $54.25    $45.75
Second Quarter..........................................   965.0     737.5     56.31     42.25
Third Quarter...........................................   917.5     752.5     52.25     42.63
Fourth Quarter (through July 24, 2001)..................   802.5     732.5     45.40     42.00
2000:
First Quarter...........................................   667.5     505.0        --        --
Second Quarter..........................................   765.0     507.5        --        --
Third Quarter...........................................   692.5     517.5        --        --
Fourth Quarter..........................................   845.0     630.0     48.25     48.25
1999:
First Quarter...........................................   497.5     337.5        --        --
Second Quarter..........................................   545.0     447.5        --        --
Third Quarter...........................................   542.5     465.0        --        --
Fourth Quarter..........................................   577.5     485.0        --        --

                                                            LONDON STOCK      NASDAQ NATIONAL
                                                              EXCHANGE             MARKET
                                                          ----------------    ----------------
                                                           HIGH      LOW       HIGH      LOW
                                                          ------    ------    ------    ------
July 2001 (through July 24, 2001).......................   802.5p    732.5p   $45.40    $42.00
June 2001...............................................   912.5     820.0     52.00     46.30
May 2001................................................   917.5     827.5     52.37     48.50
April 2001..............................................   907.5     752.5     51.75     42.63
March 2001..............................................   965.0     737.5     56.31     42.25
February 2001...........................................   957.5     827.5     55.00     49.75
January 2001............................................   857.5     792.5     50.50     45.13

     In accordance with the listing rules of the London Stock Exchange our ordinary shares were suspended from trading on the exchange on June 23, 1998 for approximately four months following the announcement of an intended merger with Ferring AB.

PRICE OF OUR SHARES PRIOR TO THE OFFERS

     On July 24, 2001, the closing mid-market price of our ordinary shares was L7.575 per share, as quoted on the London Stock Exchange, and the closing mid-market price of our ADSs was $42.60 per ADS, as quoted on the Nasdaq National Market.

FOR A RECENT SALE PRICE OF OUR SHARES ON THE LONDON STOCK EXCHANGE, THE IRISH STOCK EXCHANGE AND FOR OUR ADSS ON THE NASDAQ NATIONAL MARKET, SEE THE COVER PAGE OF THIS PROSPECTUS.

                                    DILUTION

     Net tangible book value per share represents the amount of our total tangible assets (total assets less intangible assets) less total liabilities on a UK GAAP basis, divided by the number of ordinary shares outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our ordinary shares in this offer and the pro forma as adjusted net tangible book value per ordinary share immediately after the completion of this offer.

     Our net negative tangible book value on a UK GAAP basis as of March 31, 2001 was approximately L(28.2) million ($(40.1) million using the noon buying rate on July 24, 2001 of L1.00 = $1.4223), or L(0.173) ($(0.246)) per ordinary share. After giving effect to the sale of the shares in the offer (at the offer price of L7.55 (or $10.74) per ordinary share, after deducting estimated underwriting commissions and discounts and estimated offer expenses payable by
us) our pro forma or adjusted net tangible book value at March 31, 2001 would have been L156.8 million ($223.0 million), or approximately L0.829 ($1.179) per ordinary share. This represents an improvement in net tangible book value of L1.002 ($1.425) per share to existing shareholders and an immediate dilution in net tangible book value of L6.721 ($9.561) per share to new investors purchasing shares of the offer. The following table illustrates this dilution on a per share basis:

                                                              MARCH 31, 2001
                                                            ------------------
Assumed offer price per share...........................    L  7.55    $ 10.74
UK GAAP pro forma net tangible book value per share
  before the offers.....................................     (0.173)    (0.246)
Increase per share attributable to existing
  shareholders..........................................      1.002      1.425
UK GAAP pro forma as adjusted net tangible book value
  per share after the offers............................      0.829      1.179
Dilution per share to new investors.....................      6.721      9.561

     The table above excludes, as of March 31, 2001, 9,751,428 ordinary shares subject to outstanding options under our share option plans and warrant instruments. To the extent options or warrants are exercised, there will be further dilution to new investors.

     The following table sets forth, on a pro forma as adjusted basis as of March 31, 2001, the differences between the number of shares purchased from us, the total consideration paid and the average price per share paid by existing shareholders and by new investors, before deducting underwriting discounts and commissions and estimated offer expenses, at an assumed offer price of L7.55 per share ($42.95 per ADS).

                               SHARES PURCHASED       TOTAL CONSIDERATION
                              -------------------   ------------------------    AVERAGE PRICE
                                NUMBER       %          AMOUNT          %         PER SHARE
                              ----------   ------   ---------------   ------   ---------------
                                                     (IN MILLIONS)
Existing shareholders.......   5,556,359    14.0%   L 42.0   $ 59.7    14.0%   L 7.55   $10.74
New investors...............  34,178,719    86.0%    258.0    367.0    86.0%     7.55    10.74
                              ----------   ------   ------   ------   ------
  Total.....................  39,735,078   100.0%    300.0    426.7   100.0%

     The percentage of shares held by existing shareholders after the offers would be reduced to approximately 81.9% and the number of shares held by new investors would increase by 34,178,719 or approximately 18.1% of the total number of shares outstanding after the offers (assuming no exercise of the managers' over-allotment option).

                                 CAPITALIZATION

     The following table sets forth our capitalization on a UK GAAP basis as of March 31, 2001 (i) on an actual basis and (ii) as adjusted to give effect to the acquisition of Estrace(R) tablets and the receipt by us of the estimated proceeds from the sale of 26,490,045 ordinary shares in the offers, an offer price on July 24, 2001 of L7.55 per share ($42.95 per ADS, using the noon buying rate on July 24, 2001 of L1.00 = $1.4223) and the application of the net proceeds to the Company of the offers described under "Use of Proceeds."

                                                                   AS OF MARCH 31, 2001
                                                         -----------------------------------------
                                                          ACTUAL     AS ADJUSTED    AS ADJUSTED(1)
                                                         --------    -----------    --------------
                                                                      (IN THOUSANDS)
Long-term debt (including current maturities):
  Senior notes.......................................    L115,827     L115,827        $  164,741
  Bank debt..........................................      43,892       43,892            62,427
  Other financial liabilities........................         463          463               659
                                                         --------     --------        ----------
     Total long-term debt............................     160,182      160,182           227,827
                                                         --------     --------        ----------
Equity shareholders' funds
  Called up share capital(2) (250,000,000 ordinary
     shares authorized; 162,007,478 shares issued and
     outstanding on an actual basis and 188,497,523
     shares issued and outstanding on an as adjusted
     basis)..........................................      16,201       18,850            26,810
  Share premium......................................      59,486      241,837           343,965
  Merger reserve.....................................     290,685      290,685           413,441
  Profit and loss account............................      54,606       54,606            77,666
                                                         --------     --------        ----------
     Total equity shareholders' funds................     420,978      605,978           861,882
                                                         --------     --------        ----------
     Total capitalization............................    L581,160     L766,160        $1,089,709
                                                         ========     ========        ==========

---------------

(1) Amounts translated solely for convenience at noon buying rate on July 24, 2001 of L1.00 = $1.4223.

(2) The actual number of ordinary shares outstanding at March 31, 2001 excludes 9,751,928 ordinary shares issuable upon exercise of share options and warrants outstanding as of March 31, 2001 and 6,363,333 additional shares reserved for issuance under the 2000 US Option Scheme.

                           EXCHANGE RATE INFORMATION

     The following table sets forth, for the periods indicated, period-end, average, high and low exchange rates between the pound sterling and the US dollar, based on the noon buying rate. The average rate is calculated by using the noon buying rate on each day during a monthly period and on the last day of each month during an annual period. These rates are provided solely for the convenience of the reader and are not the exchange rates used by us in the preparation of our consolidated financial statements included in this prospectus.

                                                                                       AVERAGE
                                                       HIGH        LOW        END       RATE
                                                      -------    -------    -------    -------
MONTH
July (through July 24, 2001)......................    $1.4290    $1.3995    $1.4223    $1.4112
June 2001.........................................     1.4190     1.3730     1.4070     1.4017
May 2001..........................................     1.4395     1.4118     1.4182     1.4269
April 2001........................................     1.4467     1.4187     1.4278     1.4356
March 2001........................................     1.4696     1.4189     1.4189     1.4434
February 2001.....................................     1.4789     1.4408     1.4451     1.4524
January 2001......................................     1.5044     1.4585     1.4600     1.4785
Six Months Ended June 30, 2001....................     1.5044     1.3730     1.4070     1.4398
YEAR ENDED SEPTEMBER 30
2000..............................................     1.6769     1.4007     1.4781     1.5619
1999..............................................     1.7270     1.5508     1.6445     1.6296
1998..............................................     1.7131     1.6130     1.7131     1.6534
1997..............................................     1.7153     1.5628     1.6142     1.6330
1996..............................................     1.5896     1.4948     1.5641     1.5427

     Fluctuations in the exchange rate between pounds sterling and US dollars will affect the US dollar equivalent of the pounds sterling denominated prices of our shares and, as a result, will affect the market prices of the ADSs in the United States.

     For your convenience and except as we specify otherwise, this prospectus contains translations of pounds sterling amounts to US dollars at the noon buying rate on June 26, 2001 of L1.00 = $1.4154. These translations should not be construed as representations that the pounds sterling amounts actually represent such US dollar amounts or could be or have been converted into US dollars at the rates indicated or at any other rates. On July 24, 2001, the noon buying rate was L1.00 = $1.4223. When we refer to the noon buying rate on a particular day, we mean the noon buying rate (expressed in US dollars per pound sterling) in The City of New York for cable transfers and foreign currencies as certified by the Federal Reserve Bank of New York for customs purposes on such date.

       EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS

     There are currently no UK foreign exchange control restrictions on the conduct of our operations or affecting the remittance of dividends. See the "Taxation" section for a more detailed discussion of the tax consequences of investing in our shares or ADSs. There are no restrictions under our articles of association or under Northern Ireland law that limit the right of non-resident or foreign holders to hold or vote our shares.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected historical consolidated financial data should be read in conjunction with the section entitled "Operating and Financial Review and Prospects" and our consolidated financial statements and related notes and other financial information appearing elsewhere in this prospectus. The selected consolidated financial data insofar as it relates to each of the years 1996 through 2000, has been derived from annual financial statements, including the consolidated balance sheets at September 30, 1999 and 2000 and the related consolidated statements of profit and loss for the three years ended September 30, 2000 and notes thereto prepared in accordance with UK GAAP and appearing elsewhere in this prospectus. The selected consolidated financial data for the six months ended March 31, 2000 and 2001 are derived from our unaudited financial statements also prepared in accordance with UK GAAP and appearing elsewhere in this prospectus and which, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. UK GAAP differs in certain respects from US GAAP. See note 30 to Galen's audited consolidated financial statements for a summary of the main differences between UK GAAP and US GAAP as they relate to Galen.

                                                              YEAR ENDED SEPTEMBER 30,
                                        ---------------------------------------------------------------------
                                                                                                       PRO
                                                                                                      FORMA
                                         1996      1997      1998      1999      2000     2000(1)    2000(2)
                                        -------   -------   -------   -------   -------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
UK GAAP INFORMATION:
CONSOLIDATED PROFIT AND LOSS ACCOUNT
  DATA
Turnover
Continuing operations.................  L31,068   L39,252   L48,867   L67,010   L86,020   $121,753   L177,315
Discontinued operations(3)............   43,797        --        --        --        --                    --
                                        -------   -------   -------   -------   -------   --------   --------
  Total turnover......................   74,865    39,252    48,867    67,010    86,020    121,753    177,315
                                        -------   -------   -------   -------   -------   --------   --------
Operating profit:
  Continuing operations:
  Before exceptional item and
    amortization of intangibles and
    goodwill..........................    7,493    10,498    14,067    19,361    24,054     34,046     63,804
  Exceptional items(4)................       --        --    (2,731)       --    (3,311)    (4,687)        --
  Goodwill and intangibles
    amortization......................       --        --        --      (671)   (1,999)    (2,829)   (26,267)
  Discontinued operations.............    1,457        --        --        --        --         --         --
                                        -------   -------   -------   -------   -------   --------   --------
  Total operating profit..............    8,950    10,498    11,336    18,690    18,744     26,530     37,537
Gain on disposal of intangible
  assets..............................       --       750        --        --        --         --         --
Investment income.....................       --       446     1,507       925     2,089      2,957      1,466
Interest payable and similar
  charges.............................     (440)     (348)     (939)   (1,210)   (1,760)    (2,491)   (17,293)
                                        -------   -------   -------   -------   -------   --------   --------
  Profit before taxation..............    8,510    11,346    11,904    18,405    19,073     26,996     21,710
Taxation on profit on ordinary
  activities..........................    2,303     2,948     3,580     4,396     4,699      6,651     11,842
                                        -------   -------   -------   -------   -------   --------   --------
  Profit after taxation...............    6,207     8,398     8,324    14,009    14,374     20,345      9,868
Minority interests....................       --        --       (12)      (19)      (89)      (126)       (89)
                                        -------   -------   -------   -------   -------   --------   --------
Profit for the financial period.......    6,207     8,398     8,312    13,990    14,285     20,219      9,779
Dividends.............................    5,522(3)     427    1,535     1,915     3,036      4,297         --
                                        -------   -------   -------   -------   -------   --------   --------
  Retained profit for the period......  L   685   L 7,971   L 6,777   L12,075   L11,249   $ 15,922   L  9,779
                                        =======   =======   =======   =======   =======   ========   ========
Weighted average ordinary shares
  outstanding
  Basic...............................  100,000   104,778   116,266   116,329   121,444    121,444    153,143
  Diluted.............................  100,000   104,778   116,266   116,390   121,926    121,926    158,992
Weighted average ADS equivalents outstanding
  Basic...............................   25,000    26,194    29,067    29,082    30,361     30,361     38,286
  Diluted.............................   25,000    26,194    29,067    29,098    30,482     30,482     39,748
Earnings per share:
  Basic...............................      6.2p      8.0p      7.1p     12.0p     11.8p      16.7c       6.4p
  Diluted.............................      6.2p      8.0p      7.1p     12.0p     11.7p      16.6c       6.2p
Earnings per ADS equivalent:
  Basic...............................     24.8p     32.0p     28.6p     48.1p     47.1p      66.7c      25.5p
  Diluted.............................     24.8p     32.0p     28.6p     48.1p     46.9p      66.4c      24.6p

                                                      (UNAUDITED)
                                               SIX MONTHS ENDED MARCH 31,
                                        ----------------------------------------
                                                                          PRO
                                                                         FORMA
                                          2000      2001     2001(1)    2001(2)
                                        --------   -------   --------   --------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
UK GAAP INFORMATION:
CONSOLIDATED PROFIT AND LOSS ACCOUNT
  DATA
Turnover
Continuing operations.................  L 42,446   L86,193   $121,998   L 97,394
Discontinued operations(3)............        --        --
                                        --------   -------   --------   --------
  Total turnover......................    42,446    86,193    121,998     97,394
                                        --------   -------   --------   --------
Operating profit:
  Continuing operations:
  Before exceptional item and
    amortization of intangibles and
    goodwill..........................    12,044    26,089     36,926     36,744
  Exceptional items(4)................        --        --         --         --
  Goodwill and intangibles
    amortization......................      (901)  (11,960)   (16,928)   (13,835)
  Discontinued operations.............        --        --         --         --
                                        --------   -------   --------   --------
  Total operating profit..............    11,143    14,129     19,998     22,909
Gain on disposal of intangible
  assets..............................        --        --         --         --
Investment income.....................       747     1,957      2,770      1,957
Interest payable and similar
  charges.............................      (644)   (9,668)   (13,684)   (11,213)
                                        --------   -------   --------   --------
  Profit before taxation..............    11,246     6,418      9,084     13,653
Taxation on profit on ordinary
  activities..........................     2,499     1,701      2,408      4,450
                                        --------   -------   --------   --------
  Profit after taxation...............     8,747     4,717      6,676      9,203
Minority interests....................       (39)      (75)      (106)       (75)
                                        --------   -------   --------   --------
Profit for the financial period.......     8,708     4,642      6,570      9,128
Dividends.............................       910     1,342      1,899         --
                                        --------   -------   --------   --------
  Retained profit for the period......  L  7,798   L 3,300   $  4,671   L  9,128
                                        ========   =======   ========   ========
Weighted average ordinary shares
  outstanding
  Basic...............................   120,541   156,895    156,895    156,895
  Diluted.............................   120,975   160,485    160,485    160,485
Weighted average ADS equivalents outst
  Basic...............................    30,135    39,224     39,224     39,224
  Diluted.............................    30,244    40,121     40,121     40,121
Earnings per share:
  Basic...............................       7.2p      3.0p       4.2c       5.8p
  Diluted.............................       7.2p      2.9p       4.1c       5.7p
Earnings per ADS equivalent:
  Basic...............................      28.9p     11.8p      16.7c      23.3p
  Diluted.............................      28.8p     11.6p      16.4c      22.8p

                                                            footnotes on page 27

                                                                                                          (UNAUDITED)
                                                      AS AT SEPTEMBER 30,                               AS AT MARCH 31,
                                  ------------------------------------------------------------   ------------------------------
                                                                                                                         PRO
                                                                                                                        FORMA
                                   1996      1997      1998       1999       2000     2000(1)      2001     2001(1)    2001(2)
                                  -------   -------   -------   --------   --------   --------   --------   --------   --------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Fixed Assets:
  Intangible assets.............  L   453   L   434   L   401   L 35,337   L456,102   $645,567   L449,330   $635,982   L524,330
  Tangible assets...............   15,117    40,835    57,154     65,173     79,388    112,366     84,287    119,300     84,287
                                  -------   -------   -------   --------   --------   --------   --------   --------   --------
                                   15,570    41,269    57,555    100,510    535,490    757,933    533,617    755,282    608,617
                                  -------   -------   -------   --------   --------   --------   --------   --------   --------
Current Assets:
  Stocks........................    2,901     4,338     4,811      8,829     14,207     20,108     14,794     20,939     14,794
  Debtors.......................    6,456     9,123    12,402     15,826     34,747     49,181     31,942     45,211     31,942
  Cash at bank and in hand......      138    22,251    16,213      6,351     77,660    109,920     48,783     69,047     48,783
                                  -------   -------   -------   --------   --------   --------   --------   --------   --------
                                    9,495    35,712    33,426     31,006    126,614    179,209     95,519    135,197     95,519
Creditors: amounts falling due
  within one year...............    6,695    10,449    17,317     27,112     82,345    116,551     47,193     66,797    122,193
                                  -------   -------   -------   --------   --------   --------   --------   --------   --------
Net current
  assets/(liabilities)..........    2,800    25,263    16,109      3,894     44,269     62,658     48,326     68,400    (26,674)
                                  -------   -------   -------   --------   --------   --------   --------   --------   --------
Total assets less current
  liabilities...................   18,370    66,532    73,664    104,404    579,759    820,591    581,943    823,682    581,943
Creditors: amounts falling due
  after more than one year......    2,767    11,373    10,746     29,981    159,200    225,331    151,732    214,761    151,732
Provision for liabilities and
  charges:
  Deferred taxation.............       --        --        --         --      3,223      4,562      3,229      4,570      3,229
Deferred income.................    4,041     5,625     6,691      6,270      6,670      9,441      5,808      8,221      5,808
                                  -------   -------   -------   --------   --------   --------   --------   --------   --------
Net assets......................  L11,562   L49,534   L56,227   L 68,153   L410,666   $581,257   L421,174   $596,130   L421,174
                                  =======   =======   =======   ========   ========   ========   ========   ========   ========

                                                                                                          (UNAUDITED)
                                              YEAR ENDED SEPTEMBER 30,                              SIX MONTHS TO MARCH 31,
                          -----------------------------------------------------------------   ------------------------------------
                                                                                      PRO                                    PRO
                                                                                     FORMA                                  FORMA
                           1996     1997     1998      1999      2000     2000(1)   2000(2)    2000     2001     2001(1)   2001(2)
                          ------   ------   -------   -------   -------   -------   -------   ------   -------   -------   -------
                                                                       (IN THOUSANDS)
Other data:
Adjusted profit for the
  financial period(5)...  L5,307   L7,772   L11,043   L14,661   L18,786   $26,590   L34,621   L9,609   L16,602   $23,498   L22,250
Net cash inflow from
  operating
  activities............   7,340    8,781    14,258    13,962    16,659    23,579        --    7,914    23,715    33,566        --
Capital expenditure        7,844   25,267    17,276    10,123    15,710    22,236        --    6,339     7,221    10,221        --

                                                                                                     (UNAUDITED)
                                                YEAR TO SEPTEMBER 30,                          SIX MONTHS TO MARCH 31,
                             ------------------------------------------------------------  --------------------------------
                                                                                    PRO                               PRO
                                                                                   FORMA                             FORMA
                              1996    1997    1998    1999      2000    2000(1)   2000(2)   2000    2001   2001(1)  2001(2)
                             ------  ------  ------  -------  --------  --------  -------  ------  ------  -------  -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
US GAAP INFORMATION
CONSOLIDATED PROFIT AND
  LOSS ACCOUNT DATA:
Profit/(loss) for the
  financial period.........  L4,917  L7,560  L7,217  L11,683  L(4,884)  $(6,913)  L13,202  L8,193  L1,741  $2,464   L6,227
Earnings/(loss) per ADS
  equivalent:
  Basic....................   19.7p   28.9p   24.8p    40.2p   (16.1)p   (22.8)c    34.5p   27.2p    4.4p    6.2c    15.9p
  Diluted..................   19.7p   28.9p   24.8p    40.2p   (16.1)p   (22.8)c    33.2p   27.1p    4.3p    6.1c    15.5p

                                                     footnotes on following page

                                                     AS AT SEPTEMBER 30,                                AS AT MARCH 31,
                               ---------------------------------------------------------------   ------------------------------
                                                                                                                         PRO
                                                                                                                        FORMA
                                 1996       1997       1998       1999       2000     2000(1)      2001     2001(1)    2001(2)
                               --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                                        (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET
  DATA:
Total assets.................   L25,010    L77,378    L92,059   L122,125   L550,598   $779,316   L525,545   $743,856   L600,545
Equity shareholders' funds...    10,315     47,895     54,266     64,620    303,525    429,609    313,292    443,434    313,292

---------------

(1) Amounts translated for convenience at the noon buying rate on June 26, 2001 of L1.00 = $1.4154. This rate differs from the rates used to translate the historical US dollar financial statements prepared in accordance with US GAAP and contained elsewhere in this prospectus.

(2) Pro forma consolidated financial statements reflect (i) the product acquisitions and note issuance transactions completed by Warner Chilcott in February 2000, (ii) the acquisition by Galen of Warner Chilcott in September 2000 in a transaction accounted for as a purchase and (iii) our acquisition of Estrace(R) tablets in June 2001. The unaudited pro forma consolidated profit and loss account data gives effect to these transactions as if they had all occurred on October 1, 1999. For a more detailed discussion of the effect of these transactions on our financial condition and results of operations, see the sections entitled "Unaudited Pro Forma Consolidated Condensed Financial Data" and "Operating and Financial Review and
    Prospects -- Results of Operations -- Year Ended September 30, 2000 (Pro Forma)".

(3) Discontinued operations relate to the Connors Chemists retail chemist business in Northern Ireland which was demerged from the Group on August 30, 1996. The dividend in 1996 was a demerger dividend comprising the net assets of Connors Chemists at the date of demerger.

(4) The exceptional item in 1998 related to the one-time costs associated with our attempted merger with Ferring AB. The exceptional items in 2000 relate to employment and other contract termination costs related to the acquisitions in the year.

(5) Adjusted profit for the financial period reflects the profit for the financial period before exceptional items and amortization of goodwill and other intangibles and excludes discontinued operations. We believe that adjusted profit for the financial period assists the investor to gain a clear understanding of our trading performance. Adjusted profit is an optional measurement of operating performance calculated in accordance with UK GAAP, may not be indicative of our historical operating results and is not meant to be a prediction of our potential future results.

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following unaudited pro forma combined condensed financial statements reflect the product acquisitions and note issuance transactions completed by Warner Chilcott in February 2000, which we refer to as the Warner Chilcott transactions, our acquisition of Warner Chilcott on September 29, 2000 in a transaction accounted for as a purchase, and our acquisition of Estrace(R) tablets in June 2001.

     The unaudited pro forma combined profit and loss accounts are derived from the UK GAAP historical consolidated profit and loss accounts of Galen for the year ended September 30, 2000 and the six months ended March 31, 2001, the US GAAP historical profit and loss accounts of Warner Chilcott for the three-month period ended December 31, 1999 and the nine-month period ended September 30, 2000 subsequently adjusted to UK GAAP, and the US GAAP historical statements of net sales and product contribution of the products acquired for the year ended December 31, 2000 and the six months ended March 31, 2001, subsequently adjusted to UK GAAP.

     The unaudited pro forma combined profit and loss account gives effect to the Warner Chilcott transactions, the acquisition of Warner Chilcott and our acquisition of Estrace(R) tablets as if they had occurred on October 1, 1999.

     The unaudited pro forma condensed balance sheet as at March 31, 2001 is based on the historical balance sheet of Galen appearing elsewhere in this document and presents the financial position at the balance sheet date as if our product acquisition had occurred on March 31, 2001.

     The unaudited pro forma adjustments reflect our estimates based on available information and certain assumptions that we believe to be reasonable. The unaudited pro forma combined condensed financial statement is provided for illustrative purposes only and does not purport to represent what our results of operations would actually have been, had the various transactions in fact occurred on such date, nor does it purport to project our results of operations for any future period or date.

     The unaudited pro forma combined condensed financial statement should be read in conjunction with the audited consolidated financial statements and accompanying notes of Galen and Warner Chilcott and the audited financial statements and accompanying notes relating to the Estrace(R) tablets which are included elsewhere in this prospectus.

              UNAUDITED PRO FORMA COMBINED PROFIT AND LOSS ACCOUNT
                     FOR THE YEAR ENDED SEPTEMBER 30, 2000

                                            US GAAP
                                             WARNER                     UK GAAP
                                GALEN       CHILCOTT                    WARNER                                    GALEN
                              HISTORICAL    RESULTS       UK GAAP      CHILCOTT                                ACQUISITION
                               UK GAAP      FOR THE     ADJUSTMENTS   RESULTS FOR                               OF WARNER
                                 YEAR      YEAR ENDED    TO WARNER     THE YEAR        WARNER                   CHILCOTT
                                ENDED      SEPT. 30,     CHILCOTT        ENDED        CHILCOTT     PRO FORMA     RELATED
                              SEPT. 30,       2000        RESULTS      SEPT. 30,    TRANSACTIONS    WARNER     ADJUSTMENTS
                                 2000         (1)           (2)          2000           (3)        CHILCOTT        (4)
                              ----------   ----------   -----------   -----------   ------------   ---------   -----------
                                                    (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)
Turnover....................   L86,020      L 68,040      L    --      L 68,040       L 9,899(a)   L 77,939     L(13,390)(a)
Cost of sales...............    44,222        14,527           --        14,527           469(a)     14,996           --
                               -------      --------      -------      --------       -------      --------     --------
Gross profit................    41,798        53,513           --        53,513         9,430        62,943      (13,390)
Net operating expenses......    23,054        51,018       (3,899)       47,119         3,006(b)     50,125        2,523(b)
                               -------      --------      -------      --------       -------      --------     --------
Operating profit............    18,744         2,495        3,899         6,394         6,424        12,818      (15,913)
Investment income...........     2,089         1,847           --         1,847          (118)(c)     1,729       (2,352)(c)
Interest payable............    (1,760)      (11,382)          --       (11,382)       (5,718)(d)   (17,100)       4,658(d)
                               -------      --------      -------      --------       -------      --------     --------
Profit /(loss) before tax...    19,073        (7,040)       3,899        (3,141)          588        (2,553)     (13,607)
Tax.........................     4,699            --           --            --            --            --           --
                               -------      --------      -------      --------       -------      --------     --------
Profit /(loss) after tax....    14,374        (7,040)       3,899        (3,141)          588        (2,553)     (13,607)
Minority interests..........        89            --           --            --            --            --           --
                               -------      --------      -------      --------       -------      --------     --------
Profit /(loss) for the
 financial year.............   L14,285      L (7,040)     L 3,899      L (3,141)      L   588      L (2,553)    L(13,607)
                               =======      ========      =======      ========       =======      ========     ========
Basic earnings/(loss) per
 share......................      11.8p        (56.7)p                                                (20.6)p
Diluted earnings/(loss) per
 share......................      11.7p        (56.7)p                                                (20.6)p
Shares used in computing
 basic earnings/(loss) per
 share (thousands)..........   121,444        12,420                                                 12,420
Shares used in computing
 diluted earnings/(loss) per
 share (thousands)..........   121,926        12,420                                                 12,420


                                UK GAAP
                               PRO FORMA     PRODUCTS                                                             US GAAP
                                RESULTS      ACQUIRED      PRODUCTS       UK GAAP                     US GAAP    PRO FORMA
                               EXCLUDING    HISTORICAL    ACQUISITION    PRO FORMA      US GAAP      PRO FORMA     GROUP
                               PRODUCTS      UK GAAP      ADJUSTMENTS      GROUP      ADJUSTMENTS      GROUP      RESULTS
                              ACQUISITION      (5)            (6)         RESULTS         (7)         RESULTS       (8)
                              -----------   ----------   -------------   ---------   -------------   ---------   ---------
                                              (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)
Turnover....................    L150,569     L26,746       L     --      L177,315       L    --      L177,315    $250,971
Cost of sales...............      59,218         891             --        60,109        (4,635)(a)    55,474      78,518
                                --------     -------       --------      --------       -------      --------    --------
Gross profit................      91,351      25,855             --       117,206         4,635       121,841     172,453
Net operating expenses......      75,702         217          3,750(a)     79,669           394(b)     80,063     113,321
                                --------     -------       --------      --------       -------      --------    --------
Operating profit............      15,649      25,638         (3,750)       37,537         4,241        41,778      59,132
Investment income...........       1,466          --             --         1,466            --         1,466       2,075
Interest payable............     (14,202)         --         (3,091)(b)   (17,293)           --       (17,293)    (24,476)
                                --------     -------       --------      --------       -------      --------    --------
Profit /(loss) before tax...       2,913      25,638         (6,841)       21,710         4,241        25,951      36,731
Tax.........................       4,699          --          7,143(c)     11,842           818(c)     12,660      17,919
                                --------     -------       --------      --------       -------      --------    --------
Profit /(loss) after tax....      (1,786)     25,638        (13,984)        9,868         3,423        13,291      18,812
Minority interests..........          89          --             --            89            --            89         126
                                --------     -------       --------      --------       -------      --------    --------
Profit /(loss) for the
 financial year.............    L (1,875)    L25,638       L(13,984)     L  9,779       L 3,423      L 13,202    $ 18,686
                                ========     =======       ========      ========       =======      ========    ========
Basic earnings/(loss) per
 share......................                                                  6.4p                        8.6p       12.2c
Diluted earnings/(loss) per
 share......................                                                  6.2p                        8.3p       11.8c
Shares used in computing
 basic earnings/(loss) per
 share (thousands)..........                                              153,143                     153,143     153,143
Shares used in computing
 diluted earnings/(loss) per
 share (thousands)..........                                              158,992                     158,992     158,992

              UNAUDITED PRO FORMA COMBINED PROFIT AND LOSS ACCOUNT
                    FOR THE SIX MONTHS ENDED MARCH 31, 2001

                                            GALEN
                                          HISTORICAL
                                           UK GAAP      PRODUCTS                                                         US GAAP
                                          SIX MONTHS    ACQUIRED     PRODUCTS      UK GAAP                   US GAAP    PRO FORMA
                                            ENDED      HISTORICAL   ACQUISITION   PRO FORMA     US GAAP     PRO FORMA     GROUP
                                          MARCH 31,     UK GAAP     ADJUSTMENTS     GROUP     ADJUSTMENTS     GROUP      RESULTS
                                             2001         (5)           (6)        RESULTS        (7)        RESULTS       (8)
                                          ----------   ----------   -----------   ---------   -----------   ---------   ---------
                                                             (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)
Turnover................................   L86,193      L 11,201      L    --     L 97,394      L    --     L  97,394    $137,851
Cost of sales...........................    29,764           423           --       30,187       (1,049)(a)    29,138      41,242
                                           -------      --------      -------     --------      -------     ---------   ---------
Gross profit............................    56,429        10,778           --       67,207        1,049        68,256      96,609
Net operating expenses..................    42,300           123        1,875(a)    44,298        2,276(d)     46,574      65,921
                                           -------      --------      -------     --------      -------     ---------   ---------
Operating profit........................    14,129        10,655       (1,875)      22,909       (1,227)       21,682      30,689
Investment income.......................     1,957            --           --        1,957           --         1,957       2,770
Interest payable........................    (9,668)           --       (1,545)(b)  (11,213)          --       (11,213)    (15,871)
                                           -------      --------      -------     --------      -------     ---------   ---------
Profit before tax.......................     6,418        10,655       (3,420)      13,653       (1,227)       12,426      17,588
Tax.....................................    (1,701)           --       (2,749)(c)   (4,450)      (1,674)(c)    (6,124)     (8,668)
                                           -------      --------      -------     --------      -------     ---------   ---------
Profit after tax........................     4,717        10,655       (6,169)       9,203       (2,901)        6,302       8,920
Minority interests......................       (75)           --           --          (75)          --           (75)       (106)
                                           -------      --------      -------     --------      -------     ---------   ---------
Profit for the financial period.........   L 4,642      L 10,655      L(6,169)    L  9,128      L(2,901)    L   6,227      $8,814
                                           =======      ========      =======     ========      =======     =========   =========
Basic earnings per share................       3.0p                                    5.8p                       4.0p        5.6c
Diluted earnings per share..............       2.9p                                    5.7p                       3.9p        5.5c
Shares used in computing basic earnings
  per share (thousands).................   156,895                                 156,895                    156,895     156,895
Shares used in computing diluted
  earnings per share (thousands)........   160,485                                 160,485                    160,485     160,485
                                           =======                                ========                  =========   =========

                                                     footnotes on following page

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               AT MARCH 31, 2001

                                              GALEN
                                           HISTORICAL
                                             UK GAAP       PRODUCTS
                                              AS AT       ACQUISITION                   US GAAP                    US GAAP
                                            MARCH, 31     ADJUSTMENTS     UK GAAP     ADJUSTMENTS     US GAAP     PRO FORMA
                                              2001            (6)        PRO FORMA        (7)        PRO FORMA       (8)
                                           -----------    -----------    ---------    -----------    ---------    ---------
                                                                            (IN THOUSANDS)
FIXED ASSETS
Intangible assets........................   L449,330       L 75,000(d)   L524,330      L(116,366)(e) L 407,964    $ 577,432
Tangible assets..........................     84,287             --        84,287          1,674(f)     85,961      121,669
                                            --------       --------      ---------     ---------     ---------    ---------
                                             533,617         75,000       608,617       (114,692)      493,925      699,101
                                            --------       --------      ---------     ---------     ---------    ---------
CURRENT ASSETS
Stocks...................................     14,794             --        14,794             --        14,794       20,939
Debtors..................................     31,942             --        31,942          5,826(g)     37,768       53,457
Cash at bank and in hand.................     48,783             --        48,783          5,275(h)     54,058       76,514
                                            --------       --------      ---------     ---------     ---------    ---------
                                              95,519             --        95,519         11,101       106,620      150,910
Creditors: amounts falling due within one
  year...................................    (47,193)       (75,000)(d)  (122,193)         3,729(i)   (118,464)    (167,674)
                                            --------       --------      ---------     ---------     ---------    ---------
NET CURRENT ASSETS/(LIABILITIES).........     48,326        (75,000)      (26,674)        14,830       (11,844)     (16,764)
                                            --------       --------      ---------     ---------     ---------    ---------
TOTAL ASSETS LESS CURRENT LIABILITIES....    581,943             --       581,943        (99,862)      482,081      682,337
Creditors: amounts falling due after more
  than one year..........................   (151,732)            --      (151,732)         1,404(j)   (150,328)    (212,774)
Deferred taxation........................     (3,229)            --        (3,229)        (9,228)(c)   (12,457)     (17,632)
Deferred income..........................     (5,808)            --        (5,808)            --        (5,808)      (8,220)
                                            --------       --------      ---------     ---------     ---------    ---------
NET ASSETS...............................    421,174             --       421,174       (107,686)      313,488      443,711
                                            ========       ========      =========     =========     =========    =========
CAPITAL AND RESERVES
Called up share capital..................   L 16,201       L     --      L 16,201      L      --     L  16,201    $  22,931
Share premium and reserves...............    404,777             --       404,777       (107,686)      297,091      420,503
                                            --------       --------      ---------     ---------     ---------    ---------
EQUITY SHAREHOLDERS' FUNDS...............    420,978             --       420,978       (107,686)      313,292      443,434
MINORITY INTERESTS -- EQUITY.............        196             --           196             --           196          277
                                            --------       --------      ---------     ---------     ---------    ---------
                                            L421,174       L     --      L421,174      L(107,686)    L 313,488    $ 443,711
                                            ========       ========      =========     =========     =========    =========

---------------

(1) Represents the historical profit and loss accounts of Warner Chilcott for the three-month period ended December 31, 1999, combined with the nine-month period ended September 30, 2000. The results have been translated from US dollars to pounds sterling using the average rate for the year of L1.00 = $1.562.

(2) The amount of L945,000 relates to the elimination of the goodwill amortization charge made in the profit and loss account of Warner Chilcott in the year to September 30, 2000 under UK GAAP, prior to the introduction of Financial Reporting Standard 10.

    The amount of L2,954,000 relates to the elimination of a stock appreciation rights compensation adjustment triggered by the Galen acquisition and charged in the profit and loss account of Warner Chilcott in the year to September 30, 2000. Such an adjustment is not required under UK GAAP.

(3) These adjustments relate to (1) the acquisition on February 15, 2000 by Warner Chilcott of three branded pharmaceutical products from Bristol-Myers Squibb Company for $175.1 million, (2) the issue contemporaneously of $200 million in principal amount of senior notes, (3) the repayment of amounts outstanding under Warner Chilcott's existing working capital facility, (4) the redemption of remaining senior subordinated discount notes due 2001 and
    (5) the closing of a new senior credit facility. The unaudited pro forma consolidated profit and loss account for the year ended September 30, 2000 gives effect to the above transactions as if they had occurred on October 1, 1999. These adjustments reflect the impact of the above transactions in the period October 1, 1999 to February 15, 2000 and include the historical results of the three branded products in that period.

    No adjustment has been made to recognize income tax expense in relation to Warner Chilcott in preparing the pro forma statements. As of December 31, 1999, we had net operating loss carryforwards of $62.0 million for US federal income tax purposes and $40.0 million for state income tax purposes.

    (a) Represents the historical sales and costs of sales of the products in the period October 1, 1999 to February 15, 2000.

    (b) The amount of L2,103,000 relates to the amortization of the intangibles associated with the three branded products. Allocation of the $175.1 million purchase price was as follows: $168.0 million to the products (trade names, regulatory files, general know-how) and $7.1 million to goodwill, both amortized over 20 years. No value was assigned to the supply agreements for these products as the purchase prices paid by Warner Chilcott under the agreements approximate the prices Warner Chilcott would expect to pay to third party contract manufacturers to produce these products.

       The amount of L903,000 relates to selling, general and administrative costs incurred in connection with sales of the products in this period.

    (c) Reflects the reduction in pro forma interest income attributable to a L6.3 million reduction in the amount of cash available for investment, following the facility repayments and note redemptions referred to above, at an assumed investment rate of 5.0% based on our historical returns on invested funds.

    (d) Adjustments to reflect the increase in interest expense resulting from the issuance of the 12 5/8% senior notes, amortization of the related debt discount and deferred financing costs, the availability fee of 0.375% on a new $10.0 million senior secured credit facility and the repayment of all other indebtedness including the senior subordinated notes due 2001 and amounts outstanding under the prior working capital facility.

                                                                        (IN THOUSANDS)
                                                                        --------------
        Issuance of $200 million of senior notes at 12 5/8%.........        L6,061
        Amortization of debt discount...............................            68
        Amortization of deferred financing costs....................           240
        Availability fee under new credit facility..................             9
        Interest on repaid debt.....................................          (660)
                                                                            ------
                                                                            L5,718
                                                                            ======

(4) These adjustments have been made to reflect events which are directly attributable to the acquisition and are expected to have a continuing impact. The adjustments exclude non-recurring items relating to the acquisition.

    (a) Reflects the termination on September 30, 2000 of Warner Chilcott's promotion agreement with Schering-Plough. Revenue earned by Warner Chilcott under the agreement with Schering-Plough accounted for 17% of its pro forma turnover for the year ended September 30, 2000. Warner Chilcott's costs of generating this revenue were the costs of allocating significant portions of the capacity of its field sales force, marketing and administrative departments. We intend to use the capacity that became available after September 30, 2000 to pursue other revenue generating activities, including promotion agreements and the possible acquisition of additional branded products in the women's healthcare therapeutic area.

    (b) An amount of L2,560,000 is the reversal of a non-recurring charge, resulting directly from our acquisition of Warner Chilcott, related to termination of contracts relating to the acquisition. The charge was included in the results of Galen for the year ended September 30, 2000.

       An amount of L12,355,000 relates to the increase in amortization of intangibles arising as a result of the acquisition of Warner Chilcott by Galen. Goodwill arising on the acquisition is being amortized on a straight line basis over 20 years.

                                                                        (IN THOUSANDS)
                                                                        --------------
        Warner Chilcott amortization charge:
        -- included in pro forma results of operations column.......       L 8,095
        -- after acquisition by Galen...............................        20,450
                                                                           -------
                                                                           L12,355
                                                                           =======

       An amount of L7,272,000 relates to the reversal of non-recurring charges, resulting directly from Galen's acquisition of Warner Chilcott, which were included in the results of Warner Chilcott in the nine months to September 30, 2000.

    (c) Represents the reduction in investment income from cash used for the transaction expenses incurred, L21.1 million and to repurchase $40.3 million principal amount of Warner Chilcott senior notes following the election by noteholders to tender their notes under the change of control provision in the indenture governing the senior notes. Interest foregone has been calculated at 5%.

    (d) Represents the reduction in interest expense following the repurchase of $40.3 million principal amount of Warner Chilcott senior notes, and the amortization of the premium recorded in revaluing the senior notes (at 103.5% of principal amount) on the date of Galen's acquisition of Warner Chilcott.

                                                                        (IN THOUSANDS)
                                                                        --------------
        Eliminate Warner Chilcott pro forma interest expense for
          year......................................................       L(17,100)
        Interest expense at 12.625% on $159.7 million for year......         12,905
        Amortization of debt premium on revaluation of the senior
          notes.....................................................           (487)
        Interest expense on new credit facility.....................             24
                                                                           --------
                                                                           L  4,658
                                                                           ========

(5) On June 29, 2001 Galen acquired from Bristol-Myers Squibb Company the Estrace(R) tablets product for approximately $95 million in cash. This column represents the historical results of the Estrace(R) tablets product for the year ended September 30, 2000 and the six months ended March 31, 2001. The amounts have been derived from the Bristol-Myers Squibb Company Historical Statements of Net Sales and Product Contribution relating to those products for the respective periods. The results have been translated from US dollars to pounds sterling using the average rate for the respective periods of US$1.516 = L1.00 and US$1.445 = L1.00. The gross profit for this product was L25.9 million for the year ended December 31, 2000. Going forward the profit contribution of this product to Galen is expected to be lower, reflecting the increased marketing expenditure associated with Galen's plans to revitalize the Estrace(R) brand and additional incremental research and development expenditure.

    The unaudited pro forma profit and loss account for the year ended September 30, 2000 and the six months ended March 31, 2001 give effect to this transaction as if it had occurred on October 1, 1999.

(6) These adjustments relate to the acquisition of Estrace(R) tablets referred to in (5) above. The unaudited pro forma consolidated profit and loss accounts for the year ended September 30, 2000 and the six months ended March 31, 2001 give effect to the above transaction as if it had occurred on October 1, 1999.

    (a) Relates to the amortization over 20 years of the intangible asset arising on acquisition of the product.

                                                                        (IN THOUSANDS)
                                                                        --------------
        Year ended September 30, 2000...............................       L3,750
        Six months ended March 31, 2001.............................       L1,875

    (b) These adjustments reflect interest expense related to additional facilities drawn down on the acquisition of Estrace(R) tablets including a new $75 million loan note. The note matures in 18 months and interest is charged at $ LIBOR plus 0.75% (currently 4.6%).

                                                                        (IN THOUSANDS)
                                                                        --------------
        Year ended September 30, 2000...............................       L3,091
        Six months ended March 31, 2001.............................       L1,545

       A 1/8% increase in the interest rate would increase interest expense by L0.08 million in the year ended September 30, 2000 and L0.04 million in the six months ended March 31, 2001.

    (c) Represents provisions for taxation at 38% on the pro forma result for the respective periods.

    (d) Records the cash purchase of the products, and related financing. The preliminary allocation of the purchase price to the fair value of assets and liabilities acquired includes an estimated liability of L7.8 million for product returns that Galen has assumed as part of the purchase agreement.

(7) These adjustments reconcile the UK GAAP pro forma results for the year ended September 30, 2000 and the six months ended March 31, 2001 to the US GAAP pro forma results for those periods.

    (a) Represents reclassification of elements of research and development and depreciation included in cost of sales under UK GAAP but disclosed separately within total operating expenses under US GAAP and elimination of a non-recurring inventory step-up adjustment made for purposes of US GAAP purchase accounting to the inventory of Warner Chilcott on acquisition.

                                                                            YEAR ENDED        SIX MONTHS ENDED
                                                                        SEPTEMBER 30, 2000     MARCH 31, 2001
                                                                        ------------------    ----------------
                                                                                    (IN THOUSANDS)
        Reclassification of research and development and
          depreciation costs........................................          L4,635               L2,035
        Non-recurring inventory step-up adjustment..................              --                 (986)
                                                                         -----------           ----------
                                                                              L4,635               L1,049
                                                                         -----------           ----------
                                                                         -----------           ----------

    (b) This adjustment to net operating expenses for the year ended September 30, 2000 is comprised of the following amounts:

                                                                        (IN THOUSANDS)
                                                                        --------------
        The classification variance referred to in (a) above........        L4,635
        The lower charge for amortization of intangibles under US
        GAAP. Of this amount, L4,354,000 relates to the value of
        shares and options issued as consideration based on the
        market price on the date of consummation of the acquisition of Warner Chilcott. Under US GAAP, shares are valued at the average market price for the five trading days before and
        after the date of announcement of the proposed transaction.
        Also included in this amount is L845,000 relating to reduced amortization as a result of the amount of L16,898,000
        assigned to in-process research and development for drugs
        under development at Warner Chilcott at the date of
        acquisition. The pro forma consolidated profit and loss
        account excludes the charge in respect of acquired in-
        process research and development as this is a non-recurring charge relating to the acquisition. Details of the
        in-process research and development are given in Note 2 to the US GAAP consolidated financial statements of Galen
        included elsewhere herein...................................        (5,694)
        Share compensation expense calculated in accordance with APB
        25 under US GAAP. Under UK GAAP no such cost is accrued.....         1,862
        Lower charges for amortization of intangibles under US GAAP due to goodwill not being recorded in relation to contingent consideration on the ICTI and ACCI acquisitions, reduced
        amortization charges as a result of in-process research and development, less increased depreciation on interest
        capitalized under US GAAP...................................          (409)
                                                                            ------
                                                                            L  394
                                                                            ======
        None of the above adjustments relate to the Estrace(R)
        tablets product acquisition.

    (c) Represents full provision for deferred tax under US GAAP.

    (d) The adjustment to net operating expenses for the six months ended March 31, 2001 comprises the following amounts:

                                                                        (IN THOUSANDS)
                                                                        --------------
        The classification variance referred to in (a) above........        L2,035
        Lower charges for goodwill under US GAAP (see (b) above for
        detailed explanation).......................................        (2,854)
        Share compensation expense calculated in accordance with APB
        25 under US GAAP............................................         3,095
                                                                            ------
                                                                            L2,276
                                                                            ======

    (e) This adjustment reflects the difference between accounting for acquisitions under UK GAAP and US GAAP. An amount of L84,604,000 arises because the value of Galen shares issued as consideration for Warner Chilcott shares was determined for US GAAP purposes by the market price of Galen shares at the date of announcement of the transaction rather than at the consummation date, as under UK GAAP, and because the Black Scholes option pricing model was used for US GAAP purposes to value Galen's share options substituted for Warner Chilcott options at the date of announcement. Under UK GAAP, the intrinsic value method is used, the value reflecting the difference between market price on the consummation date and the proceeds due on exercise of the options.

       An amount of L17,825,000 relates to amounts assigned to in-process research and development for drugs under development at the dates of acquisition of Bartholomew Rhodes and Warner Chilcott, details of which are given in the consolidated financial statements for the year ended September 30, 2000 appearing elsewhere herein. Under US GAAP, the amount of purchase consideration allocated to in-process research and development is written off immediately to profit and loss. Under UK GAAP, amounts allocated to in-process research and development under US GAAP would be included within goodwill.

       An amount of L9,063,000 relates to amounts included within creditors representing contingent consideration payable to the former shareholders of ICTI and ACCI, which amounts are included in goodwill on acquisition. Under US GAAP, amounts related to contingent consideration are only included when the contingency is resolved.

       An amount of L4,874,000 represents a deferred tax asset recognized under US GAAP in relation to Warner Chilcott's brought forward tax losses, goodwill having been correspondingly reduced. No such asset was recognized under UK GAAP.

    (f) US GAAP requires interest incurred as part of the cost of constructing fixed assets to be capitalized and amortized over the life of the asset. Under UK GAAP, companies may choose whether or not to capitalize such finance costs.

    (g) This adjustment relates to the deferred tax asset referred to in (e) above together with an amount of L952,000 of deferred tax on compensation expense recognized under US GAAP relating to the intrinsic value of share options, the terms of which were modified on the cessation of employment of a director. Such compensation expense is not recognized under UK GAAP.

    (h) Under UK GAAP, a bank overdraft amount of L5,275,000 was netted against cash balances in the balance sheet (see (i) below).

    (i)  This adjustment includes:

       L1,345,000 dividend accrued under UK GAAP on recommendation by the Board of Directors. Under US GAAP, such dividends are not recognized until formally declared.

       L7,659,000 contingent consideration included within short term creditors for UK GAAP purposes but not recognized under US GAAP (see (e) above).

       L5,275,000 bank overdraft netted against cash under UK GAAP (see (h) above).

    (j) An amount of L1,404,000 relates to contingent consideration included within long term creditors for UK GAAP purposes but not recognized under US GAAP (see (e) above).

(8) Amounts translated for convenience at the noon buying rate on June 26, 2001 of L1.00 = $1.4154. This rate differs from the rates used to translate the historical US dollar financial statements prepared in accordance with US GAAP and contained elsewhere in this prospectus.

(9) Adjusted profit figures reflecting the results before the impact of exceptional items and amortization of intangibles and goodwill have been calculated since, in the opinion of the directors, this will allow the shareholders to gain a clearer understanding of underlying trading performance of the Group.

                                                                         YEAR ENDED SEPTEMBER 30, 2000
                                                                    ---------------------------------------
                                                                     GALEN HISTORICAL     UK GAAP PRO FORMA
                                                                     UK GAAP RESULTS        GROUP RESULTS
                                                                    ---------------------------------------
                                                                                (IN THOUSANDS)
    Profit for the financial year...............................         L14,285               L 9,779
    Adjustment in relation to exceptional items.................           2,502                    --
    Goodwill and intangibles amortization.......................           1,999                24,842
                                                                         -------               -------
    Adjusted profit for the financial year......................         L18,786               L34,621
                                                                         =======               =======

    Adjusted profit for the financial year is an optional measurement of operating performance calculated in accordance with UK GAAP. Under US GAAP, this should not be considered as a substitute for operating profit for the year, cashflows from operating activities as determined by US GAAP or as measures of profitability or liquidity. Adjusted operating profit may not be indicative of the historical operating results of Galen Holdings PLC and is not meant to be a prediction of potential future results. All companies do not calculate adjusted profit for the financial year identically.

                  OPERATING AND FINANCIAL REVIEW AND PROSPECTS

     Statements contained in this prospectus that are not purely historical are forward-looking statements and are being provided in reliance upon the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are made as of the date of this prospectus and are based on our current expectations and information available to us as of such date. We assume no obligation to update any forward-looking statement. It is important to note that actual results could differ materially from historical results or those contemplated in the forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, and include trend information. Factors that could cause actual results to differ materially include, but are not limited to, those identified in this prospectus under "Risk Factors" and in our filings with the Securities and Exchange Commission. All references to the six-month period are to our six-month periods ended March 31, 2001 and March 31, 2000, unless otherwise indicated.

GENERAL

     The following discussion and analysis of financial condition and results of operations of Galen should be read in conjunction with the selected financial information of Galen, the consolidated financial statements for the fiscal years 1998, 1999 and 2000 and for the six-month periods ended March 31, 2000 and 2001, together with the notes to the consolidated financial statements, as well as the business description included in this prospectus. The financial data analysed in this discussion has been prepared in accordance with UK GAAP.

     UK GAAP differs in certain significant respects from US GAAP. For a discussion of the principal differences between UK GAAP and US GAAP as they relate to Galen, and a reconciliation of profit and loss and equity shareholders' funds to US GAAP, see note 30 to the Galen consolidated financial statements.

OVERVIEW

     Galen Holdings PLC is an integrated specialty pharmaceutical company focused principally in the women's healthcare therapeutic area. We develop, manufacture and supply branded prescription pharmaceutical products in the United Kingdom and Ireland and, with our acquisition of Warner Chilcott in September 2000, we market products in the United States. An important part of our strategy is to develop and commercialize pharmaceutical products based on innovative formulations and novel drug delivery technology, particularly our proprietary intravaginal ring, or IVR technology. Our IVR is able to deliver a wide range of medicines to the patient over periods of up to three months. We also provide a wide-range of high-value services to the research and development activities of both pharmaceutical and biotechnology companies.

     For the period under review, our consolidated results of operations should be considered in light of the following specific factors.

     Effect of the Acquisition of Warner Chilcott. On September 29, 2000, we acquired Warner Chilcott, a US based developer and marketer of branded prescription pharmaceutical products for L308.6 million. The purchase consideration consisted of the issuance of 31,698,554 ordinary shares, valued at L257.4 million, in exchange for all of the outstanding shares of Warner Chilcott, and the issuance of Galen share options and warrants valued at L43.8 million to former holders of Warner Chilcott options and warrants and L7.4 million of transaction related costs.

     The acquisition of Warner Chilcott, which closed on the last business date of our fiscal year, was accounted for as a purchase. The acquisition had and will have the following effects on our results of operations:

     - We recognized goodwill in the amount of L272.4 million. We will amortize this amount over a period of 20 years and, as a consequence, amortization of goodwill will be substantially greater than in prior periods and will reduce net income accordingly.

     - We recognized intangible assets in the amount of L136.6 million related to the Ovcon(R) 35 and Ovcon(R) 50 and Estrace(R) cream products of Warner Chilcott. We will amortize this amount over a period of 20 years and, as a consequence, amortization of intangible assets will be substantially greater than prior periods and reduce net income accordingly.

     - In February 2000, Warner Chilcott, Inc. issued $200 million principal amount of 12 5/8% senior notes due 2008. Our acquisition of Warner Chilcott triggered the right of each holder of Warner Chilcott senior notes to require us to repurchase their notes at 101% of the principal amount of notes presented for repurchase. Following the exercise of this repurchase right by some holders, Warner Chilcott had $159.7 million of senior notes outstanding as at March 31, 2001. Interest payments on the senior notes are due semi-annually in arrears on February 15 and August
        15. The senior notes are redeemable prior to maturity at the option of Warner Chilcott, Inc., in whole or in part, beginning in February 2004 at redemption prices that decrease annually and range from 106.3125% to 100%. Unless and until redeemed, interest payments associated with the senior notes will substantially increase our net interest expense as compared with our interest expense prior to the acquisition of Warner Chilcott.

     Effect of Currency Fluctuations. Our turnover streams and operating expenses are denominated in two primary currencies: the US dollar and the pound sterling. With the acquisition of Warner Chilcott, an increasing proportion of our revenue is earned in US dollars (approximately 70% on a pro forma basis for fiscal 2000) but is reported in pounds sterling. We translate revenue earned in US dollars to pounds sterling in our profit and loss account at the average exchange rate for the relevant period. Substantially all of our operating expenses in the United States are denominated in US dollars and our capital investment in the United States have been funded by US dollar borrowings. These factors reduce our exposure to changes in the US dollar to pounds sterling exchange rate. However, an appreciation of pounds sterling against US dollars could reduce our reported earnings while the depreciation of pounds sterling against US dollars would increase our reported earnings.

RECENT DEVELOPMENTS

     Consistent with our strategy to acquire established branded pharmaceutical products and to increase sales of those products in the United States through enhanced promotional efforts, on June 29, 2001 we acquired from Bristol-Myers Squibb Company Estrace(R) tablets, an estrogen replacement therapy product with net sales of $40.5 million (L26.7 million) for the year ended December 31, 2000. The gross profit for this product was $39.2 million (L25.9 million) for the year ended December 31, 2000. Going forward the profit contribution of this product to Galen is expected to be lower, reflecting the increased marketing expenditure associated with Galen's plans to revitalize the Estrace(R) brand and additional incremental research and development expenditure. The value of the net assets attributable to Estrace(R) tablets on acquisition was $95 million (L67.2 million). The purchase price for Estrace(R) tablets was approximately $95 million. In connection with this acquisition, we also entered into a five-year supply agreement with Bristol-Myers Squibb Laboratories Company in relation to this product with an option to renew for two additional years.

RESULTS OF OPERATIONS

     The following tables show Galen's results and profit and loss accounts as a percentage of total revenue for fiscal 1998, 1999 and 2000 and the six-month periods ended March 31, 2000 and 2001.

                                                 YEAR ENDED SEPTEMBER 30,        SIX MONTHS ENDED MARCH 31,
                                             ---------------------------------  ----------------------------
                                                                     PRO FORMA                    PRO FORMA
                                              1998    1999    2000     2000      2000     2001       2001
                                             ------  ------  ------  ---------  -------  -------  ----------
Revenue....................................  100.0%  100.0%  100.0%    100.0%    100.0%   100.0%    100.0%
                                             ------  ------  ------   --------  ------   ------     --------
Gross Profit...............................    52.2    51.4    48.6     66.1       52.0     65.5     69.0
Operating expenses before exceptional items
  and amortization of intangibles and
  goodwill.................................    23.4    22.5    20.6     30.1       23.6     35.2     31.3
                                             ------  ------  ------   --------  ------   ------     --------
Operating profit before exceptional items
  and amortization of intangibles and
  goodwill.................................    28.8    28.9    28.0     36.0       28.4     30.3     37.7
  Exceptional items........................   (5.6)    --     (3.9)     --         --       --       --
  Goodwill and intangibles amortization....    --     (1.0)   (2.3)    (14.8)     (2.1)   (13.9)    (14.2)
                                             ------  ------  ------   --------  ------   ------     --------
Operating profit...........................    23.2    27.9    21.8     21.2       26.3     16.4     23.5
Net interest (expense)/income..............     1.2   (0.4)     0.4     (8.9)       0.2    (8.9)     (9.5)
Corporation tax............................   (7.4)   (6.6)   (5.6)     (6.7)     (6.0)    (2.0)     (4.6)
                                             ------  ------  ------   --------  ------   ------     --------
NET INCOME.................................   17.0%   20.9%   16.6%      5.6%     20.5%     5.5%      9.4%
                                             ======  ======  ======   ========  ======   ======     ========

SIX-MONTH PERIODS ENDED MARCH 31, 2001 AND MARCH 31, 2000

     Revenue. Total revenue in the six months ended March 31, 2001 more than doubled, rising to L86.2 million from L42.4 million in the prior period. Significant increases in both our pharmaceutical products business and our pharmaceutical services business accounted for these favorable results. Depreciation of the UK pound against the US dollar of 10% over the two financial periods contributed to these increased results. Our revenue denominated in US dollars represented 59% of total revenue in the current period and 20% of total revenue in the prior period.

     Our pharmaceutical products business includes the development, promotion and sale of branded prescription products in the United States, United Kingdom and Ireland, and the manufacture of specialty products for other companies. Revenue from this business increased L36.2 million to L59.4 million in the six months ended March 31, 2001 as compared to L23.2 million for 2000. This growth reflects our acquisition of Warner Chilcott in September 2000.

     Pharmaceutical services revenue increased 39.1% to L26.8 million as our clinical trial services and custom chemical services continue to generate strong growth. Revenue generated in both the United States and Europe from our clinical trial services increased over the prior period. reflecting the continued growth of our clinical trial services operations, including ICTI which we acquired in 1999. Although our custom chemical services account for a smaller percentage of our total pharmaceutical services revenue, we are encouraged by our continued revenue growth in this service. We believe that demand from research-driven pharmaceutical companies for these specialty services will continue to increase.

     Gross profit/gross margin. Gross profit increased L36.3 million to L56.4 million in the current period from L20.1 million in 2000. The significant increase in our revenue coupled with our improved pharmaceutical products gross profit margin account for this favorable result. Total gross profit margin advanced from 47.5% in the prior period to 65.5%. The improvement in our gross profit margin was primarily driven by our acquisition of Warner Chilcott, which posted a product gross margin of 83.9% for the current period. Our pharmaceutical services gross profit margin remained strong.

     Operating expenses. Net operating expense before amortization of intangibles and goodwill of L30.3 million increased L22.2 million from L8.1 million in 2000. Three factors account for the majority of this increase in costs: (1) L13.7 million of operating expenses associated with the newly acquired Warner Chilcott, (2) L1.0 million of additional pharmaceutical products selling expenses related to the expansion of the UK and Ireland sales force from 60 to approximately 110 representatives to support the launch of

Regurin(R) and the anticipated launch of the estradiol IVR, and (3) L2.6 million increased pharmaceutical services operating expenses to support the increase in revenue.

     Included within net operating expenses are research and development costs totaling L3.6 million which were consistent with our prior period's costs of L3.4 million. Our research and development costs include continued clinical activity associated with our development of the IVR drug delivery technology. During the current period we completed the clinical program required for a NDA as part of the process for FDA approval for marketing the IVR in the United States. This involved completion of a pivotal Phase I study and pivotal Phase III efficacy and safety study.

     Net operating expenses also include depreciation of L2.9 million, which increased from L2.0 million last year. This increase in cost reflects our recent capital investment program, particularly in the pharmaceutical services area. Total amortization expense of L12.0 million significantly increased from the prior period primarily due to our acquisition of Warner Chilcott.

     Interest expense/interest income. Investment income of L2.0 million increased L1.3 million from L0.7 million, as funds held for investment were higher during the current period than those held during the prior period. Interest payable and similar charges for the current period primarily represent the interest expense associated with the L140.4 million ($200.0 million) principal amount of senior subordinated notes acquired as part of the Warner Chilcott transaction. This interest charge is the source of the significant increase in interest payable and similar charges from L0.6 million in 2000 to L9.7 million in the current period. The full L140.4 million principal amount was outstanding for almost one-half of the current period until the redemption of L27.3 million ($40.3 million) in mid-December as a result of the change of control provision in the indenture governing the senior notes.

     Income tax expense. Taxes decreased L0.8 million, or 31.9%, to L1.7 million for the current period. We operate mainly in two tax jurisdictions, the United Kingdom and the United States. The statutory rate in the United Kingdom was 30% in both periods. In the United States, the federal statutory rate was 35% in both periods. Our effective tax rate was 26% for the current period compared to 22% in the prior year period. The higher effective tax rate in the current period is due to the goodwill amortization associated with the Warner Chilcott transaction that is not deductible for UK or US tax purposes.

     Net income/earnings per share. The net result of the items discussed above was that we reported net income of L4.6 million for the six months ended March 31, 2001 compared to net income of L8.7 million in 2000. Excluding the effect of amortization expense related to intangible assets and goodwill, net income was L16.6 million as compared to L9.6 million in the prior period. Increased revenue and gross profit margin more than offset the increase in interest charges and operating expenses as outlined above.

     Our basic earnings per share was 3.0 pence compared to 7.2 pence in the prior period. On a diluted basis our basic earnings per share was 2.9 pence compared to 7.2 pence in the prior period. Excluding amortization of goodwill and intangibles expense, basic earnings per share was 10.6 pence (10.3 pence on a diluted basis) compared to 8.0 pence (8.0 pence on a diluted basis) in the prior period. The weighted average number of ordinary shares outstanding increased by 36.4 million primarily due to the issuance of 31.7 million ordinary shares as consideration for Warner Chilcott in September 2000. The exercise of options and warrants during the period also contributed to the increase in weighted average ordinary shares outstanding.

YEAR ENDED SEPTEMBER 30, 2000 (PRO FORMA)

     Revenue. Total revenue was L177.3 million on a pro forma basis for the year ended September 30, 2000. The number is comprised of:

     -  the Galen revenues for the year ended September 30 of L86.0 million,

     - the revenues generated by Warner Chilcott for the year ended September 30 of L68.0 million which included the products acquired from Bristol-Myers Squibb Company on February 15, 2000,

     - revenues of L9.9 million for the products acquired by Warner Chilcott from Bristol-Myers Squibb Company as if they had been acquired on October 1, 1999 based on the actual sales of the products for the period to February 14, 2000,

     - the effect of the termination of the Schering-Plough promotion agreement as if this had happened on October 1, 1999 which would have removed L13.4 million of revenues, and

     - revenues of L26.7 million from the acquisition by Galen of Estrace(R) tablets from Bristol-Myers Squibb Company in June 2001.

     Pharmaceutical product revenues on a pro forma basis were L135.8 million which represents 76% of total pro forma revenues. This reflected the contribution of Warner Chilcott revenues which all relate to pharmaceutical product sales. Pharmaceutical services revenues represent 24% of pro forma sales.

     Gross profit/cost of sales/gross margin. Gross profit on a pro forma basis was L117.2 million based on Galen gross profit of L41.8 million, pro forma Warner Chilcott gross profit of L62.9 million, including the gross profit relating to the sales of the Bristol-Myers Squibb Company products as if they had been acquired on October 1, 1999 and L25.9 million gross profit relating to the sales of the products Galen purchased from Bristol-Myers Squibb Company in June 2001. This was reduced by L13.4 million as a result of the loss of Schering-Plough revenues on a pro forma basis which had no equivalent cost of sales.

     Pro forma gross profit margin increased to 66.1% from Galen's gross profit margin of 48.6% due to the inclusion of the Warner Chilcott business and the acquisition of Estrace(R) tablets.

     Operating expenses. Net operating expenses were L79.7 million on a pro forma basis. This represents primarily the net operating expenses of Galen of L23.1 million and Warner Chilcott of L47.1 million on a UK GAAP basis. In addition there were pro forma costs of L3.0 million in relation to the Warner Chilcott acquired products for the period from October 1, 1999 to February 15, 2000. This was made up of L2.1 million relating to amortization of intangibles and L0.9 million relating mainly to selling expenses for the period. Also included were L4.0 million pro forma costs relating to the Estrace(R) tablets acquired by Galen, of which L3.8 million is amortization of goodwill and intangibles.

     Net costs of L2.5 million relate to the acquisition of Warner Chilcott by Galen. This mainly reflects a charge of L12.4 million relating to the amortization of goodwill resulting from the acquisition of Warner Chilcott. This was largely offset by the reversal of non-recurring charges of L2.6 million relating to the termination of contracts and L7.3 million of fees and other costs relating to the acquisition.

     Operating profit/operating margin. Our operating profit after amortization of goodwill and intangibles was L37.5 million on a pro forma basis. The operating profit before amortization of goodwill and intangibles of L26.3 million was L63.8 million. This resulted in an adjusted pro forma operating margin, before goodwill and intangibles, of 36.0% compared to a Galen operating margin of 28% for the year. This reduction was due to lower operating margins associated with the Warner Chilcott business on a pro forma basis reflecting the removal of L13.4 million of revenue and operating profit relating to the termination of the Schering-Plough promotion agreement.

     The following table compares operating profit on a pro forma basis for the year ended September 30, 2000 to the pro forma operating profit excluding the acquisition of the Estrace(R) tablets:

                                                                  UK GAAP
                                                                 PRO FORMA
                                                                  RESULTS       UK GAAP
                                                                 EXCLUDING     PRO FORMA
                                                                 PRODUCTS       PROFIT
                                                                ACQUISITION     RESULTS
                                                                -----------    ---------
                                                                     (IN THOUSANDS)
Operating profit before amortization of intangibles and
  goodwill..................................................      L38,166       L63,804
Amortization of intangibles and goodwill....................      (22,517)      (26,267)
                                                                  -------       -------
Operating profit............................................      L15,649        37,537
                                                                  =======       =======

     Interest expense/interest income. Interest expense was L17.3 million on a pro forma basis. Most of this relates to the $200 million of senior notes issued by Warner Chilcott in connection with the acquisition of products from Bristol-Myers Squibb Company. The pro forma interest expense for Warner Chilcott for the year was L17.1 million. This was reduced by L4.7 million to reflect the reduction in interest expense following the repurchase of $40.3 million principal amount of senior notes which were redeemed as a result of the change of control provisions of the indenture governing the senior notes. In addition, L3.1 million relates to interest at 4.6% on the cost of the Estrace(R) tablets acquisition.

     Interest income of L1.5 million represents the investment income of L2.0 million earned by Galen and L1.8 million by Warner Chilcott reduced by L2.3 million representing the reduction in investment income from cash used for the transaction expenses incurred and to repurchase the principal amount of Warner Chilcott senior notes following the election by noteholders to tender their notes under the change of control provision in the indenture. Interest foregone has been calculated at 5%.

     Income tax expense. Pro forma income tax expense is L11.8 million based on the tax on profit on ordinary activities paid by Galen and full provision for tax on the pro forma profits of the Estrace(R) tablets. No adjustment was necessary under UK GAAP due to the unused tax losses of Warner Chilcott.

     Net profit per share. The net result of the items discussed above was that we reported a net profit after tax of L9.8 million on a pro forma basis. This reflects a charge for amortization of goodwill and other intangibles of L26.3 million on a pro forma basis and the removal of L13.4 million of revenue relating to the termination of the Schering-Plough promotion agreement. This resulted in net earnings per ordinary share of 6.4 pence.

     Adjusted profit. We believe that adjusted profit should be considered together with, but not as a substitute for, other measures of financial performance reported in accordance with UK GAAP. In our calculation of adjusted profit we add back the after-tax impact of certain one-time items to reported net income. We also add back expenses associated with the amortization of all intangibles (including specifically identified intangible assets and goodwill). We believe that adjusted profit provides a useful measure of our ability to generate cash from our operating activities. The following table shows our adjusted profit on a pro forma basis for fiscal 2000:

                                                                      PRO FORMA
                                                                      YEAR ENDED
                                                                  SEPTEMBER 30, 2000
                                                                ----------------------
                                                                (IN THOUSANDS)
Reported net profit.........................................           L 9,779
Goodwill and intangibles amortization.......................            24,842
                                                                       -------
Adjusted profit.............................................           L34,621
                                                                       =======

YEARS ENDED SEPTEMBER 30, 2000 AND 1999

     Revenue. Total revenue for the year ended September 30, 2000 was L86.0 million, an increase of L19.0 million or 28% over 1999. Both of our segments posted revenue increases with pharmaceutical products up L5.8 million and pharmaceutical services up L13.2 million.

     Our pharmaceutical product revenue increased 15% to L44.4 million. We generated strong unit growth in the sale of our branded pharmaceutical products in the United Kingdom and Ireland. However, some of this growth was partially offset by a reduction of the average selling prices of products in our portfolio by an average 4.5% as mandated by the UK Pharmaceutical Pricing Regulation Scheme, or PPRS, which impacted essentially all participants in the UK pharmaceutical market. We do not anticipate another PPRS pricing adjustment in the near future.

     Pharmaceutical services revenue increased 47% to L41.6 million as both clinical trials services and chemical synthesis services generated strong growth over fiscal 1999. In fiscal 2000 we were able to leverage our past investments in our clinical trials services business, notably the building of a CTS facility in Pennsylvania and our acquisition of ICTI in 1999.

     Gross profit/cost of sales/gross margin. Gross profit increased L7.3 million or 21% to L41.8 million from L34.5 million in 1999 due primarily to our 28% increase in revenue, which was partially offset by a decrease in our average gross profit margin. Our gross profit margin declined to 48.6% from 51.4% due in large part to the PPRS mandated 4.5% selling price decrease on October 1, 1999. Offsetting part of the decline in product gross margin was an increase in gross margins realized from our specialty pharmaceutical manufacturing operations and a significant improvement in our services gross profit margins. Chemical synthesis services commenced commercial operation in 1998. As our custom chemical synthesis business has developed, we have benefited from improved capacity utilization and other operating leverage.

     Operating expenses. Net operating expenses before the exceptional item and goodwill amortization increased to L17.7 million from L15.1 million, an increase of 17.2%. This was largely due to adding sales and administrative infrastructure to support the 28% increase in revenues.

     Research and development expense doubled from L4.0 million in fiscal 1999 to L8.0 million in 2000. The significant increase reflected increased clinical activity associated with our efforts to gain marketing approval of our various IVR products. The UK Phase III comparator clinical trial for our estradiol IVR and our application for UK marketing authorization were completed during fiscal 1999. However, in fiscal 2000 we continued to dedicate significant resources to support our application. During fiscal 2000 we completed the design and implementation of a US FDA Phase III placebo-controlled study for our estradiol IVR.

     Depreciation expense increased by L1.3 million to L4.2 million as compared with L2.9 million in 1999. This increase reflects the level of our investment in facilities, particularly in support of our services business.

     The exceptional item of L3.3 million was as a result of group integration costs relating to employment and other contract termination costs associated with the acquisition of Warner Chilcott.

     Amortization of goodwill increased due to a full year's amortization of the goodwill recorded in connection with our acquisitions of ICTI and Bartholomew Rhodes in 1999 and the acquisition of ACCI in June 2000. This led to an increase to L2.0 million from L0.7 million.

     Operating profit/operating margin. Our operating profit of L24.1 million in fiscal 2000 before goodwill amortization and L3.3 million of one-time costs associated with the acquisition of Warner Chilcott, increased 24% from L19.4 million in fiscal 1999. Our operating margin, adjusted for goodwill amortization and the exceptional one-time cost in 2000, declined from 28.9% in 1999 to 28.0% in fiscal 2000. This decrease was principally the result of the acceleration of our research and development expenses associated with our efforts to obtain marketing approval for our estradiol IVR and increased depreciation charges due to additions to our facilities to support our growth.

     Interest expense/interest income. Interest expense increased from L1.2 million in fiscal 1999 to L1.8 million in 2000. The increase resulted principally from increased borrowings related to our investments in facilities. Interest income increased from L0.9 million to L2.1 million as we had more funds available for investment throughout fiscal 2000 as compared with 1999. In November 1999, we placed 6 million new ordinary shares and raised L36.4 million net of expenses, which accounted for the bulk of the increase in funds available for investment.

     Income tax expense. Our taxes on income increased by L0.3 million from L4.4 million in fiscal 1999 to L4.7 million in fiscal 2000. We operate primarily in two tax jurisdictions: the United Kingdom and the United States. The statutory tax rate in the United Kingdom was 30% in 2000 and 30.5% in 1999. In the United States, the federal statutory tax rate was 35% in 2000 and 1999. Taking into account the utilization of US tax loss carryforwards, the higher US tax rate has not, to date, negatively impacted our total effective tax rate. The main causes of our low effective tax rate in fiscal 2000 were timing differences not recognized on the excess of tax allowances over depreciation and non-taxable grant income.

     Net income/earnings per share. The net result of the items discussed above was that we reported a L14.3 million net income for the year 2000 compared with reported net income of L14.0 million in fiscal 1999. Our basic earnings per share were 11.8 pence on a normal basis and 11.7 pence on a diluted basis. The weighted average number of shares outstanding for the year increased by approximately 5.5 million from 1999 to 2000 due to the sale of 6.0 million of our ordinary shares in November 1999.

     Adjusted profit. We believe that adjusted profit should be considered together with, but not as a substitute for, other measures of financial performance reported in accordance with UK GAAP. In our calculation of adjusted profit we add back the after-tax impact of certain one-time items to reported net income. We also add the amortization charge of all intangibles (including specifically identified intangible assets and goodwill). We believe that adjusted profit provides a useful measure of our ability to generate cash from our operating activities. The following table provides a comparison of our adjusted profit for fiscal 2000 and 1999:

                                                                    YEAR ENDED
                                                                  SEPTEMBER 30,
                                                                ------------------
                                                                 2000       1999
                                                                -------    -------
                                                                  (IN THOUSANDS)
Reported net income.........................................    L14,285    L13,990
Exceptional item of acquisition related expense,
  after-tax.................................................      2,502         --
Amortization of goodwill....................................      1,999        671
                                                                -------    -------
Adjusted profit.............................................    L18,786    L14,661
                                                                =======    =======

     Adjusted profit increased 28% from 1999 to 2000, while the weighted average number of shares on a diluted basis increased 4.7%. In 2000, our Board of Directors recommended the payment of a final dividend of 1.38 pence per ordinary share (5.52 pence per ADS), an increase of 25% over 1999, making the total dividend for the year of 2.07 pence per ordinary share (8.28 pence per ADS) compared to 1.65 pence per ordinary share (6.60 pence per ADS) in fiscal 1999.

YEARS ENDED SEPTEMBER 30, 1999 AND 1998

     Revenue. Our total revenue increased 37% from L48.9 million in fiscal 1998 to L67.0 million in fiscal 1999. Both our businesses posted strong revenue increases with pharmaceutical products up L6.1 million and pharmaceutical services up L12.0 million.

     Our pharmaceutical products revenue in 1999 and 1998 were derived from two activities: sales of branded products through our sales and marketing organization and the specialty manufacture of pharmaceutical products (including sterile solutions) for third parties. We withdrew from the direct promotion of sterile solutions in 1998. Product revenue increased 19% from L32.5 million in 1998 to L38.6 million in 1999 principally due to increased sales of pharmaceutical products. The increase includes the impact of the products acquired as part of our acquisition of Bartholomew Rhodes in June 1999. Following a decline in our sterile product revenue in fiscal 1998 compared with 1997, we generated modest revenue growth in this area in 1999. This growth was driven by higher value speciality manufacturing projects undertaken for both existing and new customers. Our pharmaceutical products business accounted for 58% of our total revenue in fiscal 1999 compared to 66% in fiscal 1998.

     Our pharmaceutical service revenue increased 73% from L16.4 million in fiscal 1998 to L28.4 million in 1999. This increase in pharmaceutical services revenue was mainly attributable to an increase in clinical trials service revenue. This growth was the result of our ramping up of operations of our CTS facility in the United States and, to a lesser extent, continued growth of our European clinical trials business. In addition this was the first full year of chemical synthesis trading. During 1997, 1998 and continuing in 1999, we made significant investments in infrastructure to support our worldwide services business. In fiscal 1999 we began to benefit from our past investments, which enabled our services business to record significant revenue gains in each of our areas of focus. Pharmaceutical services accounted for 42% of our total revenue in fiscal 1999 compared to 34% in fiscal 1998.

     Gross profit/cost of sales/gross margin. Gross profit increased L9.0 million or 35% from L25.5 million to L34.5 million. This increase was the result of the 37% increase in total revenue offset slightly by a small decline in our average gross profit margin in 1999 compared with 1998. Gross margin decreased by 0.8% from 52.2% in 1998 to 51.4% in 1999. Margins in our products business reduced from 53.1% to 51.4% due to changes in product mix. Better capacity utilization in our services business enabled us to increase margins from 50.5% in 1998 to 51.3% in fiscal 1999.

     Operating expenses. Net operating expenses before exceptional item and goodwill amortization increased to L15.1 million from L11.5 million, an increase of 31.3%. The increase was mainly driven by growth in our sales and administrative infrastructure to support the 37% increase in revenues. In fiscal 1998 we incurred an exceptional cost of L2.7 million relating to the one-time costs associated with our failed merger with Ferring AB.

     Research and development costs increased 29% from L3.1 million to L4.0 million reflecting increased activity related to our efforts to obtain approval of our first IVR product. The increase reflects external costs of ongoing clinical activities rather than increased internal infrastructure or staff. During 1999 we completed the UK Phase III trial for our estradiol IVR and filed for approval of the product in the United Kingdom. We also completed a Phase II dose ranging study for our estradiol/progestin IVR.

     Depreciation increased L1.0 million or 50% due to our increased investments in facilities, particularly in support of our services business.

     Amortization of goodwill and other intangibles increased from nil to L0.7 million reflecting the acquisitions of ICTI and Bartholomew Rhodes in 1999. Both transactions were accounted for as purchases.

     Operating profit/operating margin. Our operating profit before exceptional items and goodwill amortization increased 38% from L14.1 million in fiscal 1998 to L19.4 million in fiscal 1999. The increase was broadly in line with our growth in revenue. Our operating margin remained relatively constant at 28.8% in fiscal 1998 compared to 28.9% in 1999. The modest improvement in our gross margin discussed above was offset by increases in our operating costs, particularly the acceleration of our research and development costs and the higher depreciation expenses associated with our investment in facilities to support our services business.

     Interest expense/Interest income. Interest expense increased from L0.9 million in fiscal 1998 to L1.2 million in 1999. The increase resulted principally from increased borrowings related to our investment in acquisitions of L23.7 million and capital expenditures of L10.7 million during fiscal 1999. Investment income fell from L1.5 million to L0.9 million in fiscal 1999 as investments were reduced to fund capital expenditures.

     Income tax expense. During fiscal 1999 and 1998 we operated primarily in two tax jurisdictions, the United Kingdom and the United States. The statutory tax rate in the United Kingdom was 30.5% in 1999 and 31% in 1998. The composite federal and state tax rate in the United States applicable to the Company was 35% in both 1999 and 1998. Our taxes on income increased L0.9 million from L3.5 million in fiscal 1998 to L4.4 million in fiscal 1999. Our effective tax rate decreased from 30.1% in fiscal 1998 to 23.9% in 1999. The higher effective tax rate in 1998 was primarily due to our incurring roughly L2.7 million of transaction costs that were not deducted in computing our tax provision for that year.

     Net income/earnings per share. The net result of the factors outlined above was that net income for fiscal 1999 increased by 69% to L14.0 million as compared with L8.3 million in fiscal 1998. Earnings per share, on both a basic and diluted basis, increased 68% from 7.15 pence to 12.03 pence. The weighted average number of shares outstanding remained essentially constant during 1999 compared with 1998, as we did not complete any significant transactions involving our shares during the year.

     Adjusted profit. The following table provides a comparison of our adjusted profit for fiscal 1999 and 1998:

                                                                    YEAR ENDED
                                                                  SEPTEMBER 30,
                                                                ------------------
                                                                 1999       1998
                                                                -------    -------
                                                                  (IN THOUSANDS)
Reported net income.........................................    L13,990    L 8,312
Exceptional item of costs of abortive acquisition...........         --      2,731
Amortization of goodwill....................................        671         --
                                                                -------    -------
Adjusted profit.............................................    L14,661    L11,043
                                                                =======    =======

     Adjusted profit increased 33% in fiscal 1999 compared with 1998 while the weighted average number of shares on a diluted basis remained virtually unchanged. These results encouraged our Board of Directors to recommend the payment of a final dividend for fiscal 1999 of 1.10 pence per ordinary share (4.40 pence per ADS), an increase of 25% over 1998, making the total dividend paid for the year of 1.65 pence per ordinary share (6.60 pence per ADS) compared to 1.32 pence per ordinary share (5.28 pence per ADS) in fiscal 1998.

LIQUIDITY AND CAPITAL RESOURCES

SIX-MONTH PERIODS ENDED MARCH 31, 2001 AND MARCH 31, 2000

     Net cash inflow from operating activities for the first half of 2001, as set forth in the table below, was L23.7 million compared to L7.9 million for the prior period. This favorable result is due to higher earnings before interest, tax, depreciation and amortization in the current period. EBITDA for the six months ended March 31, 2001 increased to L29.0 million from L14.0 million in the prior period.

                                                                 SIX MONTHS ENDED
                                                                    MARCH 31,
                                                                ------------------
                                                                 2001       2000
                                                                -------    -------
                                                                  (IN THOUSANDS)
Total operating profit......................................    L14,129    L11,143
Depreciation expense........................................      2,862      1,986
Amortization expense........................................     11,960        901
Working capital movement....................................     (3,437)    (5,561)
Other.......................................................     (1,799)      (555)
                                                                -------    -------
Net cash inflow from operating activities...................    L23,715     L7,914
                                                                =======    =======

     Net cash inflow from operations was offset by the use of L7.4 million cash to purchase fixed assets and for deferred consideration of L4.6 million as part of the acquisition of ICTI and ACCI and acquisition costs of L11.5 million relating to Warner Chilcott.

     The major cash outflow during the six months ended March 31, 2001 was the repayment of L27.3 million ($40.3 million) principal amount of 12 5/8% senior notes due 2008 issued by Warner Chilcott, Inc. This was triggered by our acquisition of Warner Chilcott. Under the terms of the indenture governing the senior notes, holders of the notes had the right to require us to repurchase the notes for redemption at 101% of par value plus accrued interest. On February 15, 2001, we also disbursed in cash the semi-annual interest installment due under theses notes, which amounted to L7.6 million.

     We ended the period with L48.8 million of cash on hand as compared with L77.7 million at September 30, 2000. We intend to fund our future operating liquidity needs, including capital expenditures and dividends payments, through a combination of cash generated from operations, cash balances on hand and availability under bank credit facilities. At March 31, 2001, we had L65.5 million of availability under committed credit facilities with certain banks.

     There is no significant seasonality to our funding requirements, and we believe that these sources will be sufficient to fund our anticipated working capital needs for the foreseeable future. We evaluate our balance sheet periodically to determine whether to refinance outstanding indebtedness with cash on hand or with other indebtedness. Accordingly, we may choose to reduce our indebtedness from time to time. In the event that we pursue significant acquisitions, we may be required to raise additional funds through the issuance of debt or equity securities.

YEARS ENDED SEPTEMBER 30, 2000 AND 1999

     Net cash inflow from operations increased by 19.0% to L16.7 million in the year ended September 30, 2000 compared to L14.0 million in the year ended September 30, 1999.

     Investment in tangible and intangible fixed assets during the year ended September 30, 2000 was L17.4 million. A further L14.6 million of cash was invested in acquisitions during the year consisting of L8.1 million for the acquisition of ACCI and the assets of the pharmacy department of Duke Clinical Research Institute, L4.6 million fees paid relating to the acquisition of Warner Chilcott and L1.9 million as payment of deferred consideration relating to the acquisition of ICTI. This compared to L10.7 million which was invested in capital expenditure on tangible fixed assets during the year ended September 30, 1999 and L23.7 million which was paid to acquire Bartholomew Rhodes, J Dana Associates Inc. and initial consideration for the acquisition of ICTI. Working capital also increased by a total of L27.2 million between September 30, 1999 and September 30, 2000 as a result of the growth in the business and the acquisition of Warner Chilcott.

     Cash flow from operations decreased by 2.1% to L14.0 million in fiscal 1999 compared to L14.3 million in fiscal 1998. During fiscal 1998, L19.0 million was invested in capital expenditure on tangible fixed assets.

     These investments and increased working capital requirements were partially funded by net cash inflows from operating activities and from the receipt of L36.4 million of cash (net of expenses) of the placing in November 1999 along with increased bank borrowings.

     Galen received L1.7 million of grants from certain government bodies in the year ended September 30, 2000 compared to L0.6 million of grants from certain government bodies in fiscal 1999 and L1.7 million in fiscal 1998. Galen has obtained grant assistance for capital expenditure and for research and development. Galen continues to receive assistance for current projects and remains eligible for assistance for further projects.

     At September 30, 2000, Galen held cash of L77.7 million compared to L6.4 million at September 30, 1999. This was largely related to cash acquired as part of the acquisition of Warner Chilcott and net proceeds of L36.4 million from the issue of 6 million new ordinary shares in November 1999. We had total bank borrowings and obligations under purchase agreements of L182.9 million, an increase of L154.7 million from the level at September 30, 1999 of L28.2 million. In addition, Galen had a maximum possible liability of L8.9 million for deferred and contingent consideration relating to the acquisitions of ICTI and ACCI. This gave net borrowings of L105.2 million compared to a net borrowing position of L21.9 million at September 30, 1999. This change was mainly as a result of including borrowings of $200 million of senior notes following the acquisition of Warner Chilcott and a US dollar loan of $25.0 million which is being used to finance the development of CTS and ICTI in the United States. It is intended that these senior notes and loans will be repaid from earnings in the United States.

     At September 30, 1999, Galen held cash of L6.4 million compared to the L16.2 million at September 30, 1998 and had total bank borrowings and obligations under purchase agreements of L28.2 million, an increase of L15.3 million from the level at September 30, 1998 of L12.9 million.

     In addition, at September 30, 1999, Galen had US dollar liabilities of L1.8 million in relation to deferred consideration and a maximum potential liability of L10.3 million in respect of contingent consideration relating to the acquisition of ICTI.

     Committed investment at September 30, 2000 was L5.3 million compared to L6.2 million at September 30, 1999. This will not only allow for the completion of the capital projects in progress, but will also provide for ongoing capital investment to ensure that Galen's facilities are able to accommodate plans without disruption.

     At September 30, 2000, Galen had undrawn committed bank facilities of L29.6 million from the Bank of Ireland and First Union National Bank and a further L63.3 million of bank facilities agreed in principle but not yet committed pending our requirement for it.

     At September 30, 2000, Galen's net assets had risen to L410.7 million compared to L68.2 million at September 30, 1999. The increase was as a result of the issue of shares to acquire Warner Chilcott, the growth in the business and the placement of shares in November 1999.

     At September 30, 1999, Galen's net assets had risen 21.2% to L68.2 million compared to L56.2 million at September 30, 1998. The increase was a result of growth in the business.

RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES, ETC.

     For a discussion of our research and development activities, patents and licenses, please see "Business."

TREND INFORMATION

     We operate two businesses: the promotion of pharmaceutical products in the United Kingdom, Ireland and the United States; and the provision of high-value services to research-focused pharmaceutical companies. We believe that both businesses present the opportunity for growth in the near-term.

     We intend to focus on the growth of our pharmaceutical products business, both organically and by acquisition. We believe the unfavorable impact of the PPRS in the United Kingdom in 1999 will not be significant over the next few years. Several of our branded products in the United States participate in markets that we expect will grow at healthy rates, such as hormone replacement therapy and oral contraception. Other products have the opportunity to increase market share based on increased promotional support, such as Doryx(R), our proprietary form of doxycycline. We also intend to continue to pursue opportunities to acquire or license-in additional products principally for the United States, the United Kingdom and Ireland markets. We believe that the consolidation taking place in the pharmaceutical industry may lead to increased opportunities for us to acquire and exploit additional branded products.

     Our services business has grown both in response to increased demand from the pharmaceutical industry and from our acquisition activities. We believe that demand for the specialized services that we provide will continue to grow as the breadth of drug development activities increases. In the short-term, the consolidation of major pharmaceutical firms may have the impact of terminating certain development projects. However, we expect the proliferation of Phase IV studies to support promotion of existing products and the emergence of new projects triggered by advances in mapping the human genome to offset the impact of any near-term declines. The segments of the pharmaceutical services industry in which we compete are relatively young and fragmented. This dynamic has allowed us to complete a number of attractive acquisitions that were complementary to our existing base, particularly in clinical trial services.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The principal market risks (i.e. the risk of loss arising from adverse changes in market rates and prices) to which Galen is exposed are:

     -  Interest rates on debt, and

     -  Foreign exchange rates.

     The following risk management discussion and the estimated amounts generated from analytical techniques are forward-looking statements of market risk assuming certain market conditions occur. Actual results in the future may differ materially from these projected results due to actual developments in the global financial markets.

INTEREST RATES

     Galen manages debt and overall financing strategies centrally using a combination of short and long term loans with either fixed or variable rates. Currently, Galen does not hedge exposure to interest rate fluctuations through the use of derivative instruments.

     Based on variable rate debt levels of L40.7 million and L27.3 million at September 30, 2000 and 1999, respectively, a 1% change in interest rates would impact net interest expenses by approximately L0.4 million and L0.3 million for the year ended September 30, 2000 and 1999, respectively. Fixed rate debt outstanding of L141.5 million and L0.9 million at September 30, 2000 and 1999 has been excluded from the above interest sensitivity analysis.

     There have been no material changes to variable rate debt levels at March 31, 2001 as compared to September 30, 2000.

FOREIGN EXCHANGE

     Most of the revenues generated and expenses incurred during fiscal 2000, 1999 and 1998 were denominated in the functional currency of the country in which they were generated. To the extent that Galen has expanded and continues to expand its operations in the United States, revenues and expenses will continue to be generated in the local currency. Galen intends to use foreign currency cash flows to pay similarly denominated expenses to the extent available, although it cannot be certain that it will be able to implement this strategy.

     At September 30, 2000, Galen had no foreign currency option contracts. To date Galen has not extensively used foreign currency hedging transactions because its exposure to foreign exchange fluctuations has been limited. Capital investment in the United States has been funded by US dollar borrowings as a hedge against foreign currency movements. Galen intends to use foreign currency hedging more extensively in the future, but cannot give assurances that the use of such instruments will effectively limit its exposure.

     Operating in international markets involves exposure to movements in currency exchange rates that typically affect economic growth, inflation, interest rates, governmental actions and other factors. The sensitivity analysis presented below does not take account of the possibility that rates in the currencies of different countries can move in opposite directions and that gains from one category may or may not be offset by losses from another category.

     Operations outside the United Kingdom generated approximately 21.8% of Galen's profit before interest for fiscal 2000 and 11.0% of Galen's profit before interest for fiscal 1999. The increase was due, in part, to the inclusion of ICTI's results for a full year. The change in currency exchange rate which would have the greatest impact on translating Galen's international operating profit is the exchange rate of the US dollar to the pound sterling.

     Galen estimates that a 10.0% adverse change between the pound sterling and the US dollar would have impacted reported operating results for fiscal 2000 by L0.5 million and for fiscal 1999 by approximately L0.2 million. As part of the development of our US operations, Galen has borrowed in US dollars to hedge against future revenue streams.

     Galen's total US dollar borrowing at September 30, 2000 was L140.7 of senior notes, L31.1 million in bank debt with a further L13.7 million in deferred and contingent consideration denominated in US dollars. A 10% adverse movement in the exchange rate between the pound sterling and the US dollar would increase the pounds sterling value of the senior notes by L15.6 million, bank debt by approximately L3.5 million and deferred and contingent consideration by L1.5 million, respectively.

     Galen's total US dollar borrowing at September 30, 1999 was L11.2 million in bank debt with a further L1.8 million in deferred consideration and L10.3 million in contingent consideration denominated in US dollars.

     As of March 31, 2001, Galen believes that there has not been a material change to its foreign exchange exposure since September 30, 2000.

INFLATION

     Inflation had no material impact on our operations during the six months ended March 31, 2001 and 2000 or during fiscal 2000, 1999 and 1998.

US GAAP RECONCILIATION

     Galen's consolidated financial statements have been prepared in accordance with UK GAAP. UK GAAP as applied by Galen differs in certain significant respects from US GAAP. See note 30 to the Galen audited consolidated financial statements for a reconciliation of Galen's profit and loss and equity shareholders' funds to US GAAP.

     Under US GAAP, based on unaudited consolidated financial statements of the Company, Galen's profit for the six-month periods ended March 31, 2001 and 2000 was L1.7 million and L8.2 million, respectively. Galen's profit/(loss) for fiscal 2000 and 1999 was L(4.9) million and L11.7 million, respectively. Galen's US GAAP profit/(loss) differed from UK GAAP profit/(loss) principally as a result of differences in accounting for business combinations, capitalization of interest, deferred taxation and share compensation expense. US GAAP differences in accounting for business combinations include amounts of purchase consideration allocated to in-process research and development which are written off immediately to the profit and loss account under US GAAP. In 2000 Galen completed the acquisition of Warner Chilcott for L308.6 million. As part of the acquisition of Warner Chilcott in 2000, for purposes of US GAAP, Galen has assigned an amount of L16.9 million to in-process research and development for products under development at Warner Chilcott on the date of acquisition. Significant products under development were line extensions of Ovcon(R), Doryx(R) and NataChew(TM). At the date of acquisition we estimated that the products were 90%, 75% and 90% complete, respectively. The remaining work on the products involved submitting a supplement to the approved New Drug Application for Ovcon(R) and Doryx(R), and completing the development of a new formulation of NataChew(TM). The anticipated approval dates for products begin primarily in 2001 and 2003. As part of the acquisition of Bartholomew Rhodes in 1999, for purposes of US GAAP, Galen has assigned an amount of L1.0 million to in-process research and development for products under development at Bartholomew Rhodes at the date of acquisition. Products under development were as follows: Calcium Chewable tablets, Temazepam tablets and paracetamol/codeine phosphate effervescent tablets. At the date of acquisition, we estimated that the drugs were 90%, 80% and 30% complete, respectively. The remaining work on the products involved completion of applications and submissions to the MCA followed by the assessment and response to points raised by MCA.

     Included in the compensation expense reconciling item for the period is an amount of L2.68 million ($3.88 million) relating to the intrinsic value of share options, the terms of which were modified on the cessation of employment of a director. This one-off, non-cash adjustment required under US GAAP does not impact equity shareholders' funds.

     See note 30 to the Galen audited consolidated financial statements for a more detailed description of the differences between Galen's accounting policies under UK GAAP and those that would be required under US GAAP.

NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities." FAS 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. FAS 133 is effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be reassessed and documented pursuant to the provisions of FAS 133. Subsequent to the issuance of FAS 133, the FASB issued FAS 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," which defers the effective date of FAS 133 to periods beginning after June 15, 2000. Galen does not currently use derivative instruments, therefore the adoption of FAS 133 did not have an impact on its results of operations and financial position.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which summarizes certain of the SEC staff views in applying generally accepted accounting principles to revenue recognition in financial statements. Galen adopted SAB 101 in these financial statements. Such adoption had no impact on Galen's financial statements.

     In December 1999, the Accounting Standards Board ("ASB") issued Financial Reporting Standard ("FRS") 19 "Deferred tax" which introduces a form of "full" provision for accounting for deferred tax that replaces the "partial" provision method in Statement of Standard Accounting Practice ("SSAP") 15. Deferred tax should be provided on timing differences that have originated but not reversed by the balance sheet date, but only when the entity has an obligation to pay more tax in the future as a result of reversal of those timing differences. FRS 19 permits but does not require reporting entities to discount deferred tax assets and liabilities to reflect the time value of money. FRS 19 applies to accounting periods ending on or after January 23, 2002. Galen proposes to adopt the FRS in its financial statements to September 30, 2002.

     FRS 18 "Accounting policies" which replaces SSAP 2, redefined "accounting policies" and distinguishes them from "estimation techniques" for measuring items in financial statements. The four "fundamental accounting concepts" of SSAP 2 (that is, going concern, accruals, consistency and prudence) are replaced by a framework that requires accounting policies to be selected against the qualities set out in the ASB's Statement of Principles, namely relevance, comparability and understandability. FRS 18 applies to accounting periods ending on or after June 22, 2001. Adoption of FRS 18 will have no impact on Galen's financial statements.

                                    BUSINESS

OVERVIEW

     Galen Holdings PLC is an integrated specialty pharmaceutical company focused principally in the women's healthcare therapeutic area. We develop, manufacture, supply and market branded prescription pharmaceutical products in the United Kingdom and Ireland and, with our acquisition of Warner Chilcott in September 2000, we market products in the United States. An important part of our strategy is to develop and commercialize pharmaceutical products based on innovative formulations and novel drug delivery technology, particularly our proprietary intravaginal ring, or IVR, technology. Our IVR is able to deliver a wide range of medicines to the patient over periods of up to three months. We also provide a wide range of high-value services to the research and development functions of both pharmaceutical and biotechnology companies.

     Prescription drug expenditures are the fastest growing component of healthcare expenditures in the United States. In 2000, the US Healthcare Financing Administration estimated that prescription products account for approximately 9.5% of US healthcare expenditures, and are expected to increase to 10.9% by 2007. Our primary markets in the United States, hormone replacement therapy and oral contraception, are approximately $2.6 billion and $2.1 billion, respectively(1). Our principal products include:

     - Ovcon(R) 35 and Ovcon(R) 50, both oral contraceptives that we acquired from Bristol-Myers Squibb Company in February 2000,

     - Estrace(R) vaginal cream, an intravaginal estrogen to treat vaginal atrophy, also acquired from Bristol-Myers Squibb Company in February 2000, and

     -  Doryx(R), an oral antibiotic for the treatment of severe acne.

We have a pipeline of products in development principally for the US market, including a number utilizing the IVR drug delivery technology.

     Through our US sales force of approximately 225 representatives, we market our portfolio of branded pharmaceutical specialty products targeted at the women's healthcare market. We believe we have one of the largest women's healthcare sales forces calling on physician specialists including obstetrician/gynecologists, dermatologists and urologists in the United States. Our sales force of approximately 110 representatives in the United Kingdom and Ireland market our product portfolio through direct contact with general practitioners, community pharmacists and hospital staff.

     We manufacture finished pharmaceutical products for our UK products business at our facilities in Craigavon and Larne, Northern Ireland. While we manufacture most of the products that we market in the United Kingdom, certain of our UK pharmaceutical products and all of our US pharmaceutical products are manufactured for us under contracts with third parties.

     We have also built an international services business catering to research-oriented pharmaceutical companies. We initially developed this business in response to a demand for highly specialized service providers to more efficiently manage clinical supplies. Since then, we have acquired complementary businesses to expand our capacity and build upon our competencies in this area. We conduct outsourced clinical supply work for 19 of the top 20 international pharmaceutical companies, as well as major contract research organizations and a number of biotechnology organizations. Our services business includes a chemical synthesis services group, which provides customized chemical design and chemical synthesis operations.

     In fiscal 2000, we generated revenue of L86.0 million (L177.3 million on a pro forma basis), an increase of 28% over revenue of L67 million in fiscal 1999. In fiscal 2000, our pharmaceutical products business revenue increased 15% from the prior year to L44.4 million and accounted for 52% of our total revenue, and grew to L59.4 million for the six months ended March 31, 2001, an increase of 156% from the six month

---------------

(1) IMS HEALTH Retail and Provider Perspective Audits 2000, US data period ended March 31, 2000. Our pharmaceutical services business had revenue of L41.6 million, up 47% over fiscal 1999 and accounted for 48% of total revenue and grew to L26.8 million for the six months ended March 31, 2001, an increase of 39% from the six month period ended March 31, 2000. As of May 31, 2001, we employed 1,721 persons.

     Our shares are listed on both the London Stock Exchange and the Irish Stock Exchange under the symbol "GAL." Our ADSs, each of which represents four of our shares, are quoted on the Nasdaq National Market under the symbol "GALN."

STRATEGY

     We intend to focus on growing our pharmaceutical products business in the United States, both organically and by acquisitions, while leveraging the investments made in our pharmaceutical services businesses. Our goal is to generate revenues, earnings per share growth, and consistent, profitable growth in our business by:

     -  Driving organic growth of our existing assets,

     -  Developing and commercializing proprietary products,

     - Supplementing organic growth through the selective acquisition of complementary products, and

     - Developing new high-value services for pharmaceutical research and development.

     Driving Organic Growth. We seek to increase revenues of our pharmaceutical products business through direct contact with targeted physicians using our competitively scaled sales and marketing organizations in the United States and the United Kingdom.

     Developing and Commercializing Proprietary Products. An important part of our growth strategy is to expand our branded product portfolio through the introduction of new proprietary products based on innovative formulations and our drug delivery technology. Our intention is to focus on developing improvements to existing therapies, including line extensions of our currently marketed products, rather than on the more costly and time consuming process of developing new chemical entities.

     Supplementing Organic Growth through Selective Acquisition of Products. We intend to pursue opportunities to expand our pharmaceutical product portfolio by selectively purchasing established branded products, particularly those products which are non-strategic to the major pharmaceutical companies. We target those products that complement our existing strategic focus on women's healthcare and which can be revitalized by our existing sales force.

     Developing High-Value Services for Pharmaceutical Research and
Development. We intend to continue to develop and introduce new high-value services to maintain our competitive edge in the research and development services business. We expect the proliferation of new drug development activities, including those driven by the human genome project, to continue. Our capabilities in customized chemical design and synthesis and our operational expertise in the management of clinical supplies and data position us to benefit from increased demand for these highly specialized services. We expect major pharmaceutical companies to continue to outsource non-strategic operations such as the provision of clinical trial materials and chemical synthesis.

RECENT DEVELOPMENTS

     Consistent with our strategy to acquire established branded pharmaceutical products and to increase sales of those products in the United States, on June 29, 2001 we acquired from Bristol-Myers Squibb Company Estrace(R) tablets, a branded estrogen replacement therapy product with net sales of $40.5 million (L26.7 million) for the year ended December 31, 2000. The gross profit for this product was $39.2 million (L25.9 million) for the year ended December 31, 2000. Going forward, the profit contribution of this product to Galen is expected to be lower, reflecting the increased marketing expenditure associated with Galen's plans to revitalize the Estrace(R) brand and additional incremental research and development expenditure. The value of the net assets attributable to Estrace(R) tablets on acquisition was $95.0 million (L67.2 million). The purchase price for Estrace(R) tablets was approximately $95 million. In connection with this acquisition we also entered into a five-year supply agreement with Bristol-Myers Squibb Laboratories Company in relation to this product with an option to renew for two additional years.

HISTORY AND DEVELOPMENT

     Galen Limited was founded in 1968 by Dr. Allen McClay. Initially, we were a sales and marketing organization focused on branded pharmaceutical products in the United Kingdom and Ireland. Our products were developed and manufactured for us by third parties. In 1977, we began to develop and manufacture our own products when our facility in Craigavon, Northern Ireland became operational. We added to our pharmaceutical products business with the 1988 acquisition of Ivex, which is a manufacturer of sterile solutions. In 1989, we began our involvement with the IVR drug delivery vehicle, first as a manufacturer and later as a developer of the IVR drug delivery technology. In 1999, we broadened our UK product portfolio with the acquisition of Bartholomew Rhodes. We extended our branded pharmaceutical products business into the United States on September 29, 2000, when we acquired Warner Chilcott, a marketer of branded prescription pharmaceutical products focused primarily on the women's healthcare therapeutic area. We established our clinical trials services business in 1989 in response to multi-national pharmaceutical companies outsourcing certain aspects of clinical trials supplies.

     We completed our initial public offer of shares in July 1997 when we listed our shares on the London Stock Exchange. In September 1997 we listed our ordinary shares on the Irish Stock Exchange. On September 29, 2000, we acquired Warner Chilcott and simultaneously listed our ordinary shares, represented by American Depositary Shares, or ADSs, on the Nasdaq National Market. Each ADS represents underlying ownership of four ordinary shares. Prior to our initial public offer in July 1997, three of our directors held a substantial majority of our issued share capital: Dr. Allen McClay, Dr. John King and Mr. Geoffrey Elliott. These three individuals, along with the Galen Employee Trust, held 43.0% of our issued share capital as of March 31, 2001.

PHARMACEUTICAL PRODUCTS

INDUSTRY OVERVIEW

     Prescription drug expenditures are the fastest growing component of healthcare expenditures in the United States. In 2000, the US Healthcare Financing Administration, or HCFA, estimated that pharmaceuticals account for approximately 9.5% of healthcare expenditures in the United States. Estimated pharmaceutical sales in the United States for 2000 were approximately $112.1 billion, and HCFA has projected continued sales increases at an average annual growth rate of approximately 10% through 2008, compared to an average annual growth rate of approximately 6% for total healthcare costs. The Company believes that factors underlying this increase in prescription drug expenditures include:

     - increases in research and development expenditures by drug manufacturers, resulting in many new drug introductions,

     -  a shorter FDA approval cycle for new pharmaceutical products,

     -  high prices for new "blockbuster" drugs,

     -  an aging population, and

     - increased demand for prescription drugs due to increased disease awareness by patients, effective direct-to-consumer advertising by drug manufacturers and a growing reliance on medication in lieu of lifestyle changes.

KEY THERAPEUTIC AREAS

  WOMEN'S HEALTHCARE

     We develop and market products for a number of segments in the women's healthcare therapeutic area, including hormone replacement and oral contraceptives.

     Our principal competitors in this therapeutic area are in the United States and include the women's healthcare divisions of Johnson & Johnson, American Home Products, Pfizer, Schering A.G., and Akzo-Nobel.

     The Oral Contraceptive Market. In 2000, the market for oral contraceptives in the United States was $2.1 billion, an increase of 14% as compared with 1999(2). Oral contraceptives are used by over 90 million women worldwide(3). The vast majority of the market is composed of oral contraceptive pills consisting of estrogen combined with a progestin.

     The Hormone Replacement Market. In 2000, the worldwide hormone replacement therapy market was $4.9 billion, an increase of 10% as compared with 1999(3). In the United States, hormone replacement therapy was an approximately $2.6 billion market in 2000(2). Estrogen drug products and estrogens in combination with progestins used for the treatment of symptoms associated with menopause make up the vast majority of the US market.

     Vaginal hormone replacement is a sub-segment of the overall hormone replacement market and is comprised of products that deliver estrogen directly to the vaginal tissue. In 2000, this market in the United States was approximately $110 million, an increase of 15% as compared with 1999(2). According to the US Bureau of the Census, in 2000 there were over 30 million women over the age of 55 in the United States. Many of these women are candidates for vaginal estrogen replacement therapy. We expect continued growth in the market for vaginal estrogen preparations due to the rising number of postmenopausal women, increased life expectancy and a general increase in awareness of the benefits of estrogen replacement therapy. Estrogen-based vaginal creams are currently indicated in the treatment of vulval and vaginal atrophy, a common symptom in post-menopausal women.

     Principal Products. We aggressively pursue opportunities in the women's healthcare therapeutic area for two reasons. First, it contains markets that we believe will generate strong growth driven by fundamental demographic and behavioral trends. Second, we believe the women's healthcare market is well suited for precision marketing techniques as a relatively small number of physicians account for a disproportionately large percentage of prescriptions written.

     The following table identifies our principal marketed branded products in this area:

PRODUCT                                THERAPEUTIC INDICATION                  MARKET
-------                                ----------------------                  ------
Ovcon(R) 35..........................  Oral Contraceptive                      US
Ovcon(R) 50..........................  Oral Contraceptive                      US
Estrace(R) cream.....................  Vaginal/Vulval Atrophy                  US
Regurin(R)...........................  Anticholinergic                         UK
NataFort(R)..........................  Prenatal Vitamin                        US
NataChew(TM).........................  Chewable Prenatal Vitamin               US
Pyridium Plus(R).....................  Urinary Tract                           US
                                       Analgesic/Antispasmodic
Pyridium(R)..........................  Urinary Tract Analgesic                 US

     Ovcon(R) 35 and Ovcon(R) 50. Ovcon(R) 35 and Ovcon(R) 50 are oral contraceptives composed of norethindrone and ethinyl estradiol and are marketed exclusively by the United States. They were introduced by Bristol-Myers Squibb Company in the middle and late 1970s, and we began promoting the products in March 1999 under an agreement with Bristol-Myers Squibb Company. In February 2000, we acquired the rights to these products. Ovcon(R) 35 competes in the low-dose segment of the market, which comprises products containing between 30 and 35 micrograms of estrogen, and represents approximately 85% of the total US market for oral contraceptives.(2) Total prescriptions of Ovcon(R) 35 reached 250,090 in the quarter ended March 31, 2001, a 13.7% increase from 220,030 in the quarter ended March 31, 2000, which in turn

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(2)  IMS HEALTH Retail and Provider Perspective Audits 2000, US data

(3) IMS HEALTH Midas Database 2000, Global data represented a decrease of 13.7% from 254,959 in the quarter ended March 31, 1999.(4) New prescriptions for this product reached 75,579 in the quarter ended March 31, 2001, a 30.5% increase from 57,916 in the quarter ended March 31, 2000, which in turn represented a decrease of 7.6% from 62,711 in the quarter ended March 31, 1999.(4) Galen believes this trend has continued in recent months.

     Estrace(R) cream. Estrace(R) vaginal cream is used for the treatment of vaginal and vulval atrophy and is marketed exclusively in the United States. Estrace(R) cream contains beta-estradiol as its active pharmaceutical ingredient. We began promoting Estrace(R) cream in March 1999 under an agreement with Bristol-Myers Squibb Company. In February 2000, we acquired the rights to this product. Total prescriptions of Estrace(R) cream reached 166,680 in the quarter ended March 31, 2001, a 12.3% increase from 148,466 in the quarter ended March 31, 2000, which in turn represented an increase of 16.4% from 127,515 in the quarter ended March 31, 1999.(4) New prescriptions for this product reached 103,886 in the quarter ended March 31, 2001, a 14% increase from 91,117 in the quarter ended March 31, 2000, which in turn represented a 20.5% increase from 75,617 in the quarter ended March 31, 1999. (4) Galen believes this trend has continued in recent months.

     Regurin(R). We launched our proprietary anticholinergic, Regurin(R), for the treatment of urinary incontinence in October 2000 in the United Kingdom. We acquired the exclusive licensing rights to this product from Madaus AG Cologne in 2000.

     NataFort(R) and NataChew(TM). In December 1997 we launched NataFort(R), a prescription strength prenatal vitamin designed to improve patient compliance by virtue of its relatively small tablet size. NataChew(TM) is a prescription strength chewable prenatal vitamin which was developed internally and launched in November 1999. NataChew(TM) is a wildberry flavored chewable tablet that provides ten essential vitamins, including folic acid and iron.

     Pyridium(R) and Pyridium Plus(R). Pyridium(R) is an orally administered urinary tract analgesic agent that helps relieve urinary pain, burning, urgency and frequency related to urinary tract infections. Pyridium Plus(R), a line extension of Pyridium(R) that contains an antispasmodic and an anxiolytic, was introduced by Warner-Lambert Company in 1980, but was subsequently withdrawn from the market. We reintroduced Pyridium Plus(R) in March 1999.

     Women's Healthcare Research and Development Pipeline. Galen's research and development activity is focused on the development of proprietary products for international commercialization that are based on drug delivery systems such as our IVR and eutectic mixture for topical applications. We also pursue the development of products that are complementary to our core prescription businesses in the United States, particularly line extensions of our existing branded products. Our strategy is to pursue products that represent improvements to existing pharmaceuticals rather than creating new chemical entities. Improvements to existing products generally involve less development and regulatory risk and shorter time lines from concept to market.

     During fiscal 2000, we invested L8.0 million in research and development activities, a 102% increase over the previous year, reflecting the activities associated with our efforts to obtain marketing approval for the estradiol IVR in both the United Kingdom and the United States. We intend to continue to expand our research and development programs in order to develop products that exploit our sales and marketing presence in the United States and the United Kingdom. As of March 31, 2001, our research and development team consisted of 23 professionals. Our in-house expertise in product development and regulatory affairs allows us to prepare and file New Drug Applications with the FDA and other regulatory authorities for our own products.

     Intravaginal Drug Delivery. In late 1989, we became involved in the manufacture of an intravaginal ring, initially for use in contraception. The IVR consists of a silicone ring in which a core containing an active ingredient is embedded. The size of the core determines the rate at which the drug is released, and the use of multiple cores can provide simultaneous release of more than one drug. The IVR is capable of releasing drug(s) at a relatively constant rate, which eliminates the peaks and troughs in blood levels that can

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be associated with conventional forms of drug delivery such as orally-administered tablets. Vaginal delivery also avoids the first pass metabolism of active ingredients, which can inhibit or preclude oral dosing of certain drugs as a method of administration. The IVR can be used for up to three months and does not require fitting by a doctor. It therefore offers a potential compliance benefit over existing prescribed therapies.

     The IVR and Hormone Replacement Therapy, or HRT. Menopause occurs in all women, either naturally or after undergoing a surgical removal of the ovaries. It is associated with a decrease in estrogen production and is characterized in the short-term by symptoms such as hot flashes and in the long-term by an increased risk of both osteoporosis and cardiovascular disease. We believe that a greater proportion of women receiving HRT in the United States have had hysterectomies than in Europe. HRT aims to restore blood estradiol levels to premenopausal levels to relieve menopausal symptoms. Typically, in non-hysterectomized women, a progestin is also administered continuously or cyclically to ensure the protection of the uterine endometrium against the potentially adverse effects of estradiol. Current therapies include tablets and gels for daily administration, transdermal patches which can be used for up to one week and estradiol implants which, although suitable for long-term treatment, require surgical insertion.

     Currently available oral and transdermal products typically produce blood estradiol levels that are sufficient to provide effective control of menopausal symptoms but which fluctuate over time. Higher estradiol blood levels, normally achieved with subcutaneous implants which must be surgically inserted, are needed to maintain sufficient continuous estradiol blood levels for prolonged periods. Although implants produce more consistent day-to-day estradiol blood levels when compared to transdermal patches, there is a gradual decline in estradiol blood levels over the period of use. We have developed an IVR capable of achieving a relatively consistent estradiol blood level for a period of up to three months.

     We received authorization to begin marketing Menoring(R), the estradiol IVR in the United Kingdom in April 2001. We plan to submit Menoring(R) through the European Union Mutual Recognition Procedure to gain marketing approval throughout Europe. We expect to launch this product in the United Kingdom in mid-2001. We anticipate filing a New Drug Application for the Estrace(R) VR with the FDA in the second half of 2001.

     IVR Product Pipeline. The following table shows our IVR product pipeline and related stage of development. We cannot guarantee that any of these products will meet the clinical requirements or obtain the requisite regulatory approvals to enable us to market them in the future.

THERAPEUTIC INDICATION                        STATUS                  MARKET
----------------------                        ------                  ------
Menoring(R)                                   Approved                UK
Menoring(R)                                   In Registration         EU
Estrace(R) VR                                 NDA Being Prepared      US
Continuous Combined HRT                       Phase II                EU/US
Testosterone Ring                             Phase II                EU/US
Contraceptive                                 Phase II                EU/US
Metro Ring                                    Development             EU/US

     - Menoring(R)/Estrace(R) VR. This therapy is designed for women who have had a hysterectomy. Phase III trials have been completed in Europe and in the United States. The Phase III evaluation began with a multi-center trial in the United Kingdom. The first trial, carried out in approximately 120 menopausal patients, demonstrated the effectiveness of IVRs delivering 50mcg of estradiol per day in controlling vasomotor symptoms, including hot flashes, in comparison with standard oral treatment. The same centers are also conducting a trial to assess the benefit of the IVR in the prevention of osteoporosis. This trial will cover over 100 patients and is expected to be completed in 2001. A second Phase III trial to gather additional data for a US filing has been completed.

     - Continuous combined HRT (estradiol/progestin). This product is intended to reduce the risk of endometrial hyperplasia, which is an undesirable consequence of estradiol-only therapy in women with an intact uterus. A Phase II dose finding study has been completed with an estradiol/progestin releasing IVR and the data are being evaluated.

     - Testosterone Ring. Our third IVR product is being developed to deliver systemic doses of testosterone. Deficiency of testosterone in post-menopausal women has been associated with decreased sexual motivation. Our testosterone IVR is aimed at addressing the problems of those patients where an augmentation of sexual motivation is desired. Phase II trials are currently in process.

     - Contraceptive product. In conjunction with The Population Council in New York, we are contributing to the pharmaceutical development of an estrogen/progestin contraceptive product. The Population Council has completed Phase II clinical trials for this product. We are currently evaluating data from these trials.

     - Metro Ring. Our pharmaceutical research team is developing an IVR containing antimicrobial agents for the local treatment of vaginal infections. This product is currently in pharmaceutical development.

     OTHER PRINCIPAL PRODUCTS

     Dermatology. In the United States, we market orally administered prescription products for the treatment of acne. In the United States, the acne therapy market was $1.3 billion in 2000, an increase of 17% as compared with 1999(5). Our principal product is Doryx(R), our proprietary formulation of doxycycline.

     Doryx(R) is an orally administered antibiotic capsule containing enteric-coated pellets of doxycycline hyclate. It may be a useful adjunctive therapy in the treatment of severe acne. Doryx(R) was introduced in 1986 by Warner-Lambert. We acquired Doryx(R) in June 1997. In September 1999 we repositioned the product for the dermatology segment and directed our primary care sales force to promote Doryx(R) to targeted physicians. Total prescriptions of Doryx(R) reached 57,838 in the quarter ended March 31, 2001, a 97.3% increase from 29,315 in the quarter ended March 31, 2000, which in turn represented a 86% increase from 15,763 in the quarter ended March 31, 1999(6). New prescriptions for this product reached 40,637 in the quarter ended March 31, 2001, a 76.4% increase from 23,033 in the quarter ended March 31, 2000, which in turn represented an 62.8% increase from 14,152 in the quarter ended March 31, 1999(6). Galen believes this trend has continued in recent months.

     Analgesic Products. In 2000, the UK market for non-narcotic analgesic products was worth approximately L199 million, an increase of 8% as compared with 1999. We ranked fifth (in terms of sales) out of the companies servicing this market in the United Kingdom.

     Our major analgesic product is Kapake(R) Tablets (paracetamol 500mg/codeine phosphate 30mg), which accounts for the majority of our sales of analgesic products. Our approach to the analgesic market is to provide products based on established active ingredients to treat pain of varying severity. Major line extension formulations for Kapake(R) have been launched in the United Kingdom, including Kapake(R) Insts(R).

     A novel controlled-release combination analgesic for the treatment of night pain and arthritis, Diclodorm XL(TM), is currently in registration in the United Kingdom and we anticipate launching the product in late 2001.

     Product Pipeline. We have a patent pending for topical compositions containing a eutectic mixture of pharmacologically active agents. Eutectics are mixtures of chemicals in which the constituents are in proportions which ensure that their melting point is depressed. This technology is directed towards topical products with significantly enhanced penetrative properties. The first application of this technology is in early pharmaceutical development. We have filed patent applications for this technology which received Patent Convention Treaty, or PCT, approval in September 1999.

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(5)  IMS HEALTH Retail and Provider Perspective Audits 2000, US data

(6)  NDCHealth

SALES AND MARKETING

     Our two marketing groups cover the US and UK pharmaceutical markets defined by medical specialties.

UNITED STATES

     In the United States, we market branded pharmaceutical products that we believe will benefit from promotional activities directed toward physician specialists. We have a sales and marketing infrastructure which includes approximately 225 sales representatives dedicated to promoting and marketing branded pharmaceutical products. We believe we have one of the largest sales forces targeted to promoting women's health products to obstetrician/gynecologists in the United States and the infrastructure to support and manage our sales efforts. We intend to augment our sales organization as needed to support the promotion of our existing and future branded products. We believe that our sales force at its present size provides us with adequate resources to execute the promotional plans for the branded products discussed in this prospectus.

     Our marketing strategy is to promote our branded products to high volume prescribing physicians through our targeted sales force. Our sales force employs precision marketing techniques, including comprehensive internal analysis of actual prescription data. We use this data to identify and target physicians that are likely to produce the greatest return on our promotional efforts. Members of our senior management team were pioneers in utilizing precision marketing methods. Precision marketing techniques help us to target physicians, measure the effectiveness of our promotional efforts and evaluate the skill of our individual sales representatives.

     Generally, we believe that the physicians we target are specialists concentrated in metropolitan areas and within larger group practices. This concentration enables us to use our US sales force to achieve greater reach and frequency. Our seasoned representatives have developed relationships with physicians in the segments we target.

     We have instituted a number of programs related to compensation, incentives and professional advancement in order to motivate our sales representatives. Our sales representatives are regularly reviewed and ranked based on performance. Those rankings are then taken into account in determining base compensation, performance bonuses and professional advancement. The programs have proven effective in motivating our sales representatives and in identifying exceptional employees whose skills warrant advancement to supervisory/management roles within our sales organization.

     We endeavor to supply our sales forces with a full complement of support materials to assist in their efforts to promote and position our products. We believe that our sales representatives and the support materials that we have developed for their use are of a level of quality, professionalism and sophistication that positions us to successfully compete with much larger pharmaceutical concerns.

UNITED KINGDOM AND IRELAND

     Our United Kingdom and Ireland sales force directly contacts general practitioners, community pharmacies and hospital staff throughout the United Kingdom and Ireland. We intend to utilize this sales force to market our existing products as well as any new products launched in the United Kingdom and Ireland.

     In anticipation of new product launches in the United Kingdom during 2001, and in particular the launch of our first IVR-based HRT product, Menoring(R), we recently established a new United Kingdom and Ireland sales force of approximately 50 representatives, bringing the total number of UK and Irish sales representatives to approximately 110 from 60. These new members of the sales force and the associated sales and marketing infrastructure are principally engaged in supporting the distribution and sale of Regurin(R), which was launched in October 2000. In addition, our United Kingdom and Ireland sales force includes a team of specialised nurse practitioners who will work with specialist clinics, obstetrician/gynecologists and midwives to provide technical advice as to the application of the IVR-based HRT product and support its launch in the United Kingdom.

CUSTOMERS

     While we focus most of our pharmaceutical products marketing efforts on physicians, the parties to whom we actually sell most of our products are pharmaceutical wholesalers, drug distributors and chain drug stores. We also sell to the US federal government and various state governmental agencies. Our largest wholesale, distribution or retail customer is McKesson HBOC, which accounted for approximately $14.6 million, or 24.7%, of our net revenues in the first six months of fiscal 2001.

     Our services customers include large pharmaceutical companies, none of whom constitutes more than 10% of our net revenues in the first six months of fiscal 2001.

COMPETITION

     The pharmaceutical industry is highly competitive. Our branded products compete with brands marketed by other pharmaceutical companies including large, fully integrated concerns with financial, marketing, legal and product development resources substantially greater than ours.

     Our branded pharmaceutical products are or may become subject to competition from generic equivalents. There is no proprietary protection for some of the branded pharmaceutical products we sell. Generic substitutes for some of our branded pharmaceutical products are sold by other pharmaceutical companies which claim that their products provide equivalent therapeutic benefits at a lower cost. In addition, governmental and other pressure to reduce pharmaceutical costs may result in physicians prescribing products for which there are generic substitutes. Increased competition from the sale of generic pharmaceutical products may cause a decrease in revenue from our branded products and could have a material adverse effect on our business, financial condition and results of operations.

     As the pharmaceutical industry is characterized by rapid product development and technological change, our pharmaceutical products could be rendered obsolete or made uneconomical by the development of new pharmaceuticals to treat the conditions addressed by our products, technological advances affecting the cost of production, or marketing or pricing actions by one or more of our competitors. Our business, results of operations and financial condition could be materially adversely affected by any one or more of these developments. Our competitors may also be able to complete the regulatory process for new products before we are able to do so and, therefore, may begin to market their products in advance of our products. We believe that competition among both branded and generic pharmaceuticals aimed at the markets identified by us will be based on, among other things, product efficacy, safety, reliability, availability and price. There can be no assurance that developments by others will not render any product or technology we produce or may produce obsolete or otherwise non-competitive.

MANUFACTURING, SUPPLY AND RAW MATERIALS

     We manufacture finished pharmaceutical products for our UK products business at our facilities in Craigavon and Larne, Northern Ireland. While we manufacture a large majority of the products that we market in the United Kingdom, certain of our UK pharmaceutical products and all of our US pharmaceutical products are manufactured for us under contracts with third parties. Accordingly, we are dependent upon our contract manufacturers in the United States, and to a lesser extent in Europe, to comply with regulatory requirements and to keep their facilities in good working order. To ensure their compliance, we conduct quality assurance audits of our contract manufacturers' sites and records to determine compliance with the relevant regulatory requirements. Bristol-Myers Squibb Company manufactures our Ovcon(R) oral contraceptives and Estrace(R) cream under long-term supply agreements that run through February 2009. We expect the Ovcon(R) and Estrace(R) cream products to account for a significant percentage of our US product sales. We cannot assure you that our contract manufacturers will be able to manufacture our products without interruption, that they will comply with their obligations under our various supply arrangements, or that we will have adequate remedies for any breach. In the event that a supplier suffers an event that caused it to be unable to manufacture our product requirements for a sustained period, the resulting shortages of inventory could have a material adverse effect on our business.

     The principal components used in the manufacture of our pharmaceutical products are active and inactive pharmaceutical ingredients and certain packaging materials. We have multiple sources for the majority of our raw materials for our UK products and select most of our suppliers on the basis of competitive pricing. We believe that adequate replacement sources are available to meet our UK pharmaceutical product requirements at little or no incremental cost.

     In the United States, the FDA must approve suppliers of certain ingredients for our products. The development and regulatory approval of our US products is dependent on our ability, and the ability of our contract manufacturers, to procure active ingredients and packaging materials from FDA approved sources. If pharmaceutical ingredients or packaging materials were no longer available from an approved source, we would be required to obtain FDA approval to change the supplier of that material. The qualification of a new supplier could potentially disrupt the manufacture, and therefore our supply of products for sale. Although we consider our sources of supply to be adequate, and to date, no significant difficulty has been encountered in obtaining product materials, there can be no assurance that we will continue to be able to obtain materials as required.

PROPERTY, PLANT AND EQUIPMENT

     We operate from modern dedicated facilities based at three sites in Northern Ireland and five in the United States. We own property in Ardee in the Republic of Ireland and plans for the development of this property are currently under consideration, including the building of a new production facility to meet longer-term requirements. To assist with the expansion in Northern Ireland, the Industrial Development Board for Northern Ireland has offered selective financial support to us totaling L10.2 million. We are also pursuing various types of financial assistance from the Industrial Development Authority of the Republic of Ireland. We also lease approximately 23,000 sq. ft. of office accommodation in Rockaway, New Jersey.

PHARMACEUTICAL PRODUCTS MANUFACTURING FACILITIES

     All existing facilities used in our pharmaceutical products business, which together extend to approximately 300,000 sq. ft., are approved by the MCA. The US FDA approved several manufacturing suites at our Craigavon facility in 1999.

     Our product manufacturing facilities are located at two sites that total in excess of 30 acres. Our facility at Craigavon manufactures tablets, capsules, and non-sterile liquid formulations, as well as sacheting powders and granules. Dedicated suites for the manufacture of cephalosporin and penicillin antibiotic products are also located at Craigavon, as are pharmaceutical research and development laboratories. Our administration, regulatory compliance, sales, marketing and distribution activities for the United Kingdom and Ireland are also based at the Craigavon site.

     Our products division has an 80,000 sq. ft. facility at Larne, Northern Ireland for the manufacture of our sterile product range. Further manufacturing efficiencies have been achieved through the establishment of an in-house suite to manufacture unfilled PVC bags. The Larne facility also houses pharmaceutical research and development facilities and our dedicated facility for the manufacture of IVRs.

     The specialty manufacturing unit of our pharmaceutical products business has contracts with third parties for the production of certain FDA approved products that are distributed into the United States. These products are manufactured in current Good Manufacturing Practices, or cGMP, suites at our Craigavon facility.

PHARMACEUTICAL SERVICES

     Our pharmaceutical services business was established in response to multinational pharmaceutical companies outsourcing specialized research and development services such as clinical trial supplies.

CLINICAL TRIAL SERVICES

     We provide clinical packaging services to pharmaceutical companies that choose to outsource the manufacturing, packaging and distribution of both active drugs and placebos to targeted clinical trial patients. We are a dedicated provider of these specialized services, ensuring that the exacting current Good Manufacturing Practices, or cGMP, requirements for the manufacture and distribution of clinical trials are met fully. Initially established to meet clients' needs in the United Kingdom from our dedicated facilities in Craigavon, our operation rapidly extended its reach and capabilities into Europe and the United States. We have conducted outsourced clinical trial work for 19 of the top 20 international pharmaceutical companies, as well as major contract research organizations and a number of biotechnology organizations.

     We offer a full range of clinical trial services including the design, manufacture, packaging and worldwide distribution of patient packs for clinical trials. We manufacture active and placebo tablets and capsules to our customer's specifications, ensuring that the placebo formulation is identical in appearance to the active formulation. The design and manufacture of patient wallets is also customer specific and includes the capability to produce randomized and multi-lingual, patient-specific labels. We also offer analytical services, including stability testing in FDA compliant facilities, complete analytical testing and release and analytical method development.

     We also operate a facility in Audubon, Pennsylvania, where we offer our specialized clinical packaging services to pharmaceutical companies in the United States. With facilities in the United States and the United Kingdom, we are able to offer a coordinated service to clients for international clinical trials. In 1998 we acquired the drug reconciliation business of J Dana Associates Inc. to strengthen our capabilities in the United States by providing services relating to drug returns from clinical trials including drug reconciliation accountability, storage and destruction.

     Development Program. Our development program is aimed at enhancing the breadth and quality of the services we offer, in particular, by implementing new technologies, including interactive voice response system, or IVRS technology, for clinical trial management. An important part of our development plan has been the selective acquisition of complementary businesses. In 1999 we acquired Interactive Clinical Technologies, Inc., or ICTI, in New Jersey to complement and further strengthen the IVRS capabilities of our business. ICTI's technological developments are designed to enable clients to manage clinical supplies efficiently and collect real-time patient enrollment data. In 2000, we acquired a US-based clinical service provider, Applied Clinical Concepts, Inc., and a related entity, the Pharmacy Division of the Duke Clinical Research Institute. This acquisition expanded our capacity and built upon our competencies in the areas of secondary clinical packaging, randomization services and IVRS.

CHEMICAL SYNTHESIS SERVICES

     We formed our custom chemical synthesis operation in response to increasing demand from pharmaceutical companies for small capacity manufacturing facilities required for the manufacture of kilogram quantities of development compounds. Cost reduction measures at many pharmaceutical companies have resulted in a shortage of chemical synthesis capacity. Consequently, pharmaceutical companies have increasingly sought capacity from third party suppliers, rather than commit their own capital to develop similar facilities internally. In addition to the increasing trend among established pharmaceutical companies to outsource many phases of drug development, many emerging biopharmaceutical and biotechnology companies tend to have a high degree of dependence on third party contractors to provide development services in order to permit them to focus their resources on discovery research.

     We work to meet the needs of companies for pilot-plant scale custom chemical synthesis and are well placed to offer manufacturing services for active pharmaceutical ingredients required for toxicological investigation as well as pre-clinical and early clinical studies. We have a specially constructed cGMP facility at Craigavon, Northern Ireland, which provides a range of other services, including analytical method development and quality control of raw materials, in-process intermediates and finished products.

     In 1997 we acquired 76% of QuChem Ltd. to offer additional services. QuChem Ltd. was formed by The Queen's University of Belfast in 1992 to offer a range of contract chemical development services incorporating the use of complex technologies, process research and development, custom synthesis and structure determination. Based at the School of Chemistry at The Queen's University of Belfast, this facility is able to access a range of analytical techniques not normally available to small research and development based companies.

PHARMACEUTICAL SERVICES MARKETING

     We market our services division globally to the clinical trials and the medical departments of multinational pharmaceutical companies, contract research organizations and biotech organizations. Each service area maintains a separate sales infrastructure which works closely with all other service areas to target customers that have decision-making responsibility for the outsourcing of activities traditionally performed in their own research and development departments. The services division has established strong relationships with multi-national pharmaceutical companies in the United States and Europe which have created solid revenue platforms for each element of our service business.

PHARMACEUTICAL SERVICES FACILITIES

     We invested in the construction of approximately 100,000 sq. ft. of additional capacity for our clinical trial services, or CTS, facility at Craigavon. A complementary 102,000 sq. ft. CTS facility in Pennsylvania was built as a platform to leverage our CTS expertise into the US marketplace. As major pharmaceutical companies increasingly develop products on an international basis, it is important that we have the facilities to offer integrated international services to our customer base. We are currently adding a distribution facility in Craigavon to support our CTS business in Europe and are currently negotiating a lease of additional space to support the expansion of ICTI.

     ICTI currently provides interactive voice response systems for clinical trial management from its facilities in Lambertville, New Jersey; San Francisco, California; and Maidenhead, England.

     Chemical synthesis services operates from 20,000 sq. ft. of facilities at the Craigavon site and laboratories situated at the School of Chemistry at The Queen's University of Belfast. These recently constructed facilities incorporate state-of-the-art processes in custom chemical synthesis. The facilities comprise a cGMP pilot plant, quality control and research and development laboratories, plant service areas and staff offices. They enable us to provide comprehensive research and development and bench-to-pilot scale services to customers requiring custom chemical synthesis.

TRADEMARKS, PATENTS AND PROPRIETARY RIGHTS

PATENTS

     Protection of intellectual property, patents and trademarks is a key company strategy for projects and products of significant business importance.

     The patent strategy for the estradiol IVR (which also covers the technology used in the combination estradiol/progestin IVR) has been to obtain a short term Irish Patent and then file for global protection using the Patent Convention Treaty, or PCT, procedure together with national applications in certain countries which are not party to the PCT. The priority date for this program is December 19, 1994. The PCT applications were filed in December 1995. Following a favorable World Intellectual Property Organization preliminary assessment, the patent received approval to go to grant in the United States and Europe in the first half of 1998. Patents have now been granted for the estradiol IVR in the United States, Australia, New Zealand, South Africa, Ireland, Singapore and by the European Patent Office. In addition, this patent is pending in several other countries including Japan, India and China.

     We lodged a further international filing in May 1998 for an IVR dealing with the administration of testosterone by this route. We have received a favorable examination report and our patent grant is expected in the United States and Europe during 2001 or early 2002.

     A patent application relating to the enhanced mutual topical absorption and eutectic mixtures of pharmacologically active compounds was submitted for international filing in May 1998. A favorable examination report has now been received and patent grant is expected in the United States and Europe during 2001.

TRADEMARKS

     It is our policy to protect our trademarks, where appropriate, in all jurisdictions in which we operate. The names indicated below are registered trademarks of the Company, some of which may not be registered in all jurisdictions:

Doryx(R)                                   Ovcon(R)
Estrace(R)                                 Pyridium(R)
Kapake(R)                                  Pyridium Plus(R)
Menoring(R)                                Regurin(R)
NataFort(R)

GOVERNMENT REGULATION

     Pharmaceutical companies operating in the United Kingdom and in the United States are subject to regulatory controls governing the development, manufacture, labeling, supply and marketing of their products.

UNITED KINGDOM

     Obtaining a Marketing Authorization. No pharmaceutical product may be marketed in the European Union without a marketing authorization. The UK Medicines Act 1968 governs applications for marketing authorization for human use in the United Kingdom. The Medicines Act implements detailed European Union directives on the licensing of pharmaceuticals in the United Kingdom. Each time new legislation is introduced at the European level, it is implemented in the United Kingdom pursuant to the Medicines Act. As a result, the core rules in force in the United Kingdom are the same as those in force in other states within the European Union. In addition, individual countries within the European Union may implement additional national legislation relating to, for example, specific labeling requirements or in areas where there is no existing European Union directive.

     Registration Systems. Three principal systems exist in the European Union for registering pharmaceutical products: the national system, the mutual recognition system and the centralized system.

     The national system involves the submission of a marketing authorization application to one member state of the European Union. When a company wishes to apply for marketing authorizations in more than one European Union state, the mutual recognition system described below must be used.

     The mutual recognition system involves a marketing authorization application initially directed to one national regulatory authority. As soon as one member state has given approval for marketing, this decision is circulated to other member states nominated by the applicant. There is a specified timetable for this procedure which includes an arbitration process for resolving disputes and for arriving at a final decision. Such decision is legally binding both on the applicant and on the European Union member states involved. The arbitration process may significantly lengthen the time from initial application to approval in all nominated member states. The results of such process may impose limitations not just on the marketing authorization applied for, but also marketing authorizations obtained prior to the arbitration process.

     The centralized system is a process for which there is a single application, a single evaluation and a single authorization for medicinal products. This system applies only to certain types of applications (compulsory for certain biotechnology products and optional for certain other products, including new chemical entities not previously authorized in the European Union, medicinal products administered by significantly innovative and novel delivery systems and significant new indications for existing products). The process is administered by the European Agency for the Evaluation of Medicinal Products (described below). A marketing authorization, granted pursuant to the centralized procedure, is recognized in all European Union member states. As with the mutual recognition system, a specific timetable is specified for evaluation of the application, including allowances for appeals.

     The European Agency for the Evaluation of Medicinal Products was established by Council Regulation EEC No. 2309/93 of July 1993 with effect from January 1, 1995. The EMEA is responsible for co-coordinating the evaluation and supervision of medicinal products for both human and veterinary use across the European Union. On the basis of the EMEA's opinion, the European Commission authorizes the marketing of a product approved by the centralized system and arbitrates between member states of the European Union on other medicinal products submitted under the mutual recognition system. The EMEA comprises a management board, two committees of scientific experts responsible for preparing the EMEA's opinion and a permanent secretariat.

     Criteria Assessed in Obtaining a Marketing Authorization. European Directive 65/65/EEC sets out the basic principles for the regulation of marketing of medicinal products within the European Union. The criteria for the grant of a marketing authorization are quality, safety and efficacy. In order to demonstrate these criteria, a wide range of information and data are required to be submitted to the relevant regulatory authority. Any application for a marketing authorization must be accompanied by, among other things, the results of:

     - physio-chemical, biological or microbiological tests (establishing the quality of the products),

     - pharmacological and toxicological tests (establishing the safety of the product), and

     -     clinical trials (studies in humans establishing efficacy and safety).

     The quality of the product is determined by laboratory studies and tests. These verify both the chemical constitution and stability of the product as well as the manufacturing processes used.

     The safety of the product is initially determined by studies to show matters such as toxicity, the effect on reproductive potential, adverse effects on genes, whether the product has the ability to cause cancer, how the product is distributed within the body, how quickly the body eliminates the product and the product's interreaction with other body chemicals.

     The efficacy and safety of the product are derived from clinical trials with volunteers and patients. Clinical trials are generally classified into Phases I through IV although there are not always distinct divisions between each phase.

     Phase I clinical trials are normally conducted in healthy human volunteers. The purpose of the trial is to obtain a preliminary evaluation of a product's safety, its pharmacokinetic profile and its biological effect on humans.

     Phase II clinical trials assess the product for its short-term safety and preliminary efficacy in a limited number of patients. Later Phase II trials may be comparative (e.g. comparing the product with a placebo). The appropriate dose ranges and regimens for Phase III (safety and efficacy) trials are also determined during this phase.

     Phase III clinical trials are a comprehensive evaluation of safety and efficacy of the product based upon larger patient groups. The pattern and profile of the more frequent adverse reactions are investigated in detail and special features of the product are explored.

     Phase IV clinical trials are studies performed after a marketing authorization has been granted. They are designed to monitor drug use in the normal patient population. These studies are usually larger in scale and focus on efficacy in clinical practice and side affects.

     In certain well-defined situations, the results of pharmacological and toxicological tests of clinical trials do not have to be provided, thus allowing for "abridged" applications. Directive 65/65 EEC provides for abridged applications in three defined cases:

     - an essentially similar medicinal product to one which has already been authorized in the European Union member state and for which consent has been given for reference to the first applicant's data, or

     - where the constituent or constituents of the medicinal product have a well established medicinal use, with recognized efficacy and safety demonstrated by detailed references to published literature, or

     - a medicinal product which is essentially similar to a medicinal product which has been authorized in the European Union for six years (or ten for some member states of the European Union) and is marketed in the member state concerned where consent to refer to the first applicant's data has not been given.

     The European Union has formulated numerous guidelines to provide guidance on existing European directives relating to safety, quality and efficacy. In addition, we operate within a system of good practice procedures which are standards by which laboratory studies, manufacturing procedures, clinical trials and regulatory processes are conducted.

     A marketing authorization may be submitted when appropriate data is available. The submission of an application to a regulatory authority does not guarantee that a license to market the product will be granted by that regulatory authority. Furthermore, each regulatory authority may impose its own requirements and may refuse to grant or may require additional data before an approval, even though the relevant product may have been approved by authorities in other countries. The time taken to obtain approvals in individual countries varies, but can take from a few months to several years from the date of application. The trend over the years has been towards greater regulation. Marketing authorizations are granted subject to certain generally applicable conditions and may also be subject to product specific restrictions determined by regulatory authorities.

     Maintenance of Marketing Authorizations. A marketing authorization is granted for five years and is renewable for five-year periods thereafter. However, regulatory authorities have the power to amend, suspend or revoke a marketing authorization at any time if they are no longer satisfied as to the product's safety, quality or efficacy. In addition, the holder of the marketing authorization remains obligated to ensure that the product keeps pace with the state of scientific and technical knowledge in terms of its production and control and to review and report adverse events to the relevant authority. As a result, the holder of a marketing authorization may also seek to amend that marketing authorization. Any changes made to the authorization must be approved by the relevant regulatory authority by way of variation applications before the changes can be implemented by the holder of the marketing authorization.

     The Role of the UK National Health Service. Pharmaceutical products with a marketing authorization and requiring a prescription in order to be dispensed may be prescribed other than through the UK National Health Service, or NHS, but the vast majority of prescription-only medicines are prescribed under NHS prescriptions. The price the NHS pays for the products prescribed is determined by the Pharmaceutical Price Regulation Scheme (described below).

     The NHS has recently instituted an evaluation process for new technologies and products to assess such technologies' cost effectiveness. Technologies and products for review are selected by the UK Department of Health and assessed by the Appraisals Board of the National Institute for Clinical Excellence, a body of clinicians and scientific experts, on the basis of representations made by the manufacturer of the relevant new technology or product.

     It is highly unlikely that a product which is not recommended by the Appraisals Board as being cost effective will be prescribed in significant numbers via the NHS.

     Pharmaceutical Price Regulation Scheme. All companies that sell products to the NHS may elect to join the Pharmaceutical Price Regulation Scheme, or PPRS, and, in practice, almost all such companies do so. The PPRS is administered by the UK Department of Health and the present scheme operates for a five-year period from October 1, 1999. Under the scheme, companies are permitted to earn a return on capital employed on products sold to the NHS. In order to determine the return on capital employed, a company is required to supply certain financial information to the regulatory authority each year in an amount and level of detail based upon a company's level of sales to the NHS. However, the UK Department of Health has the right to call for a full financial return from any company if the circumstances appear to warrant it.

     On the current PPRS, which went into effect in October 1999, the prices of pharmaceuticals supplied to the NHS were cut by 4.5% on average. Such prices are not likely to be increased again during the next several years. After that date prices may be increased by agreement with the UK Department of Health if the company requesting the increase has a return on capital employed for the current and subsequent financial year of less than 8.5% per annum, though such price increases may not provide a return on capital employed to that company of more than 13.6%. If the UK Department of Health determines that a company's return on capital employed exceeds 29.4%, it will negotiate with the company to implement price reductions on existing products sold to the NHS and/or delay restitution in proposed price increases of products and/or repayments of that amount of past profits which the UK Department of Health considers exceeds the return on capital employment threshold.

UNITED STATES

     FDA and other Regulatory Requirements. With the acquisition of Warner Chilcott, we anticipate commercializing future products in the United States, and therefore we will be increasingly subject to the regulatory oversight of the United States Food and Drug Administration, or FDA, and other regulatory agencies.

     The research, development and commercial activities relating to prescription pharmaceutical products are subject to extensive regulation by the FDA. Most pharmaceutical products are subject to rigorous preclinical testing and clinical trials and to other approval requirements under the Federal Food, Drug and Cosmetic Act, or FDCA, and the Public Health Services Act. In addition, manufacturers of approved drugs must comply with current Good Manufacturing Practices, or cGMP. Manufacture and disposal of pharmaceutical products in the United States is also regulated by the Environmental Protection Agency.

     The FDCA, the Public Health Act, the Controlled Substances Act, and other federal statutes and regulations govern or influence many aspects of our business in the United States. All pharmaceutical marketers are directly or indirectly (through third parties) subject to regulations that cover the manufacture, testing, storage, labeling, documentation/record keeping, approval, advertising, promotion, sale, warehousing, and distribution of pharmaceutical drug products. Non-compliance can result in fines and judicially imposed sanctions, including product seizures, injunctive actions and criminal prosecutions. In addition, administrative or judicial actions can result in the recall of products and the total or partial suspension of manufacture and/or distribution. The government can also refuse to approve pending applications or supplements to approved applications. The FDA also has the authority to withdraw approvals of drugs in accordance with statutory due process procedures.

     FDA approval is required before any dosage form of any unapproved drug, including a generic equivalent of a previously approved drug, can be marketed. Certain drugs are not considered by the FDA to be "new" drugs and fall outside of the typical FDA pre-marketing approval process. These drugs, referred to as "grandfathered" products, generally were in use prior to the enactment of the FDCA. Several of the products acquired by us in the Warner Chilcott transaction are being marketed in the United States in reliance upon their grandfathered status. In addition, Warner Chilcott has identified grandfathered drugs as a potential source of opportunities to develop and launch new products. The FDA has expressed the view that all prescription drugs should ultimately be subject to pre-market clearance requirements. If the FDA adopts this stance it could potentially affect products currently, or proposed to be, marketed as grandfathered drugs. The FDA regulations require post-marketing reporting of adverse drug events of the drug product. The FDA may, at any time, take action to modify and restrict the drug's product labeling or withdraw approval of the product should new information come to light about the safety of the drug product.

     The FDA regulates post-marketing advertising and promotional activities to assure that these activities are being conducted in conformity with statutory and regulatory requirements. Failure to adhere to these requirements could result in regulatory actions that could have an adverse effect on our US business, results of operations, and financial condition.

     Manufacturers of marketed drugs must comply with current Good Manufacturing Practice regulation and other applicable laws and regulations required by the FDA, the Environmental Protection Agency and other regulatory agencies. Failure to do so could lead to sanctions, which may include an injunction suspending manufacturing, the seizure of drug products and the refusal to approve additional marketing applications.

     Other US Regulation. The Prescription Drug Marketing Act, or PDMA, which amends various sections of the FDCA, imposes requirements and limitations upon drug sampling and prohibits states from licensing wholesale distributors of prescription drugs unless the state licensing program meets certain federal guidelines that include, among other things, minimum standards for storage, handling and record keeping. The PDMA also sets forth civil and criminal penalties for violations of these and other provisions. The FDA and the states are still implementing various sections of the PDMA.

     Medicaid, Medicare and other reimbursement legislation or programs govern reimbursement levels, including requiring that all pharmaceutical companies rebate to individual states a percentage of their revenues arising from Medicaid-reimbursed drug sales. We believe that the US federal and/or state governments may continue to enact measures in the future aimed at reducing the cost of prescription drugs to the public.

     We are subject to US federal, state and local laws in the jurisdictions in which we operate, such as laws regulating working conditions. In addition, we may be subject to some liability for compliance with environmental laws by third party manufacturers of its products.

     Products marketed outside of the United States that are manufactured in the United States are subject to certain FDA regulations, as well as regulation by the country in which the products are sold. While we do not currently have plans to market any of our US products in other countries, we may do so from time to time.

SEASONALITY

     Taken as a whole neither our pharmaceutical products business nor our pharmaceutical services business are materially affected by seasonal factors.

SUBSIDIARIES

     The following is a list of our subsidiaries, their country of incorporation and their principal activity. Each of these entities is a wholly-owned subsidiary of Galen Holdings PLC, except for QuChem Ltd which is 76% owned by Galen Holdings PLC.

                                                                                                      ISSUED
                                                                                                   SHARE CAPITAL
SUBSIDIARY                                 PRINCIPAL ACTIVITY            COUNTRY OF INCORPORATION  (FULLY PAID)
----------                                 ------------------            ------------------------  -------------
Gaelta Research and Development            Clinical trials services              Northern Ireland       L10,000
  Limited................................
Galen Limited............................  Pharmaceutical research and           Northern Ireland      L100,000
                                           development, manufacturing
                                           and marketing
Galen Research Laboratories Limited......  Pharmaceutical manufacturing          Northern Ireland       L57,000
Ivex Pharmaceuticals Limited.............  Pharmaceutical manufacturing          Northern Ireland      L100,000
Galen (Chemicals) Limited................  Pharmaceutical sales and           Republic of Ireland          IRL2
                                           distribution
Galen, Incorporated......................  Clinical trials services                 United States          $100
QuChem Limited...........................  Research and development              Northern Ireland          L100
Bartholomew Rhodes Limited...............  Pharmaceutical manufacturing         England and Wales          L100
Interactive Clinical Technologies,         Clinical trials services                 United States       $51,568
  Inc....................................
Warner Chilcott PLC......................  Pharmaceutical development         Republic of Ireland      $679,040
                                           and marketing
Warner Chilcott, Inc.....................  Pharmaceutical development               United States            $1
                                           and marketing
Warner Chilcott (Bermuda), Ltd...........  Investment company                             Bermuda       $48,000
Warner Chilcott Laboratories (Ireland)     Research, development and                      Ireland         $0.10
  Limited................................  product licensing
Applied Clinical Concepts, Inc...........  Clinical trials services                 United States    $1,603,900

LEGAL PROCEEDINGS

     We are involved in various legal proceedings of a nature considered normal to our business including product liability and other matters. In the event of adverse outcomes of these proceedings, we believe that resulting liabilities are either covered by insurance, established reserves, or would not have a material adverse effect on our financial condition or our results of operations.

     Galen and ICTI have been named in a demand for arbitration by a customer of ICTI that claims damages from breach of an agreement to provide clinical test services. Galen is not a party to the contract and has filed a motion to be removed from the arbitration. ICTI believes it has valid defenses to the damage claim and intends to pursue them vigorously. We do not believe that the resolution of this matter will be material to our operations or financial condition.

                                   MANAGEMENT

DIRECTORS AND SENIOR MANAGEMENT

     The current members of the Board of Directors and the senior management of our company are detailed below:

NAME                                                 AGE              POSITION
----                                                 ---              --------
Dr. John A. King...................................  52     Executive Chairman
Roger M. Boissonneault.............................  51     Chief Executive Officer
R. Geoffrey Elliott................................  48     Chief Financial Officer
Alan D. Armstrong..................................  41     President, Services Division
Dr. Allen J. McClay, CBE, OBE......................  69     Non-Executive President
David Gibbons, MBE.................................  62     Non-Executive Director
Dr. Michael G. Carter..............................  62     Non-Executive Director
Dr. Harold A. Ennis, OBE...........................  70     Non-Executive Director
Thomas G. Lynch....................................  44     Non-Executive Director

     Dr. John King, Executive Chairman of the Board, joined Galen in 1979 as Technical Manager responsible for the development and registration of new products. Dr. King was appointed Technical Director in 1981, Managing Director in 1984, Chief Executive in 1991 and became Chairman in 2000. Prior to joining Galen, he was a lecturer in the Pharmacy Department of The Queen's University, Belfast. He obtained a PhD in 1974 and registered with the Pharmaceutical Society of Northern Ireland in 1976.

     Mr. Roger Boissonneault was appointed Chief Executive Officer and joined our board of directors in 2000 following the acquisition by Galen of Warner Chilcott. Mr. Boissonneault served as President and Chief Operating Officer of Warner Chilcott since 1996 and as a Director of Warner Chilcott since 1998. From 1976 to 1996 Mr. Boissonneault served in various capacities with Warner-Lambert Company, including Vice President, Female Healthcare, Director of Warner-Lambert Corporate Strategic Planning, and Director of Obstetrician/Gynecologist Marketing. Mr. Boissonneault has a B.A. in Biology from the University of Connecticut and an M.B.A. from Rutgers University. Mr. Boissonneault also serves on the Board of Directors of Boron-LePore Group, Inc.

     Mr. Geoffrey Elliott was appointed Finance Director of Galen in 1993 and now serves as our Chief Financial Officer. He qualified as a chartered accountant in 1984. After a period in industry and management consultancy, he joined the accountancy practice of Magee Todd & Vaughan, becoming a partner in 1988.

     Mr. Alan Armstrong joined Galen in 1978. In 1995, he became Chief Operating Officer for Galen Holdings. He has held a number of senior manufacturing and quality control positions within Galen. He is a member of the Royal Society of Chemistry.

     Dr. Allen McClay established Galen Limited in 1968, having qualified as a pharmacist in 1953. He joined Glaxo in 1955 as a sales representative in Northern Ireland and remained with them for 13 years until he founded Galen.

     Mr. David Gibbons was appointed to the Board in March 1997. He was previously Chairman and Managing Director of Abbott Laboratories United Kingdom and was a board member of The Association of the British Pharmaceutical Industry and Chairman of the Pharmaceutical Price Regulation Scheme Committee. He is Non-Executive Chairman of Cobra Therapeutics Limited, MedNova Limited, Weston Medical PLC and Genosis Inc.

     Dr. Michael Carter was appointed to the Board in May 1998. He has 25 years' pharmaceutical industry experience with both Roche and Zeneca acting as a board member of Salick Healthcare in the United States. He holds a triple fellowship of the Royal Pharmaceutical Society, the Royal College of Physicians of Edinburgh and the Faculty of Pharmaceutical Physicians of the Royal Colleges. He is a Non-Executive Director of Provensis Ltd., Micromet AG, Cancervax Inc., Radamacher Group Limited, Kudos Pharmaceuticals Limited, and Genosis, Inc., Non-Executive Chairman of Metris Therapeutics Limited and Matrix

Therapeutics Ltd., and a Venture Partner of Schroder Ventures International Life Sciences Advisers (UK) Limited.

     Dr. Harold Ennis was appointed to the Board in May 1996. He is the Chairman of Havien Limited, Creative Composites Ltd., Vice Chairman of Trade and Business Development Body and a Non-Executive Director of Dunloe Ewart PLC, Balcas Limited and a number of private companies. Previously he was a member of the Northern Ireland Economic Council and the Industrial Development Board for Northern Ireland.

     Thomas G. Lynch was appointed to the Board in November 2000. Since 1993 he has served as Executive Vice President and Chief Financial Officer of Elan Corporation plc. He is a member of Elan's Board of Directors as well as Nanogen, Inc., ICON PLC, and IDA Ireland, an Irish government agency. He became Chairman of Amarin PLC in 1999. Mr. Lynch was a Founding Director of Warner Chilcott, serving as a board member until its acquisition by Galen in September 2000.

     The business address for all directors and senior management of Galen other than Messrs. Boissonneault and Lynch is our principal executive offices at Seagoe Industrial Estate, Craigavon, Northern Ireland, BT63 5UA.

     The business address for Messrs. Boissonneault and Lynch is Warner Chilcott, 80 Corporate Center, 100 Enterprise Drive, Suite 280, Rockaway, NJ 07866.

COMPENSATION

     Details of individual compensation for the Company's directors and senior management for the year ended September 30, 2000 are summarized in the following table:

                                                                     PENSION
EXECUTIVE DIRECTORS               SALARY     BONUS     BENEFITS   CONTRIBUTIONS    TOTAL
-------------------              --------   --------   --------   -------------   --------
Dr. John A. King...............  L150,000    L30,000        --       L50,000      L230,000
R. Geoffrey Elliott............    92,000     30,000    L5,000        80,000       207,000
Alan D. Armstrong..............   119,000     21,000     6,000        10,000       156,000
Dr. Allen J. McClay............    25,000         --     6,000            --        31,000
                                 --------   --------   -------      --------      --------
  Total........................  L386,000    L81,000   L17,000      L140,000      L624,000
                                 ========   ========   =======      ========      ========

NON-EXECUTIVE DIRECTORS                                           FEES
-----------------------                                         --------
Harold A. Ennis.............................................     L25,000
David Gibbons...............................................      25,000
Dr. Michael G. Carter.......................................      25,000
                                                                --------
  Total.....................................................     L75,000
                                                                ========

     We added two executive directors, Roger Boissonneault and Paul Herendeen, to our Board following the closing of the Warner Chilcott acquisition. In November 2000 we added another non-executive director, Thomas Lynch, to our Board. Mr. Herendeen resigned from our Board in March 2001. These individuals are not included in the above table as they were not members of the Board and were not compensated by us during the year ended September 30, 2000. Although Dr. McClay is now our Non-Executive President, his compensation for the fiscal year 2000 is included with the executive directors as he served in an executive capacity during most of the year.

     Mr. Herendeen resigned as an officer and director and, in connection with his resignation, entered into a separation agreement and mutual release with Galen effective from March 7, 2001. Under the agreement, (1) all of Mr. Herendeen's options and warrants became vested and fully exercisable on March 31, 2001 and will continue to be exercisable until as late as June 30, 2003, and
(2) Galen has agreed to pay Mr. Herendeen the retention bonus to which he was entitled under the terms of his employment contract entered into on May 3, 2000. Galen has also agreed to grant Mr. Herendeen options under our 2000 US Option Scheme to purchase 10,000 ADSs at a market price determined on March 30, 2001; these are not subject to any vesting requirements and will expire on June 30, 2003. Galen also entered into a consulting agreement with Mr. Herendeen under which he will provide certain services through December 31, 2001 for a monthly consultancy fee. Under the terms of this agreement, Mr. Herendeen will receive an additional payment of $200,000, based upon achievement of certain performance criteria.

EXECUTIVE DIRECTOR INCENTIVE PLANS

     Our executive directors participate in various incentive compensation plans, comprising cash bonuses, administered by our remuneration committee. These bonuses are designed to align compensation with business objectives and individual performance to retain and reward the executives for their commitment to our long-term success. Each executive has the opportunity to earn an incentive award based on the following process:

     - Company and individual goals are set prior to the beginning of the performance cycle, which is our fiscal year,

     - The remuneration committee specifies target ranges for possible incentive awards,

     - At the end of the year, each executive's performance is evaluated against his or her goals and objectives and other contributions to our company,

     - Each executive's performance is then compared with peers within our company, and

     - Incentive awards, if any, are determined based upon each executive's performance and contributions during the year, taking into consideration our overall performance and a comparison with compensation practices of other comparable companies.

     The total amount of cash bonuses paid to executive directors during fiscal 2000 was L81,000 as shown in the table above. In addition to cash bonuses, our employees, directors and consultants have the right to receive share option awards under our various share option plans. For a detailed description of our share option plans, see note 13 "Stock Compensation Plans" of our consolidated financial statements. For a summary of share options held by the executive directors, see "-- Directors' Interests in Shares of Our Company."

     During fiscal 2000, Galen paid an aggregate amount of L140,000 in pension contributions on behalf of its directors and senior management.

BOARD PRACTICES

     Under our articles of association the following directors must be proposed for re-election to the Board:

     - one third of the directors of the Board must retire from office. The directors to retire are those who have been longest in office, or in the case of those appointed or re-appointed on the same day, will be (unless they otherwise agree) determined by lot; and

     - any person whom the directors have appointed either to fill a casual vacancy or as an addition to the existing directors. Any director so appointed holds office only until the next following Annual General Meeting, and is then eligible for reappointment but is not to be taken into account in determining the directors who are to retire by rotation at the same meeting. Messrs. Boissonneault and Lynch will be eligible for re-election under this provision.

     In addition, the Combined Code published by the Committee on Corporate Governance recommends that each director of a public company listed in London submit themselves for re-election at regular intervals and at least every three years if they have not otherwise been proposed for re-election during that period. Following our Annual General Meeting in February 2001, all directors of the Board have been re-appointed or appointed in the last three years.

     On July 2, 1997 each of Dr. King, Mr. Elliott and Mr. Armstrong entered into service agreements with us which agreements may each be terminated on twelve months' notice given by either party to the other.
In addition to participating in our share option schemes, these executive directors are also entitled to a company car, private health insurance and critical illness coverage, and each of Dr. King, Mr. Elliott and Mr. Armstrong is entitled to an annual pension contribution. A discretionary cash bonus is payable annually to each of the executive directors up to a maximum of 20% of their total compensation.

     Mr. Boissonneault entered into a new service contract with Warner Chilcott, Inc. on May 3, 2000 which became unconditional on September 29, 2000. The contract provides that he will serve on our Board and is eligible to serve on the board of other companies who are our subsidiaries. The contract may be terminated on twelve months' notice by the executive or immediately for cause. Should we terminate the contract without cause, Mr. Boissonneault will be entitled to a severance payment which will be equal to his base salary and benefits for a period of twelve months. However, should the contract be terminated pursuant to a change of control (as defined in the contract) the severance payment due to Mr. Boissonneault will be equal to his base salary and benefits for a period of eighteen months. Mr. Boissonneault is entitled to a base salary of L250,000. In addition, on September 29, 2001 he will be eligible to receive a retention bonus if still employed by the Galen group of companies which amounts to approximately $342,000. These bonuses are payable in consideration for Mr. Boissonneault waiving his rights to certain options over shares in Warner Chilcott, and other covenants and obligations contained in previous employment agreements. In addition Mr. Boissonneault is entitled to receive an annual cash bonus of up to 50% of his base salary.

     Dr. Harold Ennis and Mr. David Gibbons were appointed to our Board as non-executive directors under the terms of letters of appointment dated May 22, 1997 and Dr. Michael Carter was appointed under a letter of appointment dated March 13, 1998. The appointment of Mr. Thomas Lynch in November 2000 is under the same terms. Dr. McClay was appointed as our non-executive president in December 2000 on the same terms. These appointments are at the will of the parties, but are expected to last for an initial period of three years, following which they are reviewed annually. Each of the non-executive directors is entitled to a fee of L25,000 per annum.

BOARD COMMITTEES

     Our audit committee and remuneration committee have each operated throughout the year. Our audit committee at present consists of three non-executive directors, Dr. H.A. Ennis, Mr. D. Gibbons and Dr. M.G. Carter. Our audit committee, which is chaired by Dr. H.A. Ennis, meets at least three times a year and assists the Board in ensuring that our published financial statements give a true and fair view and in securing reliable internal financial information for management decision-making. It also reviews the suitability and effectiveness of our internal control systems. The committee reviews the findings of the external auditors and key accounting policies and judgments.

     Our remuneration committee also consists of three non-executive directors and is chaired by Mr. D. Gibbons. The committee meets at least once a year. The primary function of our remuneration committee is to determine remuneration and other terms of employment for the executive directors and senior employees, having regard to performance.

     In setting the remuneration policy our remuneration committee considers a number of factors including:

     - the basic salaries and benefits available to executive directors of comparable companies,

     -  the need to attract and retain directors of an appropriate caliber, and

     - the need to ensure executive directors' commitment to the continued success of Galen by means of incentive schemes.

DIRECTORS' INTERESTS IN SHARES OF OUR COMPANY

     The table below sets forth information with respect to the beneficial ownership of our shares prior to the offers and as adjusted to reflect the sale of shares by the selling shareholders. The information assumes that all shares that are the subject of the offers are purchased and that the managers' over-allotment option was exercised in full.

                                        ORDINARY SHARES        ORDINARY SHARES
                                       OF 10 PENCE EACH       OF 10 PENCE EACH        PRIOR TO        AFTER THE
                                      PRIOR TO THE OFFERS     AFTER THE OFFERS       THE OFFERS        OFFERS
                                     ---------------------   -------------------    -------------    -----------
                                                                                     (% OF SHARES OUTSTANDING)
EXECUTIVE DIRECTORS:
Dr. John A. King...................       20,027,822             11,875,173             12.4             6.3
Roger M. Boissonneault.............           20,794                 20,794                *               *
R. Geoffrey Elliott................        6,372,271              4,922,271              3.9             2.6
Alan D. Armstrong..................          250,947                250,947                *               *
NON-EXECUTIVE DIRECTORS:
Dr. Allen J. McClay................       38,139,118             29,986,469             23.5            15.8
David Gibbons......................               --                     --               --              --
Dr. Michael G. Carter..............               --                     --               --              --
Dr. Harold A. Ennis................          100,000                 95,000                *               *
Thomas G. Lynch....................          147,048                147,048                *               *

---------------

(*) Less than 1%.

     In addition to the shares detailed above, the Galen Employee Benefit Trust holds 4,911,680 ordinary shares in trust for all our employees, excluding Dr. McClay; therefore all directors excluding Dr. McClay have an indirect beneficial interest in the shares held by the trust. Further, Dr. McClay, Dr. King and Mr. Elliott act as trustees to the trust, although as such they do not have a beneficial interest in these shares.

INTERESTS IN SHARE OPTIONS AND WARRANTS

     Details of share options and warrants held by our directors at May 31, 2001 are set out in the following tables. Each ADS represents four ordinary shares.

                                                       NUMBER OF
                                                       ORDINARY     EXERCISE
                                            FISCAL      SHARES      PRICE PER    EARLIEST
                                            YEAR OF     SUBJECT     ORDINARY     EXERCISE     EXPIRY
                                             GRANT     TO OPTION      SHARE        DATE        DATE
                                            -------    ---------    ---------    --------    --------
APPROVED EXECUTIVE SHARE OPTION SCHEME
R. Geoffrey Elliott.......................   1999        6,703       L4.475      02/5/02      02/5/09
Alan D. Armstrong.........................   1999        6,703       L4.475      02/5/02      02/5/09
UNAPPROVED EXECUTIVE SHARE OPTION SCHEME
Dr. John A. King..........................   1999       75,636       L4.475      02/5/02      02/5/09
                                             2000       38,614       L5.050      02/5/03      02/5/10
                                             2000       50,000       L8.225      12/4/03      12/4/10
R. Geoffrey Elliott.......................   1999       56,890       L4.475      02/5/02      02/5/09
                                             2000       29,703       L5.050      02/5/03      02/5/10
                                             2000       50,000       L8.225      12/4/03      12/4/10
Alan D. Armstrong.........................   1999       34,786       L4.475      02/5/02      02/5/09
                                             2000       23,763       L5.050      02/5/03      02/5/10
                                             2000       40,000       L8.225      12/4/03      12/4/10

                                                       NUMBER
                                          FISCAL      OF ADSS                        EARLIEST
                                          YEAR OF    SUBJECT TO    EXERCISE PRICE    EXERCISE    EXPIRY
                                           GRANT       OPTION         PER ADS          DATE       DATE
                                          -------    ----------    --------------    --------    -------
GALEN 2000 US OPTION SCHEME
Roger M. Boissonneault..................   2000        62,500          $49.35         (1)        9/29/10
                                           2001        23,500          $46.75         (2)        12/4/10

---------------

(1) These options become exercisable as to 1/18th of the ADSs subject to option per month and will be fully exercisable beginning on March 31, 2002.

(2) These options became exercisable as to 1/16th of the ADSs subject to option per quarter and will be fully exercisable beginning September 30, 2004.

     The following options and warrants to purchase Galen ADSs were acquired by the named directors in exchange for options and warrants that each previously held to purchase shares of Warner Chilcott:

                                                                NUMBER
                                                               OF ADSS
                                                              SUBJECT TO    EXERCISE PRICE
                                                                OPTION         PER ADS
                                                              ----------    --------------
OPTIONS/WARRANTS ASSUMED IN WARNER CHILCOTT TRANSACTION
Roger M. Boissonneault......................................    15,625          $15.63
                                                                18,750          $ 1.60
                                                                25,000          $13.00
                                                                37,500          $11.30
                                                                75,000          $32.00
Thomas G. Lynch.............................................     3,125          $15.63
                                                                 3,125          $12.60
                                                                 3,125          $32.00
                                                                 6,250          $32.00

     As of May 31, 2001 all of the above options/warrants assumed in the Warner Chilcott transaction were fully exercisable. No other directors have been granted share options in our shares. The options held by Mr. Boissonneault are all performance-related based on divisional targets.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

MAJOR SHAREHOLDERS

     The following persons are beneficial owners, either directly or indirectly, of 3% or more of our ordinary share capital at May 31, 2001:

                                                               NUMBER OF         PERCENT OF
                                                              SHARES HELD    SHARES OUTSTANDING
                                                              -----------    ------------------
Dr. Allen J. McClay.........................................   38,139,118           23.5%
Dr. John A. King............................................   20,027,822           12.4%
Elan International Services Limited.........................    7,119,200            4.4%
R. Geoffrey Elliott.........................................    6,372,271            3.9%

     Our major shareholders have identical voting rights to the other shareholders.

     At May 31, 2001 we had 162,043,186 ordinary shares outstanding. The total number of Galen ADSs outstanding was 3,144,119, representing underlying ownership of 12,776,476 ordinary shares, approximately 8% of our outstanding share capital.

     To our knowledge, at May 31, 2001 the portion of our outstanding shares held in the United States was approximately 8% and the number of record holders in the United States was 76. To our knowledge, we are not directly or indirectly owned or controlled by another corporation, any foreign government or any other national or legal person separately or jointly. There is no arrangement known to us the operation of which may at any subsequent date result in a change of control of Galen.

     The table below shows the significant changes of which we are aware in the percentage of ownership of our shares by our major shareholders during the past three years.

                                                                  DATE OF          PERCENTAGE CHANGE
                                                             CHANGE IN HOLDING     (AT DATE OF SALE)
                                                             -----------------    --------------------
Dr. Allen J. McClay........................................    November 1999               5.93
                                                               December 2000               3.78
Dr. John A. King...........................................       March 1998               4.84
                                                               November 1998               5.30
                                                                   July 1999               2.07
                                                               November 1999               8.47
                                                               December 2000               6.94

RELATED PARTY TRANSACTIONS

     During the years ended September 30, 2000, 1999 and 1998 we had business dealings with Boxmore International plc. We purchased packaging materials from Boxmore. Dr. H.A. Ennis, a non-executive director of Galen, was also a director of Boxmore during the three years ended September 30, 2000. Our dealings with Boxmore are conducted on an arms-length basis. We believe that the terms of our dealings with Boxmore were no less favorable to us than could have been obtained from an unrelated third party. Our purchases from Boxmore totaled L474,000 for the year ended September 30, 2000, L344,000 for the year ended September 30, 1999, and L180,000 for the year ended September 30, 1998.

     At May 31, 2001 Elan Corporation plc, Elan, and its subsidiaries held 4.4% of the Company's share capital. Mr. Thomas G. Lynch, Executive Vice President, Chief Financial Officer and a member of the Board of Directors of Elan, serves on Galen's Board as a non-executive director. Warner Chilcott recorded administrative and support fees charged by Elan of L145,000 and L197,000 in the years ended December 31, 1999 and 1998 and L158,000 in the nine months ended September 30, 2000.

     In March 1999 Warner Chilcott reached a binding agreement with Elan under which Elan agreed to acquire Warner Chilcott's marketing rights to an extended-release nifedipine product. Under the terms of the agreement, as of March 31, 1999 Elan was obligated to make a non-refundable payment of $3 million which was recorded as revenue in the first quarter of 1999. In June 1999 Warner Chilcott executed the definitive agreement licensing the extended-release nifedipine product to Elan and received an additional $4.0 million that was recorded as revenue in the second quarter of 1999. Under the agreement, additional license fees were earned by Warner Chilcott upon the completion of certain milestones including FDA approval of the amended NDA for the product. Warner Chilcott is also entitled to receive royalties based upon United States sales of the product. In March 2000 the product received FDA approval and was launched in the United States. The approval triggered a series of milestone payments and royalties that totalled $2.0 million for the third quarter of 2000 and $6.3 million for the nine months ended September 30, 2000.

     Boron-LePore Group, Inc. provides a range of services to Warner Chilcott including providing contract sales personnel, recruitment of sales representatives and certain sample data record keeping. Mr. Roger Boissonneault, Galen's Chief Executive Officer, serves on the Board of Boron-LePore. For the years ended December 31, 1999 and 1998, fees of $2.23 million and $5.65 million, respectively, were charged to Warner Chilcott by Boron-LePore and expensed to operations. In the nine months ended September 30, 2000, no charges arose.

EMPLOYEES

     As of May 31, 2001, we had 1,721 full time employees. Of the total, our pharmaceutical products business employed 904 and our pharmaceutical services business employed 817. None of our employees are covered by a collective bargaining agreement. We believe that our employee relations are satisfactory.

     The number of persons (including executive directors) employed by us at the end of each of the last three fiscal years were:

                                         2000                        1999                        1998
                               -------------------------   -------------------------   -------------------------
                               UNITED     NORTH            UNITED     NORTH            UNITED     NORTH
                               KINGDOM   AMERICA   TOTAL   KINGDOM   AMERICA   TOTAL   KINGDOM   AMERICA   TOTAL
                               -------   -------   -----   -------   -------   -----   -------   -------   -----
Administration staff........     120        84       204     114        19       133      96        16      112
Other staff.................     810       507     1,317     732       164       896     586        90      676
                                 ---       ---     -----     ---       ---     -----     ---       ---      ---
                                 930       591     1,521     846       183     1,029     682       106      788
                                 ===       ===     =====     ===       ===     =====     ===       ===      ===

     The significant rise in employee numbers in 2000 is due to the inclusion of the Warner Chilcott workforce effective September 29, 2000.

     We employed an average of 1,200 employees for the year ended September 30, 2000, including employees at the CTS and ICTI facilities in the United States, of which 151 employees were involved in the administration of our company, compared to an average of 1,029 persons in the prior year, of which 133 employees were involved in the administration of the Galen Group.

                              SELLING SHAREHOLDERS

     The table below sets forth information with respect to the beneficial ownership of our shares by each selling shareholder prior to the offers and as adjusted to reflect the sale of shares by the selling shareholders. The information below assumes that the managers will exercise their over-allotment option pro rata in respect of each selling shareholder in full, that all shares that are the subject of the offers, including the excess allotment of shares to the value of L60 million, are purchased, and an offer price of L7.55 per share based on the closing mid-market price of our shares on the London Stock Exchange on July 24, 2001. A total of up to 13,245,033 shares in the form of shares or ADSs (or up to 19,205,298 shares in the form of shares or ADSs, if the managers exercise their over-allotment option in full) will be sold by the selling shareholders.

                                                                PRIOR TO THE OFFERS      AFTER THE OFFERS
                                                               ---------------------   ---------------------
                                                               NUMBER OF    % OF THE   NUMBER OF    % OF THE
                                                                 SHARES      SHARES      SHARES      SHARES
                                                               ----------   --------   ----------   --------
EXECUTIVE DIRECTORS:
Dr. John A. King............................................   20,027,822     12.4     11,875,173      6.3
Mr. R. Geoffrey Elliott.....................................   6,372,271       3.9     4,922,271       2.6
NON-EXECUTIVE DIRECTOR:
Dr. Allen J. McClay.........................................   38,139,118...   23.5    29,986,469     15.8
SHAREHOLDER:
The McClay Trust............................................   2,950,016       1.8     1,500,016       0.8

     Dr. A.J. McClay, Dr. J.A. King and Mr. R.G. Elliott may be contacted at our principal executive offices at Seagoe Industrial Estate, Craigavon, Northern Ireland BT63 5UA. For a description of the material relationships within the past three years between any selling shareholder and us, see "Management." The directors of The McClay Trust may be contacted at Seagoe Industrial Estate, Craigavon, Northern Ireland BT63 5UA. The McClay Trust is a registered charity in the United Kingdom which was established on May 23, 1997 with the primary object of the promotion of research and academic studies in the departments of Pharmacy and Chemistry at Queen's University of Belfast and the promotion of medical and other scientific research.

                       DESCRIPTION OF GALEN SHARE CAPITAL

     The following summarizes all material information about our share capital, related provisions of our memorandum of association and articles of association, applicable laws of Northern Ireland and regulations of the UK Listing Authority, the London Stock Exchange and Irish Stock Exchange and the rights of holders of our ordinary shares. This summary information is not complete, and we qualify it by reference to our memorandum of association and articles of association, copies of which we have filed as exhibits to the registration statement that includes this prospectus, and by reference to applicable laws.

GENERAL MATTERS

     On February 20, 2001, our shareholders passed a resolution authorizing our board of directors to exercise the powers of the company to allot equity securities up to an aggregate nominal value of L5,337,200. This authorization will expire on February 20, 2006. Of this amount, our shareholders further authorized our board of directors to allot equity securities for cash on a non-preemptive basis up to an aggregate nominal value of L800,580. This authorization will also expire on February 20, 2006. At the same meeting, our shareholders authorized the directors to make market purchases of our own shares up to a maximum aggregate nominal value of L2,401,740 or, if less, 15% of our issued share capital. This authorization expires on the earlier of the conclusion of our annual general meeting to be held following the end of fiscal 2001 and May 20, 2002.

SHARES

     Upon completion of the offers, the total amount of our authorized ordinary shares will consist of 250,000,000 shares and the total amount of our outstanding ordinary shares will be 189,227,276.

     As at May 31, 2001, Galen had authorized but unissued share capital with a nominal value of L8,795,681.40. Of this amount, L842,132.40 is subject to outstanding share options and warrants as at May 31, 2001.

HISTORY OF OUR SHARE CAPITAL

     We completed our initial public offer of shares in July 1997 when we listed our ordinary shares on the London Stock Exchange. In September 1997 we listed our ordinary shares on the Irish Stock Exchange. On September 29, 2000, we acquired Warner Chilcott and simultaneously listed our ordinary shares, represented by American Depositary Shares, or ADSs, on the Nasdaq National Market. In connection with the acquisition and listing on the Nasdaq National Market, we increased our authorized share capital from L17,000,000 to L25,000,000. Immediately after the acquisition and listing we had 158,965,206 ordinary shares in issue. As of May 31, 2001, we had 162,043,186 ordinary shares in issue. We issued the following shares for consideration other than cash:

     - 31,698,554 ordinary shares of 10p each (including ADS equivalents) issued in connection with the acquisition of Warner Chilcott and the conversion of outstanding warrants and options over the share capital of Warner Chilcott to options and warrants over our share capital in connection with the transaction; and

     - 1,394,104 ordinary shares were issued to Warner-Lambert Company on the exercise of their outstanding warrants on December 20, 2000. In lieu of cash being paid by Warner-Lambert Company to exercise the warrants outstanding over 2,825,395 ordinary shares, we issued this number of shares in consideration for the cancellation of warrants outstanding over the remaining 1,431,291 shares.

REGISTRAR/OBJECTIVE

     The registrar for our ordinary shares is Computershare Investor Services PLC, P.O. Box 859, The Pavilions, Bridgwater Road, Bristol, England BS99 1XZ.

     Clause 4 of our memorandum of association provides that our principal objective is to carry on the business of a holding company.

DIRECTORS

QUALIFICATION

     Our directors are not required to hold any shares in our capital. A director who owns no shares is nevertheless entitled to receive notice of and attend and speak at all of our general meetings and all separate general meetings of the holders of any class of our share capital.

VOTING POWERS

     Our directors are not prohibited from entering into contracts, arrangements, transactions or proposals with us in which they are interested. A director must declare to us the nature of his or her interest in such a contract, arrangement, transaction or proposal but need not account to us for any profit or other benefit realized.

     Except as provided in our articles of association, none of our directors may vote or be counted in the quorum on any motion regarding any contract, arrangement, transaction or proposal in which he or she has an interest that, together with any interest of any person connected with the director, is to the director's knowledge a material interest, other than any interests he has in shares, options or other securities in us. In the absence of such a material interest, a director may vote and be counted in the quorum on any resolution concerning any of the following matters:

     - the giving of any guarantee, security or indemnity by us or by any other person for money lent or obligations incurred by the director at the request of or for the benefit of us or any of our subsidiaries;

     - the giving of any guarantee, security or indemnity for a debt or obligation of us or any of our subsidiaries for which the director has assumed personal responsibility in whole or in part;

     - any proposal concerning an offer of shares, debentures or other securities of or by us or any of our subsidiaries in which the director is or may be entitled to participate as a holder or in the underwriting;

     - any contract, arrangement, transaction or other proposal concerning any other corporation in which the director or any person connected with him or her (within the meaning of Article 354 of the Companies (Northern Ireland) Order 1986 (as amended) or, the Order) is interested, provided that the director or any person connected with him or her does not hold an interest (within the meaning of Articles 206-219 of the Order) in 1% or more of any class of the equity share capital or the voting rights of such corporation;

     - any contract, arrangement, transaction or other proposal that does not award the director any privilege or benefit not generally awarded to the employees to whom the proposal relates; and

     - any proposal concerning insurance that we are to purchase and/or maintain for the benefit of directors or people who include directors.

     If a question arises at any meeting regarding the materiality of a director's interest or the entitlement of the director to vote, either the director will voluntarily agree to abstain from voting or the chairman of the meeting will make a conclusive ruling on the question.

COMPENSATION

     We pay our directors a fee for their services in an amount that the directors may determine, not exceeding in the aggregate an annual sum of L250,000. This sum, which may be increased by ordinary resolution, excludes amounts payable under certain provisions of our articles of association. If the directors fail to agree how to divide their compensation, then it will be divided equally among them.

     Subject to applicable law, the directors may appoint one or more directors as a managing director or directors. The directors will determine the amount and manner of the compensation of any managing director.

     The other directors will determine the amount and manner of additional compensation for any director who serves as an executive officer or on any committee or who otherwise performs services that in the opinion of the directors are outside the scope of the ordinary duties of a director.

     A director of Galen may be a director, executive officer, member, or otherwise interested in any corporation promoted by us or in which we may be interested as a shareholder or otherwise, without being accountable to us for any monetary compensation or other benefits that he or she receives as a result.

     The directors of any committee authorized by the directors may exercise all of our powers to give or award pensions, annuities, gratuities or other retirement, superannuation, death or disability allowance or benefits to any of our or our subsidiaries' directors, ex-directors, employees or ex-employees and their families and may establish, maintain, support, subscribe to and contribute to all kinds of schemes, trusts and funds for the benefit of these people.

BORROWING POWERS

     Our directors may, unless provided in our articles of association, exercise all of our powers to borrow money and to mortgage or charge our undertakings, properties, assets and uncalled capital, or any part thereof, and, subject to applicable law and our articles of association, to issue debentures, debenture stock and other securities.

     Without previous approval by ordinary resolution, directors must restrict our borrowings and, to the extent possible, the borrowings of our subsidiaries to an aggregate amount of the greater of L50 million and three times (i) the amount paid up on our issued share capital plus (ii) the total of our and our subsidiaries' capital and revenue reserves, all as shown in the latest audited consolidated balance sheet and after any adjustments and deductions specified in our articles of association.

RETIREMENT

     Under Northern Ireland law, we are required to have at least two directors. Our articles of association require us to have between two and ten directors, subject to variation by ordinary resolution. Our articles of association also provide that one-third of our directors will retire from office at each annual general meeting. Any director retiring by rotation or otherwise will be eligible for re-election. The directors to retire will be those who have been longest in office, or in the case of those appointed or re-appointed on the same day, will be determined by lot, unless they otherwise agree.

     Article 301 of the Order, which regulates the appointment and continuation in office of directors who have attained the age of 70, does not apply to us.

DIVIDEND RIGHTS

     Under Northern Ireland law, we may pay dividends and make certain other permissible distributions of the company's assets on our ordinary shares only out of our distributable profits, and not out of share capital or paid-in surplus. Distributable profits are our accumulated, realized profits not previously distributed or capitalized less accumulated, realized losses not previously written off in a reduction or reorganization of our capital. Additionally, we may make a distribution only if at the time of the distribution and immediately after such distribution, the amount of our net assets is not less than the aggregate of our issued and paid-up share capital and undistributable reserves.

     Under our articles of association, subject to applicable law, our shareholders may by ordinary resolution declare dividends in accordance with the respective rights of shareholders, but no dividend may exceed the amount recommended by our board of directors. Subject to applicable law, if our distributable profits justify such payments, our board of directors may pay interim dividends. If previously authorized by an ordinary resolution, the board may offer holders of our ordinary shares the right to elect to receive ordinary shares instead of cash as a dividend. Subject to any priority, preference or special rights, all dividends shall be declared and paid according to the amounts paid up on the shares and shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion of the period when the dividend is paid. The board may invest or otherwise make use of for the company's benefit all unclaimed dividends until claimed. Dividends unclaimed for a period of twelve years or more will be forfeited and will revert to the company.

LIQUIDATION RIGHTS

     On a liquidation, a liquidator may, with the sanction of an extraordinary resolution of our shareholders and any other sanction required by law, divide among the shareholders, in specie or in kind, the whole or any part of our assets, may set such value as he or she deems fair upon any property to be divided and may determine how to accomplish such division.

VOTING RIGHTS AND RESTRICTIONS

     The articles of association of a Northern Ireland company primarily govern the voting rights of shareholders. Under our articles of association, subject to any special rights or restrictions attaching to any shares, on a show of hands every shareholder present in person has one vote, and on a poll every shareholder present in person or by proxy has one vote for each share held by him or her. A shareholder corporation will be deemed present at a general meeting if its authorized representative attends the meeting.

     Under our articles of association, a resolution put to the vote of a general meeting will be decided on a show of hands unless a shareholder demands a poll, which is a vote by the number of shares held rather than by a show of hands, before or on the declaration of the result of the show of hands. Shareholders have a statutory right to demand a poll at a general meeting in certain circumstances. Our articles of association state that a poll may be demanded at any general meeting by the chairman of the meeting, by at least three shareholders present in person or by proxy and entitled to vote, by a shareholder or shareholders present in person or by proxy and representing not less than 10% of the total voting rights of all the shareholders having the right to vote at the meeting, or by a shareholder or shareholders present in person or by proxy holding shares conferring a right to vote at the meeting on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all shares conferring that right.

     No member shall be entitled to vote at any general meeting if any call or other sum presently payable by him in respect of shares remains unpaid or if a member has been served by the directors with a restriction notice in the manner described in the following paragraph.

     If a member or any person appearing to be interested in our shares has been duly served with a notice pursuant to Article 220 of the Order and is in default in supplying to us information required within 14 days from the date of service of this notice, then the directors may serve on this member or person a restriction notice covering the shares for which the default occurred and any other shares held at the date of the restriction notice. The notice will direct that the member be prohibited from attending or voting at any general meeting or class meeting. If the default shares represent at least 0.25% of the shares, then the restriction notice may also direct that we will retain, without liability to pay interest, any dividend or other money that would otherwise be payable on such shares. The restriction notice may furthermore prohibit registration of the transfer of any shares held by the member, unless the member is not himself in default in supplying the information requested or the transfer is part only of the member's holding and is accompanied by a certificate given by the member in a form satisfactory to the directors. This certificate must state that after due and careful inquiry, the member is satisfied that no person in default is interested in any shares subject to the transfer or that the transfer is an approved transfer.

REDEMPTION PROVISIONS

     Under Northern Ireland law, a company may issue redeemable shares if authorized by its articles of association. Such shares may be redeemed only if fully paid and, in the case of a public company, only out of distributable profits or the proceeds of a new issue of shares made for the purpose of the redemption. Except as mentioned below, any premium payable on redemption must be paid out of distributable profits of the company. Any amount payable on redemption of any redeemable shares in excess of their par value may be paid out of the proceeds of a new issue of shares up to an amount equal to whichever is the lesser of the aggregate of the premiums received by the company on the issue of those shares and the amount of the company's share premium account at the time of the redemption, including any sum transferred to that account from premiums on the new issue. Redeemed shares are treated as cancelled on redemption.

     Under Northern Ireland law, a company may purchase its own shares, including any redeemable shares, if authorized by its articles of association and provided that the purchase has been previously approved by an ordinary resolution in the case of an on-market purchase or a special resolution in other cases. The rules discussed above regarding redemption of redeemable shares also apply to purchases by a company of its own shares. Our articles of association authorize us to issue redeemable shares and to purchase our own shares. The London Stock Exchange, on which our ordinary shares are listed, requires that purchases within a period of twelve months of 15% or more of a company's share capital must be made by way of a tender or partial offer to all shareholders and, in the case of a tender offer, at a stated maximum price or a fixed price. Notice of a tender offer must be given by advertising in two United Kingdom national newspapers at least seven days before the offer closes. Purchases below the 15% threshold may be made through the market in the ordinary way at a price not more than 5% above the average of the market values of the shares for the five trading days before the purchase or by way of an off-market purchase negotiated with one or more shareholders.

TRANSFER OF SHARES

     Subject to the following paragraph, the instrument of transfer of a share shall be signed by or on behalf of the transferor and, in the case of a share that is not fully paid, by or on behalf of the transferee. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the appropriate register. All transfers shall be effected by instruments in writing in any usual or common form or any other form approved by the directors. The directors may, in their discretion and without explanation, refuse to register the transfer of a share that is not fully paid, provided that if shares are admitted to the Official List, then the directors may not exercise their discretion to prevent dealings in the shares from taking place on an open and proper basis. The directors may also refuse to register any transfer in favor of more than four persons jointly and may decline to recognize any instrument of transfer unless it is left at our registered office accompanied by the relevant certificate and any other evidence that the directors reasonably require, and unless the instrument is in respect of only one class of share. The directors may suspend registration of transfers for any period not exceeding 30 days in any year.

     Notwithstanding any other provision of our articles of association to the contrary, any of our shares may be held in uncertificated form, and title to shares may be transferred by means of a relevant system, such as CREST, that is defined in The Uncertificated Securities Regulations 1995 (as amended).

VARIATION OF RIGHTS

     If at any time our share capital is divided into different classes of shares, the rights attached to any class of shares may, subject to applicable laws, be modified, abrogated or varied either with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of an extraordinary resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of Articles 377, 378, 384 and 385 of the Order and our articles of association apply to all such general meetings. The necessary quorum at any such meeting other than an adjourned meeting is two persons holding or representing by proxy at least one-third in nominal value of the issued shares of the relevant class. Any holder of shares of the relevant class present in person or by proxy may demand a poll upon which every holder of shares of that class is entitled to one vote for every such share held by him. The rights attached to any class of shares is, unless otherwise expressly provided by the shares' terms, be deemed not to be modified, abrogated or varied by the creation or issue of further shares of equal rank or the purchase or redemption by us of any of our own shares in accordance with applicable law or our articles of association.

     Under Northern Ireland law, our memorandum of association may be amended, subject to any limitations in our memorandum of association, by a special resolution, although certain alterations of our share capital require only an ordinary resolution. For an amendment of our objects or purposes, the holders of at least 15% of our issued shares who did not vote in favor of the amendment may apply to the court for cancellation of the amendment.

     Under Northern Ireland law, if at any time we have more than one class of shares, then amendments to our memorandum of association or articles of association that affect the rights of the holders of any class of our shares might, depending on the rights of that class and the nature of the amendments, also require approval of an extraordinary resolution passed at a separate general meeting of the shareholders of that class. However, an amendment so approved would be subject to judicial confirmation if the holders of at least 15% of the shares of that class applied to a court for cancellation of the amendment.

SHAREHOLDER MEETINGS

     Under Northern Ireland law, a company must hold an annual general meeting of its shareholders. Not more than 15 months may elapse between the date of our annual general meetings. Our annual general meetings are held at a time and place chosen by the directors.

     Any general meetings other than annual general meetings are called extraordinary general meetings. An extraordinary general meeting of shareholders may be called either by the board of directors at its discretion or, notwithstanding any contrary provision in the company's articles of association, by shareholders holding at least 10% of the paid-up share capital of the company carrying the right to vote at general meetings. If at any time there are not within the United Kingdom a number of directors capable of forming a quorum, the directors in the United Kingdom capable of acting may convene an extraordinary general meeting.

     Under our articles of association, the quorum for a general meeting of shareholders is two shareholders present in person or by proxy and entitled to vote at the meeting.

     Shareholders may propose three types of resolutions at a general meeting of a Northern Ireland company. An ordinary resolution requires the approval of a majority vote of those shareholders present and voting at a general meeting of which 14 clear days' notice has been given. An extraordinary resolution requires the approval of 75% of those shareholders present and voting at a meeting of which 14 clear days' notice has been given. A special resolution requires the approval of 75% of those shareholders present and voting at a general meeting of which 21 clear days' notice has been given. The term "clear days' notice" means calendar days and excludes the date of mailing, the deemed date of receipt of such notice, which, according to our articles of association, if sent by first class mail means the day following such mailing, and the date of the meeting itself.

     Extraordinary resolutions are relatively unusual and are confined to certain matters out of the ordinary course of business, such as a proposal to wind up the affairs of the company. Proposals that are the subject of special resolutions are proposals to change the name of a company, to reduce its issued share capital, to change the rights of shareholders, to permit the company to issue new shares for cash without applying the shareholders' preemptive rights, to amend the company's object or its articles of association and to carry out certain other matters required by law or the company's articles of association. All other proposals relating to the ordinary course of the company's business, such as the election of directors, would be the subject of an ordinary resolution.

     Our articles of association provide that a resolution in writing signed by or on behalf of all the shareholders entitled to vote at general meetings is as effective as if the resolution had been passed at a general meeting.

DISCLOSURE OF INTERESTS

     Under Northern Ireland law, a person (including a company and other legal entities) who acquired an interest of 3% or more of our relevant share capital, which is defined as any class of our issued share capital carrying rights to vote in all circumstances at our general meetings, is obliged to notify the company of his or her interest within two business days. The person must also notify us of any subsequent changes in his or her interest of at least 1% or to below 3%. Failure to comply with any of these notification obligations is a criminal offense, and the Department of Enterprise, Trade and Investment in Northern Ireland may impose restrictions on that person's shares as described in below.

     Northern Ireland law also provides that we may by written notice, which is called an Article 220 Notice, require a person whom we know is, or whom we have reasonable cause to believe to be or to have been at any time during the preceding three years, interested in our relevant share capital to confirm that fact and, if that person holds or has during the relevant time held an interest in such shares, to give any further information that may be required relating to his or her interest and any other interest in the shares of which he or she is aware. The disclosure must be made within any reasonable period that is specified in the Article 220 Notice.

     If we serve an Article 220 Notice on a person who fails to give us any information required by the notice promptly, then we may apply to a court for an order directing that the shares in question be subject to restrictions prohibiting, among other things, any transfer of those shares, the exercise of voting rights in respect of the shares, the issue of further shares related to the shares and, other than in a liquidation, payments, including dividends, in respect of the shares. Under our articles of association, we may, without application to a court, prohibit the exercise of voting rights by the shares, refuse to register any transfer of the shares or retain any dividend or other money held by us related to the shares.

     For the purposes of this section, the interest of a person in shares means any kind of interest in shares, including interests in any shares:

     - in which his spouse or his child or stepchild under the age of 18 is interested,

     - in which a corporation is interested if either (a) that corporation is or its directors are accustomed to act in accordance with that person's directions or instructions or (b) that person controls one-third or more of the voting power of that corporation, or

     - in which another party is interested in shares if that person or that other party acquired an interest in our shares under a concert party agreement.

ALTERATION OF CAPITAL

     We may by ordinary resolution increase our share capital, consolidate and divide all or any of our share capital into shares of larger amount, sub-divide our shares into shares of smaller amount and cancel any shares that have not been taken or agreed to be taken by any person. Subject to applicable law, we may by special resolution reduce our share capital, any capital redemption reserve and any share premium account in any way. Subject to applicable law and our articles of association, all of our unissued shares are at the directors' disposal.

ADDITIONAL INFORMATION

APPOINTMENT OF DIRECTORS

     Subject to our articles of association, our shareholders may by ordinary resolution or our board of directors may at any time appoint a person to be a director, either to fill a casual vacancy or as an additional director. A director so appointed by the board will hold office only until the next annual general meeting and will not be taken into account in determining the directors who are to retire by rotation at that meeting. No person other than a director retiring at the meeting will, unless recommended by the board, be eligible for appointment as a director at any general meeting unless not fewer than seven or more than forty-two days before the meeting a notice, signed by a shareholder, of his intention to nominate that person and a notice signed by that person of his willingness to be appointed have been delivered to our registered office.

     Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more directors to offices or positions with us or any corporation in which we are interested, such proposals may be divided and considered in relation to each director separately, and in such cases each of the directors concerned, subject to our articles of association, shall be entitled to vote and be counted in the quorum on each resolution except that concerning his own appointment.

REMOVAL OF DIRECTORS

     Shareholders of a Northern Ireland company have a statutory right to remove a director by ordinary resolution of which special notice (28 clear days) has been given to the company, irrespective of the provisions of the company's articles of association. Such removal would be without prejudice to any claim the director might have for damages for breach of any contract of service between him or her and the company.

     Under our articles of association, a director may be removed from office in a number of circumstances, including when his resignation is requested by at least 75% of the other directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Northern Ireland law does not permit a company to indemnify a director or an officer of the company or any person employed by the company as auditor against any liability that by virtue of any law would otherwise attach to that person for negligence, default, breach of duty or breach of trust in relation to the company. This rule does not apply to liability incurred by that person in defending any legal proceedings in which judgment is given in his favor or in which he is acquitted or in certain incidences where, although he is liable, the court finds that he acted honestly and reasonably and that having regard to all the circumstances, he ought fairly to be excused. Our articles of association provide that our directors and officers will be entitled to indemnification for those liabilities.

PREEMPTIVE RIGHTS

     Under Northern Ireland law, the issue for cash of equity securities must be offered first to the existing holders of such shares in proportion to the respective nominal values of their holdings, unless shareholders pass a special resolution to the contrary at a general meeting. Equity securities are defined as the following:

     - shares which with respect to dividends or capital carry a right to participate beyond a specified amount, or

     -  rights to subscribe for, or to convert securities into such shares.

     As is the custom of many United Kingdom companies with shares traded on the London Stock Exchange, each year at our annual general meeting, our shareholders propose a resolution to authorize our board of directors, until our next annual general meeting, to allot equity securities for cash up to a certain aggregate nominal value otherwise than pro rata to our shareholders.

SHAREHOLDERS' VOTES ON CERTAIN MERGERS, ACQUISITIONS AND OTHER TRANSACTIONS

     The listing rules of the UK Listing Authority will usually require shareholder approval for an acquisition or disposal by a public company, such as us, whose shares are listed on the London Stock Exchange, if the net assets of the company or business to be acquired or disposed of represent 25% or more of its net asset value or 25% or more of its value on the basis of any of the other criteria prescribed by those rules. If the size of the acquisition or disposal falls below that level, the UK Listing Authority may nevertheless require certain information to be published or circulated to shareholders. Shareholder approval may also be required for an acquisition or disposal of assets between a listed company and certain parties, including:

     -  directors of the company or its subsidiaries,

     - people entitled to exercise 10% or more of the voting rights at general meetings of the company or of its holding company or of any subsidiary of its holding company, or

     - any associate of the people described in the first or second clause above.

     Such people will not be permitted to vote at the relevant general meeting.

REGULATION OF TAKEOVERS

     Takeovers of public companies, such as us, that are incorporated in the United Kingdom are regulated by the City Code on Takeovers and Mergers, which consists of non-statutory rules not enforceable at law that are administered by the Panel on Takeovers and Mergers. The Panel is a body of representatives of certain City of London financial and professional institutions that oversees the conduct of public company takeovers. The City Code provides, among other things, that:

     - when any person acquires, whether by a single transaction or a series of transactions, shares that, aggregated with shares held or acquired by persons acting in concert with him, carry 30% or more of the voting rights of the public company, or

     - when any person, together with persons acting in concert with him, holds not less than 30% but not more than 50% of the voting rights and such person, or any person acting in concert with him, acquires in any 12-month period additional shares carrying voting rights, that person must, unless the Panel agrees otherwise, make an offer for all of the equity shares of the company, voting or non-voting, for cash, or for a non-cash consideration accompanied by a cash alternative, at not less than the highest price paid for the relevant shares by that person or persons acting in concert with him during the 12 months preceding the offer.

SHAREHOLDER SUITS

     Under Northern Ireland law, our shareholders generally have no right to sue on our behalf. When a wrong has been done to or against us, we are usually the proper plaintiff. There are exceptions in the case of fraud on minority shareholders and when the act complained of is illegal or ultra vires. Northern Ireland law permits an individual shareholder of ours to apply for a court order when our affairs are being or have been conducted in a manner unfairly prejudicial to the interests of one or more of our shareholders or when any actual or proposed act or omission by us is or would be prejudicial. When granting relief, a court has wide discretion and may authorize civil proceedings to be brought on our behalf by a shareholder on such terms as the court may direct.

LISTING REQUIREMENTS OF THE UK LISTING AUTHORITY

     We are subject to the listing rules of the UK Listing Authority under section 142 of the UK Financial Services Act 1986. These rules, which we referred to above under "Shareholders' Votes on Certain Mergers, Acquisitions and Other Transactions," require a company listed on a relevant investment exchange including the London Stock Exchange, to notify the UK Listing Authority without delay:

     - of any major new developments in that company's sphere of activity that are not public knowledge and may lead to a substantial movement in the price of its listed securities or, in the case of a company with debt securities, may significantly affect its ability to meet its commitments; and

     - of all relevant information which is not public knowledge concerning a change in the company's financial condition, the performance of its business or the company's expectation as to its performance, which, if made public, would be likely to lead to a substantial movement in the price of its listed securities.

     The Admissions Standards of the London Stock Exchange include similar provisions requiring the company to make a simultaneous notification of such matters to the London Stock Exchange. The listed company must ensure equality of treatment for all shareholders who are in the same position and that equivalent information is made available to the market on each exchange on which its securities are listed. The listing rules also oblige listed companies to send certain information to shareholders, including details in relation to certain acquisitions, disposals, takeovers, mergers and offers made by or in respect of the company.

MATERIAL CONTRACTS

     The following is a description of contracts that have been entered into by us and/or our subsidiaries since May 1999 and are or may be material to our business:

     - An Acquisition Agreement, dated June 4, 1999, between Galen, Dr. Dallas Burston, Linda Burston, and the Trustees of the Dallas Burston 1999 Settlement for the purchase by Galen of the entire issued share capital of Bartholomew Rhodes Limited, Ashbourne Pharmaceuticals (Holdings) Limited, Chargelink Limited and Dallas Burston Healthcare Limited for consideration of approximately L20 million. Galen is generally limited to bringing claims under the warranties until May 31, 2001 (or in respect of taxation, until the seventh anniversary of completion).

     - A Transaction Agreement, dated as of May 4, 2000, between Galen and Warner Chilcott for the acquisition of Warner Chilcott by Galen by means of a scheme of arrangement under the laws of the Republic of Ireland, resulting in Warner Chilcott becoming a wholly owned subsidiary of Galen. Under the scheme of arrangement, Galen issued
           2.5 new Galen ordinary shares for each Warner Chilcott share.

     - An Approved Executive Share Option Scheme and an Unapproved Executive Share Option Scheme, adopted by the board of directors of Galen on October 9, 1996, which are discretionary plans, the terms of which are substantially similar, the former having been approved by UK Inland Revenue. The executive schemes provide for options to be granted over unissued shares or shares held in a trust. Options are granted at the discretion of the Remuneration Committee to any of our full time employees. Options granted under the executive schemes may be subject to performance conditions being fulfilled before the option can be exercised. Options may be exercised between the third and tenth anniversaries of the date of grant provided that the performance conditions have been fulfilled. The exercise price is not less than the higher of the nominal value of the share and the middle market quotation for the last dealing day before the date of grant.

     - On February 15, 2000, a wholly owned subsidiary of Warner Chilcott, Warner Chilcott Inc., issued $200,000,000 in aggregate principal amount of 12 5/8% Series A Senior Notes due 2008. The senior notes were issued at a slight discount to yield 13.0%. The net proceeds from this offer were approximately $186,300,000, excluding expenses incurred in connection with the offer.

        The senior notes mature on February 15, 2008. Interest on the senior notes accrues at the rate of 12 5/8% per annum and is payable every six months. The senior notes are unsecured obligations of Warner Chilcott Inc., ranking equally in priority with Warner Chilcott Inc.'s other indebtedness. The acquisition of Warner Chilcott Inc. by us in September, 2000 gave the note holders the right to require us to repurchase the notes at 101% of the principal amount. On December 1, 2000, repayment was requested in relation to $40.3 million principal amount of the loan notes. The remaining loan notes are redeemable at our option on or after February, 2004 at redemption prices that decrease annually from 106.3125% to 100% of their principal value.

     - An Asset Purchase Agreement, dated January 26, 2000 (as subsequently amended), between Warner Chilcott Inc. and Bristol-Myers Squibb Company, or BMS, pursuant to which Warner Chilcott Inc. agreed to purchase from BMS certain rights, title and interest in Estrace(R) cream, Ovcon(R) 35, Ovcon(R) 50, or the relevant products, for a consideration of $175,100,000. We may only make warranty claims generally for a period of 18 months following completion and for claims in excess of $2 million up to a maximum amount of $25 million.

        Owing to the existence of a sale and licence agreement between BMS and a third party made in 1994, we agreed not to, and agreed not to permit affiliates to, conduct business in a specified geographical area which relates to certain of the relevant products. BMS has also agreed not to, and to prevent its subsidiaries from engaging in the manufacturing, marketing, distributing or selling of (i) products equivalent to the relevant products for 10 years following completion of the agreement and
        (ii) any product for hormone replacement therapy in cream form and vaginally applied with specific active ingredients for a period of three years.

        - An Asset Purchase Agreement, dated June 29, 2001, between BMS and Galen (Chemicals) Limited, or Galen (Chemicals), pursuant to which BMS agreed to sell and transfer to Galen (Chemicals) assets relating to Estrace(R) tablets and related generic products, or Products, including the intellectual property rights in and BMS's rights, title and interest in and to any regulatory files, registrations, applications, approvals, licences and permits held by BMS exclusively relating to the Products. In addition, BMS has granted to Galen (Chemicals) a perpetual non-exclusive license to use all other intellectual property and relevant information necessary to develop, market, distribute, or manufacture Products, or any line extensions.

           Galen (Chemicals) purchased these rights in the Products for consideration of $95,000,000 paid in cash, subject to a subsequent readjustment should a post-completion independent audit show that products held by BMS customers exceed a certain agreed level.

           In acquiring these rights in the Products, Galen (Chemicals) assumed specified liabilities and obligations in relation to the Products. Liabilities assumed include certain product liabilities, returned products and certain tax liabilities. Standard representations and warranties were made by BMS including representations on intellectual property, financial information, material adverse change, contracts and compliance and litigation. In addition, Galen (Chemicals) has warranted its ability to enter into the agreement. These representations and warranties will terminate 18 months from completion of the contract apart from those relating to, among other matters, enforceability, which will terminate on the third anniversary of completion. Warranties have been given on an indemnity basis and the seller's liability has been limited to $10 million in respect of a breach of certain warranties only, with a de minimis provision of $1.1 million.

           Owing to the existence of a sale and license agreement between BMS and a third party made in 1994, we agreed not to, and agreed not to permit our affiliates to, conduct business in a specified geographical area in relation to certain products. BMS has also agreed not to, and to prevent its subsidiaries from engaging in the manufacturing, marketing, distributing or selling of (i) products equivalent to the relevant products for 10 years following completion of the agreement and (ii) any product for hormone replacement therapy in oral form with specific active ingredients for a period of three years.

        - A Supply Agreement, dated June 29, 2001, between Bristol-Myers Squibb Laboratories Company, or BMS Laboratories, and Galen (Chemicals) pursuant to which Galen (Chemicals) granted to BMS Laboratories a right to use the assets purchased by Galen subject to the Asset Purchase Agreement, dated June 29, 2001 (as described above), to exclusively manufacture and supply Galen (Chemicals) with the Products.

           Galen (Chemicals) has provided BMS Laboratories with an irrevocable undertaking to purchase from BMS its supplies of the product up to September 30, 2001 in accordance with specified terms and price. Thereafter, Galen (Chemicals) has agreed to order quarterly in advance such quantity of Estrace(R) tablets product as it wishes to purchase from BMS from time to time.

           BMS Laboratories has reserved the right to manufacture the Products for specified reselling, including the distribution in geographical areas in which Galen (Chemicals) does not have the right to market or sell, for animal use and the manufacturing of bulk active pharmaceutical ingredients in the Products.

                 DESCRIPTION OF AMERICAN DEPOSITARY SHARES AND
                          AMERICAN DEPOSITARY RECEIPTS

     Copies of the deposit agreement and our memorandum and articles of association are also available for inspection at the Corporate Trust Office of the depositary, currently located at 101 Barclay Street, New York, New York, 10286. The principal executive office of The Bank of New York is located at One Wall Street, New York, New York 10286.

AMERICAN DEPOSITARY SHARES AND AMERICAN DEPOSITARY RECEIPTS

     The depositary will issue American Depositary Receipts, or ADRs, evidencing American Depositary Shares, or ADSs, pursuant to the deposit agreement. Each ADS will represent the ownership interest in four of our ordinary shares. The ordinary shares (or the right to receive ordinary shares) will be deposited by us with the custodian, which is currently the London office of The Bank of New York. Each ADS will also represent any and all other securities, cash and other property deposited with the depositary but not distributed to ADS holders.

     You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

     Because the depositary will actually hold the ordinary shares, you must rely on it to exercise the rights of a shareholder. The obligations of the depositary are set out in a deposit agreement among us, the depositary and you, as an ADS holder. New York law generally governs the deposit agreement and the ADSs.

     The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire agreement and the form of the ADS. For directions on how to obtain copies of these, you should read the information in "Available Information."

DEPOSIT, TRANSFER AND WITHDRAWAL

     Pursuant to the deposit agreement, we will deliver certificates evidencing our ordinary shares and the appropriate accompanying documentation to the depositary. The depositary, if satisfied with the documents, will then execute and deliver to each ADS holder an ADS or ADSs representing the appropriate number of our ordinary shares. The depositary will keep a record of each ADS registered holder.

     You may at any time surrender your ADR to the depositary at its Corporate Trust Office for withdrawal of the deposited securities. Any withdrawal you choose to make will be at your own risk and expense. Upon payment of any required fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will deliver the underlying ordinary shares to an account designated by you and any other deposited securities underlying the ADS at the office of the custodian, or at your request, risk and expense, the depositary will deliver the deposited securities at its office.

     The depositary must be satisfied that any necessary regulatory approval has been granted by the United Kingdom before an ordinary share will be accepted for deposit.

PRE-RELEASE

     In certain circumstances, subject to the provisions of the deposit agreement, the depositary may issue ADSs before deposit of the underlying ordinary shares. This is called a pre-release of ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions:

     - before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary in writing that it or its customer

       -- owns the ordinary shares or ADSs to be deposited,

       -- assigns all beneficial rights, title and interest in such shares or ADSs to the depositary in its capacity as depositary and for the benefit of ADR holders, and

       -- will not take any action with respect to the shares or ADSs that is inconsistent with the transfer of beneficial ownership other than in satisfaction of such pre-release,

     - the pre-release must be fully collateralized with cash or other collateral that the depositary considers appropriate, and

     - the depositary must be able to close out the pre-release on not more than five business days' notice.

     In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

SHARE DIVIDENDS AND OTHER DISTRIBUTIONS AND RIGHTS

     The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities subject to restrictions imposed by applicable law and after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

CASH

     The depositary will, as promptly as practicable, convert any cash dividend or other cash distribution we pay on the ordinary shares into US dollars, if it can do so on a reasonable basis and can transfer the US dollars to the United States. If that is not possible or if any approval from the UK government is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It may, at its discretion, hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency, and it will not be liable for the interest. If the depositary can only convert a portion of the cash dividend into US dollars, it can either distribute the unconverted portion in the foreign currency or hold the foreign currency on the account of the ADS holders.

     Before making a distribution, any withholding taxes that must be paid under any applicable law will be deducted. You should read the information in "Taxation -- US Taxation -- Taxation of Dividends." The depositary will distribute only whole US dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

SHARES

     The depositary will distribute new ADSs representing any shares we may distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The depositary will only distribute whole ADSs. It will sell shares which would require it to use a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, each ADS will also represent the new shares.

RIGHTS TO RECEIVE ADDITIONAL SHARES

     If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. The depositary must first determine to which holders it is legal to do so. If the depositary decides it is practical to sell the rights to certain holders, the depositary will sell the rights and distribute the proceeds in the same way as it does with cash. The depositary may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

     After consultation with us, if the depositary makes rights available to you, upon instruction from you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and issue ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

     US securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to you.

     If you hold warrants or other instruments with rights to ordinary shares, you may request that the depositary exercise such rights on your behalf. If we agree to allow such exercise and the payment for such exercise is paid by you, the depositary, if it decides it is legal to do so, will exercise your rights for ordinary shares and deliver you ADSs.

OTHER DISTRIBUTIONS

     The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what we distributed, in which case the ADSs will also represent the newly distributed property. The depositary may withhold any taxes or expenses it thinks is applicable in this process.

     The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distribution we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

CHANGES AFFECTING DEPOSITED SHARES

  RECLASSIFICATIONS, RECAPITALIZATIONS AND MERGERS

--------------------------------------------------------------------------------------------
  IF WE DO ANY OF THE FOLLOWING:                THEN ALL OF THE FOLLOWING WILL APPLY:
--------------------------------------------------------------------------------------------
  Change the nominal or par value of our        The cash, shares or other securities
  shares,                                       received by the depositary will become
                                                deposited securities.
  Reclassify, split up or consolidate any of    Each ADR will automatically represent its
     the deposited securities,                  equal share of the new deposited securities.
  Distribute securities on the shares that      Each ADS will automatically represent its
     are not distributed to you, or             equal share of the new deposited securities.
  Recapitalize, reorganize, merge,              The depositary may, and will if we ask it
     liquidate, sell all or substantially       to, distribute some or all of the cash,
     all of our assets, or take any similar     shares or other securities it received. It
     action                                     may also issue new ADSs or ask you to
                                                surrender your outstanding ADSs in exchange
                                                for new ADSs, identifying the new deposited
                                                securities.

--------------------------------------------------------------------------------

VOTING OF DEPOSITED SECURITIES

     You may instruct the depositary to vote the shares underlying your ADSs, but only if we ask the depositary to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the underlying ordinary shares. However, you may not know about the meeting enough in advance to withdraw the underlying ordinary shares.

     If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you, on a certain date, may instruct the depositary to vote the underlying ordinary shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to English law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the underlying ordinary shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

     We cannot ensure that you will receive voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to vote and there may be nothing you can do if your shares are not voted as you requested.

REPORTS AND OTHER COMMUNICATIONS

     The depositary will make available to you for inspection any reports and communications from us or made available by us at its Corporate Trust Office. The depositary will also, upon written request, send to the registered holders of ADRs copies of such reports and communications furnished by us pursuant to the deposit agreement.

     Any such reports and communications furnished to the depositary by us will be furnished in English when so required pursuant to any US securities laws.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses, or prejudices an important right of ADS holders, it will only become effective 30 days after the depositary notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADSs and the deposit agreement as amended.

     The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary must notify you at least 30 days before termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 60 days, in which case, the depositary must notify you at least 30 days before termination.

     After termination, the deposit agreement requires the depositary and its agents to do only the following under the deposit agreement: collect distributions on the deposited securities and deliver shares and other deposited securities upon cancellation of ADSs. One year after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the proceeds of the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and will have no liability for interest. The depositary's only obligations will be to account for the proceeds of the sale and other cash. After termination our only obligations will be with respect to indemnification and to pay certain amounts to the depositary.

CHARGES OF DEPOSITARY

--------------------------------------------------------------------------------------------
  ADS HOLDERS MUST PAY:                        FOR:
--------------------------------------------------------------------------------------------
  $5.00 (or less per 100 ADSs)                 - Each issuance of an ADS, including as a
                                               result of a distribution of shares or rights
                                                 or other property
                                               - Each cancellation of an ADS, including if
                                               the agreement terminates
--------------------------------------------------------------------------------------------
  $0.05 (or less per ADS)                      - Any cash payment
--------------------------------------------------------------------------------------------
  Registration or Transfer Fees                - Transfer and registration of shares on our
                                               share register or the share register of the
                                                 foreign registrar from your name to the
                                                 name of the depositary or its agent when
                                                 you deposit or withdraw our ordinary shares
--------------------------------------------------------------------------------------------
  Expenses of the depositary                   - Conversion of foreign currency to US
                                               dollars
                                               - Cable, telex and facsimile transmission
                                               expenses
--------------------------------------------------------------------------------------------
  Taxes and other government charges the       - As necessary
  depositary or the Custodian have to pay on
  any ADS or ordinary share underlying an
  ADS, for example, stock transfer taxes,
  stamp duty or withholding taxes

--------------------------------------------------------------------------------

LIABILITY OF OWNER FOR TAXES

     You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The depositary may refuse to transfer your ADSs or allow you to withdraw the deposited securities underlying your ADSs until these taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADSs to pay any taxes owed by you and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

GENERAL

     The deposit agreement expressly limits our obligations and the obligations of the depositary, and it limits our liability and the liability of the depositary. We and the depositary:

     - are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

     - are not liable if either is prevented or delayed by law or circumstances beyond their control from performing their obligations under the deposit agreement;

     - are not liable if either exercises discretion permitted under the deposit agreement;

     - have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the agreement on your behalf or on behalf of any other party; and

     - may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

     The depositary will not be liable for any failure to carry out any instructions to vote any of the deposited securities, or for the manner any vote is cast, or the effect of any such vote, provided that any action or non-action is in good faith.

     In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

     The depositary will keep books at its Corporate Trust Office open for inspection by you at all reasonable times. You agree not to inspect the books for the purpose of communication with other registered holders other than in relation to our business, the deposit agreement on the ADSs.

     The depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADSs. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by you and will be entitled to protection and indemnity to the same extent as the depositary.

REQUIREMENTS FOR DEPOSITARY ACTIONS

     Before The Bank of New York will issue or register transfer of an ADR, make a distribution on an ADR, or withdrawal of shares, The Bank of New York may require:

     - payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities,

     - production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary, and

     - compliance with regulations it may establish, from time to time, consistent with the agreement, including presentation of transfer documents.

     The Bank of New York may refuse to deliver, transfer, or register transfers of ADRs generally when the books of The Bank of New York or Galen are closed, or at any time if The Bank of New York or Galen thinks it advisable to do so.

     You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

     - when temporary delays arise because: (1) The Bank of New York or Galen has closed its transfer books, (2) the transfer of shares is blocked to permit voting at a shareholders' meeting, or (3) Galen is paying a dividend on the shares,

     - when you or other ADR holders seeking to withdraw shares owe money to pay fees, taxes and similar charges, or

     - when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

     This right of withdrawal may not be limited by any other provision of the deposit agreement.

                                    TAXATION

     This section describes the material US federal income and UK tax consequences of owning shares or ADSs. It applies to you only if you acquire your shares or ADSs in this offer and you hold your shares or ADSs as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

     -  a dealer in securities,

     - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

     -  a tax-exempt organization,

     -  a partnership,

     -  a person liable for alternative minimum tax,

     - a person that actually or constructively owns 10% or more of our voting stock,

     - a person that holds shares or ADSs as part of a straddle or a hedging or conversion transaction, or

     -  a person whose functional currency is not the US dollar.

     This section is based on the US Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, and the laws of the United Kingdom, and their application by the UK Inland Revenue, all as currently in effect, as well as on the Convention Between the United States and the United Kingdom for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income and Capital Gains, which we will refer to as the Treaty. These laws are subject to change, possibly on a retroactive basis. In addition, this section is based in part upon the representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

     You are a US holder if you are a beneficial owner of shares or ADSs and you are:

     -  a citizen or resident of the United States,

     -  a domestic corporation,

     - an estate whose income is subject to US federal income tax regardless of its source, or

     - a trust if a US court can exercise primary supervision over the trust's administration and one or more US persons are authorized to control all substantial decisions of the trust.

     An "eligible US holder" is a US holder that:

     -  is a resident of the United States for purposes of the Treaty,

     - does not maintain a permanent establishment or fixed base in the United Kingdom to which shares or ADSs are attributable and through which the US holder carries on or has carried on business (or, in the case of an individual, performs or has performed independent personal services), and

     - is otherwise eligible for benefits under the Treaty with respect to income and gain from the shares or ADSs.

     A "non-US holder" is a beneficial owner of shares or ADSs that is not a US person for US federal income tax purposes.

     You should consult your own tax advisor regarding US federal, state and local and the UK and other tax consequences of owning and disposing of shares and ADSs in your particular circumstances. In particular, you should confirm your status as an eligible US holder with your advisor and should discuss any possible consequences of failing to qualify as an eligible US holder.

     This discussion addresses only US federal income taxation and UK income taxation, inheritance taxation, capital gains taxation, stamp duty and stamp duty reserve tax, or SDRT.

     In general, and taking into account the earlier assumptions, for US federal income and UK tax purposes, if you hold ADSs, you will be treated as the owner of the shares represented by those ADSs. Exchanges of shares for ADSs, and ADSs for shares, generally will not be subject to US federal income tax or to UK capital gains tax.

UK TAXATION

TAXATION OF DIVIDENDS

     Under the Treaty, subject to certain exceptions, an eligible US holder that is not a resident of the United Kingdom would be entitled to receive, in addition to any dividend that we pay, a payment from the UK Inland Revenue in respect of such dividend equal to the tax credit to which an individual resident in the United Kingdom for tax purposes would have been entitled had he received the dividend (which is currently equal to one-ninth of the dividend received), reduced by a notional UK withholding tax equal to an amount not exceeding 15% of the sum of the dividend paid and the UK tax credit payment. No withholding in excess of the tax credit payment would be imposed upon the eligible US holder. Thus, for example, an eligible US holder that received a $100.00 dividend would also be entitled to receive from the UK Inland Revenue a tax credit payment of $11.11 (one-ninth of the dividend received), but the entire $11.11 payment would be eliminated by the notional UK withholding tax, which would result in a net $100.00 distribution to the eligible US holder.

TAXATION OF CAPITAL GAINS

     A US holder that is not resident, and, in the case of an individual, not ordinarily resident, in the United Kingdom for UK tax purposes and who does not carry on a trade, profession or vocation in the United Kingdom through a branch or agency to which shares or ADSs are attributable will not be liable for UK taxation of capital gains or eligible for relief for allowable losses realized on the sale or other disposal of shares or ADSs, subject to exceptions applicable to persons who are temporarily non-resident in the United Kingdom.

ESTATE AND GIFT TAX

     The current Estate and Gift Tax Convention between the United States and the United Kingdom generally relieves from UK Inheritance Tax (the equivalent of US Estate and Gift Tax) the transfer of shares or ADSs where the transferor is domiciled in the United States for the purposes of the Convention. This relief will not apply if the shares or ADSs are part of the business property of an individual's permanent establishment in the United Kingdom or pertain to the fixed base in the United Kingdom of a person providing independent personal services. If no relief is given under the Convention, UK Inheritance Tax may be charged on the amount by which the value of the transferor's estate is reduced as a result of any transfer made by way of gift or other gratuitous transfer by an individual, in general within seven years of death, or on the death of an individual. In the unusual case where shares or ADSs are subject to both UK Inheritance Tax and US Estate or Gift Tax, the Convention generally provides for tax paid in the United Kingdom to be credited against tax payable in the United States, or for tax paid in the United States to be credited against tax payable in the United Kingdom, based on priority rules set forth in the Convention.

STAMP DUTY AND SDRT

     A transfer for value of shares will generally be subject to either UK stamp duty or SDRT normally at the rate of 0.5% of the amount or value of the consideration. A transfer of shares from a nominee to its beneficial owner, including the transfer of underlying shares from the depositary to an ADS holder that is surrendering ADSs, under which no beneficial interest passes is subject to stamp duty at the fixed rate of UKL5.00 per instrument of transfer.

     No stamp duty or SDRT will be payable on the purchase or transfer of an ADS, provided that the ADS, and any separate instrument or written agreement or transfer, remains at all times outside the United Kingdom and that the instrument or written agreement of transfer is not executed in the United Kingdom.

     Subject to the following, no stamp duty or SDRT will be payable on the issue of the shares or ADSs. Stamp duty or SDRT is generally payable at the rate of 1.5% of the amount or value of the consideration or, in some circumstances, the value of the shares when shares are issued (or transferred) to a depositary who issues depositary receipts for those shares, or to its nominee or agent. We will pay any stamp duty or SDRT arising from the issue of the new shares and the deposit of those shares with the depositary only in connection with the offer.

US TAXATION

TAXATION OF DIVIDENDS

     US Holders. Under US federal income tax laws, if you are a US holder, you would include in your gross income the gross amount of any dividend paid by us out of our current or accumulated earnings and profits (as determined for US federal income tax purposes). In addition, if you are an eligible US holder that elects on US Internal Revenue Service Form 8833 (Treaty-Based Return Position Disclosure) to be treated, with respect to the receipt of any such dividend, as having received a tax credit under the Treaty and as having paid the withholding tax due under the Treaty (an "electing US holder"), you would include the amount of the tax credit (not reduced by the amount of any deemed withholding tax) in this gross amount even though you did not, in fact, receive it. You should consult your tax advisor regarding the procedure for, and tax consequences in your particular circumstances of, becoming an electing US holder.

     The dividend would be ordinary income that you would include in income when you, in the case of shares, or the depositary, in the case of ADSs, receive the dividend, actually or constructively. The dividend would not be eligible for the dividends-received deduction generally allowed to US corporations in respect of dividends received from other US corporations. The amount that you would include in your income as a US holder would be the US dollar value of the dividend you received (plus, if you are an electing US holder, the dividend you would be deemed to have received) in pounds sterling, determined at the spot pounds sterling/US dollar rate on the date of the dividend distribution is includible in your income, regardless of whether the payment is, in fact, converted into US dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you included the dividend payment income to the date you converted the payment into US dollars would be treated as ordinary income or loss. The currency gain or loss generally would be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for US federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the shares or ADSs and thereafter as capital gain.

     Subject to certain limitations, if you are an electing US holder, the withholding tax that you are deemed to pay to the United Kingdom under the Treaty will be creditable against your US federal income tax liability.

     Dividends will be income from sources outside the United States, but generally will be "passive income" or "financial services income" which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you.

TAXATION OF CAPITAL GAINS

     US Holders. If you are a US holder and you sell or otherwise dispose of your shares or ADSs, you will recognize capital gain or loss for US income tax purposes equal to the difference between the US dollar value of the amount that you realize and your tax basis, determined in US dollars, in your shares or ADSs. Capital gain of a noncorporate US holder is generally taxed at a maximum rate of 20% where the property is held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, dividend payments, or other taxable distributions, made within the United States to you would be subject to information reporting requirements and backup withholding tax at the rate of 31% if you are a noncorporate US holder and you:

     -  fail to provide an accurate taxpayer identification number,

     - are notified by the US Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns, or

     - in certain circumstances, fail to comply with applicable certification requirements.

     If you sell your shares or ADSs to or through a US office of a broker, the payment of the proceeds is subject to both US backup withholding and information reporting unless you certify that you are a non-US holder, under penalties of perjury, or you otherwise establish an exemption. If you sell your shares or ADSs outside the United States through a non-US office of a non-US broker, and the sales proceeds are paid to you outside the United States, then US backup withholding and information reporting requirements generally will not apply to that payment. However, US information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your shares or ADSs through a non-US office of a broker that:

     -  is a US person,

     - derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the United States,

     -  is a "controlled foreign corporation" as to the United States, or

     -  is a foreign partnership, if any time during its tax year:

       -- one or more of its partners are US persons, as defined in US Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

       -- at any time during its tax year the foreign partnership is engaged in a US trade or business,

unless the broker has documentary evidence in its records that you are a non-US holder and does not have actual knowledge (or reason to know) that you are a US holder or you otherwise establish an exemption.

     You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the US Internal Revenue Service.

                        SHARES ELIGIBLE FOR FUTURE SALE

     We can make no predictions as to the effect, if any, that sales of our shares or ADSs or the availability of our shares or ADSs for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our shares or ADSs in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices.

SALE OF RESTRICTED SHARES

     Upon completion of this offer, we will have up to 189,227,276 shares outstanding. In addition, approximately 8.4 million shares are issuable upon the exercise of outstanding share options and warrants. Of the shares outstanding after the offer, 147,365,634 shares are freely tradeable without restriction under the Securities Act, except for any such shares which may be held or acquired by an "affiliate" of Galen, as that term is defined in Rule 144 promulgated under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. An aggregate of 41,861,642 shares held by our shareholders upon completion of the offer will be "restricted securities" (as that phrase is defined in Rule 144) and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including among others, the exemptions provided by Rule 144.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, if a period of at least one year has elapsed since the later of the date the "restricted securities" were acquired from us or the date they were acquired from an affiliate, then the holder of such restricted securities (including an affiliate) is entitled to sell in the public market a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares (approximately 1.9 million shares immediately after this offer) or the average weekly reported volume of trading of the shares on the Daily Official List of the London Stock Exchange during the four calendar weeks preceding such sale. The holder may only sell such shares through "brokers' transactions" or in transactions directly with a "market maker" (as such terms are defined in Rule 144). Sales under Rule 144 are also subject to certain requirements regarding providing notice of such sales and the availability of current public information concerning us. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period.

     Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from us or the date they were acquired from an affiliate, as applicable, a holder of such restricted securities who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares in the public market without regard to the volume limitations and other restrictions described above.

OPTIONS

     We have filed registration statements on Form S-8 under the Securities Act to register approximately 12,000,000 shares issuable under our share option plans. Shares issued upon the exercise of these share options will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described in "Underwriting."

                                  UNDERWRITING

GENERAL

     We and the selling shareholders intend to offer our ordinary shares in the form of shares and ADSs in an underwritten offer to be made in the United States and elsewhere internationally. Merrill Lynch International is acting as sole bookrunner and representative of each of the managers named below. Subject to the terms and conditions set forth in a purchase agreement among our company, the selling shareholders and the managers, we and the selling shareholders have agreed to sell to the managers, and each of the managers severally and not jointly has agreed to purchase from our company and the selling shareholders, the number of ordinary shares set forth opposite its name below.

                                                                NUMBER OF
                                                                  SHARES
MANAGERS                                                        ----------
Merrill Lynch International.................................    20,507,233
Credit Suisse First Boston Equities Limited.................     7,177,530
ABN AMRO Rothschild.........................................     5,468,595
CIBC World Markets Inc......................................       341,787
Goodbody Stockbrokers.......................................       341,787
Gruntal & Co., L.L.C........................................       341,787
                                                                ----------
  TOTAL.....................................................    34,178,719
                                                                ==========

     The managers may elect to receive all or a portion of their allotment of shares in the form of ADSs rather than shares to accommodate requests of investors. All sales in the United States by the managers will be made through their US broker-dealer affiliates, which must be registered as broker-dealers under the Exchange Act.

     In the purchase agreement, the several managers have agreed, subject to the terms and conditions set forth in those agreements, to purchase all of the shares being sold under the terms of each such agreement if any of the shares being sold under the terms of that agreement are purchased. In the event of a default by a manager, the purchase agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting managers may be increased or the purchase agreement may be terminated.

     In the purchase agreement, we have agreed to indemnify the managers against some liabilities, including certain liabilities under the Securities Act, or to contribute to payments the managers may be required to make in respect of those liabilities. We have also agreed to indemnify the selling shareholders, to the extent permissible under applicable law, against certain liabilities under the Securities Act.

     The shares are being offered by the several managers, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the managers and certain other conditions. The managers reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

     This offer is part of an offer of up to 39,735,078 shares, of which 5,556,359 shares have been allocated on a preemptive basis pursuant to an offer to our existing qualifying shareholders. The offers to qualifying shareholders were not underwritten. The issuance of shares in the offers to qualifying shareholders is conditional upon the closing of this offer. For an additional discussion of the offer to qualifying shareholders, see "Description of the Offer to Shareholders."

     In order to facilitate the offers, none of the selling shareholders intend to subscribe for shares or ADSs in the offers.

COMMISSIONS, DISCOUNTS AND OTHER EXPENSES

     The representative has advised us and the selling shareholders that the managers propose to offer the shares in the form of shares or ADSs to the public initially at the offer price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in excess of L0.30 per share or $1.72 per ADS. The managers may allow, and such dealers may reallow, a discount not in excess of L0.30 per share to certain other dealers. After the public offer the public offer price, concession and discount may change.

     The following table shows the per share and total public offer price, the underwriting discount and commissions to be paid by us and the selling shareholders to the managers and the proceeds before expenses to us and the selling shareholders. This information is presented assuming either no exercise or full exercise by the managers of their over-allotment option.

                                                                        TOTAL           TOTAL
                                                                       WITHOUT           WITH
                                             PER SHARE    PER ADS       OPTION          OPTION
                                             ---------    -------    ------------    ------------
Offer price................................    L7.55      $42.95     $367,023,560    $431,027,061
Underwriting discount and commissions......    L0.30      $ 1.72     $ 14,680,942    $ 17,241,082
Proceeds, before expenses, to Galen(1).....    L7.25      $41.23     $215,801,819    $215,801,819
Proceeds, before expenses, to the selling
  shareholders(1)..........................    L7.25      $41.23     $136,540,799    $197,984,160

---------------

(1) We estimate the expenses of the offer payable by us, exclusive of the underwriting discount, will be approximately $4,150,000. We estimate that expenses payable by the selling shareholders, exclusive of the underwriting discount, to be $3,000,000.

     In addition, we will pay the managers an incentive fee of up to 1% of the offer price per ordinary share or per ADS to be determined at our discretion after consultation with the representative.

     The following table shows the fees and estimated expenses payable by us:

Securities and Exchange Commission registration fee.........  $  150,000
National Association of Securities Dealers, Inc. filing
  fee.......................................................      30,500
Printing and engraving expenses.............................     750,000
Legal fees and expenses.....................................   1,400,000
Accounting fees and expenses................................     400,000
UK stamp taxes*.............................................   4,200,000
Miscellaneous...............................................     219,500
                                                              ----------
TOTAL.......................................................  $7,150,000
                                                              ==========

---------------

(*)  Includes stamp taxes to be paid by the selling shareholders.

OVER-ALLOTMENT OPTION

     The selling shareholders have granted an option to the representative on behalf of the managers, exercisable until 30 days after the date of this prospectus, to purchase an additional amount of shares up to a number not exceeding 15% of the offers, at the offer price set forth on the cover page of this prospectus, less the underwriting discount, to cover over-allotments, if any, provided, however, that the number of additional shares that can be sold in the United States is limited to 15% of the shares offered in the underwritten offer. The representative may exercise this option from time to time solely to cover over-allotments, if any, made on the sale of our shares offered hereby. If the representative exercises this option, each manager will be obligated, subject to certain conditions, to purchase a number of additional shares proportionate to the managers initial amount reflected in the foregoing table.

NO SALES OF SIMILAR SECURITIES

     We and the selling shareholders have agreed that, without the prior written consent of Merrill Lynch International on behalf of the managers, we and the selling shareholders, except for The McClay Trust, will not for a period of 180 days after the date of this prospectus, directly or indirectly:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any of our or their shares or securities convertible into or exercisable or exchangeable for our shares, or file a registration statement under the Securities Act relating to any of the foregoing, or

     - enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our or their shares, whether any such swap or transaction is to be settled by delivery of our shares or other securities, in cash or otherwise. See "Shares Eligible for Future Sale."

     This undertaking is subject to certain exceptions including the sale of shares issued on exercise of options or warrants and the granting of options or issuing of shares under our employee benefit plans.

DETERMINATION ON OFFER PRICE

     The offer price of the shares and ADSs has been determined by negotiation between us, the selling shareholders and the managers principally by reference to the price of the shares on the London Stock Exchange at the close of business on the dealing day before the announcement of the offer price. The offer price is not less than 90% of the middle market quotation of the shares as derived from the Daily Official Lists of the London Stock Exchange and the Irish Stock Exchange at the close of business on the dealing day before the announcement of the offer price.

PRICE, STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     Until the distribution of the shares offered by us and the selling shareholders is completed, rules of the Securities and Exchange Commission may limit the ability of the managers and certain selling group members to bid for and purchase our shares. As an exception to these rules, the representative or its agents or affiliates is permitted to engage in transactions that stabilize the price of our shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our shares.

     If the managers create a short position in our shares in connection with the offer, that is, if they sell more of our shares than are set forth on the cover page of this prospectus, the representative may reduce that short position by purchasing our shares in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither our company nor any of the managers makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares. In addition, neither our company nor any of the managers makes any representation that the representative will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

PASSIVE MARKET MAKING

     In connection with the offers, managers and selling group members may engage in passive market making transactions in the ADSs on the Nasdaq National Market in accordance with Regulation M under the Exchange Act during a period before the commencement of offers or sales of shares or ADSs hereunder.

OTHER RELATIONSHIPS

     Certain of the managers and their affiliates engage in transactions with, and perform services for, us in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with us, for which they have received customary compensation.

UK SELLING RESTRICTIONS

     Each manager has agreed that, in connection with the offers:

     - it has not offered or sold and, prior to the expiration of the period of six months from the closing of the offers, will not offer or sell (other than in connection with the offers to qualifying shareholders) any shares of the company to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 (as amended) with respect to anything done by it in relation to the shares of the company in, from or otherwise involving the United Kingdom; and

     - it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of our common stock to a person who is of a kind described in
        Article 11(3) of the Financial Services Act 1986 (Investments Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.

NETHERLANDS SELLING RESTRICTIONS

     The shares may only be offered or sold in the Netherlands, as part of their initial distribution or as part of any re-offering, and this prospectus may only be distributed and circulated, in the Netherlands, to individuals or legal entities who or which trade in securities in the conduct of a business or profession (which includes banks, securities firms, insurance companies, pension funds, investment institutions, central governments, large international and supranational institutions and other parties, including treasury departments of commercial enterprises, which are regularly active in the financial markets in a professional manner). Each of the managers undertakes with Galen that it will be made clear upon making any such offers and from any and all documents or advertisements in which the forthcoming offering of these shares is announced that the offer is exclusively made to the said individuals or legal entities in the Netherlands.

NO PUBLIC OFFERING OUTSIDE THE UNITED STATES, THE UNITED KINGDOM AND REPUBLIC OF IRELAND

     No action has been or will be taken in any jurisdiction (except in the United States, the United Kingdom and the Republic of Ireland) that would permit a public offer of shares, or the possession, circulation or distribution of this prospectus or any other material relating to our company, our shares, or our ADSs if any jurisdiction where action for that purpose is required. Accordingly, our shares or ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offer material or advertisements in connection with our shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

     Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offer price set forth on the cover page hereof.

                      DESCRIPTION OF OFFER TO SHAREHOLDERS

     This offer is part of our offers to qualifying shareholders in the United States, the United Kingdom, the Republic of Ireland, and certain other jurisdictions, and an underwritten offer of shares that were not purchased by qualifying shareholders, together with additional shares to be offered and sold by three of our directors, Dr. Allen McClay, Dr. John King and Mr. Geoffrey Elliott, and The McClay Trust, a shareholder in Galen. The total number of shares offered was 39,735,078 shares. The shares were first offered on a preemptive basis to our qualifying shareholders and beneficial holders of our ADSs of record on June 25, 2001. The new ordinary shares that our qualifying shareholders did not subscribe for together with the shares offered by the selling shareholders are being offered in this offer. We conducted the offer to qualifying shareholders as described below and in compliance with the rules of the UK Listing Authority.

     The offer to qualifying shareholders and beneficial holders of our ADSs was in two parts:

     - an offer, which we referred to as the US open offer, to qualifying shareholders and beneficial holders of our ADSs who are US persons as defined in Regulation S under the Securities Act of 1933, as amended, and

     - an offer, which we referred to as the UK open offer, to qualifying shareholders who are resident in the United Kingdom, the Republic of Ireland and certain other jurisdictions where it is lawful to make the offer.

     In the offer to shareholders, each shareholder to whom we made the offer, whom we called qualifying shareholders, was given the opportunity to offer to purchase up to that percentage of the proposed offer amount that was equal to the percentage of our issued ordinary shares which that shareholder owned on June 25, 2001. The offer to qualifying shareholders closed on July 24, 2001 and is conditional upon the completion of this offer.

                          ENFORCING CIVIL LIABILITIES

     We are a public company with limited liability incorporated under the laws of Northern Ireland. Most of our directors and senior executives, and certain of the experts named herein, are not residents of the United States. The majority of the assets of our directors, senior executives and the experts named herein, are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or our directors, senior executives or experts in order to bring original actions, or to enforce judgements obtained, in US courts.

     Furthermore, we have been advised by our legal advisers, L'Estrange & Brett, that there is substantial doubt as to the enforcement in Northern Ireland, in original actions or in actions for enforcement of judgments of US courts, of liabilities predicted upon US federal securities laws, including civil liabilities under those laws. Northern Ireland courts will, however, treat a final and conclusive judgment of a US court for a determined amount as a debt enforceable by new proceedings in a Northern Ireland court, provided that, among other things:

     - the US court had jurisdiction in accordance with Northern Ireland conflict of laws principals,

     - the Northern Ireland proceedings were commenced within the relevant limitation period (typically six years),

     -  the judgement did not relate to foreign, penal or revenue laws,

     - the judgement was not obtained in proceedings contrary to natural justice,

     - enforcement of the judgement is not restricted by the provisions of the Protection of Trading Interests Act 1980,

     - the US proceedings were consistent with due process and the judgement was not obtained by fraud, and

     - there is no public policy objection to enforcement of the judgment in Northern Ireland.

                                 LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for us by Mills Selig, Belfast, Northern Ireland. Certain legal matters will be passed upon for the Company by Kirkland & Ellis, London, England. Kirkland & Ellis has, from time to time, represented, and may continue to represent certain of the managers in connection with various legal matters. Certain legal matters will be passed upon for the managers by Clifford Chance Limited Liability Partnership, London, England.

                                    EXPERTS

     The consolidated financial statements of Galen Holdings PLC as of September 30, 2000 and 1999 and for each of the three years in the period ended September 30, 2000, and the statements of net sales and product contribution for the years ended December 31, 2000, 1999 and 1998, of the Estrace(R) tablets product line of Bristol-Myers Squibb Company, included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers' address is Fanum House, 108 Great Victoria Street, Belfast BT2 7AX.

     The consolidated financial statements of Warner Chilcott PLC as of December 31, 1999 and 1998 and for each of years in the three-year period ended December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     We have filed with the SEC a registration statement on Form F-1 with respect to the shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and our shares, you should refer to the registration statement. Any statements made in this prospectus as to the contents of any contract, agreement or other document are necessarily incomplete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement we refer you to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference.

     You may read and copy all or any portion of the registration statement or any reports, statements or other information in the files at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13(th) Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet site maintained by the SEC at http://www.sec.gov.

     We also file annual reports on Form 20-F and other information under cover of Form 6-K with the SEC. You can request copies of these documents, for a copying fee, by writing to the SEC. We furnish our shareholders with annual reports containing financial statements audited by our independent auditors.

     On our behalf, and upon our written request The Bank of New York, as depositary in respect of the ADSs, will distribute to the registered holders of ADSs on an annual basis an annual report and interim reports.

                         INDEX TO FINANCIAL STATEMENTS
                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- UK GAAP

                                                                PAGE
                                                                -----
Report of the Independent Accountants.......................      F-3
Consolidated Profit and Loss Accounts for the three years
  ended September 30, 2000..................................      F-4
Reconciliation of Movements in Shareholders' Funds for the
  three years ended
  September 30, 2000........................................      F-5
Consolidated Statement of Total Recognized Gains and Losses
  for the three years ended September 30, 2000..............      F-5
Cumulative Foreign Currency Translation Differences for the
  five years ending
  September 30, 2000........................................      F-5
Consolidated Balance Sheets as of September 30, 2000 and
  1999......................................................      F-6
Company Balance Sheets as of September 30, 2000 and 1999....      F-7
Consolidated Cash Flow Statements for the three years ended
  September 30, 2000........................................      F-8
Notes to the Audited Consolidated Financial Statements -- UK
  GAAP......................................................      F-9

                               GALEN HOLDINGS PLC
             UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- UK GAAP

                                                                PAGE
                                                                -----
Consolidated Profit and Loss Accounts for the six months
  ended March 31, 2001 and 2000.............................     F-48
Consolidated Statements of Total Recognized Gains and Losses
  as of March 31, 2001 and 2000 and as of September 30,
  2000......................................................     F-49
Consolidated Balance Sheets as of March 31, 2001 and 2000
  and as of September 30, 2000..............................     F-50
Consolidated Cash Flow Statements for the six months ended
  March 31, 2001 and 2000...................................     F-51
Notes to the Unaudited Consolidated Financial Statements --
  UK GAAP...................................................     F-52
Supplemental Information -- Unaudited Consolidated Financial
  Statements -- US GAAP.....................................     F-59

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP

                                                                PAGE
                                                                -----
Report of the Independent Accountants.......................     F-63
Consolidated Balance Sheets as of September 30, 2000 and
  1999......................................................     F-64
Consolidated Statements of Operations for the three years
  ended September 30, 2000..................................     F-65
Consolidated Statements of Changes in Shareholders' Equity
  for the three years ended
  September 30, 2000........................................     F-66
Consolidated Statements of Comprehensive Income (Loss) for
  the three years ended
  September 30, 2000........................................     F-67
Consolidated Statements of Cash Flows for the three years
  ended September 30, 2000..................................     F-68
Notes to the Audited Consolidated Financial Statements -- US
  GAAP......................................................     F-69

                              WARNER CHILCOTT PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP

                                                                PAGE
                                                                -----
Independent Auditor's Report................................     F-94
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................     F-95
Consolidated Statements of Operations for the years ended
  December 31, 1999 and 1998................................     F-96
Consolidated Statements of Changes in Shareholders' Equity
  for the years ended
  December 31, 1999 and 1998................................     F-97
Consolidated Statements of Cash Flows for the years ended
  December 31, 1999 and 1998................................     F-98
Notes to the Consolidated Financial Statements..............     F-99
Financial Statement Schedule................................    F-114

                              WARNER CHILCOTT PLC
             UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP

                                                                PAGE
                                                                -----
Consolidated Balance Sheet as of June 30, 2000..............    F-115
Consolidated Statements of Operations for the six months
  ended June 30, 2000 and 1999..............................    F-116
Consolidated Statements of Cash Flows for the six months
  ended June 30, 2000 and 1999..............................    F-117
Notes to the Unaudited Consolidated Financial Statements....    F-118

 ESTRACE(R) TABLETS PRODUCT OF APOTHECON (A SUBSIDIARY OF BRISTOL-MYERS SQUIBB
                                    COMPANY)

                                                                PAGE
                                                                -----
Independent Auditors' Report................................    F-126
Historical Statements of Net Sales and Product Contribution
  for the years ended December 31, 2000, 1999 and 1998......    F-127
Notes to the Historical Statements of Net Sales and Product
  Contribution..............................................    F-128

                     REPORT OF THE INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Galen Holdings PLC.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of profit and loss, of total recognized gains and losses, of cash flows and of movements in shareholders' funds present fairly, in all material respects, the financial position of Galen Holdings PLC and its subsidiaries at September 30, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000 in conformity with accounting principles generally accepted in the United Kingdom. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America and the United Kingdom, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for the three years ended September 30, 2000, and shareholders' funds as at September 30, 2000 and 1999 to the extent summarized in Note 30 to the consolidated financial statements.

                                                          PricewaterhouseCoopers
Belfast
Northern Ireland
January 25, 2001

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- UK GAAP
                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                                                     YEAR ENDED SEPTEMBER 30,
                                                                    --------------------------
                                                           NOTES     2000      1999      1998
                                                           -----    ------    ------    ------
                                                                    L'000     L'000     L'000
TURNOVER.................................................    2      86,020    67,010    48,867
Cost of sales............................................           44,222    32,558    23,334
                                                                    ------    ------    ------
GROSS PROFIT.............................................           41,798    34,452    25,533
                                                                    ------    ------    ------
NET OPERATING EXPENSES
Before exceptional items and goodwill amortization.......           17,744    15,091    11,466
Exceptional items........................................    3       3,311        --     2,731
Goodwill amortization....................................            1,999       671        --
                                                                    ------    ------    ------
TOTAL NET OPERATING EXPENSES.............................    3      23,054    15,762    14,197
                                                                    ------    ------    ------
OPERATING PROFIT
Before exceptional items and goodwill amortization.......           24,054    19,361    14,067
Exceptional items........................................           (3,311)       --    (2,731)
Goodwill amortization....................................           (1,999)     (671)       --
                                                                    ------    ------    ------
TOTAL OPERATING PROFIT...................................           18,744    18,690    11,336
Investment income........................................    4       2,089       925     1,507
                                                                    ------    ------    ------
PROFIT ON ORDINARY ACTIVITIES BEFORE INTEREST............           20,833    19,615    12,843
Interest payable and similar charges.....................    5       1,760     1,210       939
                                                                    ------    ------    ------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION............    6      19,073    18,405    11,904
Tax on profit on ordinary activities.....................    7       4,699     4,396     3,580
                                                                    ------    ------    ------
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION.............           14,374    14,009     8,324
Minority interests.......................................   23          89        19        12
                                                                    ------    ------    ------
PROFIT FOR THE FINANCIAL YEAR............................    8      14,285    13,990     8,312
Dividends................................................    9       3,036     1,915     1,535
                                                                    ------    ------    ------
RETAINED PROFIT FOR THE FINANCIAL YEAR...................   22      11,249    12,075     6,777
                                                                    ======    ======    ======
EARNINGS PER SHARE.......................................   10      11.76p    12.03p     7.15p
ADJUSTED EARNINGS PER SHARE..............................   10      15.47p    12.60p     9.50p
IIMR EARNINGS PER SHARE..................................   10      13.41p    12.60p     7.15p
DILUTED EARNINGS PER SHARE...............................   10      11.72p    12.02p     7.15p
                                                                    ======    ======    ======

     All amounts above relate to continuing operations of the group.

     There is no difference between the profit on ordinary activities before taxation and the profit for the year stated above and their historical cost equivalents.

 See accompanying notes to the audited consolidated financial statements -- UK
                                     GAAP.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- UK GAAP

               RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                                  YEAR ENDED SEPTEMBER 30,
                                                                -----------------------------
                                                                 2000       1999       1998
                                                                -------    -------    -------
                                                                 L'000      L'000      L'000
Opening shareholders' funds.................................     68,122     56,215     49,534
Share issues including premium (net of costs)...............    330,222         --       (113)
Profit for the financial year...............................     14,285     13,990      8,312
Dividends...................................................     (3,036)    (1,915)    (1,535)
Translation differences on foreign currency net
  investments...............................................        953       (168)        17
                                                                -------    -------    -------
CLOSING SHAREHOLDERS' FUNDS.................................    410,546     68,122     56,215
                                                                =======    =======    =======

          CONSOLIDATED STATEMENT OF TOTAL RECOGNIZED GAINS AND LOSSES

                                                                 2000       1999       1998
                                                                -------    -------    -------
                                                                 L'000      L'000      L'000
Profit for the financial year...............................     14,285     13,990      8,312
Translation differences on foreign currency net
  investments...............................................        953       (168)        17
                                                                -------    -------    -------
TOTAL RECOGNIZED GAINS AND LOSSES RELATING TO THE YEAR......     15,238     13,822      8,329
                                                                =======    =======    =======

              CUMULATIVE FOREIGN CURRENCY TRANSLATION DIFFERENCES

                                                                L'000
At October 1, 1996..........................................        --
Difference arising in the year..............................        (3)
                                                                ------
At October 1, 1997..........................................        (3)
Difference arising in the year..............................        17
                                                                ------
At October 1, 1998..........................................        14
Difference arising in the year..............................      (168)
                                                                ------
At October 1, 1999..........................................      (154)
Difference arising in the year..............................       953
                                                                ------
AT SEPTEMBER 30, 2000.......................................       799
                                                                ======

 See accompanying notes to the audited consolidated financial statements -- UK
                                     GAAP.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- UK GAAP

                           CONSOLIDATED BALANCE SHEET

                                                                          AT SEPTEMBER 30,
                                                                         ------------------
                                                                NOTES     2000       1999
                                                                -----    -------    -------
                                                                          L'000      L'000
FIXED ASSETS
Intangible assets...........................................     12      456,102     35,337
Tangible assets.............................................     13       79,388     65,173
                                                                         -------    -------
                                                                         535,490    100,510
                                                                         -------    -------
CURRENT ASSETS
Stocks......................................................     15       14,207      8,829
Debtors.....................................................     16       34,747     15,826
Cash at bank and in hand....................................              77,660      6,351
                                                                         -------    -------
                                                                         126,614     31,006
CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR..............     17       82,345     27,112
                                                                         -------    -------
NET CURRENT ASSETS..........................................              44,269      3,894
                                                                         -------    -------
TOTAL ASSETS LESS CURRENT LIABILITIES.......................             579,759    104,404
CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR.....     18      159,200     29,981
PROVISIONS FOR LIABILITIES AND CHARGES......................     19        3,223         --
DEFERRED INCOME.............................................     20        6,670      6,270
                                                                         -------    -------
NET ASSETS..................................................             410,666     68,153
                                                                         =======    =======
CAPITAL AND RESERVES
Called up share capital.....................................     21       15,897     12,127
Share premium account.......................................     22       55,031     19,264
Merger reserve..............................................     22      290,685         --
Profit and loss account.....................................     22       48,933     36,731
                                                                         -------    -------
EQUITY SHAREHOLDERS' FUNDS..................................             410,546     68,122
MINORITY INTERESTS -- EQUITY................................     23          120         31
                                                                         -------    -------
                                                                         410,666     68,153
                                                                         =======    =======

 See accompanying notes to the audited consolidated financial statements -- UK
                                     GAAP.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- UK GAAP

                             COMPANY BALANCE SHEET

                                                                        AT SEPTEMBER 30,
                                                                       ------------------
                                                               NOTES    2000       1999
                                                               -----   -------    -------
                                                                        L'000      L'000
FIXED ASSETS
Investments.................................................    14     308,996        412
                                                                       -------    -------
CURRENT ASSETS
Debtors.....................................................    16      72,177     40,032
CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR..............    17      14,203      4,619
                                                                       -------    -------
NET CURRENT ASSETS..........................................            57,974     35,413
                                                                       -------    -------
NET ASSETS..................................................           366,970     35,825
                                                                       =======    =======
CAPITAL AND RESERVES
Called up share capital.....................................    21      15,897     12,127
Share premium account.......................................    22      55,031     19,264
Merger reserve..............................................    22     290,685         --
Profit and loss account.....................................    22       5,357      4,434
                                                                       -------    -------
EQUITY SHAREHOLDERS' FUNDS..................................           366,970     35,825
                                                                       =======    =======

 See accompanying notes to the audited consolidated financial statements -- UK
                                     GAAP.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- UK GAAP

                        CONSOLIDATED CASH FLOW STATEMENT

                                                                   YEAR ENDED SEPTEMBER 30,
                                                                 -----------------------------
                                                        NOTES     2000       1999       1998
                                                        -----    -------    -------    -------
                                                                  L'000      L'000      L'000
NET CASH INFLOW FROM OPERATING ACTIVITIES BEFORE
  EXCEPTIONAL ITEM....................................   25       16,659     16,654     14,258
Exceptional abortive acquisition costs................                --     (2,692)        --
                                                                 -------    -------    -------
NET CASH INFLOW FROM OPERATING ACTIVITIES.............            16,659     13,962     14,258
                                                                 -------    -------    -------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest paid.........................................            (1,458)    (1,057)      (838)
Interest paid on hire purchase agreements.............               (43)       (26)        (6)
Interest received.....................................             1,642        724      1,323
                                                                 -------    -------    -------
                                                                     141       (359)       479
                                                                 -------    -------    -------
TAXATION
United Kingdom corporation tax paid...................            (3,242)    (3,584)    (2,822)
                                                                 -------    -------    -------
CAPITAL EXPENDITURE
Purchase of tangible fixed assets.....................           (15,454)   (10,604)   (18,977)
Sale of tangible fixed assets.........................                33         15         19
Purchase of intangible fixed assets...................            (1,984)      (100)        --
Government grants received............................             1,695        566      1,682
                                                                 -------    -------    -------
                                                                 (15,710)   (10,123)   (17,276)
                                                                 -------    -------    -------
ACQUISITIONS
Purchase of subsidiary undertakings (including costs
  of acquisition and deferred consideration
  payments)...........................................           (15,063)   (23,709)        --
Net funds/(borrowings) acquired with subsidiary
  undertakings........................................               474         (6)        --
                                                                 -------    -------    -------
                                                                 (14,589)   (23,715)        --
                                                                 -------    -------    -------
EQUITY DIVIDENDS PAID.................................            (2,278)    (1,648)      (979)
                                                                 -------    -------    -------
NET CASH FLOW BEFORE MANAGEMENT OF LIQUID RESOURCES
  AND FINANCING.......................................           (19,019)   (25,467)    (6,340)
                                                                 -------    -------    -------
MANAGEMENT OF LIQUID RESOURCES
(Increase)/decrease in short term deposits............           (24,500)    11,500      3,000
                                                                 -------    -------    -------
FINANCING
Issue of ordinary share capital (net of expenses).....            36,367         --       (113)
Loans obtained net of repayments......................            13,476     14,627        469
Principal repayment under hire purchase agreements....              (329)      (207)       (55)
                                                                 -------    -------    -------
                                                                  49,514     14,420        301
                                                                 -------    -------    -------
INCREASE/(DECREASE) IN CASH IN THE YEAR...............   24        5,995        453     (3,039)
                                                                 =======    =======    =======

 See accompanying notes to the audited consolidated financial statements -- UK
                                     GAAP.

                               GALEN HOLDINGS PLC

       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- UK GAAP
                     FOR THE YEAR ENDED SEPTEMBER 30, 2000

1   ACCOUNTING POLICIES

     These financial statements are prepared under the historical cost convention and in accordance with applicable accounting standards. The significant accounting policies adopted are set out below. The directors consider that these accounting policies are suitable, have been consistently applied and are supported by reasonable and prudent judgements and estimates.

BASIS OF CONSOLIDATION

     The consolidated financial statements incorporate the financial statements of the company and each of its subsidiaries for the year ended September 30, 2000. The results of subsidiaries sold or acquired are included in the consolidated profit and loss account up to, or from, the date control passes. Intra-group transactions are eliminated fully on consolidation.

GOODWILL

     Goodwill arising on consolidation, representing the excess of the fair value of the purchase consideration over the fair value of the identifiable net assets acquired, is accounted for as an asset and amortized over its useful economic life. This has been assessed as 5 to 20 years in relation to goodwill arising on the individual acquisitions.

TURNOVER

     Turnover represents the invoiced value of goods and services supplied by the group exclusive of VAT, and is net of sales returns, trade discounts and rebates. Revenue is recognized upon shipment of products, which is when title to the product is transferred to the customer, or upon completion of services to the customer.

STOCKS

     Stocks are valued at the lower of cost and net realizable value. Cost is determined on a first in, first out basis and includes transport and handling costs. In the case of manufactured products, cost includes all direct expenditure and overheads, based on the normal level of activity. Where necessary, provision is made for obsolete, slow moving and defective stocks.

RESEARCH AND DEVELOPMENT

     Expenditure on research and development is written off in the year in which it is incurred.

INTANGIBLE ASSETS

     Product licenses and rights acquired are capitalized and amortized over their estimated useful economic lives, not exceeding 20 years.

DEFERRED TAXATION

     Tax deferred or accelerated is accounted for in respect of all material timing differences to the extent that it is probable that a liability or asset will crystallise.

                               GALEN HOLDINGS PLC

PENSION COSTS

     Retirement benefits are provided for employees by a defined contribution pension scheme whereby the assets of the scheme are held separately from those of the group in an independently administered fund. Contributions are charged against profits as they become due.

REVENUE GRANTS

     Revenue grants relating to research and development expenditure are credited to profit and loss account as a reduction of net operating expenses in the period of receipt. Employment grants are credited in the period in which the related expenditure is incurred.

CAPITAL GRANTS

     Capital grants are treated as deferred income and then credited to revenue over the expected useful lives of the related assets.

TANGIBLE FIXED ASSETS

     The cost of tangible fixed assets is their purchase cost together with any incidental expenses of acquisition. No depreciation is charged on land. For all other tangible assets, depreciation is calculated on a straight line basis to write off the cost over their useful lives. The rates used are:

Buildings...............................................         2%
Plant and machinery.....................................        10%
Motor vehicles..........................................        25%
Fixtures and fittings...................................    10%-20%

HIRE PURCHASE AND FINANCE LEASES

     Assets acquired under hire purchase contracts and finance lease agreements are recorded in the balance sheet as tangible fixed assets and depreciated over the shorter of their estimated useful lives and hire term. Future instalments under such contracts, net of finance charges, are included within creditors. Rentals payable are apportioned between the finance element, which is charged to the profit and loss account as interest, and the capital element, which reduces the outstanding obligations for future instalments.

OPERATING LEASES

     Costs in respect of operating leases are charged on a straight line basis over the lease term.

FINANCIAL INSTRUMENTS

     The group did not have derivative financial instruments at any time during the financial year; the disclosure is limited therefore to primary financial instruments.

FOREIGN CURRENCIES

     Assets, liabilities, revenues and costs denominated in foreign currencies are recorded at the rate of exchange ruling at the date of the transactions and monetary assets and liabilities at the balance sheet date are translated at the year end rate of exchange. All exchange differences thus arising are reported as part of the

                               GALEN HOLDINGS PLC
results for the year. Differences on exchange arising from the retranslation of the opening net investment in subsidiary companies are taken to reserves.

2   SEGMENTAL ANALYSIS

     Geographical analysis of the group's turnover:

SALES BY DESTINATION                                             2000       1999       1998
--------------------                                            -------    -------    -------
                                                                 L'000      L'000      L'000
United Kingdom..............................................     41,863     37,186     31,941
North America...............................................     30,630     19,359      8,870
Rest of the World...........................................     13,527     10,465      8,056
                                                                -------    -------    -------
                                                                 86,020     67,010     48,867
                                                                =======    =======    =======

SALES BY ORIGIN                                                  2000       1999       1998
---------------                                                 -------    -------    -------
                                                                 L'000      L'000      L'000
United Kingdom..............................................     63,907     54,577     42,880
North America...............................................     21,130     11,548      5,164
Rest of the World...........................................        983        885        823
                                                                -------    -------    -------
                                                                 86,020     67,010     48,867
                                                                =======    =======    =======

     Geographical analysis of profit before taxation, by territory of origin:

                                                                 2000       1999       1998
                                                                -------    -------    -------
                                                                 L'000      L'000      L'000
United Kingdom..............................................     16,291     17,461     12,113
North America...............................................      4,541      2,154        730
Rest of the World...........................................          1         --         --
                                                                -------    -------    -------
Profit before interest......................................     20,833     19,615     12,843
Interest payable............................................     (1,760)    (1,210)      (939)
                                                                -------    -------    -------
Profit before taxation......................................     19,073     18,405     11,904
                                                                =======    =======    =======

     Geographical analysis of net assets:

                                                                 2000       1999       1998
                                                                -------    -------    -------
                                                                 L'000      L'000      L'000
United Kingdom..............................................    340,191     67,280     56,557
North America...............................................     70,474        871       (332)
Rest of the World...........................................          1          2          2
                                                                -------    -------    -------
Net operating assets........................................    410,666     68,153     56,227
                                                                =======    =======    =======

                               GALEN HOLDINGS PLC

     Geographical analysis of total assets:

                                                                 2000       1999       1998
                                                                -------    -------    -------
                                                                 L'000      L'000      L'000
United Kingdom..............................................    380,231     98,091     77,487
North America...............................................    281,232     32,347     12,960
Rest of the World...........................................        641      1,078        534
                                                                -------    -------    -------
Total assets................................................    662,104    131,516     90,981
                                                                =======    =======    =======

     For internal financial reporting purposes, operating results are now analysed into two businesses, pharmaceutical products and pharmaceutical services. Previously reported information has been reclassified into these two segments following a change in reporting procedures. Pharmaceutical products comprise prescription and sterile products -- the Galen and Sterile Solutions divisions respectively. Pharmaceutical services comprise the clinical trial services and chemical synthesis services divisions. Details of the businesses are summarized as follows:

ETHICAL PHARMACEUTICAL PRODUCTS

     The Galen pharmaceutical division manufactures and markets prescription medicines to healthcare professionals in several key therapeutic areas. Research and development is focused on the development of proprietary drug delivery applications and technologies for international exploitation. The Sterile Solutions division manufactures and supplies intravenous and other sterile solutions, primarily for human use.

ETHICAL PHARMACEUTICAL SERVICES

     Clinical trial services designs, manufactures and compiles patient packs for use in clinical trials, which are then distributed worldwide from its facilities in Craigavon (Northern Ireland), Pennsylvania and North Carolina. Interactive Clinical Technologies Inc. (ICTI) provides interactive voice response systems for clinical trial management from its bases in Lambertville (New Jersey), San Francisco (California) and Maidenhead (United Kingdom).

     The chemical synthesis services division includes SynGal, which operates a chemical synthesis service to pilot plant scale for the pharmaceutical and related chemicals industry, and QuChem Limited which offers a complementary service by providing laboratory scale research.

ANALYSIS OF THE GROUP'S TURNOVER BY CLASS OF BUSINESS:

                                                                 2000       1999       1998
                                                                -------    -------    -------
                                                                 L'000      L'000      L'000
Pharmaceutical products.....................................     44,397     38,616     32,456
Pharmaceutical services.....................................     41,623     28,394     16,411
                                                                -------    -------    -------
                                                                 86,020     67,010     48,867
                                                                =======    =======    =======

                               GALEN HOLDINGS PLC

ANALYSIS OF THE GROUP'S PROFIT BEFORE TAXATION BY CLASS OF BUSINESS:

                                                               YEAR ENDED SEPTEMBER 30, 2000
                                                        -------------------------------------------
                                                        PHARMACEUTICAL    PHARMACEUTICAL
                                                           PRODUCTS          SERVICES        TOTAL
                                                        --------------    --------------    -------
                                                          L'000             L'000            L'000
Turnover............................................        44,397            41,623         86,020
Cost of sales.......................................       (23,592)          (20,630)       (44,222)
                                                           -------           -------        -------
Gross profit........................................        20,805            20,993         41,798
Net operating expenses..............................       (14,638)           (8,416)       (23,054)
                                                           -------           -------        -------
Operating profit....................................         6,167            12,577         18,744
Investment income...................................                                          2,089
                                                                                            -------
Profit before interest..............................                                         20,833
Interest payable....................................                                         (1,760)
                                                                                            -------
Profit before taxation..............................                                         19,073
                                                                                            =======

                                                               YEAR ENDED SEPTEMBER 30, 1999
                                                        -------------------------------------------
                                                        PHARMACEUTICAL    PHARMACEUTICAL
                                                           PRODUCTS          SERVICES        TOTAL
                                                        --------------    --------------    -------
                                                          L'000             L'000            L'000
Turnover............................................        38,616            28,394         67,010
Cost of sales.......................................       (18,744)          (13,814)       (32,558)
                                                           -------           -------        -------
Gross profit........................................        19,872            14,580         34,452
Net operating expenses..............................        (9,509)           (6,253)       (15,762)
                                                           -------           -------        -------
Operating profit....................................        10,363             8,327         18,690
Investment income...................................                                            925
                                                                                            -------
Profit before interest..............................                                         19,615
Interest payable....................................                                         (1,210)
                                                                                            -------
Profit before taxation..............................                                         18,405
                                                                                            =======

                                                               YEAR ENDED SEPTEMBER 30, 1998
                                                        -------------------------------------------
                                                        PHARMACEUTICAL    PHARMACEUTICAL
                                                           PRODUCTS          SERVICES        TOTAL
                                                        --------------    --------------    -------
                                                          L'000             L'000            L'000
Turnover............................................        32,456            16,411         48,867
Cost of sales.......................................       (15,216)           (8,118)       (23,334)
                                                           -------           -------        -------
Gross profit........................................        17,240             8,293         25,533
Net operating expenses..............................       (11,002)           (3,195)       (14,197)
                                                           -------           -------        -------
Operating profit....................................         6,238             5,098         11,336
Investment income...................................                                          1,507
                                                                                            -------
Profit before interest..............................                                         12,843
Interest payable....................................                                           (939)
                                                                                            -------
Profit before taxation..............................                                         11,904
                                                                                            =======

                               GALEN HOLDINGS PLC

ANALYSIS OF THE GROUP'S NET ASSETS BY CLASS OF BUSINESS:

                                                                 2000       1999       1998
                                                                -------    -------    -------
                                                                 L'000      L'000      L'000
Pharmaceutical products.....................................    379,186     55,502     51,174
Pharmaceutical services.....................................     31,480     12,651      5,053
                                                                -------    -------    -------
                                                                410,666     68,153     56,227
                                                                =======    =======    =======

ANALYSIS OF THE GROUP'S TOTAL ASSETS BY CLASS OF BUSINESS:

                                                                 2000       1999       1998
                                                                -------    -------    -------
                                                                 L'000      L'000      L'000
Pharmaceutical products.....................................    577,488     65,911     52,753
Pharmaceutical services.....................................     84,616     65,605     38,228
                                                                -------    -------    -------
                                                                662,104    131,516     90,981
                                                                =======    =======    =======

RELIANCE ON MAJOR CUSTOMERS (10% OR MORE OF REVENUE)

     In the year ended September 30, 2000, no single customer exceeded 10% of consolidated revenue. One customer exceeded 10% of consolidated revenue in the year ended September 30, 1999 (11.3%). No single customer exceeded 10% of consolidated revenue in year ended September 30, 1998. Amounts outstanding from the major customer at September 30, 1999 totalled L2,915,000.

RELIANCE ON MAJOR PRODUCTS

     Sales of a single pharmaceutical product, Kapake, in the year ended September 30, 2000 represented 11.7% of consolidated turnover (1999: 12.3%, 1998: 16.3%).

3   NET OPERATING EXPENSES

                                                                 2000       1999       1998
                                                                -------    -------    -------
                                                                 L'000      L'000      L'000
Distribution costs..........................................      8,009      6,766      5,254
                                                                -------    -------    -------
Administrative expenses before exceptional items and
  goodwill amortization.....................................     10,827      9,616      7,544
Exceptional administrative expenses:
  Group integration costs...................................      3,311         --         --
  Abortive acquisition costs................................         --         --      2,731
Goodwill amortization.......................................      1,999        671         --
                                                                -------    -------    -------
Total administrative expenses...............................     16,137     10,287     10,275
                                                                -------    -------    -------
Other operating income......................................     (1,092)    (1,291)    (1,332)
                                                                -------    -------    -------
Net operating expenses......................................     23,054     15,762     14,197
                                                                =======    =======    =======

     Group integration costs relate to employment and other contract termination costs related to the acquisitions in the year. The exceptional item in 1998 related to the abortive costs of a proposed acquisition.

                               GALEN HOLDINGS PLC

4   INVESTMENT INCOME

                                                                 2000       1999       1998
                                                                -------    -------    -------
                                                                 L'000      L'000      L'000
Interest on bank deposits...................................      2,089        925      1,507
                                                                =======    =======    =======

5   INTEREST PAYABLE AND SIMILAR CHARGES

                                                                 2000       1999       1998
                                                                -------    -------    -------
                                                                 L'000      L'000      L'000
On bank loans and overdrafts................................      1,717      1,184        933
On hire purchase agreements.................................         43         26          6
                                                                -------    -------    -------
                                                                  1,760      1,210        939
                                                                =======    =======    =======

6   PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

                                                                 2000       1999       1998
                                                                -------    -------    -------
                                                                 L'000      L'000      L'000
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION IS STATED
  AFTER CHARGING:
Amortization of goodwill....................................      1,999        671         --
Depreciation
  Tangible fixed assets -- owned assets.....................      4,214      2,940      1,952
                        -- under hire purchase contracts....        138         86         45
  Intangible fixed assets...................................         69         36         33
Research and development expenditure........................      8,029      3,978      3,059
Auditors' remuneration
  Audit services............................................         98         37         27
  Non audit services........................................         54         58        214
Profit on disposal of fixed assets..........................          9         --         --
Hire of plant and machinery -- operating leases.............        422        359        270
Other operating lease rentals...............................        181        237         69
                                                                -------    -------    -------
AND AFTER CREDITING:
Amortization of government capital grants...................      1,295        987        616
Revenue grants..............................................      1,092      1,291      1,331
                                                                -------    -------    -------

     Auditors' remuneration for non-audit services in 2000 relates to taxation services and grants audits. The 1999 amount included L12,000 in relation to consultancy, and the 1998 amount included L203,000 for due diligence services relating to an aborted acquisition. The auditors also received remuneration during 2000 for acquisition related services totalling L499,000 (1999: L18,000), which is not charged to the profit and loss account.

                               GALEN HOLDINGS PLC

7   TAX ON PROFIT ON ORDINARY ACTIVITIES

                                                                 2000       1999       1998
                                                                -------    -------    -------
                                                                 L'000      L'000      L'000
TAXATION ON THE PROFIT FOR THE YEAR
UK Corporation Tax at 30% (1999: 30.5%, 1998: 31%)
  Current...................................................      3,912      4,396      3,584
  Deferred..................................................         20         --         --
Overseas tax
  Current...................................................        715         --         --
  Deferred..................................................        235         --         --
Adjustment to previous years
  Current...................................................     (3,151)        --         (4)
  Deferred..................................................      2,968         --         --
                                                                -------    -------    -------
                                                                  4,699      4,396      3,580
                                                                =======    =======    =======

     The adjustment to previous years' tax liabilities relates to claims for additional tax reliefs, agreed in 2000 and relating to earlier years.

TAX RECONCILIATION TO THE UK STATUTORY TAX RATE

     The table below reconciles the UK statutory rate tax charge to the group's tax on profit on ordinary activities:

                                                                 2000       1999       1998
                                                                -------    -------    -------
                                                                 L'000      L'000      L'000
Profit on ordinary activities before taxation...............     19,073     18,405     11,904
                                                                -------    -------    -------
Tax charge at the UK statutory rate of 30% for 2000 (30.5%
  for 1999, 31% for 1998)...................................      5,721      5,613      3,690
Timing differences not recognized on the excess of tax
  allowances over depreciation..............................       (598)    (1,496)    (1,402)
Non taxable grant transfers.................................       (389)      (301)      (129)
Amortization of goodwill and intangible fixed assets not
  allowable.................................................        326        183         10
Expenditure not allowable...................................         --         --        846
Other.......................................................       (361)       397        565
                                                                -------    -------    -------
Tax on profit on ordinary activities........................      4,699      4,396      3,580
                                                                =======    =======    =======

8   PROFIT FOR THE FINANCIAL YEAR

     As permitted by the Companies (Northern Ireland) Order 1986, the parent company's profit and loss account has not been included in these financial statements. The parent company's profit for the financial year was L4,061,000 (1999: L2,130,000).

                               GALEN HOLDINGS PLC

9   DIVIDENDS

                                                                2000       1999       1998
                                                               -------    -------    -------
                                                                L'000      L'000      L'000
Interim paid of 0.69p per share (1999: 0.55p, 1998:
  0.44p)....................................................       878        667        534
Final proposed of 1.38p per share (1999: 1.10p, 1998:
  0.88p)....................................................     2,194      1,334      1,067
Adjustment to previous period...............................        66         --         --
                                                               -------    -------    -------
Total ordinary dividends on equity shares...................     3,138      2,001      1,601
Less amount relating to shares held by Galen Employee
  Benefit Trust.............................................       102         86         66
                                                               -------    -------    -------
                                                                 3,036      1,915      1,535
                                                               =======    =======    =======

10  EARNINGS PER SHARE

     EARNINGS PER ORDINARY SHARE is based on profit for the financial year of L14,285,000 (1999: L13,990,000, 1998: L8,312,000) and on 121,444,370 ordinary shares (1999: 116,329,438, 1998: 116,266,390), the weighted average number of ordinary shares in issue during the year excluding those held in the employee share trust which are treated as cancelled.

     FRS 14 "Earnings per share" recognizes that there may be instances where a company would wish to disclose additional EPS calculated on other levels of earnings. Two common instances where such additional figures are shown are where earnings have been materially affected by exceptional items or by items of a capital nature (including goodwill amortization). The FRS permits inclusion of such additional EPS but requires that the calculation uses the weighted average number of ordinary shares as determined for the basic calculation. The FRS also requires that the additional EPS is reconciled to the basic EPS required by the Standard and that the reasons for calculating the additional EPS are explained.

     ADJUSTED EARNINGS PER SHARE figures reflecting the results before the impact of exceptional items and goodwill have been calculated in addition to the earnings per share required by FRS 14, since in the opinion of the directors this will allow the shareholders to gain a clearer understanding of underlying trading performance of the group.

                                                                  2000         1999         1998
                                                                ---------    ---------    ---------
                                                                  PENCE        PENCE        PENCE
                                                                PER SHARE    PER SHARE    PER SHARE
Earnings per ordinary share.................................      11.76        12.03         7.15
Adjustment in relation to exceptional items.................       2.06           --         2.35
Goodwill amortization.......................................       1.65         0.57           --
                                                                  -----        -----        -----
Adjusted earnings per share.................................      15.47        12.60         9.50
                                                                  =====        =====        =====

     HEADLINE EARNINGS PER SHARE, a measure recommended by the Institute of Investment Management and Research (the "IIMR"), adjusts standard earnings per share to eliminate items of a capital nature.

                                                                  2000         1999         1998
                                                                ---------    ---------    ---------
                                                                  PENCE        PENCE        PENCE
                                                                PER SHARE    PER SHARE    PER SHARE
Earnings per ordinary share.................................      11.76        12.03         7.15
Goodwill amortization.......................................       1.65         0.57           --
                                                                  -----        -----        -----
IIMR earnings per share.....................................      13.41        12.60         7.15
                                                                  =====        =====        =====

                               GALEN HOLDINGS PLC

     DILUTED EARNINGS PER SHARE is calculated on the profit for the financial year and on an adjusted number of shares reflecting the number of dilutive shares under option.

                                                                            NUMBER OF
2000                                                           EARNINGS      SHARES        EPS
----                                                           --------    -----------    -----
                                                                L'000                     PENCE
Basic EPS..................................................     14,285     121,444,370    11.76
Effect of dilutive securities -- options...................                    481,481
                                                                ------     -----------    -----
Dilutes EPS................................................     14,285     121,925,851    11.72
                                                                ======     ===========    =====

                                                                            NUMBER OF
1999                                                           EARNINGS      SHARES        EPS
----                                                           --------    -----------    -----
                                                                L'000                     PENCE
Basic EPS..................................................     13,990     116,329,438    12.03
Effect of dilutive securities -- options...................                     60,171
                                                                ------     -----------    -----
Diluted EPS................................................     13,990     116,389,609    12.02
                                                                ======     ===========    =====

                                                                            NUMBER OF
1998                                                           EARNINGS      SHARES        EPS
----                                                           --------    -----------    -----
                                                                L'000                     PENCE
Basic EPS..................................................      8,312     116,266,390     7.15
Effect of dilutive securities -- options...................                         --
                                                                ------     -----------    -----
Diluted EPS................................................      8,312     116,266,390     7.15
                                                                ======     ===========    =====

11  EMPLOYEE INFORMATION AND DIRECTORS' EMOLUMENTS

STAFF COSTS                                                      2000       1999       1998
-----------                                                     -------    -------    -------
                                                                 L'000      L'000      L'000
Wages and salaries..........................................     22,011     16,550     11,285
Social security costs.......................................      1,970      1,483      1,222
Other pension costs.........................................        619        373        191
                                                                -------    -------    -------
                                                                 24,600     18,406     12,698
                                                                =======    =======    =======

THE AVERAGE MONTHLY NUMBER OF PERSONS EMPLOYED BY THE GROUP
(INCLUDING EXECUTIVE DIRECTORS) DURING THE YEAR WAS:             2000       1999       1998
-----------------------------------------------------------     -------    -------    -------
Administration staff........................................        151        133        112
Other staff.................................................      1,049        896        676
                                                                -------    -------    -------
                                                                  1,200      1,029        788
                                                                =======    =======    =======

DIRECTORS' EMOLUMENTS (TOTAL SALARY AND BENEFITS)                2000       1999       1998
-------------------------------------------------               -------    -------    -------
                                                                 L'000      L'000      L'000
Aggregate emoluments........................................        559        655        502
Company pension contributions to defined contribution
  (money purchase) schemes..................................        140         59         57
                                                                =======    =======    =======

                               GALEN HOLDINGS PLC

     Retirement benefits are accruing to three directors (1999: three, 1998: three) under the group's defined contribution schemes.

HIGHEST PAID DIRECTOR                                            2000       1999       1998
---------------------                                           -------    -------    -------
                                                                 L'000      L'000      L'000
Aggregate emoluments........................................        180        226        167
Company pension contributions to defined contribution
  schemes...................................................         50         25         25
                                                                =======    =======    =======

     Details of individual directors' emoluments for the year ended September 30, 2000 are as follows:

EXECUTIVE DIRECTORS                           A J MCCLAY   J A KING   R G ELLIOTT   A D ARMSTRONG   TOTAL
-------------------                           ----------   --------   -----------   -------------   -----
                                                L'000       L'000        L'000          L'000       L'000
Salary......................................       25         150           92            119         386
Bonus.......................................       --          30           30             21          81
Benefits....................................        6          --            5              6          17
Pension contributions.......................       --          50           80             10         140
                                                -----       -----        -----          -----       -----
2000 TOTAL..................................       31         230          207            156         624
                                                =====       =====        =====          =====       =====
1999 (including pension contributions)......       58         251          206            139         654
                                                =====       =====        =====          =====       =====
1999 pension contributions..................       --          25           25              9          59
                                                =====       =====        =====          =====       =====

NON-EXECUTIVE DIRECTORS (FEES)                                   2000       1999       1998
------------------------------                                  -------    -------    -------
                                                                 L'000      L'000      L'000
H A Ennis...................................................         25         20         20
D Gibbons...................................................         25         20         20
M G Carter..................................................         25         20          8
                                                                -------    -------    -------
                                                                     75         60         48
                                                                =======    =======    =======

                               GALEN HOLDINGS PLC

12  INTANGIBLE FIXED ASSETS

                                                                             PRODUCT
                                                                             LICENSES
                                                                GOODWILL    AND RIGHTS     TOTAL
                                                                --------    ----------    -------
                                                                 L'000        L'000        L'000
COST
At October 1, 1998..........................................         --          490          490
Additions...................................................     35,543          100       35,643
                                                                -------      -------      -------
At October 1, 1999..........................................     35,543          590       36,133
Currency adjustment.........................................      2,270           --        2,270
Acquisitions (Note 26)......................................    281,995      136,625      418,620
Additions...................................................         75        1,909        1,984
                                                                -------      -------      -------
AT SEPTEMBER 30, 2000.......................................    319,883      139,124      459,007
                                                                -------      -------      -------
DEPRECIATION
At October 1, 1998..........................................         --           89           89
Charge for the year.........................................        671           36          707
                                                                -------      -------      -------
At October 1, 1999..........................................        671          125          796
Currency adjustment.........................................         41           --           41
Charge for the year.........................................      1,999           69        2,068
                                                                -------      -------      -------
AT SEPTEMBER 30, 2000.......................................      2,711          194        2,905
                                                                -------      -------      -------
NET BOOK VALUE
AT SEPTEMBER 30, 2000.......................................    317,172      138,930      456,102
                                                                -------      -------      -------
At September 30, 1999.......................................     34,872          465       35,337
                                                                -------      -------      -------
At September 30, 1998.......................................         --          401          401
                                                                -------      -------      -------

                               GALEN HOLDINGS PLC

13  TANGIBLE FIXED ASSETS

                                                   LAND AND    PLANT AND     FIXTURES      MOTOR
                                                   BUILDINGS   MACHINERY   AND FITTINGS   VEHICLES   TOTAL
                                                   ---------   ---------   ------------   --------   ------
                                                     L'000       L'000        L'000        L'000     L'000
COST
At October 1, 1998...............................   38,855      19,079         7,172          365    65,471
Currency adjustment..............................      263          62            70            4       399
Acquisitions.....................................       --          --           181           --       181
Additions........................................    2,822       6,030         1,602           42    10,496
Disposals........................................       --          --            --          (28)      (28)
                                                    ------      ------        ------       ------    ------
At October 1, 1999...............................   41,940      25,171         9,025          383    76,519
Currency adjustment..............................      949         390           374           16     1,729
Acquisitions.....................................       --         201           907           --     1,108
Additions........................................    6,942       6,833         1,877          216    15,868
Disposals........................................       --          --           (42)         (82)     (124)
                                                    ------      ------        ------       ------    ------
AT SEPTEMBER 30, 2000............................   49,831      32,595        12,141          533    95,100
                                                    ======      ======        ======       ======    ======
DEPRECIATION
At October 1, 1998...............................      910       5,675         1,548          184     8,317
Currency adjustment..............................        4           3             6            1        14
Charge for the year..............................      482       1,495           976           73     3,026
Eliminated on disposal...........................       --          --            --          (11)      (11)
                                                    ------      ------        ------       ------    ------
At October 1, 1999...............................    1,396       7,173         2,530          247    11,346
Currency adjustment..............................       24          29            54            7       114
Charge for the year..............................      661       2,142         1,451           98     4,352
Eliminated on disposal...........................       --          --           (39)         (61)     (100)
                                                    ------      ------        ------       ------    ------
AT SEPTEMBER 30, 2000............................    2,081       9,344         3,996          291    15,712
                                                    ======      ======        ======       ======    ======
NET BOOK VALUE
AT SEPTEMBER 30, 2000............................   47,750      23,251         8,145          242    79,388
                                                    ======      ======        ======       ======    ======
At September 30, 1999............................   40,544      17,998         6,495          136    65,173
                                                    ======      ======        ======       ======    ======
At September 30, 1998............................   37,945      13,404         5,624          181    57,154
                                                    ======      ======        ======       ======    ======

     The net book value of tangible fixed assets includes an amount of L1,097,460 (1999: L663,114, 1998: L612,853) in respect of assets held under hire purchase agreements.

     The net book value of land and buildings comprises:

                                                                 2000       1999
                                                                -------    -------
                                                                 L'000      L'000
Freehold property...........................................     24,582     22,195
Long leasehold property.....................................     23,168     18,349
                                                                -------    -------
                                                                 47,750     40,544
                                                                =======    =======

                               GALEN HOLDINGS PLC

14  FIXED ASSET INVESTMENTS

                                                                INTEREST IN
                                                                   GROUP
COMPANY                                                         UNDERTAKINGS
-------                                                         ------------
                                                                  L'000
COST OR VALUATION
At October 1, 1999..........................................          412
Additions (Note 26).........................................      308,584
                                                                  -------
At September 30, 2000.......................................      308,996
                                                                  =======
Amounts written off
At October 1, 1999 and September 30, 2000...................           --
                                                                  -------
Net book value
At September 30, 2000.......................................      308,996
                                                                  -------
At September 30, 1999.......................................          412
                                                                  =======

     Subsidiary undertakings whose results or financial position, in the opinion of the directors, principally affected the figures of the group are as follows:

                                                                                   PROPORTION OF ISSUED
                                                                                      SHARES HELD BY
                                                                                   ---------------------
SUBSIDIARY                       COUNTRY OF INCORPORATION   CLASS OF SHARE          GROUP      COMPANY
----------                       ------------------------   --------------         --------   ----------
Galen Limited.................   Northern Ireland           Ordinary L1 shares       100%          --
QuChem Limited................   Northern Ireland           Ordinary L1 shares        76%          --
Galen Chemicals Limited.......   Republic of Ireland        Ordinary IRL1 shares     100%          --
Galen Incorporated............   United States of America   Common $1 stock            --        100%
Bartholomew Rhodes Limited....   Great Britain              Ordinary L1 shares         --        100%
Interactive Clinical
  Technologies Inc............   United States of America   Common $1 stock          100%          --
Warner Chilcott plc...........   Republic of Ireland        Common $1 stock            --        100%

15  STOCKS

                                                          GROUP    GROUP    COMPANY   COMPANY
                                                           2000     1999     2000      1999
                                                          ------   ------   -------   -------
                                                          L'000    L'000    L'000     L'000
Raw materials and consumables..........................    8,204    5,673       --        --
Finished goods and goods for resale....................    6,003    3,156       --        --
                                                          ------   ------   ------    ------
                                                          14,207    8,829       --        --
                                                          ======   ======   ======    ======

     There is no material difference between the replacement cost of stocks and their balance sheet values.

                               GALEN HOLDINGS PLC

16  DEBTORS

                                                       GROUP     GROUP     COMPANY    COMPANY
                                                        2000      1999      2000       1999
                                                       ------    ------    -------    -------
                                                       L'000     L'000     L'000      L'000
AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR:
Amounts owed by subsidiary undertakings............        --        --    71,910     39,565
                                                       ------    ------    ------     ------
AMOUNTS FALLING DUE WITHIN ONE YEAR:
Trade debtors......................................    30,957    14,744        --         --
Less amounts provided for doubtful debts...........      (297)     (287)       --         --
                                                       ------    ------    ------     ------
                                                       30,660    14,457        --         --
Other debtors......................................     1,542       658        --         --
Prepayments and accrued income.....................     2,545       711        --         --
Amounts owed by subsidiary undertakings............        --        --       267        467
                                                       ------    ------    ------     ------
                                                       34,747    15,826       267        467
                                                       ------    ------    ------     ------
TOTAL DEBTORS......................................    34,747    15,826    72,177     40,032
                                                       ======    ======    ======     ======

PROVISION FOR DOUBTFUL DEBTS                                     2000       1999       1998
----------------------------                                    -------    -------    -------
                                                                 L'000      L'000      L'000
At the beginning of the year................................        287        365        324
Profit and loss account (credit)/charge.....................         12         (5)        65
Amounts utilized and other movements........................         (2)       (73)       (24)
                                                                -------    -------    -------
AT THE END OF THE YEAR......................................        297        287        365
                                                                =======    =======    =======

17  CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                       GROUP     GROUP     COMPANY    COMPANY
                                                        2000      1999      2000       1999
                                                       ------    ------    -------    -------
                                                       L'000     L'000     L'000      L'000
Bank loans and overdrafts (Note 18)................     4,402     8,663     3,043      3,145
Loan notes (Note 18)...............................    27,808        --        --         --
Obligations under hire purchase agreements.........       359       217        --         --
Trade creditors....................................     9,091     7,125        --         --
Corporation tax....................................     2,437     4,203        70        140
Other taxation and social security.................     1,229     1,124        --         --
Other creditors....................................     1,024     1,026        --         --
Accruals and deferred income.......................    29,019     1,597     8,896         --
Proposed dividend..................................     2,194     1,334     2,194      1,334
Deferred acquisition consideration.................     4,782     1,823        --         --
                                                       ------    ------    ------     ------
                                                       82,345    27,112    14,203      4,619
                                                       ======    ======    ======     ======

                               GALEN HOLDINGS PLC

18  CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                      GROUP      GROUP     COMPANY    COMPANY
                                                      2000       1999       2000       1999
                                                     -------    -------    -------    -------
                                                      L'000      L'000      L'000      L'000
Bank loans.......................................     37,083     19,134        --          --
Loan notes.......................................    112,931         --        --          --
Obligations under hire purchase agreements.......        304        193        --          --
Other creditors..................................         --        325        --          --
Contingent acquisition consideration.............      8,882     10,329        --          --
                                                     -------    -------    -------    -------
                                                     159,200     29,981        --          --
                                                     =======    =======    =======    =======

                                                      GROUP      GROUP     COMPANY    COMPANY
BANK LOANS                                            2000       1999       2000       1999
----------                                           -------    -------    -------    -------
                                                      L'000      L'000      L'000      L'000
REPAYABLE AS FOLLOWS:
In one year or less..............................      4,402      7,477     3,043       3,145
Between one and two years........................      4,288      4,040        --          --
Between two and five years.......................      9,029     10,486        --          --
In five years or more............................     23,766      4,608        --          --
                                                     -------    -------    -------    -------
                                                      41,485     26,611     3,043       3,145
                                                     =======    =======    =======    =======

     Circular and cross guarantees and indemnities are in place in relation to certain group banking facilities.

     The terms of bank loans which are partly repayable in more than five years are (i) a 9.06% fixed rate loan repayable over ten years by equal quarterly instalments and (ii) a LIBOR plus 0.75% variable rate loan repayable over seven years by equal quarterly instalments.

                               GALEN HOLDINGS PLC

     A total of $200 million of 12 5/8% Warner Chilcott Inc. senior notes, repayable in 2008, were issued by that subsidiary in February 2000 at a discount to yield 13%. Interest is payable semi-annually. The acquisition of Warner Chilcott Inc. gave the note holders the right to require it to repurchase the senior notes at 101% of the principal amount, by giving notice to the company by December 1, 2000. On that date, repayment was requested in relation to $40.3 million principal amount of the senior notes and this amount has therefore been classified as amounts falling due within one year. The remaining senior notes are redeemable at the company's option on or after February 2004 at redemption prices that decrease annually from 106.3125% to 100% of their principal value.

                                                      GROUP      GROUP     COMPANY    COMPANY
HIRE PURCHASE AGREEMENTS                              2000       1999       2000       1999
------------------------                             -------    -------    -------    -------
                                                      L'000      L'000      L'000      L'000
THE NET HIRE PURCHASE OBLIGATIONS TO
  WHICH THE GROUP IS COMMITTED ARE:
In one year or less..............................        405        248        --          --
Between one and two years........................        231        177        --          --
Between two and three years......................        103         25        --          --
Between three and four years.....................          6         20        --          --
Between four and five years......................          2          1        --          --
Less interest element............................        (84)       (61)       --          --
                                                     -------    -------    -------    -------
                                                         663        410        --          --
                                                     =======    =======    =======    =======

FINANCIAL INSTRUMENTS

     The group's financial instruments comprise borrowings, its cash and liquid resources, and other current assets and liabilities that arise directly from its operations. The group has not entered into derivative arrangements during the year as interest rate and currency risks arising from the group's operations and its sources of finance to date have not been significant.

GROUP POLICY

     The main risks arising from the group's financial instruments are interest rate risk, liquidity risk and foreign currency risk. The Board reviews and agrees policies for managing each of these risks on an ongoing basis, taking account of the impact of the acquisitions during the year, and they are summarized below.

  Interest rate risk

     The group finances its operations through a mixture of retained profits and bank borrowings, and borrows in the desired currencies at both fixed and floating rates of interest. At the year end, 77% (1999: 3%) of its borrowings were at fixed rates, and on this basis, there has not been a need to use interest rate swaps or other derivative instruments to manage the risk.

  Liquidity risk

     As regards liquidity, the group's policy is to maintain an appropriate spread of maturity to ensure continuity of funding. At September 30, 2000, 80% (1999: 69%) of its borrowings were due to mature in more than two years, and 54% (1999: 16%) in more than five years. Short term flexibility is achieved by the availability of overdraft facilities.

                               GALEN HOLDINGS PLC

  Foreign currency risk

     The group's overseas subsidiaries operate in the United States and their revenues and expenses are denominated exclusively in US dollars. As the net assets of these subsidiaries have not to date been material in group terms no financial instruments have been used to hedge the net investment against movements in the US dollar/sterling exchange rate. This exposure will continue to be monitored with the expansion of the scale of the group's overseas operations. Substantially all sales of the UK businesses are denominated in sterling.

INTEREST RATE RISK PROFILE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES

     Short term debtors and creditors have been excluded from each of the following disclosures.

FINANCIAL ASSETS

     The group's financial assets, other than short term debtors, consist of sterling cash deposits and cash at bank. At September 30, 2000 sterling and US dollar cash deposits amounted to L72,000,000 (1999: L5,500,000). These comprise deposits placed on money markets at three month rolling rates. Cash at bank which at the year end amounted to L5,660,000 (1999: L850,000) is held in sterling and US dollars.

FINANCIAL LIABILITIES

     The interest rate profile of the group's financial liabilities at September 30, 2000 was:

                                                                                            FINANCIAL
                                                           FLOATING RATE   FIXED RATE      LIABILITIES
                                                             FINANCIAL      FINANCIAL      ON WHICH NO
                                                  TOTAL     LIABILITIES    LIABILITIES   INTEREST IS PAID
                                                 -------   -------------   -----------   ----------------
                                                  L'000        L'000          L'000           L'000
CURRENCY
Sterling......................................    11,062       10,299            763              --
US dollar.....................................   185,489       31,086        140,739          13,664
                                                 -------      -------        -------         -------
TOTAL.........................................   196,551       41,385        141,502          13,664
                                                 =======      =======        =======         =======

     The interest rate profile of the group's financial liabilities at September 30, 1999 was:

                                                                                             FINANCIAL
                                                            FLOATING RATE   FIXED RATE     LIABILITIES ON
                                                              FINANCIAL      FINANCIAL        WHICH NO
                                                   TOTAL     LIABILITIES    LIABILITIES   INTEREST IS PAID
                                                  -------   -------------   -----------   ----------------
                                                   L'000        L'000          L'000           L'000
CURRENCY
Sterling.......................................    17,291       16,088            878             325
US dollar......................................    23,393       11,241             --          12,152
                                                  -------      -------        -------         -------
TOTAL..........................................    40,684       27,329            878          12,477
                                                  =======      =======        =======         =======

                               GALEN HOLDINGS PLC

                                                                                         FINANCIAL
                                                                    FIXED RATE         LIABILITIES ON
                                                FIXED RATE          FINANCIAL        WHICH NO INTEREST
                                                FINANCIAL         LIABILITIES --         IS PAID --
                                              LIABILITIES --     WEIGHTED AVERAGE     WEIGHTED AVERAGE
                                             WEIGHTED AVERAGE    PERIOD FOR WHICH       PERIOD UNTIL
                                              INTEREST RATE       RATE IS FIXED           MATURITY
                                             ----------------    ----------------    ------------------
                                              2000      1999      2000      1999      2000       1999
                                             ------    ------    ------    ------    -------    -------
                                               %         %       YEARS     YEARS      YEARS      YEARS
CURRENCY
Sterling.................................        9         9        10        10         --         --
US dollar................................    12 5/8       --         8        --          1          2

     The floating rate financial liabilities comprise sterling denominated bank borrowings and overdrafts that bear interest at rates based on LIBOR and US dollar denominated bank borrowings that bear interest at rates based on LIBOR.

MATURITY OF FINANCIAL LIABILITIES

     The maturity profile of the group's financial liabilities, other than short term creditors and accruals, at September 30, 2000, was as follows:

                                                                          FINANCE        OTHER
                                                   LOAN                 LEASES/HIRE    FINANCIAL
                                                   NOTES    BANK DEBT    PURCHASE     LIABILITIES    TOTAL
                                                  -------   ---------   -----------   -----------   -------
                                                   L'000      L'000        L'000         L'000       L'000
In one year or less, or on demand...............   27,808      4,402          359         4,782      37,351
In more than one year but not more than two
  years.........................................       --      4,288          205         8,199      12,692
In more than two years but not more than five
  years.........................................       --      9,029           99           683       9,811
In more than five years.........................  112,931     23,766           --            --     136,697
                                                  -------    -------      -------       -------     -------
                                                  140,739     41,485          663        13,664     196,551
                                                  =======    =======      =======       =======     =======

     The maturity profile of the group's financial liabilities, other than short-term creditors and accruals at September 30, 1999, was as follows:

                                                                     FINANCE         OTHER
                                                                   LEASES/HIRE     FINANCIAL
                                                      BANK DEBT     PURCHASE      LIABILITIES    TOTAL
                                                      ---------    -----------    -----------    ------
                                                        L'000         L'000          L'000       L'000
In one year or less, or on demand.................      8,663           217          1,823       10,703
In more than one year but not more than two
  years...........................................      4,040           164          4,198        8,402
In more than two years but not more than five
  years...........................................     10,486            29          6,456       16,971
In more than five years...........................      4,608            --             --        4,608
                                                       ------        ------         ------       ------
                                                       27,797           410         12,477       40,684
                                                       ======        ======         ======       ======

     Other financial liabilities relate to deferred and contingent consideration in relation to acquisitions.

                               GALEN HOLDINGS PLC

     Bank and loan note debt maturities at September 30, 2000 were as follows:

                                             UNSECURED         UNSECURED       UNSECURED      UNSECURED
                                             STERLING          US DOLLAR        STERLING      US DOLLAR
                                             BANK DEBT         BANK DEBT       BANK DEBT      LOAN NOTES
                                          (VARIABLE RATE)   (VARIABLE RATE)   (FIXED RATE)   (FIXED RATE)    TOTAL
                                          ---------------   ---------------   ------------   ------------   -------
                                               L'000             L'000           L'000          L'000        L'000
Due within one year.....................        2,811             1,464             127         27,808       32,210
From one to two years...................        2,686             1,464             138             --        4,288
From two to three years.................        2,311             1,464             151             --        3,926
From three to four years................        1,728             1,464             166             --        3,358
From four to five years.................          100             1,464             181             --        1,745
After five years........................           --            23,766              --        112,931      136,697
                                              -------           -------         -------        -------      -------
                                                9,636            31,086             763        140,739      182,224
                                              =======           =======         =======        =======      =======

     Bank debt maturities at September 30, 1999 were as follows:

                                                    UNSECURED         UNSECURED       UNSECURED
                                                    STERLING          US DOLLAR        STERLING
                                                    BANK DEBT         BANK DEBT       BANK DEBT
                                                 (VARIABLE RATE)   (VARIABLE RATE)   (FIXED RATE)    TOTAL
                                                 ---------------   ---------------   ------------   -------
                                                      L'000             L'000           L'000        L'000
Due within one year...........................         6,941             1,606             116        8,663
From one to two years.........................         2,612             1,302             126        4,040
From two to three years.......................         2,486             1,302             138        3,926
From three to four years......................         2,111             1,302             151        3,564
From four to five years.......................         1,528             1,302             166        2,996
After five years..............................            --             4,427             181        4,608
                                                     -------           -------         -------      -------
                                                      15,678            11,241             878       27,797
                                                     =======           =======         =======      =======

BORROWING FACILITIES

     The group has undrawn committed borrowing facilities. The facilities available, but undrawn, at September 30, 2000 in respect of which all conditions precedent had been met were as follows:

                                                                 2000       1999
                                                                -------    -------
                                                                 L'000      L'000
Expiring in one year or less................................     29,648     11,658

                               GALEN HOLDINGS PLC

FAIR VALUES OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES

     Set out below is a comparison by category of book values and fair values of the group's financial assets and liabilities as at September 30, 2000.

                                                     BOOK VALUE   BOOK VALUE   FAIR VALUE   FAIR VALUE
                                                        2000         1999         2000         1999
                                                     ----------   ----------   ----------   ----------
                                                      L'000        L'000        L'000        L'000
PRIMARY FINANCIAL INSTRUMENTS HELD OR ISSUED TO
  FINANCE THE GROUP'S OPERATIONS
Short term borrowings.............................     32,569        8,880       32,569        8,880
Long term borrowings..............................    150,318       19,327      152,073       20,205
Other financial liabilities.......................     13,664       12,152       13,000       11,657
Financial assets..................................     77,660        6,350       77,660        6,350

     The fair values shown above have been assessed by calculating discounted cash flows that would arise if the commitments at September 30, 2000 had been entered into at market rates at that time.

CURRENCY EXPOSURES

     Group companies do not normally carry monetary assets and liabilities in currencies other than their local currency. Forward foreign exchange contracts are used when required to hedge specific future purchases.

19  DEFERRED TAXATION

                                                                 L'000
At October 1, 1999..........................................         --
Profit and loss account.....................................      3,223
                                                                -------
AT SEPTEMBER 30, 2000.......................................      3,223
                                                                =======

     Deferred taxation provided in the financial statements, and the amount unprovided of the total potential liability, are as follows:

                                                        PROVISION MADE      AMOUNTS UNPROVIDED
                                                      ------------------    ------------------
                                                       2000       1999       2000       1999
                                                      -------    -------    -------    -------
                                                       L'000      L'000      L'000      L'000
GROUP
Excess of UK tax allowances over depreciation.....      3,223         --      5,921      5,323
UK tax losses.....................................         --         --        (67)       (67)
Deferred tax asset not recognized in respect of
  tax losses in an overseas subsidiary............         --         --    (14,825)        --
                                                      -------    -------    -------    -------
                                                        3,223         --     (8,971)     5,256
                                                      =======    =======    =======    =======

     The parent company has no potential deferred tax liability.

                               GALEN HOLDINGS PLC

20  DEFERRED INCOME

                                                                 L'000
GOVERNMENT GRANTS
At October 1, 1998..........................................      6,691
Receivable in the year......................................        566
Released to profit and loss account.........................       (987)
                                                                -------
At October 1, 1999..........................................      6,270
Receivable in the year......................................      1,695
Released to profit and loss account.........................     (1,295)
                                                                -------
AT SEPTEMBER 30, 2000.......................................      6,670
                                                                =======

21  CALLED UP SHARE CAPITAL

                                                                 2000       1999
                                                                -------    -------
                                                                 L'000      L'000
AUTHORISED
250,000,000 (1999: 170,000,000) ordinary shares of 10p
  each......................................................     25,000     17,000
                                                                -------    -------
ALLOTTED AND FULLY PAID
158,965,206 (1999: 121,266,652) ordinary shares of 10p
  each......................................................     15,897     12,127
                                                                =======    =======

     On November 25, 1999, 6,000,000 new ordinary shares of 10p each were placed at a premium of L6.05 per share. Total proceeds, net of costs, amounted to L36,367,000. Following an Extraordinary General Meeting of the company held on August 11, 2000, the authorized share capital was increased to L25,000,000 by the creation of an additional 80,000,000 new ordinary shares of 10p each.

     On September 29, 2000, the company acquired the whole of the share capital of Warner Chilcott plc by way of a Scheme of Arrangement involving the issue by Galen of 31,698,554 new ordinary shares of 10p each. The value of the shares allotted was L257,392,000 representing a premium of L254,222,000. Issue expenses totalling L7,281,000 have been charged to the merger reserve.

                               GALEN HOLDINGS PLC

22  SHARE PREMIUM ACCOUNT AND RESERVES

                                                                 SHARE                 PROFIT
                                                                PREMIUM    MERGER     AND LOSS
GROUP                                                           ACCOUNT    RESERVE    ACCOUNT
-----                                                           -------    -------    --------
                                                                 L'000      L'000      L'000
AT OCTOBER 1, 1997..........................................     19,377         --     18,030
1997 share issue costs......................................       (113)        --         --
Retained profit for the year................................         --         --      6,777
Exchange differences arising on consolidation...............         --         --         17
                                                                -------    -------    -------
AT OCTOBER 1, 1998..........................................     19,264         --     24,824
Retained profit for the year................................         --         --     12,075
Exchange differences arising on consolidation...............         --         --       (168)
                                                                -------    -------    -------
AT OCTOBER 1, 1999..........................................     19,264         --     36,731
Arising on share issues.....................................     36,300    297,966         --
Issue costs.................................................       (533)    (7,281)        --
Retained profit for the year................................         --         --     11,249
Exchange differences arising on consolidation...............         --         --        953
                                                                -------    -------    -------
AT SEPTEMBER 30, 2000.......................................     55,031    290,685     48,933
                                                                =======    =======    =======

                                                                 SHARE                 PROFIT
                                                                PREMIUM    MERGER     AND LOSS
COMPANY                                                         ACCOUNT    RESERVE    ACCOUNT
-------                                                         -------    -------    --------
                                                                 L'000      L'000      L'000
AT OCTOBER 1, 1999..........................................     19,264         --      4,434
Arising on share issue......................................     36,300    297,966         --
Issue costs.................................................       (533)    (7,281)        --
Retained profit for the year................................         --         --        923
                                                                -------    -------    -------
AT SEPTEMBER 30, 2000.......................................     55,031    290,685      5,357
                                                                =======    =======    =======

     The movement on the share premium account relates to the 6,000,000 new ordinary shares of 10p each placed on November 25, 1999 at a premium of L6.05 per share. Merger relief is available to the company under Article 139 of the Companies (Northern Ireland) Order 1986 in relation to the acquisition of Warner Chilcott plc and the merger reserve reflects the premium of L254,222,000 arising on the shares issued as consideration, together with an amount of L43,744,000 relating to the value of options issued by the company in substitution for options held under Warner Chilcott plc's option plans. The value of the options reflects the difference between the market price of the related shares and amounts payable by the option holders.

SHARE OPTION SCHEMES

     The following share option schemes were established in 1997:

The Galen Approved Executive Share Option Scheme
The Galen Unapproved Executive Share Option Scheme
The Galen Savings Related Share Option Scheme
The Galen Inc Employee Stock Purchase Plan

     The Galen 2000 US Option Scheme was established during the year.

                               GALEN HOLDINGS PLC

     A summary of the main terms of the schemes is set out below.

THE GALEN APPROVED EXECUTIVE SHARE OPTION SCHEME AND THE GALEN UNAPPROVED EXECUTIVE SHARE SCHEME (THE "EXECUTIVE SCHEMES")

     These are discretionary share schemes, one of which has been approved by the Inland Revenue. The terms of these schemes are similar unless indicated to the contrary. Both schemes provided for options to be granted over unissued shares or shares held in a trust. Options are granted at the discretion of the Remuneration Committee of the company to any full time employee of any group company.

     The granting of options is subject to performance conditions being fulfilled before the option can be exercised. Options may be exercised between the third and tenth anniversaries of their date of grant provided that the performance conditions have been fulfilled. The exercise price is not less than the higher of the nominal value of the shares and the middle market quotation for the last dealing day before the date of grant.

     The number of options which may be issued is subject to overall scheme limits and individual limits. No further options may be granted if, as a result:

(i) the aggregate number of shares issued under any of the company's schemes in the previous 10 years would exceed 10% of the company's issued share capital; or

(ii) the aggregate number of shares under any of the company's schemes (other than the Savings Related Scheme) in the previous 10 years would exceed 5% of the company's issued share capital; or

(iii) the aggregate number of shares issued under any of the company's schemes in the previous 3 years would exceed 3% of the company's issued share capital; or 2.5% in the previous 4 years.

     No further options may be granted to an individual if as a result (i) the aggregate market value of shares issued to him under any company scheme (other than the Savings Related Scheme and the Section 423 Plan) during the previous 10 years would exceed 4 times his annual earnings, or, (ii) in the case of the Approved Scheme, the aggregate market value of shares issued to him under the scheme would exceed L30,000.

THE GALEN SAVINGS RELATED SHARE OPTION SCHEME (THE "SAYE SCHEME")

     The SAYE Scheme permits the grant of options over unissued shares or shares held in a trust. All eligible employees are invited to apply for options and it is a condition of application that employees enter into a savings contract with an approved savings institution. The number of shares subject to option will be determined by the level of contributions to the savings contract. Any employee of a group company with more than 1 year continuous employment is eligible to participate. The exercise price is not less than the higher of the nominal value of the shares and 80% of the average middle market quotation for the 5 dealing days prior to the date of invitation to apply for options. An option may be exercised three or five years after the date of grant depending on the type of savings contract taken out.

     No further options may be granted if, as a result:

(i) the aggregate number of shares issued under any of the company's schemes in the previous 10 years would exceed 10% of the company's issued share capital; or

(ii) the aggregate number of shares issued under any of the company's schemes in the previous 5 years would exceed 5% of the company's issued share capital.

                               GALEN HOLDINGS PLC

THE GALEN INC EMPLOYEE STOCK PURCHASE PLAN (THE "SECTION 423 PLAN")

     This plan, which is for the benefit of the employees of Galen Incorporated and its subsidiaries, qualifies as an "employee stock purchase plan" under
Section 423 of the US Internal Revenue Code of 1986. Each eligible employee (with more than one year's service) may elect that a specified portion of his or her salary be accumulated through payroll deductions for a period not exceeding 27 weeks and applied towards the purchase of ordinary shares. The number of shares subject to the Section 423 Plan is limited to 1% of the company's issued share capital on admission to the London Stock Exchange. On the final day of any period during which savings may be accumulated ("the final date"), the options will be exercised automatically with the accumulated savings being applied to acquire shares under option. The exercise price will be 85% of the mid market closing price of an ordinary share at the date of grant or the final date, whichever is the lesser. No further options may be granted if the aggregate number of shares issued under any of the company's schemes in the previous 10 years would exceed 10% of issued share capital. No employee may be granted an option which would permit the value of his options under the Section 423 Plan to exceed $25,000 for each calendar year. In addition, no employee will be eligible to participate if immediately after the date of grant he would own 5% or more of the voting power or value of all shares of the company.

THE GALEN 2000 US OPTION SCHEME (THE "US SHARE SCHEME")

     Pursuant to the terms of the US Share Scheme, both incentive stock options and non-qualified stock options may be granted to any eligible employee of or consultant to the company's US subsidiaries.

     Options may be granted at the discretion of the Remuneration Committee to any officer or employee of any US subsidiary of Galen. On any date, no option may be granted under the US Share Scheme if, as a result, any of the following limits would be exceeded:

     (i) the aggregate number of ordinary shares issued during the previous 10 years under the Executive Schemes, the SAYE Scheme and all other employees' share schemes, established by the company would exceed 10% of the issued ordinary share capital of the company;

     (ii) the aggregate number of ordinary shares issued during the previous 10 years under the Executive Schemes and all other employees' share option schemes (other than savings-related share option schemes and the Section 423 Plan) established by the company would exceed 5% of the issued ordinary share capital of the company;

     (iii) the aggregate number of ordinary shares issued in the previous three years under the Executive Schemes, the SAYE Scheme and all other employees' share schemes established by the company would exceed 3% of the issued ordinary share capital of the company;

     (iv) the aggregate number of ordinary shares issued under the schemes referred to in sub-paragraph (ii) above during the four years commencing on the date on which the Executive Schemes were adopted by the company would exceed 2.5% of the issued ordinary share capital of the company.

     The maximum number of ordinary shares which may be granted in ADS form as incentive stock options under the US Share Scheme is 6,363,333 ordinary shares.

     There are no limits on the maximum number of ADSs which may be the subject of an option granted under the US Share Scheme to an eligible employee. The exercise price of an option shall not be less than 100% of the fair market value of an ADS on the date the option is granted. The period during which options may become exercisable shall be set by the Remuneration Committee. All options shall cease to be exercisable on the tenth anniversary of the date of grant. Options will become exercisable on death and termination of employment.

                               GALEN HOLDINGS PLC

     Details of options issued during the year are as follows:

                                                   OPTIONS
                                          AT       GRANTED/    OPTIONS         AT
                                      OCTOBER 1,   (LAPSED)   EXERCISED   SEPTEMBER 30,   EXERCISE   EXERCISE
                                         1999      IN YEAR     IN YEAR        2000         PRICE      PERIOD
                                      ----------   --------   ---------   -------------   --------   ---------
UNAPPROVED SCHEME...................    25,003          --        --          25,003       L3.60     2001-2008
                                       112,123      (5,790)       --         106,333       L3.925    2001-2008
                                       167,312          --        --         167,312       L4.475    2002-2009
                                            --     177,404        --         177,404       L5.05     2002-2009
                                       -------     -------       ---         -------       ------    ---------
APPROVED SCHEME.....................    74,997          --        --          74,997       L3.60     2001-2008
                                        14,583          --        --          14,583       L3.925    2001-2008
                                        13,406          --        --          13,406       L4.475    2002-2009
                                            --      24,741        --          24,741       L5.05     2002-2009
                                       -------     -------       ---         -------       ------    ---------

     The following options were outstanding under the Galen Savings Related Share Option Scheme at September 30, 2000.

                                                                                              EARLIEST
NUMBER OF OPTIONS                                                          EXERCISE PRICE   EXERCISE DATE
-----------------                                                          --------------   -------------
    192,487.............................................................       L2.56            2001
    112,275.............................................................       L3.38            2002
    161,695.............................................................       L2.56            2003
     83,929.............................................................       L5.10            2003
     59,097.............................................................       L3.38            2004
     40,358.............................................................       L5.10            2005

                               GALEN HOLDINGS PLC

     Options/warrants outstanding in substitution for Warner Chilcott options/warrants (options previously issued under the Warner Chilcott Incentive Share Option Scheme) in relation to the company's ADSs on September 29, 2000 are as follows:

NUMBER OF OPTIONS                                                  EXERCISE       EARLIEST
TO PURCHASE ADSS                                                    PRICE       EXERCISE DATE   EXPIRY DATE
-----------------                                                ------------   -------------   -----------
    153,596...................................................      $32.00         9.29.00       04.04.07
    171,612...................................................      $15.63         9.29.00       01.24.08
     24,428...................................................      $15.80         9.29.00       07.01.08
     12,500...................................................      $ 9.60         9.29.00       10.01.08
     62,266...................................................      $10.80         9.29.00       01.01.09
    155,731...................................................      $13.00         9.29.00       02.11.09
     27,947...................................................      $11.20         9.29.00       04.01.09
     21,875...................................................      $12.60         9.29.00       06.04.09
     38,103...................................................      $13.00         9.29.00       07.01.09
     37,500...................................................      $11.30         9.29.00       08.14.09
     37,500...................................................      $11.60         9.29.00       09.08.09
     12,500...................................................      $12.80         9.29.00       09.08.09
     10,007...................................................      $11.80         9.29.00       10.01.09
     15,361...................................................      $16.30         9.29.00       01.01.10
    155,549...................................................      $24.80         9.29.00       03.01.10
     25,000...................................................      $32.00         9.29.00       05.17.10
    106,883...................................................      $35.60         9.29.00       07.01.10

NUMBER OF WARRANTS                                                 EXERCISE       EARLIEST
 TO PURCHASE ADSS                                                   PRICE       EXERCISE DATE   EXPIRY DATE
------------------                                               ------------   -------------   -----------
    706,349...................................................      $25.49         9.29.00       01.31.01
     37,500...................................................      $32.00         9.29.00       06.28.01
     87,240...................................................      $28.00         9.29.00       01.31.02
     39,063...................................................      $26.04         9.29.00       08.02.02
     93,750...................................................      $36.40         9.29.00       09.30.02
     81,250...................................................      $ 1.60         9.29.00       10.31.06
    325,000...................................................      $32.00         9.29.00       10.31.06
    125,000...................................................      $15.63         9.29.00       02.03.08

     Other options granted under the Galen 2000 US Options Scheme on September 29 and 30, 2000 in relation to the company's ADSs are as follows:

NUMBER OF OPTIONS                                                EXERCISE        EARLIEST
TO PURCHASE ADSS                                                  PRICE        EXERCISE DATE    EXPIRY DATE
-----------------                                              ------------    -------------    -----------
    162,500................................................       $49.35            (a)          09.30.10
      6,125................................................       $49.35            (b)          10.01.10

---------------

(a)  options vest monthly over 18 month period beginning September 29, 2000.

(b)  options vest quarterly over 4 year period beginning September 30, 2000.

                               GALEN HOLDINGS PLC

THE GALEN EMPLOYEE BENEFIT TRUST

     The Galen Holdings PLC Employee Benefit Trust was established in June 1997. The trustee is Galen Trustees Limited, a subsidiary of Galen Holdings PLC. It is a discretionary trust for the benefit of employees and former employees of the group, including directors, and may be used inter alia, to meet obligations under the Executive Share Option Schemes, the Savings Related Share Option Scheme, or any other share scheme established by any group company. Dividends have not been waived by the Trust. Dividend income is included in the group's profit and loss account by way of reduction of the total dividend charge. Dr McClay, who cannot be a beneficiary of the Trust, gifted 5,000,262 ordinary shares to the Trust on its establishment. At September 30, 2000, the 4,917,744 (1999: 4,922,481) shares held by the Trust were valued at L41,554,936 (1999:
L26,458,335). Other income and costs of the Trust are incorporated into the financial statements where applicable. Cash held by the Trust totalled L166,686 and L131,456 at September 30, 2000 and 1999, respectively.

23  MINORITY INTERESTS

                                                                L'000
                                                                ------
At October 1, 1998..........................................        12
Profit and loss account.....................................        19
                                                                ------
At October 1, 1999..........................................        31
Profit and loss account.....................................        89
                                                                ------
AT SEPTEMBER 30, 2000.......................................       120
                                                                ------

24  RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET FUNDS/(DEBT)

                                                                 2000      1999      1998
                                                               --------   -------   -------
                                                                L'000      L'000     L'000
Increase/(decrease) in cash in the period...................      5,995       453    (3,039)
Cash outflow/(inflow) from movement in liquid resources.....     24,500   (11,500)   (3,000)
Cash inflow from increase in debt and hire purchase
  financing.................................................    (13,147)  (14,420)     (414)
                                                               --------   -------   -------
Change in net funds resulting from cash flows...............     17,348   (25,467)   (6,453)
Exchange movement...........................................     (1,406)     (311)      417
New hire purchase agreements................................       (522)      (80)     (506)
Loan notes assumed on acquisition...........................   (140,739)       --        --
Hire purchase obligations assumed on acquisition............        (52)      (49)       --
Short term deposits assumed on acquisition..................     42,000        --        --
                                                               --------   -------   -------
Movement in net funds in the year...........................    (83,371)  (25,907)   (6,542)
Net (debt)/funds at beginning of year.......................    (21,856)    4,051    10,593
                                                               --------   -------   -------
NET (DEBT)/FUNDS AT END OF YEAR.............................   (105,227)  (21,856)    4,051
                                                               ========   =======   =======

                               GALEN HOLDINGS PLC

                                                                                                                          LOAN
                                                                                    LOANS                     LOAN       NOTES
                                                             SHORT       LOANS     GREATER       HIRE         NOTES     GREATER
                                     CASH AT      BANK        TERM     LESS THAN     THAN      PURCHASE     LESS THAN     THAN
ANALYSIS OF NET FUNDS/(DEBT)          BANK     OVERDRAFTS   DEPOSITS   ONE YEAR    ONE YEAR   OBLIGATIONS   ONE YEAR    ONE YEAR
----------------------------         -------   ----------   --------   ---------   --------   -----------   ---------   --------
                                      L'000      L'000       L'000       L'000      L'000        L'000        L'000      L'000
At October 1, 1997.................   2,251          --      20,000       (597)    (11,022)       (39)            --         --
Cash flow..........................  (2,251)       (788)     (3,000)      (962)        493         55             --         --
Exchange movement..................      --          --          --         --         415          2             --         --
Other non-cash movements...........      --          --          --         --          --       (506)            --         --
                                     ------      ------     -------     ------     -------       ----        -------    --------
At October 1, 1998.................      --        (788)     17,000     (1,559)    (10,114)      (488)            --         --
Cash flow..........................     851        (398)    (11,500)    (5,885)     (8,742)       207             --         --
Exchange movement..................      --          --          --        (33)       (278)        --             --         --
Acquisitions.......................      --          --          --         --          --        (49)            --         --
Other non-cash movements...........      --          --          --         --          --        (80)            --         --
                                     ------      ------     -------     ------     -------       ----        -------    --------
At October 1, 1999.................     851      (1,186)      5,500     (7,477)    (19,134)      (410)            --         --
Cash flow..........................   4,809       1,186      24,500      3,275     (16,751)       329             --         --
Exchange movement..................      --          --          --       (200)     (1,198)        (8)            --         --
Acquisitions.......................      --          --      42,000         --          --        (52)       (27,808)   (112,931)
Other non-cash movements...........      --          --          --         --          --       (522)            --         --
                                     ------      ------     -------     ------     -------       ----        -------    --------
AT SEPTEMBER 30, 2000..............   5,660          --      72,000     (4,402)    (37,083)      (663)       (27,808)   (112,931)
                                     ======      ======     =======     ======     =======       ====        =======    ========


                                       NET
                                      FUNDS/
ANALYSIS OF NET FUNDS/(DEBT)          (DEBT)
----------------------------         --------
                                      L'000
At October 1, 1997.................    10,593
Cash flow..........................    (6,453)
Exchange movement..................       417
Other non-cash movements...........      (506)
                                     --------
At October 1, 1998.................     4,051
Cash flow..........................   (25,467)
Exchange movement..................      (311)
Acquisitions.......................       (49)
Other non-cash movements...........       (80)
                                     --------
At October 1, 1999.................   (21,856)
Cash flow..........................    17,348
Exchange movement..................    (1,406)
Acquisitions.......................   (98,791)
Other non-cash movements...........      (522)
                                     --------
AT SEPTEMBER 30, 2000..............  (105,227)
                                     ========

     Other non-cash movements relate to new hire purchase agreements incepted.

25  RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING
ACTIVITIES

                                                                 2000       1999       1998
                                                                -------    -------    -------
                                                                 L'000      L'000      L'000
Operating profit............................................     18,744     18,690     11,336
Depreciation of tangible fixed assets.......................      4,352      3,026      1,997
Amortization of intangible fixed assets.....................      2,068        707         33
Capital grants release......................................     (1,295)      (987)      (616)
(Profit)/loss on sale of tangible fixed assets..............         (9)         3          1
Increase in stocks..........................................     (1,562)    (3,714)      (474)
Increase in debtors.........................................     (5,644)    (1,879)    (2,873)
(Decrease)/increase in creditors............................        (99)     1,050      4,802
Exchange difference.........................................        104       (242)        52
                                                                -------    -------    -------
NET CASH INFLOW FROM OPERATING ACTIVITIES...................     16,659     16,654     14,258
                                                                =======    =======    =======

26  ACQUISITIONS

     Details of the fair value of assets and liabilities of companies acquired during the year ended September 30, 2000 are set out below together with the resultant amount of goodwill arising. Goodwill is being written off over 20 years. All purchases have been accounted for as acquisitions. The most significant acquisition was that of Warner Chilcott plc.

                               GALEN HOLDINGS PLC

     Under FRS 11 "Impairment of fixed assets and goodwill", an impairment review of goodwill and intangible assets is required to be carried out at the end of the first full financial year following their acquisition. Post-acquisition performance will be compared with forecasts and a review undertaken of unexpected adverse events or changes in circumstances that throw doubt on the recoverability of the capitalized goodwill or intangible assets.

                                                    WARNER CHILCOTT
                                           ---------------------------------
                                             BOOK     FAIR VALUE      FAIR
                                            VALUE     ADJUSTMENTS    VALUE      ACCI     TOTAL
                                           --------   -----------   --------   ------   --------
                                            L'000        L'000       L'000     L'000     L'000
Intangible assets.......................    136,625          --      136,625       --    136,625
Tangible assets.........................        638          --          638      470      1,108
Stocks..................................      3,816          --        3,816       --      3,816
Debtors.................................     17,240      (4,893)      12,347      381     12,728
Cash and short term deposits............     42,474          --       42,474       --     42,474
Creditors...............................    (18,944)         --      (18,944)    (170)   (19,114)
Hire purchase obligations...............         --          --           --      (52)       (52)
Loan notes..............................   (134,257)     (6,482)    (140,739)      --   (140,739)
                                           --------     -------     --------   ------   --------
Net assets acquired.....................     47,592     (11,375)      36,217      629     36,846
Goodwill................................                             272,367    9,628    281,995
                                                                    --------   ------   --------
CONSIDERATION...........................                             308,584   10,257    318,841
                                                                    ========   ======   ========
Consideration satisfied by:
Cash....................................                                  --    8,055      8,055
Costs of acquisition....................                               7,448      229      7,677
Deferred and contingent consideration...                                  --    1,973      1,973
Issue of shares/options.................                             301,136       --    301,136
                                                                    --------   ------   --------
                                                                     308,584   10,257    318,841
                                                                    ========   ======   ========

     The contingent consideration in relation to the acquisition of ACCI and the Pharmacy Division of Duke Clinical Research Institute is payable upon the achievement of certain revenue targets in 3 earn-out periods of one year each, ending on September 30, 2002. Payments of up to $1 million in relation to each of the earn-out periods are scheduled to be made 90 days after the end of each earn-out period. Initial estimates of the contingent consideration will be reviewed as further and more certain information becomes available with corresponding adjustments to goodwill.

     The provisional fair value adjustments in relation to the Warner Chilcott acquisition comprise a revaluation of the loan notes to reflect the market position at the date of acquisition and the elimination of deferred finance costs in relation to the notes.

     From the beginning of their respective latest financial years, January 1, 2000 for Warner Chilcott and July 1, 1999 for ACCI to their respective dates of acquisition, September 29, 2000 and June 30, 2000, the after tax results were L3,235,000 loss and L443,000 profit, respectively.

     The respective results of Warner Chilcott and ACCI for their previous full financial years to December 31, 1999 and June 30, 1999 respectively were L3,071,000 loss and L301,000 profit.

                               GALEN HOLDINGS PLC

     The post acquisition turnover and operating profit of ACCI was as follows:

                                                                L'000
Turnover....................................................       819
Operating profit............................................        55

     Disclosures of post acquisition amounts relating to ACCI have not been presented in the group profit and loss account on the grounds of materiality, and the operations of ACCI did not have a material effect on the group cash flow in the year.

     The following unaudited pro forma information presents the results of operations for the Company assuming the following events were completed on October 1, 1998: (i) Galen's acquisitions of Bartholomew Rhodes and Warner Chilcott (ii) Warner Chilcott's acquisition of three branded products from Bristol-Myers Squibb Company (Ovcon(R) 35, Ovcon(R) 50 and Estrace(R) Cream),
(iii) the issuance of $200.0 million principal amount of senior notes by Warner Chilcott to finance the acquisition of those products, (iv) the repurchase of $40.3 million principal amount of the senior notes issued by Warner Chilcott triggered by Galen's acquisition of Warner Chilcott and (v) the termination of Warner Chilcott's marketing agreement with Schering Plough which generated $20.9 million of turnover and operating profit in the year ended September 30, 2000 and $19.2 million in 1999. The unaudited pro forma consolidated results exclude non-recurring charges directly related to the acquisition of Warner Chilcott totaling $4.9 million. Unaudited pro forma consolidated results after giving effect to the other businesses acquired during the years ended September 30, 2000 and 1999 would not have been materially different from the reported pro forma results from either year.

     These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional amortization expense as a result of goodwill, increased interest expense on acquisition debt and related adjustments. They do not purport to be indicative of the results of operations that actually would have resulted had the transactions occurred on October 1, 1998, or of future results of operations of the consolidated entities.

                                                                   YEAR TO
                                                                SEPTEMBER 30,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
                                                               L'000     L'000
                                                                 (UNAUDITED)
Turnover....................................................  150,569   137,653
Loss for the financial year.................................   (1,875)   (7,005)
Loss per share..............................................     (1.2)p    (4.6)p
                                                              =======   =======

27  CAPITAL COMMITMENTS

                                                            GROUP   GROUP   COMPANY   COMPANY
                                                            2000    1999     2000      1999
                                                            -----   -----   -------   -------
                                                            L'000   L'000   L'000     L'000
Capital expenditure that has been contracted for but has
  not been provided for in the financial statements......   5,320   6,150       --        --

                               GALEN HOLDINGS PLC

28  FINANCIAL COMMITMENTS

     At September 30, 2000 the group had annual commitments under non-cancellable operating leases as follows:

                                                          LAND AND             LAND AND
                                                          BUILDINGS   OTHERS   BUILDINGS   OTHERS
                                                            2000       2000      1999       1999
                                                          ---------   ------   ---------   ------
                                                           L'000      L'000     L'000      L'000
Expiring within one year...............................        20         84        66         76
Expiring between one and five years....................       776        190       208        237
Expiring in over five years............................       391         --       105         --
                                                           ------     ------    ------     ------
                                                            1,187        274       379        313
                                                           ======     ======    ======     ======

29  RELATED PARTIES

     The company has taken advantage of the exemption under Financial Reporting Standard 8 "Related party disclosures" not to disclose related party transactions between wholly owned group undertakings which are eliminated on consolidation.

30 SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP")

(1)  PROFIT FOR THE FINANCIAL YEAR AND SHAREHOLDERS' FUNDS

     The group financial statements are prepared in accordance with UK GAAP which differs in certain significant respects from US GAAP. The effect of the US GAAP adjustments to profit for the financial year and to equity shareholders' funds are set out in the tables below:

                                                      NOTES        2000        1999        1998
                                                      -----      --------    --------    --------
                                                                  L'000       L'000       L'000
(a)  Reconciliation of profit for the financial
year to
     US GAAP
Profit for the financial year under UK GAAP                        14,285      13,990       8,312
                                                                 --------    --------    --------
US GAAP ADJUSTMENTS:
Amortization of goodwill...........................   (i)(b)          393         215          --
In-process research and development................   (i)(c)      (16,898)     (1,021)         --
Related amortization of goodwill...................   (i)(c)           51          17          --
Capitalization of interest.........................    (ii)            --         671         689
Related depreciation on capitalization of
  interest.........................................                   (35)        (22)         (8)
Deferred taxation..................................   (iii)          (598)     (1,496)     (1,402)
Compensation expense...............................    (iv)        (1,862)       (487)       (163)
Deferred tax effect of US GAAP adjustments.........                  (220)       (184)       (211)
                                                                 --------    --------    --------
US GAAP ADJUSTMENTS TOTAL..........................               (19,169)     (2,307)     (1,095)
                                                                 --------    --------    --------
(Loss)/profit for the financial period under US
  GAAP.............................................                (4,884)     11,683       7,217
                                                                 --------    --------    --------
Basic earnings per share under US GAAP.............    (vi)          (4.0)p     10.0p        6.2p
                                                                 --------    --------    --------
Diluted earnings per share under US GAAP...........    (vi)          (4.0)p     10.0p        6.2p
                                                                 --------    --------    --------

                               GALEN HOLDINGS PLC

                                                      NOTES        2000        1999        1998
                                                      -----      --------    --------    --------
                                                                  L'000       L'000       L'000
(b)  Effect on equity shareholders' funds of
     differences between UK GAAP and US GAAP
Equity shareholders' funds under UK GAAP                          410,546      68,122      56,215
                                                                 --------    --------    --------
US GAAP ADJUSTMENTS:
Acquisition accounting.............................   (i)(a)      (87,072)         --          --
Amortization of goodwill...........................   (i)(b)          608         215          --
In-process research and development................   (i)(c)      (17,851)     (1,004)         --
Capitalization of interest.........................    (ii)         1,692       1,727       1,078
Deferred taxation..................................   (iii)        (5,854)     (5,256)     (3,760)
Employee benefit trust.............................    (v)         (7,377)     (7,384)     (7,500)
Share premium account..............................    (v)          7,377       7,384       7,500
Deferred tax effect on US GAAP adjustments.........                  (738)       (518)       (334)
Dividends..........................................   (viii)        2,194       1,334       1,067
                                                                 --------    --------    --------
US GAAP ADJUSTMENTS TOTAL..........................              (107,021)     (3,502)     (1,949)
                                                                 --------    --------    --------
Equity shareholders' funds under US GAAP...........              (303,525)     64,620      54,266
                                                                 --------    --------    --------

  (I) BUSINESS COMBINATIONS

  (a) Acquisition accounting

     (I)   Share consideration

        Under UK GAAP, shares issued in consideration for the acquisition of shares in a subsidiary company are valued at the market price ruling on the date of consummation of the transaction. Under US GAAP, shares are valued at the average market price for the 5 trading days before and after the date of announcement of the proposed transaction. Under US GAAP, goodwill and the related credits to share capital and share premium would have been L63,759,000 less than on the UK GAAP basis.

     (II)  Substitute options

        Under US GAAP, the fair value of an acquiring company's share options or warrants substituted for options or warrants of the acquiree is calculated using the Black Scholes option-pricing model, which values the options at the date of announcement. Under UK GAAP, the intrinsic value method is used, the value reflecting the difference between the market price of the related shares on acquisition date and the proceeds due on exercise of the options or warrants. Under US GAAP, goodwill and the related merger reserve credit would have been L22,432,000 less than on the UK GAAP basis.

     (III)  Deferred compensation

        Under US GAAP, an amount of L881,000 has been attributed to deferred compensation in relation to specific unvested options. This amount under US GAAP is shown as a debit balance within shareholders' equity. No such amount is recorded under UK GAAP.

                               GALEN HOLDINGS PLC

     (IV) Stocks

        Under US GAAP, stocks ("inventory") acquired on takeover are restated to reflect their selling price less a margin for selling. Under UK GAAP, stocks acquired are valued, as normal, at the lower of acquired cost and net realisable value. Under US GAAP, stocks of Warner Chilcott have been written up by L980,000, thereby reducing goodwill by a similar amount. This amount is charged to cost of goods sold as the inventory is sold.

     (V)  Workforce

        Under US GAAP accounting, valuations are attributed to the assembled workforce of the company being acquired and this value, which again reduces goodwill by a similar amount, is amortized over a relevant period, deemed to be 7 years in this instance. No such workforce values are attributed under UK GAAP. Under US GAAP a value of L2,323,000 has been attributed to the Warner Chilcott workforce and goodwill has been reduced by the same amount.

     (VI) Other intangibles

        Under US GAAP, value is attributed to intangibles which under UK GAAP might not be separately identifiable from goodwill. An amount of L14,279,000 has been attributed to core development technologies in Warner Chilcott. This amount will be amortized over 20 years, the estimated life of this asset.

     (VII) Deferred tax asset

        Under US GAAP, where tax law allows the use of an acquired company's brought forward tax losses in a restructured group situation against future combined taxable income, a deferred tax asset may be recognized at acquisition based on an assessment of the combined enterprise's past and anticipated future results of operations. An amount of L4,782,000 net of valuation allowance has been recognized as a deferred tax asset in relation to Warner Chilcott's brought forward tax losses and goodwill has been correspondingly reduced. No such asset is recognized under UK GAAP.

  (b) Amortization of goodwill

     Under UK GAAP, at September 30, 2000 an amount of L8,882,000 (1999:
L10,329,000) is included within creditors representing the maximum contingent consideration payable to the former shareholders of ICTI (L7,515), and of ACCI (L1,367) and these amounts are included in goodwill on acquisition. Under US GAAP amounts related to contingent consideration are only included when the contingency is resolved.

  (c) In-process research and development

     As part of the acquisition of Bartholomew Rhodes in 1999 an amount of L1,021,000 was assigned to in-process research and development for drugs under development at the date of acquisition. Under US GAAP, the amount of purchase consideration allocated to in-process research and development is written off immediately to profit and loss account. The valuation of in-process research and development was calculated using an income approach. This involved estimating the fair value of the in-process research and development using the present value of the estimated after-tax cash flows expected to be generated by the purchased in-process research and development. At the date of acquisition, the three drugs under development were 90%, 80% and 30% complete, respectively. Revenues generated were expected to commence in 2000, 2001 and 2002 and continue through 2009. The expected after-tax cash flows tables were discounted at 15%, 30% and

                               GALEN HOLDINGS PLC

50%, respectively. There were no anticipated material changes from historic pricing, margins and expense levels.

     An amount of L16,898,000 has been assigned to in-process research and development for drugs under development at Warner Chilcott at the date of acquisition. The valuation of in-process research and development was calculated using an income approach. This involved estimating the fair value of the in-process research and development using the present value of the estimated after-tax cash flows expected to be generated by the purchased in-process research and development. The risk adjusted discount rate ranges from 15% to 30%, depending on the risks associated with each specific product. Cash inflows from projects begin primarily in 2001 and 2003, the expected dates of product approvals. Gross margins on products are estimated at levels consistent with Warner Chilcott's historical results (approximately 70% to 95%). The aggregate estimated cost expected to be incurred to complete the development of these products totals approximately $2 million. Under UK GAAP these amounts, which are allocated to in-process research and development under US GAAP, would be included within goodwill. The related amortization expense adjustment is shown separately in the reconciliation.

  (II) CAPITALIZATION OF INTEREST

     Under UK GAAP, companies may choose whether or not to capitalize finance costs on fixed assets that take a substantial period of time to bring into service. US GAAP requires interest incurred as part of the cost of constructing fixed assets to be capitalized and amortized over the life of the asset.

  (III) DEFERRED TAXATION

     Under UK GAAP, provision for deferred tax is only required to the extent that it is probable that a taxation liability or asset will crystallize, in the foreseeable future, as a result of timing differences between taxable profit and accounting profit. Provision is made at known rates of tax.

     Under US GAAP, full provision for deferred tax is required to the extent that accounting profit differs from taxable profit due to temporary differences. Provision is made at currently enacted rates including currently enacted future rates. A valuation adjustment is made against deferred tax assets where it is more likely than not that some portion will not be realized.

                                                                 L'000
DEFERRED TAX LIABILITY RECONCILIATION:
Full provision under US GAAP at September 30, 2000 (see
  table below)..............................................      9,077
Provided under UK GAAP......................................      3,223
                                                                -------
Equity shareholders' funds reconciliation -- difference (see
  (i) (b) above)............................................      5,854
Reconciliation difference at September 30, 1999.............      5,256
                                                                -------
Profit reconciliation adjustment (see (i) (a) above)........        598
                                                                =======

                               GALEN HOLDINGS PLC

     The following table summarises deferred tax liabilities and assets on a US GAAP basis:

                                                                 2000       1999       1998
                                                                -------    -------    -------
                                                                 L'000      L'000      L'000
DEFERRED TAX LIABILITY:
Accelerated capital allowances..............................      9,144      5,323      3,827
DEFERRED TAX ASSET:
UK trading losses...........................................        (67)       (67)       (67)
                                                                -------    -------    -------
                                                                  9,077      5,256      3,760
                                                                -------    -------    -------
Trading losses in acquired subsidiary.......................    (14,825)        --         --
Valuation allowance.........................................     10,043         --         --
                                                                -------    -------    -------
                                                                 (4,782)        --         --
                                                                -------    -------    -------
                                                                  4,295      5,256      3,760
DEFERRED TAX ON US GAAP ADJUSTMENTS.........................        738        518        334
                                                                -------    -------    -------
                                                                  5,033      5,774      4,094
                                                                =======    =======    =======

     In connection with the Warner Chilcott transaction, the company acquired US federal income tax net operating loss carryforwards of approximately $62.0 million, which begin to expire in 2011. The company recorded a deferred tax asset, subject to a valuation allowance, of $7.0 million in respect of these carryforwards. If, in the future, the realization of this acquired deferred tax asset becomes more likely than not, any reduction of the associated valuation allowance will be allocated to reduce other purchased intangible assets.

  (IV) SHARE COMPENSATION EXPENSE

     Under UK GAAP, no cost has been accrued in relation to share options awarded to employees since the exercise price is equivalent to the market value at the date of grant.

     Under US GAAP, the company has elected to follow APB 25. Under APB 25 compensation cost on variable option awards in which the number of options exercisable is not known at the date of grant is calculated as the difference between the option price and the market price at the end of the reporting period. This cost is amortized over the period from the date the options are granted to the date they are first exercisable, that is, the vesting date. In determining the costs of benefits arising from stock compensation plans, companies may adopt either the intrinsic valued method (APB 25) or a fair value method (FAS 123). Had compensation costs been determined in accordance with FAS 123, net profit and basic and diluted earnings per share would have been as follows:

                                                                 2000       1999       1998
                                                                -------    -------    -------
                                                                 L'000      L'000      L'000
Net (loss)/profit under US GAAP as reported.................     (4,884)    11,683      7,217
Compensation cost adjustment................................      1,263        169         83
                                                                -------    -------    -------
Proforma (loss)/profit......................................     (3,261)    11,852      7,300
                                                                -------    -------    -------
NET (LOSS)/PROFIT PER ORDINARY SHARE UNDER US GAAP
As reported.................................................     (4.4)p      10.0p       6.2p
Proforma
  Basic.....................................................     (3.0)p      10.2p       6.3p
  Diluted...................................................     (3.0)p      10.2p       6.3p

                               GALEN HOLDINGS PLC

     Under FAS 123 the compensation cost is based on the fair value of the options at the date of grant using the Black Scholes option-pricing model and the following weighted average assumptions:

                                                                  2000       1999       1998
                                                                --------    -------    -------
Life of option..............................................     4.7 yrs    3.9 yrs    3.9 yrs
Dividend yield..............................................       0.22%      0.32%      0.32%
Risk free interest rate.....................................        6.0%       4.8%       6.5%
Price volatility............................................         37%        30%        30%

  (V) EMPLOYEE BENEFIT TRUST

     Under UK GAAP, shares held by the Employee Benefit Trust are recorded as fixed asset investments with zero costs. Under US GAAP, those shares are regarded as treasury stock and recorded as a contra equity account within equity shareholders' funds at the date of contribution.

  (VI) EARNINGS PER SHARE

  Years to September 30, 2000 and 1999

     Earnings per share is based on profit for the financial year under US GAAP as calculated above and on 121,444,370 ordinary shares (1999: 116,329,438) the weighted average number of ordinary shares in issue during the year, excluding those held in the Employee Trust. Diluted earnings per share is calculated on profit for the financial year under US GAAP as calculated above and on an adjusted number of shares of 121,444,370 (1999: 116,389,609) reflecting the number of dilutive shares under option.

  (VII) PRESENTATION OF EXCEPTIONAL ITEMS

     Under UK GAAP, exceptional items are items which derive from events or transactions that fall within the ordinary activities of the reporting entity and which individually or, if of a similar type, in aggregate, need to be disclosed by virtue of their size or incidence. Under US GAAP, only items which are deemed unusual in nature and infrequent in occurrence (not reasonably expected to recur in the foreseeable future) qualify for presentation as "extraordinary" items. They are presented below income before extraordinary items in the profit and loss account. Under US GAAP, none of the items classed as exceptional under UK GAAP meet the criteria for presentation as an extraordinary item.

  (VIII) DIVIDENDS

     Under UK GAAP, final ordinary dividends are recognized in the financial year in respect of which they are recommended by the Board of Directors for approval by shareholders. Under US GAAP, such dividends are not recognized until they are formally declared by the Board of Directors.

(2)  CONSOLIDATED CASH FLOW STATEMENT

     The Group Consolidated Cash Flow Statement is prepared in accordance with United Kingdom Financial Reporting Standard 1 "FRS 1 (Revised 1996)," whose objective and principles are similar to those set out in SFAS No. 95, "Statement of Cash Flows." The principal differences between the Standards relate to classification. Under FRS 1 (Revised 1996), the company presents its cash flows for (a) operating activities, (b) returns on investments and servicing of finance, (c) taxation, (d) capital expenditure and financial investment, (e) acquisitions, (f) dividends paid, (g) management of liquid resources and (h) financing. SFAS No. 95 requires only three categories of cash flow activity being (a) operating, (b) investing and (c) financing.

                               GALEN HOLDINGS PLC

     Cash flows from taxation and returns on investments and servicing of finance under FRS 1 (Revised 1996) would be included as operating activities under SFAS No. 95, capital expenditure and financial investment and acquisitions and disposals would be included as investing activities, and dividends paid would be included as a financing activity under SFAS No. 95. Under FRS 1 (Revised 1996) cash comprises cash in hand and deposits repayable on demand, less overdrafts repayable on demand, and liquid resources comprise current asset investments held as readily disposable stores of value. Under SFAS No. 95 cash equivalents, comprising short term highly liquid investments, generally with original maturities of three months or less, are grouped together with cash. Short term borrowings repayable on demand would not be included within cash and cash equivalents and movements on those borrowings would be included in financing activities.

     Set out below, for illustrative purposes, is a summary consolidated cash flow statement under US GAAP:

                                                                 2000       1999       1998
                                                                -------    -------    -------
                                                                 L'000      L'000      L'000
Net cash provided by operating activities...................     22,851     10,562     11,689
Net cash used in investing activities.......................      8,036    (34,903)   (18,952)
Net cash provided by financing activities...................     40,422     13,692      2,012
                                                                -------    -------    -------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................     71,309    (10,649)    (5,251)
Cash and cash equivalents at beginning of period............      6,351     17,000     22,251
                                                                -------    -------    -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................     77,660      6,351     17,000
                                                                =======    =======    =======

(3)  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities." FAS 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. FAS 133 is effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be reassessed and documented pursuant to the provisions of FAS 133. Subsequent to the issuance of FAS 133, the FASB issued FAS 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date of FAS 133 to periods beginning after June 15, 2000. The Company adopted FAS 133 beginning October 1, 2000. At the date of initial application, no transition adjustment was required, as the Company does not currently use derivative financial instruments.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which summarizes certain of the SEC staff views in applying generally accepted accounting principles to revenue recognition in financial statements. The company adopted SAB 101 in these financial statements. Such adoption had no impact on the company's financial statements.

     In December 1999, the Accounting Standards Board ("ASB") issued Financial Reporting Standard ("FRS") 19 "Deferred tax" which introduces a form of "full" provision for accounting for deferred tax that replaces the "partial" provision method in Statement of Standard Accounting Practice ("SSAP") 15. Deferred tax should be provided on timing differences that have originated but not reversed by the balance sheet date, but only when the entity has an obligation to pay more tax in the future as a result of reversal of those timing differences. FRS 19 permits but does not require reporting entities to discount deferred tax assets

                               GALEN HOLDINGS PLC
and liabilities to reflect the true value of money. The FRS applies to accounting periods ending on or after January 23, 2002. The company proposes to adopt the FRS in its financial statements to September 30, 2002.

     FRS 18 "Accounting policies" which replaces SSAP 2, redefines "accounting policies" and distinguishes them from "estimation techniques" for measuring items in financial statements. The four "fundamental accounting concepts" of SSAP 2 (that is, going concern, accruals, consistency and prudence) are replaced by a framework that requires accounting policies to be selected against the qualities set out in the ASB's Statement of Principles, namely relevance, reliability, comparability and understandability. The FRS applies to accounting periods ending on or after June 22, 2001. Adoption of this FRS will have no impact on the company's financial statements.

                               GALEN HOLDINGS PLC
             UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- UK GAAP

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                                   UNAUDITED
                                                                 SIX MONTHS TO         AUDITED
                                                                   MARCH 31,         YEAR ENDED
                                                               ------------------   SEPTEMBER 30,
                                                                2001      2000          2000
                                                               ------   ---------   -------------
                                                               L'000      L'000         L'000
TURNOVER
Pharmaceutical products.....................................   59,370    23,164        44,397
Pharmaceutical services.....................................   26,823    19,282        41,623
                                                               ------    ------        ------
TOTAL TURNOVER..............................................   86,193    42,446        86,020
COST OF SALES...............................................   29,764    22,299        44,222
                                                               ------    ------        ------
GROSS PROFIT................................................   56,429    20,147        41,798
                                                               ------    ------        ------
NET OPERATING EXPENSES BEFORE EXCEPTIONAL ITEMS AND
  AMORTIZATION OF INTANGIBLES AND GOODWILL..................   30,340     8,103        17,744
Exceptional items...........................................       --        --         3,311
Intangibles amortization....................................    3,856        --            --
Goodwill amortization.......................................    8,104       901         1,999
                                                               ------    ------        ------
TOTAL NET OPERATING EXPENSES................................   42,300     9,004        23,054
                                                               ------    ------        ------
OPERATING PROFIT
Before exceptional items and amortization of intangibles and
  goodwill..................................................   26,089    12,044        24,054
Exceptional items...........................................       --        --        (3,311)
Intangibles amortization....................................   (3,856)       --            --
Goodwill amortization.......................................   (8,104)     (901)       (1,999)
                                                               ------    ------        ------
TOTAL OPERATING PROFIT......................................   14,129    11,143        18,744
Investment income...........................................    1,957       747         2,089
                                                               ------    ------        ------
PROFIT ON ORDINARY ACTIVITIES BEFORE INTEREST...............   16,086    11,890        20,833
Interest payable and similar charges........................    9,668       644         1,760
                                                               ------    ------        ------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION...............    6,418    11,246        19,073
Taxation on profit on ordinary activities...................    1,701     2,499         4,699
                                                               ------    ------        ------
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION................    4,717     8,747        14,374
Minority interests..........................................       75        39            89
                                                               ------    ------        ------
PROFIT FOR THE FINANCIAL PERIOD.............................    4,642     8,708        14,285
Dividends...................................................    1,342       910         3,036
                                                               ------    ------        ------
RETAINED PROFIT FOR THE PERIOD..............................    3,300     7,798        11,249
                                                               ======    ======        ======
EARNINGS PER SHARE..........................................     3.0p      7.2p         11.8p
DILUTED EARNINGS PER SHARE..................................     2.9p      7.2p         11.7p
BEFORE EXCEPTIONAL ITEMS AND AMORTIZATION OF GOODWILL AND
  OTHER INTANGIBLES
-- EARNINGS PER SHARE.......................................    10.6p      8.0p         15.5p
-- DILUTED EARNINGS PER SHARE...............................    10.3p      8.0p         15.5p

See accompanying notes to the unaudited consolidated financial statements -- UK
                                     GAAP.

                               GALEN HOLDINGS PLC
             UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- UK GAAP

          CONSOLIDATED STATEMENTS OF TOTAL RECOGNIZED GAINS AND LOSSES

                                                                   UNAUDITED
                                                                 SIX MONTHS TO        AUDITED
                                                                   MARCH 31,        YEAR ENDED
                                                               -----------------   SEPTEMBER 30,
                                                               2001      2000          2000
                                                               -----   ---------   -------------
                                                               L'000     L'000         L'000
Profit for the financial period.............................   4,642     8,708        14,285
Translation differences on foreign currency net
  investment................................................   2,373       174           953
                                                               -----     -----        ------
Total recognised gains and losses relating to the period....   7,015     8,882        15,238
                                                               -----     -----        ------

See accompanying notes to the unaudited consolidated financial statements -- UK
                                     GAAP.

                               GALEN HOLDINGS PLC
             UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- UK GAAP
                          CONSOLIDATED BALANCE SHEETS

                                                                 UNAUDITED             AUDITED
                                                              AS AT MARCH 31,           AS AT
                                                            --------------------    SEPTEMBER 30,
                                                             2001        2000           2000
                                                            -------    ---------    -------------
                                                             L'000       L'000          L'000
FIXED ASSETS:
Intangible assets.......................................    449,330      34,974        456,102
Tangible assets.........................................     84,287      73,343         79,388
                                                            -------     -------        -------
                                                            533,617     108,317        535,490
                                                            -------     -------        -------
CURRENT ASSETS:
Stocks..................................................     14,794      10,781         14,207
Debtors.................................................     31,942      19,057         34,747
Cash at bank and in hand................................     48,783      38,237         77,660
                                                            -------     -------        -------
                                                             95,519      68,075        126,614
CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR..........     47,193      28,399         82,345
                                                            -------     -------        -------
NET CURRENT ASSETS......................................     48,326      39,676         44,269
                                                            -------     -------        -------
TOTAL ASSETS LESS CURRENT LIABILITIES...................    581,943     147,993        579,759
CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE
  YEAR..................................................    151,732      28,700        159,200
PROVISIONS FOR LIABILITIES AND CHARGES..................      3,229          --          3,223
DEFERRED INCOME.........................................      5,808       6,762          6,670
                                                            -------     -------        -------
NET ASSETS..............................................    421,174     112,531        410,666
                                                            =======     =======        =======
CAPITAL AND RESERVES:
Called up share capital.................................     16,201      12,727         15,897
Share premium account...................................     59,486      55,031         55,031
Merger reserve..........................................    290,685          --        290,685
Profit and loss account.................................     54,606      44,703         48,933
                                                            -------     -------        -------
EQUITY SHAREHOLDERS' FUNDS..............................    420,978     112,461        410,546
MINORITY INTERESTS -- EQUITY............................        196          70            120
                                                            -------     -------        -------
                                                            421,174     112,531        410,666
                                                            =======     =======        =======

See accompanying notes to the unaudited consolidated financial statements -- UK
                                     GAAP.

                               GALEN HOLDINGS PLC
             UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- UK GAAP
                       CONSOLIDATED CASH FLOW STATEMENTS

                                                                   UNAUDITED               AUDITED
                                                            SIX MONTHS TO MARCH 31,      YEAR ENDED
                                                            ------------------------    SEPTEMBER 30,
                                                              2001          2000            2000
                                                            ---------    -----------    -------------
                                                              L'000         L'000           L'000
NET CASH INFLOW FROM OPERATING ACTIVITIES.................    23,715         7,914          16,659
                                                             -------       -------         -------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest paid.............................................    (9,668)         (658)         (1,501)
Interest received.........................................     1,957           306           1,642
                                                             -------       -------         -------
                                                              (7,711)         (352)            141
                                                             -------       -------         -------
TAXATION
Corporation tax recovered/(paid)..........................       985        (1,023)         (3,242)
                                                             -------       -------         -------
CAPITAL EXPENDITURE
Purchase of tangible fixed assets.........................    (7,438)       (7,483)        (15,454)
Sale of tangible fixed assets.............................       217            31              33
Purchase of intangible fixed assets.......................        --            --          (1,984)
Government grants received................................        --         1,113           1,695
                                                             -------       -------         -------
                                                              (7,221)       (6,339)        (15,710)
                                                             -------       -------         -------
ACQUISITIONS
Purchase of subsidiary undertakings.......................   (16,101)       (1,882)        (15,063)
Net funds acquired with subsidiary undertakings...........        --            --             474
                                                             -------       -------         -------
                                                             (16,101)       (1,882)        (14,589)
                                                             -------       -------         -------
EQUITY DIVIDENDS PAID.....................................    (2,191)       (1,400)         (2,278)
                                                             -------       -------         -------
NET CASH FLOW BEFORE MANAGEMENT OF LIQUID RESOURCES AND
  FINANCING...............................................    (8,524)       (3,082)        (19,019)
                                                             -------       -------         -------
MANAGEMENT OF LIQUID RESOURCES
Decrease/(increase) in short-term deposits................    21,000       (30,749)        (24,500)
                                                             -------       -------         -------
FINANCING
Issue of ordinary share capital (net of expenses).........     4,761        36,367          36,367
Notes repaid..............................................   (27,323)           --              --
Loans obtained/(repaid) net...............................     2,407        (2,161)         13,476
Principal repayment under hire purchase agreements........      (200)         (124)           (329)
                                                             -------       -------         -------
                                                             (20,355)       34,082          49,514
                                                             -------       -------         -------
(DECREASE)/INCREASE IN CASH IN THE PERIOD.................    (7,879)          251           5,995
                                                             =======       =======         =======

See accompanying notes to the unaudited consolidated financial statements -- UK
                                     GAAP.

                     GALEN HOLDINGS PUBLIC LIMITED COMPANY
      NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- UK GAAP
               IN THOUSANDS OF POUNDS (EXCEPT PER SHARE AMOUNTS)

1.   BASIS OF PRESENTATION

     The unaudited consolidated financial statements included herein, which do not constitute statutory accounts, have been prepared in accordance with generally accepted accounting principles in the UK. Certain information and footnote disclosure normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The statements should be read in conjunction with the accounting policies and notes to the consolidated financial statements included in Galen Holdings Public Limited Company's ("Galen" or the "Company") 2000 Annual Report.

     Galen is a Northern Ireland public limited company based in Craigavon, Northern Ireland and Rockaway, NJ, USA. The Company's financial statements include the financial statements for Galen Holdings Public Limited Company and all of its subsidiaries. The Company's financial statements are prepared in pounds sterling in conformity with UK generally accepted accounting principles.

     In the opinion of management, the financial statements reflect all adjustments necessary for a fair statement of the operations for the interim periods presented.

2.   INTERIM DIVIDEND

     An interim dividend of 0.83 pence per share, declared on 30 April 2001, will be paid on 24 August 2001.

3.   STOCKS

     Inventories are stated at the lower of cost or market. Cost is determined principally on the basis of first in, first out or standards that approximate average cost.

                                                                  31 MARCH    30 SEPTEMBER
                                                                    2001          2000
                                                                  --------    ------------
    Finished goods..............................................    6,311         6,003
    Raw materials...............................................    8,483         8,204
                                                                   ------        ------
                                                                   14,794        14,207
                                                                   ======        ======

4.   WARNER CHILCOTT SENIOR NOTES DUE 2008

     Warner Chilcott, Inc ("WCI") at the time of its acquisition by Galen on 29 September 2000 had L140,374 ($200,000) principal amount of 12 5/8% senior notes outstanding. The notes were issued by WCI in February 2000 and are unconditionally guaranteed by Warner Chilcott, plc ("Warner Chilcott"), WCI's immediate parent. In March 2001 Galen unconditionally guaranteed the notes.

     Interest payments on the notes are due semi-annually in arrears on 15 February and 15 August. The notes are due in February 2008 and are redeemable prior to maturity at the option of WCI, in whole or part, beginning in February 2004 at redemption prices that decrease annually and range from 106.3125% to 100% of the principal amount of the notes plus accrued interest. The indenture governing the notes limits Warner Chilcott and its subsidiaries' ability to incur or guarantee additional debt, as well as to pay dividends or distributions on, or redeem or repurchase, capital stock.

     The indenture governing the notes provides that upon a change of control, each note holder has the right to require WCI to repurchase their notes at a price equal to 101% of the principal amount plus accrued interest. Galen's acquisition of Warner Chilcott triggered the right of holders to require the repurchase

                     GALEN HOLDINGS PUBLIC LIMITED COMPANY
     NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- UK GAAP --
                                  (CONTINUED)
               IN THOUSANDS OF POUNDS (EXCEPT PER SHARE AMOUNTS)

     the notes, notice to be given to the Company by 1 December 2000. Approximately 20% of the note holders elected to tender their notes under this provision and on 13 December 2000 Warner Chilcott repurchased L27,300 ($40,300) principal amount of the notes.

     At the time it issued the notes, WCI entered into a registration rights agreement (the "Registration Rights Agreement") that requires WCI to offer to exchange the outstanding notes for new notes registered under the Securities Act of 1933, as amended (the "Exchange Offer"). The agreement required that WCI consummate the Exchange Offer by 14 August 2000. The registration statement for the exchange offer filed with the SEC was not declared effective until 1 February 2001 mainly due to delays caused by the completion of Galen's acquisition of Warner Chilcott. Under the terms of the Registration Rights Agreement, beginning on 15 July 2000, an additional 0.50% interest began to accrue on the notes in excess of the stated 12 5/8% rate ("Additional Interest"). Beginning on 12 October 2000 that Additional Interest increased to 1.00% and on 10 January 2001, increased again to 1.50%. On 1 February 2001 the registration statement for the exchange offer was declared effective and, as a result, beginning 1 February 2001 this Additional Interest stopped accruing.

5.   ACQUISITIONS

     On 29 September 2000, Galen acquired all of the outstanding shares and share equivalents of Warner Chilcott through a scheme of arrangement under the laws of the Republic of Ireland. Galen issued 2.5 Galen ordinary shares for each of Warner Chilcott's outstanding ordinary shares. All of Warner Chilcott's outstanding share options and warrants were converted at the same ratio into options and warrants to acquire Galen shares. The total acquisition price of L308,584 consisted of (i) L257,392, the value of 31,698,554 Galen shares issued in exchange for the 12,680,812 outstanding shares of Warner Chilcott, (ii) L43,744 representing the fair market value of Galen share options and warrants issued in exchange for Warner Chilcott options and warrants, and (iii) L7,448 of acquisition costs. The Warner Chilcott transaction closed on 29 September 2000, the last business day of the Company's fiscal year, and has been accounted for as a purchase.

6.   EARNINGS PER SHARE

     The calculation of earnings per share is based on profit after tax and minority interest, divided by the weighted average number of shares in issue during the period. Diluted earnings per share is computed by adjusting the weighted average number of ordinary shares outstanding during the period for potentially dilutive rights to acquire ordinary shares that were outstanding during the period. The dilution attributable to rights to acquire shares is computed using the treasury stock method and depends upon the market price of the Company's shares during the period.

     Adjusted earnings per share and adjusted diluted earnings per share are calculated based on profit after tax and minority interest and before exceptional items and amortisation of goodwill and other intangible assets.

                     GALEN HOLDINGS PUBLIC LIMITED COMPANY
     NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- UK GAAP --
                                  (CONTINUED)
               IN THOUSANDS OF POUNDS (EXCEPT PER SHARE AMOUNTS)

     Shares held in the employee share trust are excluded from these calculations. The following table sets forth the computation for each of these calculations:

                                                                      SIX MONTHS ENDED
                                                                          31 MARCH
                                                                  -------------------------
                                                                     2001          2000
                                                                  -----------   -----------
    Numerator for earnings per share and diluted earnings per
      share.....................................................        4,642         8,708
    Numerator for adjusted earnings per share and adjusted
      diluted earnings per share................................       16,602         9,609
    Weighted average number of ordinary shares..................  156,895,052   120,540,888
    Effect of dilutive stock options and warrants...............    3,589,866       434,519
                                                                  -----------   -----------
    Weighted average number of ordinary shares (diluted)........  160,484,918   120,975,407
    (Amounts in pence)
    Earnings per share..........................................          3.0p          7.2p
    Diluted earnings per share..................................          2.9p          7.2p
    Adjusted earnings per share.................................         10.6p          8.0p
    Adjusted diluted earnings per share.........................         10.3p          8.0p

7.   CONTINGENCIES

     The Company is involved in various legal proceedings of a nature considered normal to its business including patent litigation, product liability and other matters. In the event of the adverse outcome of these proceedings, resulting liabilities are either covered by insurance, established reserves or, in the opinion of management, would not have a material adverse effect on the financial condition or results of operations of the Company.

8.   INCOME TAXES

     Galen operates in two primary tax jurisdictions, the UK and the US. The majority of Galen's taxable income for the periods presented is derived from the UK and the US.

     The statutory rate in the UK for the three and six months ended 31 March 2001 and 2000 was 30%. The Company's effective tax rate was 26% in both periods. The principal factors creating the difference between the UK statutory rate and the lower relevant effective rate are timing differences not recognised on the excess of tax allowances over depreciation, non-taxable grant transfers and the tax benefit arising from the utilization of losses brought forward on which deferred taxation had not been provided.

                     GALEN HOLDINGS PUBLIC LIMITED COMPANY
     NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- UK GAAP --
                                  (CONTINUED)
               IN THOUSANDS OF POUNDS (EXCEPT PER SHARE AMOUNTS)

9.   CONSOLIDATING SCHEDULE

     Following are consolidating schedules reflecting Balance Sheet and Profit and Loss Account information for the Company as of 31 March 2001, and for the three and six months ended 31 March 2001:

                                                                                           OTHER
                                           GALEN          WARNER           WARNER        SUBSIDIARY    ELIMINATION
                                       HOLDINGS, PLC   CHILCOTT, PLC   CHILCOTT, INC.    COMPANIES       ENTRIES     CONSOLIDATED
                                       -------------   -------------   --------------   ------------   -----------   ------------
BALANCE SHEET DATA:
31 MARCH 2001
Fixed assets.........................          --              --         155,480         378,137             --       533,617
                                          -------         -------         -------         -------       --------       -------
Investment in subsidiaries...........     308,997         130,241              --              --       (439,238)           --
                                          -------         -------         -------         -------       --------       -------
Stocks...............................          --              --           4,149          10,645             --        14,794
Debtors..............................         354              --           8,359          23,229             --        31,942
Cash at bank and in hand.............       1,985              12          13,404          33,382             --        48,783
Inter-company receivable (payable)...      65,798         (19,014)          9,783         (56,567)            --            --
                                          -------         -------         -------         -------       --------       -------
Current assets.......................      68,137         (19,002)         35,695          10,689             --        95,519
                                          -------         -------         -------         -------       --------       -------
Creditors: amounts falling due within
  one year...........................       6,691             118          10,220          30,164             --        47,193
Creditors: amounts falling due after
  more than one year.................          --              --         110,199          41,533             --       151,732
Other long-term liabilities..........          --              --              --           9,037             --         9,037
                                          -------         -------         -------         -------       --------       -------
Equity shareholders' funds...........     370,443         111,121          70,756         307,896       (439,238)      420,978
                                          -------         -------         -------         -------       --------       -------
Minority interests -- equity.........          --              --              --             196             --           196
                                          -------         -------         -------         -------       --------       -------
PROFIT AND LOSS ACCOUNT DATA:
SIX MONTHS ENDED 31 MARCH 2001
Turnover.............................          --              --          37,026          49,167             --        86,193
Cost of sales........................          --              --           6,257          23,507             --        29,764
Net operating expenses
Before amortisation of intangibles
  and goodwill.......................          --              (2)         13,046          17,296             --        30,340
Intangible/goodwill amortisation.....          --              --           3,668           1,483          6,809        11,960
                                          -------         -------         -------         -------       --------       -------
Total net operating expenses.........          --              (2)         16,714          18,779          6,809        42,300
                                          -------         -------         -------         -------       --------       -------
Operating profit.....................          --               2          14,055           6,881             --        14,129
Investment income....................          48              --             708           1,201             --         1,957
Interest payable and similar
  charges............................          --              --           8,576           1,092             --         9,668
Tax on profit on ordinary
  activities.........................          --              --              --           1,701             --         1,701
Minority interests...................          --              --              --              75             --            75
                                          -------         -------         -------         -------       --------       -------
Profit for the financial period......          48               2           6,187           5,214         (6,809)        4,642
                                          =======         =======         =======         =======       ========       =======

     Consolidating profit and loss data for the comparative prior year periods is not presented, as Galen's acquisition of Warner Chilcott did not occur until September 2000.

     The Company has not provided reconciliations from UK GAAP to US GAAP for the columns relating to the guarantor entities, as described in Note 4, since such reconciliations would not materially affect an investor's understanding of the nature of the guarantee. The majority of the reconciling items between UK GAAP and US GAAP, as set forth in Note 11, relate to the operating activities of the non-guarantor subsidiaries and these amounts would only affect the guarantors' investment in subsidiaries and equity earnings of subsidiaries.

                     GALEN HOLDINGS PUBLIC LIMITED COMPANY
     NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- UK GAAP --
                                  (CONTINUED)
               IN THOUSANDS OF POUNDS (EXCEPT PER SHARE AMOUNTS)

10. SEGMENT INFORMATION

     The Company's business is classified into two reportable segments for internal financial reporting purposes: Pharmaceutical Products and Pharmaceutical Services. For all periods presented, the Pharmaceutical Products segment includes the development, manufacture and promotion of prescription pharmaceutical products in the UK, US and Ireland, and the provision of specialized development and manufacturing services to other pharmaceutical companies. The Pharmaceutical Services segment provides technology-based research and development services to the pharmaceutical industry. These services include the design, manufacture, packaging and worldwide distribution of patient packs for clinical trials, interactive voice response system support to permit the more efficient management of the clinical trial process and "bench to pilot scale" specialty chemical design and synthesis services for research-based pharmaceutical companies.

     The following represents selected information for the Company's operating segments for the periods indicated:

     (A)   CONTRIBUTION BY BUSINESS ACTIVITY

                                                         PHARMACEUTICAL    PHARMACEUTICAL
                                                            PRODUCTS          SERVICES       TOTAL
                                                         --------------    --------------    ------
    SIX MONTHS ENDED 31 MARCH 2001
    Turnover.........................................        59,370            26,823        86,193
    Cost of sales....................................        14,939            14,825        29,764
    Net operating expenses before amortisation of
      goodwill and intangibles.......................        24,799             5,541        30,340
    Amortisation of goodwill and intangibles.........        11,175               785        11,960
    Operating profit.................................         8,457             5,672        14,129
    SIX MONTHS ENDED 31 MARCH 2000
    Turnover.........................................        23,164            19,282        42,446
    Cost of sales....................................        12,172            10,127        22,299
    Net operating expenses before amortisation of
      goodwill and intangibles.......................         5,004             3,099         8,103
    Amortisation of goodwill.........................           508               393           901
    Operating profit.................................         5,480             5,663        11,143

     (B)   GEOGRAPHICAL ANALYSIS

                                                               SIX MONTHS ENDED 31 MARCH
                                                          ------------------------------------
                                                              TURNOVER        OPERATING PROFIT
                                                          ----------------    ----------------
                                                           2001      2000      2001      2000
                                                          ------    ------    ------    ------
    United Kingdom....................................    34,304    33,307    (2,886)    8,790
    North America.....................................    51,329     8,570    17,020     2,225
    All Other.........................................       560       569        (5)      128
                                                          ------    ------    ------    ------
                                                          86,193    42,446    14,129    11,143
                                                          ======    ======    ======    ======

     Turnover is attributed to geographic area based on the location in which the sale originated.

                     GALEN HOLDINGS PUBLIC LIMITED COMPANY
     NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- UK GAAP --
                                  (CONTINUED)
               IN THOUSANDS OF POUNDS (EXCEPT PER SHARE AMOUNTS)

11 SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP")

     The consolidated financial statements are prepared in accordance with UK GAAP which differs in certain significant respects from US GAAP. The effect of the US GAAP adjustments to profit for the six months ended 31 March 2001 and 2000, and to equity shareholders' funds as at 31 March 2001 and 30 September 2000 are set out in the tables below. For a detailed description of the adjustments below, see the Company's annual report.

                                                                     SIX MONTHS ENDED
                                                                         31 MARCH
                                                                    ------------------
                                                                     2001       2001
                                                                    -------    -------
    (a) Reconciliation of profit
    Profit for the financial period under UK GAAP...............      4,642      8,708
                                                                    -------    -------
    US GAAP adjustments:
    Amortisation of goodwill....................................      3,400        284
    Amortisation of intangibles.................................       (528)        --
    Capitalisation of interest..................................        (18)       191
    Deferred taxation...........................................     (2,614)      (472)
    Compensation expense (i)....................................     (3,095)      (461)
    Inventory step up release...................................       (986)        --
    Deferred tax effect of US GAAP adjustments..................        940        (57)
                                                                    -------    -------
    US GAAP adjustments total...................................     (2,901)      (515)
                                                                    -------    -------
    Profit for the financial period under US GAAP -- UK
      pounds....................................................      1,741      8,193
                                                                    -------    -------
    Basic earnings per share under US GAAP -- UK pence..........       1.1p       6.8p
    Diluted earnings per share under US GAAP -- UK pence........       1.1p       6.8p
                                                                    -------    -------

(i) Included in the compensation expense reconciling item above is an amount of L2,680 ($3,880) relating to the intrinsic value of share options, the terms of which were modified on the cessation of employment of a director. This is a once-off, non-cash adjustment, required under US GAAP; it has no impact on equity shareholders' funds.

                                                                    AS AT              AS AT
                                                                31 MARCH 2001    30 SEPTEMBER 2000
                                                                -------------    -----------------
    (B) EFFECT ON EQUITY SHAREHOLDERS' FUNDS OF DIFFERENCES
        BETWEEN UK GAAP AND US GAAP:
    Equity shareholders' funds under UK GAAP..................     420,978            410,546
                                                                  --------           --------
    US GAAP adjustments:
    Acquisition accounting....................................     (84,827)           (87,072)
    Amortisation of goodwill related to contingent
      consideration...........................................         223                608
    In-process research and development.......................     (17,825)           (17,851)
    Capitalisation of interest................................       1,674              1,692
    Deferred taxation.........................................      (8,276)            (6,592)
    Employee benefit trust....................................      (7,084)            (7,377)
    Share premium account.....................................       7,084              7,377
    Dividends.................................................       1,345              2,194
                                                                  --------           --------
    US GAAP adjustments total.................................    (107,686)          (107,021)
                                                                  ========           ========
    Equity shareholders' funds under US GAAP -- UK pounds.....     313,292            303,525
                                                                  --------           --------

                     GALEN HOLDINGS PUBLIC LIMITED COMPANY
     NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- UK GAAP --
                                  (CONTINUED)
               IN THOUSANDS OF POUNDS (EXCEPT PER SHARE AMOUNTS)

12  RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998 the Financial Accounting Standards Board ("FASB") issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities". FAS 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. FAS 133 is effective for fiscal years beginning after 15 June 1999, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to 15 June 1998. Upon initial application, all derivatives are required to be recognised in the statement of financial position as either assets or liabilities at fair value. In addition, all hedging relationships must be reassessed and documented pursuant to the provisions of FAS 133. Subsequent to the issuance of FAS 133, the FASB issued FAS 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement 133", which defers the effective date of FAS 133 to periods beginning after 15 June 2000. The company adopted FAS 133 beginning 1 October 2000. At the date of initial application, no transition adjustment was required, as the company does not currently use derivative financial instruments.

     In December 1999 the Accounting Standards Board ("ASB") issued Financial Reporting Standard ("FRS") 19 "Deferred tax" which introduces a form of "full provision for accounting for deferred tax that replaces the "partial" provision method in Statement of Standard Accounting Practice ("SSAP") 15. Deferred tax should be provided on timing differences that have originated but not reversed by the balance sheet date, but only when the entity has an obligation to pay more tax in the future as a result of reversal of those timing differences. FRS 19 permits but does not require reporting entities to discount deferred tax assets and liabilities to reflect the true value of money. The FRS applies to accounting periods ending on or after 23 January 2002. The Company proposes to adopt the FRS in its financial statements to 30 September 2002.

13  SUBSEQUENT EVENTS

     On June 29, 2001 Galen acquired from Bristol-Myers Squibb Company Estrace(R) tablets, a branded estrogen replacement therapy product. The purchase price for Estrace(R) tablets was approximately $95 million. Galen also entered into a five-year supply agreement with Bristol-Myers Squibb Laboratories Company in relation to this product, with an option to renew for two additional years.

                            SUPPLEMENTAL INFORMATION
                   PRINCIPAL FINANCIAL STATEMENTS IN US GAAP

             THE FOLLOWING INFORMATION, PRESENTED IN US DOLLARS AND
                      PREPARED IN ACCORDANCE WITH US GAAP,
              IS PROVIDED FOR THE CONVENIENCE OF US SHAREHOLDERS.

                     UNAUDITED CONSOLIDATED BALANCE SHEETS
                          (IN THOUSANDS OF US DOLLARS)

                                                                31 MARCH    30 SEPTEMBER
                                                                  2001          2000
                                                                --------    ------------
ASSETS
  Current Assets:
     Cash and cash equivalents..............................    $ 77,034      $113,671
     Accounts receivable, net...............................      38,025        44,877
     Inventories............................................      21,082        22,230
     Prepaid expense and other assets.......................      15,794        12,982
                                                                --------      --------
       Total current assets.................................     151,935       193,760
                                                                --------      --------
Property, equipment, furniture and fixtures, net............     122,494       118,677
Intangible assets, net......................................     474,474       493,474
                                                                --------      --------
       Total assets.........................................    $748,903      $805,911
                                                                ========      ========
LIABILITIES
  Current Liabilities:
     Accounts payable.......................................    $ 12,702      $ 13,305
     Accrued and other liabilities..........................      20,376        45,774
     Current installments of long-term debt.................      21,174        47,146
     Current installments of obligation under capital
      leases................................................         385           525
     Income taxes...........................................       7,299         3,567
     Deferred consideration.................................          --         7,000
                                                                --------      --------
       Total current liabilities............................      61,936       117,317
                                                                --------      --------
  Other Liabilities:
     Long-term debt, excluding current installments.........     213,944       219,575
     Long-term obligations under capital leases, excluding
      current installments..................................         274           445
     Deferred income taxes..................................      17,751        14,366
     Other non-current liabilities..........................       8,277         9,763
                                                                --------      --------
       Total liabilities....................................     302,182       361,466
                                                                --------      --------
  Minority interest.........................................         279           176
SHAREHOLDERS' EQUITY
  Ordinary shares, par value L0.10 per share; 250,000,000
     (30 September 2000; 250,000,000) shares authorized,
     162,007,478 shares issued and outstanding at 31 March
     2001, and 158,965,206 issued and outstanding at 30
     September 2000.........................................      25,938        25,498
  Additional paid-in capital................................     410,118       399,656
  Retained earnings.........................................      41,936        42,568
  Treasury stock............................................     (11,476)      (11,950)
  Accumulated other comprehensive loss......................     (20,074)      (11,503)
                                                                --------      --------
       Total shareholders' equity...........................     446,442       444,269
                                                                --------      --------
       Total liabilities and shareholders' equity...........    $748,903      $805,911
                                                                ========      ========

                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATION
                          (IN THOUSANDS OF US DOLLARS)

                                                                      SIX MONTHS ENDED
                                                                          31 MARCH
                                                                ----------------------------
                                                                    2001            2000
                                                                ------------    ------------
REVENUES
  Product revenue...........................................    $     86,009    $     37,640
  Service revenue...........................................          38,900          31,072
                                                                ------------    ------------
     Total revenues.........................................         124,909          68,712
                                                                ------------    ------------
OPERATING EXPENSES
  Cost of sales.............................................          41,620          32,137
  Selling, general and administrative.......................          42,016           9,327
  Research and development..................................           5,222           5,511
  Depreciation..............................................           4,173           3,315
Amortization................................................          13,169           1,131
                                                                ------------    ------------
     Total operating expenses...............................         106,200          51,421
                                                                ------------    ------------
OPERATING INCOME............................................          18,709          17,291
                                                                ------------    ------------
OTHER INCOME (EXPENSE)
  Interest income...........................................           2,839           1,201
  Interest expense..........................................         (14,017)         (1,042)
                                                                ------------    ------------
     Total other income (expense)...........................         (11,178)            159
                                                                ------------    ------------
INCOME BEFORE TAXES & MINORITY INTEREST.....................           7,531          17,450
Provision for income taxes..................................           4,891           4,931
Minority interest in earnings of subsidiaries...............             109              63
                                                                ------------    ------------
NET INCOME..................................................    $      2,531    $     12,456
                                                                ============    ============
NET INCOME PER ORDINARY SHARE:
  Basic.....................................................    $      0.016    $      0.103
                                                                ============    ============
  Diluted...................................................    $      0.016    $      0.103
                                                                ============    ============
NET INCOME PER ADS:
  Basic.....................................................    $      0.064    $      0.413
                                                                ============    ============
  Diluted...................................................    $      0.063    $      0.412
                                                                ============    ============
WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
  Basic.....................................................     156,895,052     120,540,888
                                                                ============    ============
  Diluted...................................................     160,484,918     120,975,407
                                                                ============    ============
WEIGHTED AVERAGE EQUIVALENT ADSS OUTSTANDING:
  Basic.....................................................      39,223,763      30,135,222
                                                                ============    ============
  Diluted...................................................      40,121,230      30,243,852
                                                                ============    ============

           UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                          (IN THOUSANDS OF US DOLLARS)

                                                                      SIX MONTHS ENDED
                                                                          31 MARCH
                                                                    --------------------
                                                                      2001        2000
                                                                    --------    --------
    NET INCOME..................................................    $  2,531    $ 12,456
                                                                    --------    --------
      Other comprehensive income:
         Foreign currency translation adjustment................      (8,571)     (3,709)
                                                                    --------    --------
           Other comprehensive income (loss)....................      (8,571)     (3,709)
                                                                    --------    --------
    COMPREHENSIVE INCOME........................................    $ (6,040)   $  8,747
                                                                    ========    ========

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (IN THOUSANDS OF US DOLLARS)

                                                                SIX MONTHS ENDED
                                                                    31 MARCH
                                                              --------------------
                                                                2001        2000
                                                              --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  2,531    $ 12,456
  Adjustments to reconcile net income to net cash provided
     by operating activities
     Depreciation...........................................     4,173       3,315
     Amortization of intangibles............................    13,170       1,131
     Loss/(gain) on sale of assets..........................        20         (19)
     Amortization of government grants......................    (1,486)     (1,876)
     Stock compensation expense.............................     4,469         746
     Minority interest......................................       109          63
     Changes in assets and liabilities:
       Decrease (increase) in accounts receivable, prepaid
        expense and other assets............................     5,397      (4,338)
       Decrease (increase) in inventories...................     1,148      (2,659)
       Increase (decrease) in accounts payable, accrued
        liabilities and other liabilities...................    (7,393)      2,151
     Income taxes...........................................     5,760       2,684
     Foreign exchange gain (loss)...........................       684        (412)
                                                              --------    --------
       Net cash provided by operating activities............    28,582      13,242
                                                              --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of fixed assets..................................   (10,599)    (15,148)
  Proceeds from sale of intangible assets...................       309          49
  Deferred consideration and acquisition costs..............   (25,614)     (3,002)
                                                              --------    --------
     Net cash used in investing activities..................   (35,904)    (18,101)
                                                              --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term debt repayments, net............................   (31,603)     (2,891)
  Payments under capital leases.............................      (311)       (223)
  Proceeds from share capital issue.........................     6,907      59,304
  Cash dividends paid.......................................    (3,163)     (2,266)
  Government grants received................................        --       1,802
                                                              --------    --------
     Net cash (used in) provided by financing activities....   (28,170)     55,726
                                                              --------    --------
Net (decrease) increase in cash and cash equivalents........   (35,492)     50,867
     Cash and cash equivalents, beginning of period.........   113,671      10,459
     Foreign exchange adjustment on cash and cash
      equivalents...........................................    (1,145)       (327)
                                                              --------    --------
     Cash and cash equivalents, end of period...............  $ 77,034    $ 60,999
                                                              ========    ========

                     REPORT OF THE INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Galen Holdings PLC.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of Galen Holdings PLC and its subsidiaries at September 30, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                                          PricewaterhouseCoopers
Belfast
Northern Ireland
January 25, 2001

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP

                          CONSOLIDATED BALANCE SHEETS
                          (IN THOUSANDS OF US DOLLARS)

                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
ASSETS
  Current Assets:
     Cash and cash equivalents..............................  $113,671    $ 10,459
     Accounts receivable, net...............................    44,877      23,809
     Inventories............................................    22,230      14,540
     Deferred tax asset.....................................     7,000          --
     Prepaid expense and other assets.......................     5,982       2,255
                                                              --------    --------
       Total current assets.................................   193,760      51,063
                                                              --------    --------
Property, plant and equipment, net..........................   118,677     110,178
Intangible assets, net......................................   493,474      39,886
                                                              --------    --------
       Total assets.........................................  $805,911    $201,127
                                                              ========    ========
LIABILITIES
  Current Liabilities:
     Accounts payable.......................................  $ 13,305    $ 11,734
     Accrued and other liabilities..........................    42,476       2,630
     Current installments of long-term debt.................    47,146      14,267
     Current installments of obligations under capital
      leases................................................       525         357
     Income taxes...........................................     3,567       6,922
     Other current liabilities..............................     3,298       3,541
     Deferred consideration.................................     7,000       3,002
                                                              --------    --------
       Total current liabilities............................   117,317      42,453
                                                              --------    --------
  Other Liabilities:
     Long-term debt, excluding current installments.........   219,575      31,512
     Long-term obligations under capital leases, excluding
      current installments..................................       445         318
     Deferred income taxes..................................    14,366       9,509
     Other non-current liabilities..........................     9,763      10,861
                                                              --------    --------
       Total liabilities....................................   361,466      94,653
                                                              --------    --------
  Minority interest.........................................       176          51
SHAREHOLDERS' EQUITY
  Ordinary shares, par value L0.10 per share; 250,000,000
     (1999; 170,000,000) shares authorized, 158,965,206
      shares issued and outstanding at September 30, 2000,
      and 121,266,652 issued and outstanding at September
      30, 1999..............................................    25,498      19,646
  Additional paid-in capital................................   399,656      44,229
  Retained earnings.........................................    42,568      53,325
  Treasury stock............................................   (11,950)    (11,961)
  Accumulated other comprehensive income (loss).............   (11,503)      1,184
                                                              --------    --------
       Total shareholders' equity...........................   444,269     106,423
                                                              --------    --------
       Total liabilities and shareholders' equity...........  $805,911    $201,127
                                                              ========    ========

 See accompanying notes to the audited consolidated financial statements -- US
                                     GAAP.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)

                                                             YEAR ENDED SEPTEMBER 30,
                                                   --------------------------------------------
                                                       2000            1999            1998
                                                   ------------    ------------    ------------
REVENUES
  Products.......................................  $     69,466    $     62,925    $     53,669
  Services.......................................        64,856          46,268          27,137
                                                   ------------    ------------    ------------
       Total revenues............................       134,322         109,193          80,806
                                                   ------------    ------------    ------------
OPERATING EXPENSES
  Cost of sales -- products......................        33,067          29,113          25,330
  Cost of sales -- services......................        28,779          18,825          13,255
  Selling, general and administrative............        23,302          19,028          15,330
  Research and development.......................        12,504           6,482           5,058
  Depreciation...................................         6,829           4,967           3,315
  Amortization of intangibles....................         2,538             774              55
  Acquired in-process research and development...        26,400           1,664              --
                                                   ------------    ------------    ------------
       Total operating expenses..................       133,419          80,853          62,343
                                                   ------------    ------------    ------------
OPERATING INCOME.................................           903          28,340          18,463
                                                   ------------    ------------    ------------
OTHER INCOME (EXPENSE)
  Interest income................................         3,264           1,507           2,492
  Interest expense...............................        (2,750)           (878)           (413)
                                                   ------------    ------------    ------------
       Total other income (expense)..............           514             629           2,079
                                                   ------------    ------------    ------------
INCOME BEFORE TAXES & MINORITY INTEREST..........         1,417          28,969          20,542
                                                   ------------    ------------    ------------
Provision for income taxes.......................         8,636           9,901           8,587
Minority interest in earnings of subsidiaries....           138              31              20
                                                   ------------    ------------    ------------
NET INCOME (LOSS)................................  $     (7,357)   $     19,037    $     11,935
                                                   ============    ============    ============
NET INCOME (LOSS) PER ORDINARY SHARE:
  Basic..........................................  $      (0.06)   $       0.16    $       0.10
                                                   ============    ============    ============
  Diluted........................................  $      (0.06)   $       0.16    $       0.10
                                                   ============    ============    ============
NET INCOME (LOSS) PER ADS:
  Basic..........................................  $      (0.24)   $       0.65    $       0.41
                                                   ============    ============    ============
  Diluted........................................  $      (0.24)   $       0.65    $       0.41
                                                   ============    ============    ============
WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
  Basic..........................................   121,444,370     116,329,438     116,266,390
                                                   ============    ============    ============
  Diluted........................................   121,444,370     116,389,609     116,266,390
                                                   ============    ============    ============
WEIGHTED AVERAGE ADS EQUIVALENTS OUTSTANDING:
  Basic..........................................    30,361,093      29,082,360      29,066,597
                                                   ============    ============    ============
  Diluted........................................    30,361,093      29,097,402      29,066,597
                                                   ============    ============    ============

 See accompanying notes to the audited consolidated financial statements -- US
                                     GAAP.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)

                                             NUMBER OF
                                          EQUIVALENT ADSS                                                 ACCUMULATED
                             NUMBER OF     (REPRESENTING              ADDITIONAL                             OTHER
                             ORDINARY      FOUR ORDINARY     SHARE     PAID-IN     RETAINED   TREASURY   COMPREHENSIVE
                              SHARES          SHARES)       CAPITAL    CAPITAL     EARNINGS    STOCK     INCOME (LOSS)    TOTAL
                            -----------   ---------------   -------   ----------   --------   --------   -------------   --------
BALANCE AT SEPTEMBER 30,
  1997....................  121,266,652     30,316,663      $19,646    $ 43,541    $ 26,548   $(12,150)    $      5      $ 77,590
                            -----------     ----------      -------    --------    --------   --------     --------      --------
  Net income..............           --             --           --          --      11,935         --           --        11,935
  Share issue costs.......           --             --           --        (187)         --         --           --          (187)
  Dividends declared --
    $0.05 per ADS.........           --             --           --          --      (1,510)        --           --        (1,510)
  Exchange difference.....           --             --           --          --          --         --        4,122         4,122
  Stock compensation
    expense...............           --             --           --         270          --         --           --           270
                            -----------     ----------      -------    --------    --------   --------     --------      --------
BALANCE AT SEPTEMBER 30,
  1998....................  121,266,652     30,316,663       19,646      43,624      36,973    (12,150)       4,127        92,220
  Net income..............           --             --           --          --      19,037         --           --        19,037
  Dividends declared --
    $0.09 per ADS.........           --             --           --          --      (2,685)        --           --        (2,685)
  Exchange difference.....           --             --           --          --          --         --       (2,943)       (2,943)
  Treasury stock
    disposals.............           --             --           --        (189)         --        189           --            --
  Stock compensation
    expense...............           --             --           --         794          --         --           --           794
                            -----------     ----------      -------    --------    --------   --------     --------      --------
BALANCE AT SEPTEMBER 30,
  1999....................  121,266,652     30,316,663       19,646      44,229      53,325    (11,961)       1,184       106,423
  Net loss................           --             --           --          --      (7,357)        --           --        (7,357)
  Dividends declared --
    $0.11 per ADS.........           --             --           --          --      (3,400)        --           --        (3,400)
  Shares issued net of
    costs.................   37,698,554      9,424,639        5,852     353,818          --         --           --       359,670
  Exchange difference.....           --             --           --          --          --         --      (12,687)      (12,687)
  Treasury stock
    disposals.............           --             --           --         (11)         --         11           --            --
  Stock compensation......           --             --           --      (1,289)         --         --           --        (1,289)
  Stock compensation
    expense...............           --             --           --       2,909          --         --           --         2,909
                            -----------     ----------      -------    --------    --------   --------     --------      --------
                                     --             --           --          --          --         --           --            --
BALANCE AT SEPTEMBER 30,
  2000....................  158,965,206     39,741,302      $25,498    $399,656    $ 42,568   $(11,950)    $(11,503)     $444,269
                            ===========     ==========      =======    ========    ========   ========     ========      ========

 See accompanying notes to the audited consolidated financial statements -- US
                                     GAAP.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                          (IN THOUSANDS OF US DOLLARS)

                                                                  YEAR ENDED SEPTEMBER 30,
                                                              --------------------------------
                                                                 2000        1999       1998
                                                              ----------    -------    -------
NET INCOME (LOSS)...........................................  $   (7,357)   $19,037    $11,935
  Other comprehensive income:
     Foreign currency translation adjustment................     (12,687)    (2,943)     4,122
                                                              ----------    -------    -------
     Other comprehensive income (loss)......................     (12,687)    (2,943)     4,122
                                                              ----------    -------    -------
COMPREHENSIVE INCOME (LOSS).................................  $  (20,044)   $16,094    $16,057
                                                              ==========    =======    =======

 See accompanying notes to the audited consolidated financial statements -- US
                                     GAAP.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (IN THOUSANDS OF US DOLLARS)

                                                                 YEAR ENDED SEPTEMBER 30,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $ (7,357)   $19,037    $11,935
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities
    Depreciation............................................     6,829      4,967      3,315
    Amortization of intangibles.............................     2,538        774         55
    Acquired in-process research and development............    26,400      1,664         --
    Amortization of government grants.......................    (2,023)    (1,608)    (1,019)
    Stock compensation expense..............................     2,909        794        270
    (Gain) loss on sale of assets...........................       (13)         3          2
    Minority interest.......................................       138         31         20
    Changes in assets and liabilities, net of effects of
     acquisitions:
    Increase in accounts receivable, prepaid expense and
     other assets...........................................    (6,165)    (2,332)    (6,297)
    Increase in inventories.................................      (670)    (5,863)    (1,148)
    Increase (decrease) in accounts payable, accrued
     liabilities and other non-current liabilities..........    (3,207)    (3,379)     7,671
    Income taxes............................................     1,502      3,243      4,733
    Foreign exchange (gain) loss............................    (2,071)        63        327
                                                              --------    -------    -------
      Net cash provided by operating activities.............    18,810     17,394     19,864
                                                              --------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of subsidiary undertakings, net of cash
    acquired................................................    43,122    (39,057)        --
  Proceeds from sale of assets..............................        48         25         34
  Purchase of intangible assets.............................    (2,904)      (165)        --
  Purchase of fixed assets..................................   (22,525)   (18,286)   (32,241)
  Deferred consideration....................................    (1,998)        --         --
                                                              --------    -------    -------
      Net cash provided by (used in) investing activities...    15,743    (57,483)   (32,207)
                                                              --------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term debt repayments.................................    (7,477)    (2,568)    (1,015)
  Long-term debt proceeds...................................    21,884     27,172      3,367
  Payments under capital leases.............................      (482)      (341)       (93)
  Proceeds from share capital issue.........................    57,649         --         --
  Issue expenses............................................      (833)        --       (187)
  Cash dividends paid.......................................    (3,400)    (2,685)    (1,510)
  Government grants received................................     2,481        932      2,858
                                                              --------    -------    -------
      Net cash provided by financing activities.............    69,822     22,510      3,420
                                                              --------    -------    -------
Net increase (decrease) in cash and cash equivalents........   104,375    (17,579)    (8,923)
  Cash and cash equivalents, beginning of year..............    10,459     28,890     36,047
  Foreign exchange adjustment on cash and cash
    equivalents.............................................    (1,163)      (852)     1,766
                                                              --------    -------    -------
  Cash and cash equivalents, end of year....................  $113,671    $10,459    $28,890
                                                              ========    =======    =======
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid...............................................  $  2,345    $ 1,765    $ 1,396
Income taxes paid...........................................  $  7,134    $ 6,658    $ 3,854
Non-cash investing and financing activities
  Acquisitions of equipment through capital leases..........  $    764    $   132    $   860
  Common stock issued for acquisitions......................  $314,058    $    --    $    --

     See accompanying notes to the audited consolidated financial statements --
                                    US GAAP.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
       NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION

     Galen Holdings PLC ("Galen" or the "Company") is a Northern Ireland public limited company based in Craigavon, Northern Ireland and Rockaway, New Jersey, USA. The Company was founded in 1968, listed its ordinary shares on the London and Irish stock exchanges in 1997 and listed its shares, in American Depositary Share form, on Nasdaq in September 2000.

     Galen is an integrated specialty pharmaceutical company operating in two businesses: the development, acquisition, manufacture and sale of prescription pharmaceutical products and the provision of technology-based research and development pharmaceutical services. Galen's pharmaceutical products are promoted by the Company's sales and marketing organizations in the UK, Ireland and the US. The Company's pharmaceutical services division supplies and distributes clinical trial materials internationally, operates a drug reconciliation business and provides computer-based interactive voice response systems to permit the efficient management of worldwide clinical trials. The services division also provides "bench-to-pilot-scale" custom chemical design and synthesis services to the research-based pharmaceutical industry.

     The accompanying consolidated financial statements include the accounts of Galen Holdings PLC and all of its subsidiary undertakings after elimination of intercompany accounts and transactions.

USE OF ESTIMATES IN FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BASIS OF PRESENTATION

     These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).

FOREIGN CURRENCY

     Historically, the Company has reported its financial statements in pounds sterling. For purposes of preparing these US GAAP consolidated financial statements, the Company has selected the US dollar as its reporting currency. The Company has operations in the United Kingdom and the United States. Generally, business units generate revenues and incur expenses in the local currency: pounds sterling in the UK and US dollars in the United States. The Company has determined that the functional currency of each operation is the respective local currency. Revenues and costs denominated in currencies other than US dollars are recorded at average rates of exchange prevailing during the periods presented. Accordingly, exchange rate differences are taken into account in arriving at operating income. Assets and liabilities are translated at the rate of exchange prevailing on the balance sheet date. Translation adjustments are reflected in shareholders' equity and are included as a component of comprehensive income. The exchange rates used to convert sterling to US dollars for the years ended September 30, 2000, 1999 and 1998 were 1.5623, 1.6295 and 1.6536, respectively. The exchange rates at September 30, 2000 and 1999 were
1.4637 and 1.6469, respectively.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

REVENUE RECOGNITION

     Revenue from product sales is recognized upon shipment of products which is when title to the product is passed to the customer. The Company warrants products against defects and for specific quality standards, permitting the return of products under certain circumstances. Product sales are recorded net of value-added tax and similar taxes, trade discounts, sales returns, rebates and intercompany transactions. Service revenue is recorded when earned under the terms of associated arrangements with service customers.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred.

PENSIONS

     Retirement benefits are provided for employees by a defined contribution pension scheme whereby the assets of the scheme are held separately from those of the Company in an independently administered scheme. Contributions are charged to the income statement as they become payable.

STOCK BASED COMPENSATION

     The Company accounts for stock option grants in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, and includes appropriate disclosures as required by Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-Based Compensation."

REVENUE GRANTS

     Revenue grants relating to research and development expenditures are credited in the statement of operations as a reduction of operating expenses in the period in which the related expenditure is incurred.

CAPITAL GRANTS

     Capital grants are recorded as deferred revenue and are amortized to the income statement over the expected useful lives of the related assets.

INCOME TAXES

     The Company provides for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are provided for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts. The deferred tax assets and liabilities are measured using the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is computed as the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

     Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

FINANCIAL INSTRUMENTS

     The Company did not have derivative financial instruments at any time during the fiscal year; disclosure is therefore limited to primary financial instruments. The Company considers all liquid interest earning investments with original maturities of ninety days or less to be cash equivalents. Investments with maturities between ninety days and one year are considered short-term investments. Cash, cash equivalents and short-term investments are stated at cost plus accrued interest, which approximates market value.

INVENTORIES

     Inventories are stated at the lower of cost or net realizable value. Cost is determined on a first in, first out basis and includes transportation and handling costs. In the case of manufactured products, cost includes material, labor and applicable manufacturing overhead. Provisions are made for obsolete, slow moving or defective items where appropriate.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist primarily of cash on deposit and money market accounts with original maturities of three months or less.

PROPERTY, PLANT AND EQUIPMENT, AND LEASED ASSETS

     The cost of tangible fixed assets is their purchase cost together with any incidental expenses of acquisition. Plant, property and equipment are depreciated over their estimated useful lives. Interest incurred as part of the cost of constructing fixed assets is capitalized and amortized over the life of the asset. No depreciation is charged on land. The estimated useful lives used by the Company to calculate depreciation are:

                                                              LIFE IN YEARS
                                                              -------------
Buildings...................................................          50
Plant and machinery.........................................          10
Motor vehicles..............................................           4
Fixtures and fittings.......................................     5 to 10

     Assets acquired under capital leases are included in the balance sheet as tangible fixed assets and are depreciated over the shorter of the period of the lease or their useful lives. The capital elements of future lease payments are recorded as liabilities, while the interest elements are charged to the income statement over the period of the leases to give a constant charge on the balance of the capital repayments outstanding.

INTANGIBLE ASSETS

     Intangible assets include goodwill, which represents costs in excess of the fair value of net assets of acquired businesses, product rights and other identifiable intangible assets acquired by the Company. Goodwill, product rights and other intangible assets are being amortized on a straight-line basis over their estimated useful lives, which range from 5 to 20 years. Where events or circumstances are present which indicate that the carrying amount of an intangible asset may not be recoverable, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. To the extent that this estimation indicates that undiscounted cash flows are not expected to be adequate to recover the carrying amounts, the assets are written down to discounted cash flows. Otherwise, no loss is recognized.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the effective date of FASB Statement No. 133 -- an amendment of FASB Statement No. 133," that revises SFAS No. 133, to become effective for periods beginning after June 15, 2000. The Company is evaluating the provisions of SFAS No. 133, but does not anticipate its adoption to have a material impact on financial position or results of operations.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which summarizes certain of the SEC staff views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company adopted SAB 101 in these financial statements. Such adoption had no impact on the Company's financial statements.

2   ACQUISITIONS

  YEAR ENDED SEPTEMBER 30, 2000

  ACCI

     On June 30, 2000 Galen completed the acquisition of the assets of Applied Clinical Concepts, Inc. and the Pharmacy Division of Duke Clinical Research Institute (together the "ACCI acquisition") for $13.6 million including costs of acquisition of $0.3 million, plus the assumption of certain liabilities. In addition to the initial purchase price, the purchase agreement provided for up to $2.0 million of contingent payments payable upon the achievement of certain revenue targets during an earn-out period, which ends on September 30, 2002. Any additional consideration paid would be recorded as goodwill. The ACCI transaction was accounted for as a purchase. Operating results for ACCI are included in the consolidated financial statements from the date of acquisition. The fair value of assets and liabilities assumed related to the ACCI acquisition were as follows:

Current assets..............................................    $   579
Property, plant and equipment...............................        715
Accounts payable assumed....................................       (338)
                                                                -------
Net assets acquired.........................................    $   956
Goodwill....................................................     12,639
                                                                -------
Purchase consideration......................................    $13,595
                                                                =======

     Goodwill recorded in respect of the ACCI acquisition is being amortized, on a straight-line basis, over 20 years, the estimated economic life of the underlying assets acquired.

  Warner Chilcott

     On September 29, 2000, Galen acquired all of the outstanding shares and share equivalents of Warner Chilcott, plc through a scheme of arrangement under the laws of the Republic of Ireland. Galen issued 2.5 Galen ordinary shares for each of Warner Chilcott's outstanding ordinary shares. All of Warner Chilcott's outstanding share options and warrants were converted at the same ratio into options and warrants to acquire

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

Galen shares. The total acquisition price of $325.5 million consisted of (i) $282.9 million in respect of 31,698,554 Galen shares valued at $8.9225 (the average closing price of Galen shares for the five days before and after the announcement of the transaction on May 4, 2000) issued in exchange for the 12,680,812 outstanding shares of Warner Chilcott, (ii) $31.2 million representing the fair market value of Galen share options and warrants issued in exchange for Warner Chilcott options and warrants, and (iii) $11.5 million of acquisition costs. The Warner Chilcott transaction has been accounted for as a purchase. The Warner Chilcott transaction closed on September 29, 2000, the last business day of the Company's fiscal year.

     The fair value of assets and liabilities assumed related to the Warner Chilcott acquisition were as follows:

Cash and cash equivalents...................................    $  62,169
Accounts receivable, prepayments and other current assets...       25,073
Inventories.................................................        7,020
Deferred compensation.......................................        1,289
Property, plant and equipment...............................          934
Intangible assets other than goodwill.......................      224,279
In-process product research and development.................       26,400
Accounts payable and accrued liabilities assumed............      (27,728)
Senior notes assumed........................................     (206,000)
                                                                ---------
Net assets acquired.........................................    $ 113,436
Goodwill....................................................      212,082
                                                                ---------
Purchase consideration......................................    $ 325,518
                                                                =========

     Goodwill recorded in respect of the Warner Chilcott acquisition is being amortized, on a straight-line basis, over 20 years, the estimated economic life of the underlying assets acquired.

     Included within the acquired intangible assets of Warner Chilcott are the value of the assembled workforce of $3.4 million which is being amortized on a straight-line basis over 7 years, $199.9 million representing the value of acquired products and $20.9 million attributed to the value of core developed product technology, both of which are being amortized on a straight-line basis over 20 years.

     The value of Warner Chilcott's in-process product research and development at the date of the acquisition was determined to be $26.4 million. This valuation was calculated using an income approach, which involved estimating the present value of future after-tax cash flows expected to be generated by the purchased in-process projects. The risk adjusted discount rates used ranged from 15% to 30%, depending on the risks associated with each specific project. Cash inflows from projects begin primarily in 2001 and 2003, the expected dates of product approvals. Gross margins on products were estimated at levels consistent with Warner Chilcott's historical results (approximately 70% to 95%). The aggregate estimated costs expected to be incurred to complete the acquired projects total approximately $2.0 million.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

  YEAR ENDED SEPTEMBER 30, 1999

  Bartholomew Rhodes

     On June 4, 1999 Galen completed the acquisition of Bartholomew Rhodes Limited for $32.7 million in cash including costs of the acquisition, plus the assumption of certain liabilities. The acquisition has been accounted for using the purchase method. Operating results for Bartholomew Rhodes are included in the consolidated financial statements from the date of acquisition. The fair value of assets and liabilities assumed related to the Bartholomew Rhodes acquisition were as follows:

Accounts receivable, prepayments and other current assets...  $ 2,431
Inventory...................................................      495
In-process product research and development.................    1,664
Accounts payable assumed....................................   (3,292)
                                                              -------
Net assets acquired.........................................  $ 1,298
Goodwill....................................................   31,440
                                                              -------
Purchase consideration......................................  $32,738
                                                              =======

     Goodwill recorded in respect of the Bartholomew Rhodes acquisition is being amortized, on a straight-line basis, over 20 years, the estimated economic life of the underlying assets acquired.

     The acquired in-process research and development amount of $1.7 million represented the value assigned to drugs under development at Bartholomew Rhodes at the date of acquisition. Remaining work on the drugs involved completion of applications and submissions to the MCA for approval.

  ICTI

     On April 30, 1999 Galen completed the acquisition of Interactive Clinical Technologies, Inc. ("ICTI") for $7.0 million including costs of acquisition, plus the assumption of certain liabilities. In addition to the initial purchase price, the purchase agreement provided for up to $17.0 million of contingent consideration payable upon the achievement of certain minimum targets in respect of the accounting periods ended September 30, 2000 and 2001. Payments would be made on January 31, 2001 and January 31, 2002, respectively. The contingent consideration owed for the period ended September 30, 2000 was $6.0 million, which was recorded as additional goodwill and is included as a current liability at September 30, 2000 with an offsetting increase to goodwill.

     The ICTI acquisition was accounted for as a purchase. The operating results of ICTI are included in the consolidated financial statements from the date of acquisition. The fair value of assets and liabilities assumed related to the ICTI acquisition were as follows:

Current assets..............................................  $  951
Property, plant and equipment...............................     266
Accounts payable assumed....................................    (407)
                                                              ------
Net assets acquired.........................................  $  810
Goodwill....................................................   6,219
                                                              ------
Purchase consideration......................................  $7,029
                                                              ======

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

     Goodwill recorded in respect of the ICTI acquisition is being amortized, on a straight-line basis, over 15 years, the estimated economic life of the underlying assets acquired.

UNAUDITED PRO FORMA INFORMATION

     The following unaudited pro forma information presents the results of operations for the Company assuming the following events were completed as of October 1, 1998: (i) Galen's acquisitions of Bartholomew Rhodes and Warner Chilcott (ii) Warner Chilcott's acquisition of three branded products from Bristol-Myers Squibb Company (Ovcon 35, Ovcon 50 and Estrace(R) Cream), (iii) the issuance of $200.0 million principal amount of senior notes by Warner Chilcott to finance the acquisition of those products, (iv) the repurchase of $40.3 million principal amount of the senior notes issued by Warner Chilcott triggered by Galen's acquisition of Warner Chilcott and (v) the termination of Warner Chilcott's marketing agreement with Schering Plough which generated $20.9 million of revenue and contribution in the year ended September 30, 2000 and $19.2 million in 1999. The unaudited pro forma consolidated results exclude the acquired in-process research and development charges relating to the acquisitions of Bartholomew Rhodes and Warner Chilcott in the periods presented, in addition to non-recurring charges directly related to the acquisition of Warner Chilcott totaling $4.9 million. Unaudited pro forma consolidated results after giving effect to the other businesses acquired during fiscal year 2000 and 1999 would not have been materially different from the reported pro forma results for either period.

     These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional amortization expense as a result of goodwill, increased interest expense on acquisition debt and related adjustments. They do not purport to be indicative of the results of operations that actually would have resulted had the transactions occurred as of October 1, 1998, or of future results of operations of the consolidated entities.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

                                                               YEAR ENDED SEPTEMBER 30,
                                                              --------------------------
                                                                 2000           1999
                                                              -----------    -----------
Revenue:
  Pharmaceutical products...................................  $   170,312    $   178,038
  Pharmaceutical services...................................       64,856         46,268
                                                              -----------    -----------
Total revenue...............................................      235,168        224,306
Cost of sales...............................................       85,275         85,218
Operating expenses..........................................       92,036         88,092
Amortization of intangible assets...........................       26,782         26,393
                                                              -----------    -----------
Total operating expenses....................................      204,093        199,703
Operating income............................................       31,075         24,603
                                                              -----------    -----------
Net interest expense........................................       19,899         21,337
Other (gain)................................................           --         (2,042)
Income taxes................................................        8,636          9,509
Minority interest...........................................          138             31
                                                              -----------    -----------
Net income (loss)...........................................  $     2,402    $    (4,232)
                                                              ===========    ===========
Net income per ADR -- Basic.................................  $      0.06    $     (0.11)
Net income per ADR -- Diluted...............................  $      0.06    $     (0.11)
Weighted average ADR equivalent -- Basic....................   38,285,732     37,006,999
Weighted average ADR equivalent -- Diluted..................   39,747,853     37,006,999
                                                              ===========    ===========

3   CASH AND CASH EQUIVALENTS

                                                                AS OF SEPTEMBER 30,
                                                                -------------------
                                                                  2000       1999
                                                                --------    -------
Cash at bank and in hand....................................    $  8,285    $ 1,401
Short term deposits.........................................     105,386      9,058
                                                                --------    -------
Cash and cash equivalents...................................    $113,671    $10,459
                                                                ========    =======

4   ACCOUNTS RECEIVABLE

                                                              AS OF SEPTEMBER 30,
                                                              -------------------
                                                                2000       1999
                                                              --------    -------
Trade receivables, net......................................  $ 44,877    $23,809
                                                              ========    =======

     Trade receivables above are stated net of a provision for doubtful accounts of $435 at September 30, 2000 and $473 at September 30, 1999.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

5   INVENTORY

                                                              AS OF SEPTEMBER 30,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Inventory consists of:
Finished goods..............................................  $10,222     $ 5,197
Raw materials...............................................   12,008       9,343
                                                              -------     -------
Inventories.................................................  $22,230     $14,540
                                                              =======     =======

6   PREPAID EXPENSE AND OTHER CURRENT ASSETS

                                                              AS OF SEPTEMBER 30,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Prepaid expense.............................................   $3,725      $1,084
Other current assets........................................    2,257       1,171
                                                               ------      ------
Prepaid expense and other current assets....................   $5,982      $2,255
                                                               ======      ======

7   PROPERTY, PLANT AND EQUIPMENT

                                                              AS OF SEPTEMBER 30,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Property, plant and equipment consists of:
Land and buildings..........................................  $ 75,465    $ 71,965
Plant and machinery.........................................    47,709      41,454
Fixtures and fittings.......................................    17,771      14,863
Motor vehicles..............................................       780         631
                                                              --------    --------
                                                              $141,725    $128,913
Less accumulated depreciation...............................   (23,048)    (18,735)
                                                              --------    --------
Property, plant and equipment, net..........................  $118,677    $110,178
                                                              ========    ========

     Depreciation expense for the years ended September 30, 2000, 1999 and 1998 was $6,829, $4,967 and $3,315, respectively.

     Included in the above table are the following amounts in relation to capital leases:

                                                              AS OF SEPTEMBER 30,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Plant and machinery.........................................   $2,000      $1,308
Less accumulated depreciation...............................     (394)       (216)
                                                               ------      ------
                                                               $1,606      $1,092
                                                               ======      ======

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

8   INTANGIBLE ASSETS

                                                              AS OF SEPTEMBER 30,
                                                              -------------------
                                                                2000       1999
                                                              --------    -------
Intangible assets:
Product specific assets.....................................  $224,719    $ 1,119
Value of work force.........................................     3,400         --
Goodwill arising on businesses acquired.....................   268,559     39,843
                                                              --------    -------
                                                              $496,678    $40,962
Less accumulated amortization...............................    (3,204)    (1,076)
                                                              --------    -------
Intangible assets, net......................................  $493,474    $39,886
                                                              ========    =======

     Amortization expense for the years ended September 30, 2000, 1999 and 1998 was $2,538, $774 and $55, respectively.

     Changes in intangible assets during the three years ended September 30, 2000 are summarized in the following table:

                                                  PRODUCT
                                                  SPECIFIC
                                                   ASSETS     WORKFORCE    GOODWILL     TOTAL
                                                  --------    ---------    --------    --------
As of October 1, 1997...........................  $    703     $   --      $     --    $    703
Amortization charge.............................       (55)        --            --         (55)
Foreign exchange................................        33         --            --          33
                                                  --------     ------      --------    --------
As of September 30, 1998........................       681         --            --         681
Additions.......................................       165         --        38,294      38,459
Amortization charge.............................       (59)        --          (715)       (774)
Foreign exchange................................       (21)        --         1,541       1,520
                                                  --------     ------      --------    --------
As of September 30, 1999........................       766         --        39,120      39,886
Additions.......................................   223,672      3,400       230,721     457,793
Amortization Charge.............................      (109)        --        (2,429)     (2,538)
Foreign Exchange................................      (100)        --        (1,567)     (1,667)
                                                  --------     ------      --------    --------
As of September 30, 2000........................  $224,229     $3,400      $265,845    $493,474
                                                  ========     ======      ========    ========

     The additions to intangible assets during the year ended September 30, 1999 arose principally on the acquisition of Bartholomew Rhodes Limited and Interactive Clinical Technologies, Inc. The additions during the year ended September 30, 2000 arose principally on the acquisitions of ACCI and Warner Chilcott and the accrual of contingent consideration in respect of the ICTI acquisition. Full details of these acquisitions are given in Note 2 "Acquisitions."

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

9   ACCRUED AND OTHER LIABILITIES

                                                                AS OF SEPTEMBER 30,
                                                                -------------------
                                                                  2000       1999
                                                                --------    -------
Accrued transaction costs...................................    $24,993     $   --
Other accrued expenses......................................     17,483      2,630
                                                                -------     ------
Accrued and other liabilities...............................    $42,476     $2,630
                                                                =======     ======

10  LONG-TERM DEBT AND CAPITAL LEASES

                                                              AS OF SEPTEMBER 30,
                                                              -------------------
                                                                2000       1999
                                                              --------    -------
Long-term debt..............................................  $266,721    $45,779
Less: current installments..................................   (47,146)   (14,267)
                                                              --------    -------
Long-term debt, excluding current installments..............  $219,575    $31,512
                                                              --------    -------
Capital leases..............................................       970        675
Less: current installments..................................      (525)      (357)
                                                              --------    -------
Capital leases, excluding current installments..............       445        318
                                                              --------    -------
Long-term debt and capital leases, excluding current
  installments..............................................  $220,020    $31,830
                                                              ========    =======

     Long-term debt consists of:

                                                              AS OF SEPTEMBER 30,
                                                              -------------------
                                                                2000       1999
                                                              --------    -------
Term loans -- at variable interest rates....................  $ 59,604    $44,334
  -- at fixed interest rate (9.00%).........................     1,117      1,445
Loan notes due 2008 -- $200.0 million principal amount,
  12 5/8%...................................................   206,000         --
                                                              --------    -------
                                                              $266,721    $45,779
                                                              ========    =======

     Interest on the floating rate term loan debt is at LIBOR plus 0.75%. The weighted average interest rate at September 30, 2000 and 1999 was 9.0% and 7.17%, respectively, for fixed and variable-rate term loans.

     The term loans are subject to circular and cross guarantees and indemnities. At September 30, 2000, undrawn committed short term borrowing facilities amounted to $43.4 million of availability under committed credit facilities with several banks, and a further $94.6 million of availability agreed in principle but not yet committed. Inter-company guarantees and indemnities are in place in relation to certain company banking facilities.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

     Principal payments in each of the next five years and thereafter on long-term debt and capital leases outstanding at September 30, 2000 amount to:

                                                                                                AS OF
                                        VARIABLE RATE   FIXED RATE   FIXED RATE   CAPITAL   SEPTEMBER 30,
                                          BANK DEBT     BANK DEBT      NOTES      LEASES        2000
                                        -------------   ----------   ----------   -------   -------------
2001..................................     $ 6,257        $  186      $ 40,703     $525       $ 47,671
2002..................................       6,075           202            --      300          6,577
2003..................................       5,525           221            --      145          5,891
2004..................................       4,672           243            --       --          4,915
2005..................................       2,289           265            --       --          2,554
Thereafter............................      34,786            --       165,297       --        200,083
                                           -------        ------      --------     ----       --------
                                           $59,604        $1,117      $206,000     $970       $267,691
                                           =======        ======      ========     ====       ========

     Capital lease obligations for plant and machinery as of September 30, 2000 were as follows:

2001........................................................    $  593
2002........................................................       338
2003........................................................       150
2004........................................................         9
2005........................................................         3
                                                                ------
                                                                 1,093
Less interest element.......................................       123
                                                                ------
                                                                $  970
                                                                ======

  Warner Chilcott Senior Notes Due 2008

     As of September 30, 2000, Warner Chilcott, Inc., a subsidiary of Galen, had $200.0 million principal amount of 12 5/8% senior notes outstanding. The senior notes were issued by Warner Chilcott, Inc. in February 2000 and are unconditionally guaranteed by Warner Chilcott plc, Warner Chilcott, Inc.'s immediate parent. Interest payments on the senior notes are due semi-annually in arrears on each February 15 and August 15. The senior notes are due in February 2008 and are redeemable prior to maturity at the option of Warner Chilcott, Inc., in whole or part, beginning in February 2004 at redemption prices that decrease annually and range from 106.3125% to 100% of the principal amount of the senior notes plus accrued interest. The indenture limits Warner Chilcott plc and its subsidiaries ability to incur or guarantee additional debt, as well as to pay dividends or distributions on, or redeem or repurchase, capital stock.

     The senior notes are shown on Galen's consolidated balance sheet at $206.0 million, which reflects the estimated fair market value of the senior notes on the date that Galen acquired Warner Chilcott. The indenture provides that upon a change of control, each note holder has the right to require Warner Chilcott, Inc. to repurchase their notes at a price equal to 101% of the principal amount plus accrued interest. Galen's acquisition of Warner Chilcott triggered the right of holders to require the repurchase of senior notes. Holders of $40.3 million principal amount of the senior notes elected to tender their notes under this provision and on December 13, 2000 Warner Chilcott repurchased $40.3 million principal amount of the senior notes for $40.7 million, plus accrued interest.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

     The $40.3 million principal amount of senior notes repurchased at 101% of principal amount under the change of control provision of the indenture are shown on Galen's consolidated balance sheet at $40.7 million and are classified in current liabilities under the caption "Current installments of long-term debt." The remaining $159.7 million principal amount of the senior notes are carried on the balance sheet at $165.3 million, which reflects the estimated fair market value of the senior notes (103.5% of principal amount) on the date that Galen acquired Warner Chilcott.

     At the time it issued the senior notes, Warner Chilcott, Inc. entered into a registration rights agreement (the "Registration Rights Agreement") that required Warner Chilcott, Inc. to offer to exchange the outstanding notes for new notes registered under the Securities Act of 1933, as amended (the "Exchange Offer"). The agreement required that Warner Chilcott, Inc. consummate the Exchange Offer by August 14, 2000. The registration statement for the exchange offer was filed with the SEC but has not been declared effective mainly due to delays caused by the completion of Galen's acquisition of Warner Chilcott. Under the terms of the Registration Rights Agreement, beginning on July 15, 2000, an additional 0.50% interest began to accrue on the senior notes in excess of the stated 12.625% rate ("Additional Interest"). Beginning on October 12, 2000 the Additional Interest increased to 1.00%. If the exchange offer is not completed by January 10, 2001, the Additional Interest will increase again to 1.50% and to 2.00% if not completed by April 10, 2001.

11  FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each material class of financial instrument:

     CASH AND CASH EQUIVALENTS -- carrying amount approximates fair value due to the short-term nature of these items.

     ACCOUNTS RECEIVABLE -- carrying amount approximates fair value due to the short-term nature of these instruments.

     ACCOUNTS AND NOTES PAYABLE -- carrying amount approximates fair value due to the short-term nature of these instruments.

     LONG-TERM DEBT -- the fair value of long-term debt is estimated, based on discounted future cash flows using currently available interest rates.

     SENIOR LOAN NOTES -- the fair value of the Senior Loan Notes is based on quotes obtained from brokers.

     Set out below is a comparison by category of book values and fair values of the Company's financial assets and liabilities as of September 30, 2000 and 1999.

SEPTEMBER 30, 2000                                            BOOK VALUE    FAIR VALUE
------------------                                            ----------    ----------
Primary Financial Instruments Held or Issued to Finance the
  Company's Operations
Short-term borrowings.......................................   $ 47,671      $ 47,671
Long-term borrowings........................................   $220,020      $222,588
Other financial liabilities.................................   $ 20,000      $ 19,028
Financial assets............................................   $113,671      $113,671

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

SEPTEMBER 30, 1999                                            BOOK VALUE    FAIR VALUE
------------------                                            ----------    ----------
Primary Financial Instruments Held or Issued to Finance the
  Company's Operations
Short-term borrowings.......................................   $14,624       $14,624
Long-term borrowings........................................   $31,830       $33,276
Other financial liabilities.................................   $20,013       $19,198
Financial assets............................................   $10,459       $10,459

     The fair values shown above have been assessed by calculating discounted cash flows that would arise if the commitments at September 30, 2000 and 1999 had been entered into at market rates at that time.

12  SHARE CAPITAL AND RETAINED EARNINGS

     The Company has 250,000,000 ordinary shares, par value 10 pence, authorized of which 158,965,206 were issued as of September 30, 2000. Galen shares trade in the United States in American Depositary Share (ADS) form with each ADS representing four ordinary shares. On an ADS equivalent basis, the Company has authorized ADSs of 62,500,000 of which 39,741,302 were issued as of September 30, 2000.

     On November 25, 1999 Galen placed 6,000,000 ordinary shares (the equivalent of 1,500,000 ADSs) and received net proceeds of $56.8 million. On September 29, 2000 Galen issued 31,698,554 ordinary shares (the equivalent of 7,924,639 ADSs) in exchange for all of the outstanding shares of Warner Chilcott plc. As part of the Warner Chilcott acquisition, Galen also issued option and warrants to purchase Galen ordinary shares and ADSs to former holders of options and warrants to purchase Warner Chilcott shares. In the aggregate, Galen issued options and warrants over 10,254,040 Galen ordinary shares (the equivalent of 2,563,510 ADSs). Most of the options/warrants issued in exchange for Warner Chilcott options/warrants had been issued by Warner Chilcott to officers, directors, employees and consultants. The table below summarizes the Galen options/warrants issued to former Warner Chilcott investors, and former officers and directors outstanding as of September 30, 2000. Details of all other Galen options/warrants are included in Note 13 "Stock Compensation Plans."

                                                       RANGE OF EXERCISE PRICES
                                                   --------------------------------
                                                   $1.60 TO   $16.00 TO   $30.00 TO
                                                    $15.99     $29.99      $36.40       TOTAL
                                                   --------   ---------   ---------   ----------
Number of ADSs subject to options/warrants.......   168,750    832,652     400,000     1,401,402
Weighted average exercise price..................  $   9.55   $  25.78    $  33.03    $    25.89
Weighted average remaining contractual life
  (years)........................................       1.9        0.5         2.7           1.3

     Unrestricted retained earnings available for payment of dividends under UK GAAP at September 30, 2000 were $71,623,000.

13  STOCK COMPENSATION PLANS

SHARE OPTION SCHEMES

     The following share option schemes were established in 1997:

     The Galen Approved Executive Share Option Scheme
     The Galen Unapproved Executive Share Option Scheme
     The Galen Savings Related Share Option Scheme

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

     The Galen Inc. Employee Stock Purchase Plan

     The Galen 2000 US Option Scheme was established during the year.

 The Galen Approved Executive Share Option Scheme and the Galen Unapproved Executive Share Scheme

     Both of these schemes (together the "Executive Schemes") are discretionary plans, one of which has been approved by the Inland Revenue. The terms of the Executive Schemes are similar unless indicated to the contrary. The Executive Schemes provide for options to be granted over unissued shares or shares held in a trust. Options are granted at the discretion of the Remuneration Committee to any full time employee of the Company.

     Options granted under the Executive Schemes are subject to performance conditions being fulfilled before the option can be exercised. Options may be exercised between the third and tenth anniversaries of the date of grant provided that the performance conditions have been fulfilled. The exercise price is not less than the higher of the nominal value of the share and the middle market quotation for the last dealing day before the date of grant.

     The number of options that may be issued are subject to overall scheme limits and individual limits. No further options may be granted if, as a result:

     (i) the aggregate number of shares issued under any of the Company's schemes in the previous 10 years would exceed 10% of the Company's issued share capital; or

     (ii) the aggregate number of shares under any of the Company's schemes (other than the Savings Related Scheme) in the previous 10 years would exceed 5% of the Company's issued share capital; or

     (iii) the aggregate number of shares issued under any of the Company's schemes in the previous 3 years would exceed 3% of the Company's issued share capital; or 2.5% in the previous 4 years.

     No further options may be granted to an individual if as a result (i) the aggregate market value of shares issued to him or her under any Company scheme (other than the Savings Related Scheme and the Section 423 Plan) during the previous 10 years would exceed 4 times his or her annual earnings, or, (ii) in the case of the Approved Scheme, the aggregate market value of shares issued to him or her under the scheme would exceed L30,000.

  The Galen Savings Related Share Option Scheme (the "SAYE Scheme")

     The SAYE Scheme permits the grant of options over unissued shares or shares held in a trust. All eligible employees are invited to apply for options and it is a condition of application that employees enter into a savings contract with an approved savings institution. The number of shares subject to option will be determined by the level of contributions to the savings contract. Any employee of the Company with more than 1 year's continuous employment is eligible to participate. The exercise price is not less than the higher of the nominal value of the share and 80% of the average middle market quotation for the 5 dealing days prior to the date of invitation to apply for options. An option may be exercised three or five years after the date of grant depending on the type of savings contract taken out.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

     No further options may be granted if, as a result:

     (i) the aggregate number of shares issued under any of the Company's schemes in the previous 10 years would exceed 10% of the Company's issued share capital; or

     (ii) the aggregate number of shares issued under any of the Company's schemes in the previous 5 years would exceed 5% of the Company's issued share capital.

  The Galen 2000 US Option Scheme (the "US Share Scheme")

     Pursuant to the terms of the US Share Scheme, both incentive stock options and non-qualified stock options may be granted to any eligible employee of, or consultant to, the Company's US subsidiaries.

     Options may be granted at the discretion of the Remuneration Committee to any officer or employee of any US subsidiary of Galen and to consultants. On any date, no option may be granted under the US Share Scheme if, as a result, any of the following limits would be exceeded:

     (i) the aggregate number of ordinary shares issued during the previous 10 years under the Executive Schemes, the SAYE Scheme and all other employees' share schemes, established by the Company would exceed 10% of the issued ordinary share capital of the Company;

     (ii) the aggregate number of ordinary shares issued during the previous 10 years under the Executive Schemes and all other employees' share option schemes (other than savings-related share option schemes and the Section 423 Plan) established by the Company would exceed 5% of the issued ordinary share capital of the Company;

     (iii) the aggregate number of ordinary shares issued in the previous three years under the Executive Schemes, the SAYE Scheme and all other employees' share schemes established by the Company would exceed 3% of the issued ordinary share capital of the Company;

     (iv) the aggregate number of ordinary shares issued under the schemes referred to in sub-paragraph (ii) above during the four years commencing on the date on which the Executive Schemes were adopted by the Company would exceed 2.5% of the issued ordinary share capital of the Company.

     The maximum number of options over ADSs that may be granted as incentive stock options under the US Share Scheme is 1,590,833 ADSs (6,363,333 ordinary shares).

     There are no limits on the maximum number of ADSs that may be the subject of an option granted under the US Share Scheme to an eligible employee. The exercise price of an option shall not be less than 100% of the fair market value of an ADS on the date the option is granted. The Remuneration Committee shall set the periods during which options granted under the US Share Scheme shall become exercisable, with most options expected to vest quarterly over four years. All options shall cease to be exercisable on the earlier of the tenth anniversary of the date of grant or after a specified period following the participant's separation from the Company.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

SCHEDULE OF SHARE OPTION AND COMPENSATORY WARRANTS ISSUED

     Options issued under the various Schemes and compensatory warrants issued to officers are summarized below in terms of ADSs (each ADS representing four ordinary shares).

                                                                        EXERCISE PRICE PER ADS
                                                                      --------------------------
                                                       ADSS SUBJECT                     WEIGHTED
                                                        TO OPTION          RANGE        AVERAGE
                                                       ------------   ---------------   --------
Balance at September 30, 1997.......................           --                  --        --
  Granted...........................................       90,280     $         17.40    $17.40
  Exercised.........................................           --                  --        --
  Cancelled.........................................           --                  --        --
                                                        ---------     ---------------    ------
Balance at September 30, 1998.......................       90,280     $         17.40    $17.40
  Granted...........................................      146,394     $22.27 -- $29.48   $25.48
  Exercised.........................................           --                  --        --
  Cancelled.........................................           --                  --        --
                                                        ---------     ---------------    ------

                                                                       EXERCISE PRICE PER ADS
                                                                     ---------------------------
                                                     ADSS SUBJECT                       WEIGHTED
                                                      TO OPTION           RANGE         AVERAGE
                                                     ------------    ---------------    --------
Balance at September 30, 1999....................       236,674      $17.40 -- $29.48    $22.40
  Granted........................................       250,233      $29.57 -- $49.35    $42.93
  Assumed........................................     1,162,108      $1.60 -- $35.60     $20.66
  Exercised......................................            --                   --         --
  Cancelled......................................        (4,878)     $17.40 -- $22.27    $20.54
                                                      ---------      ---------------     ------
Balance at September 30, 2000....................     1,644,137      $1.60 -- $49.35     $24.30
                                                      =========      ===============     ======
Exercisable at September 30, 2000................     1,068,358      $1.60 -- $35.60     $19.35
                                                      =========      ===============     ======

     Following is option and warrant data at September 30, 2000 grouped by exercise price range:

                                                             RANGE OF EXERCISE PRICES
                                                   ---------------------------------------------
                                                   $1.60 TO   $16.00 TO   $30.00 TO
                                                    $15.99     $29.99      $49.40       TOTAL
                                                   --------   ---------   ---------   ----------
Number of ADSs subject to options/warrants......    649,469    484,314     510,354     1,644,137
Weighted average exercise price.................   $  13.21   $  24.22    $  38.49    $    24.30
Weighted average remaining contractual life
  (years).......................................        8.0        6.5         8.3           7.7
Number of exercisable options/warrants..........    649,469    170,910     247,979     1,068,358
Weighted average exercise price for exercisable
  options and warrants..........................   $  13.21   $  24.04    $  32.19    $    19.35

     Options issued over ordinary shares have been converted to an equivalent number of options over ADSs by dividing the number of ordinary shares subject to such options by four and multiplying the option exercise price by four. Exercise prices of options granted during each year denominated in sterling have been converted to a US dollar equivalent in the above table using the sterling/US dollar exchange rate ruling as of the end of each fiscal year.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

     The Company applies APB Opinion No. 25 in accounting for option grants under its share option schemes. Accordingly, the Company recorded compensation expense related to the performance provisions of certain share options. This expense amounted to $2,909, $794 and $270 for the fiscal years ending September 30, 2000, 1999 and 1998, respectively. Had the Company determined compensation expense based on the fair value of options and warrants issued at the grant date under SFAS No. 123, the Company's net income (loss) and net income (loss) per ADS would have differed from the reported amounts as indicated below.

                                                                YEAR ENDED SEPTEMBER 30,
                                                              -----------------------------
                                                               2000       1999       1998
                                                              -------    -------    -------
Net income (loss) as reported...............................  $(7,357)   $19,037    $11,935
Proforma net income (loss)..................................  $(5,325)   $19,290    $12,064
Proforma net income (loss) per ADS:
  Basic.....................................................  $ (0.18)   $  0.66    $  0.42
  Diluted...................................................  $ (0.18)   $  0.66    $  0.42

     SFAS 123 compensation cost was determined using the Black Scholes option-pricing model. Following are the weighted average per share fair values of options issued and the related assumptions used in the calculation of compensation cost under SFAS 123:

                                                                 YEAR ENDED SEPTEMBER 30,
                                                          --------------------------------------
                                                             2000          1999          1998
                                                          ----------    ----------    ----------
Per share fair value of options.........................  $    14.15    $     9.78    $     8.97
Option life.............................................   4.7 years     3.9 years     3.9 years
Risk free interest rate.................................         6.0%          4.8%          6.5%
Volatility..............................................        37.0%         30.0%         30.0%
Dividend yield..........................................        0.22%         0.32%         0.32%

     In accordance with purchase accounting, the fair value of the Warner Chilcott compensatory options and warrants assumed by the Company was recorded as part of the purchase consideration paid to acquire Warner Chilcott. Accordingly, these options and warrants are not considered in the above pro forma amounts.

  The Galen Inc Employee Stock Purchase Plan (the "Section 423 Plan")

     This plan, which is for the benefit of US based employees of Galen Incorporated and its subsidiaries, qualifies as an "employee stock purchase plan" under Section 423 of the US Internal Revenue Code of 1986. Each eligible employee (with more than one year's service) may elect that a specified portion of his or her salary be accumulated through payroll deductions for a period not exceeding 27 weeks and applied towards the purchase of ordinary shares. The number of shares subject to the Section 423 Plan is limited to 1% of the Company's issued share capital on admission to the London Stock Exchange. On the final day of any period during which savings may be accumulated ("the final date"), the options will be exercised automatically with the accumulated savings being applied to acquire shares under option. The exercise price is equal to 85% of the lesser of the mid market-closing price of an ordinary share at the date of grant or on the final date. No further options may be granted if the aggregate number of shares issued under any of the Company's schemes in the previous 10 years would exceed 10% of issued share capital. No employee may be granted an option that would permit the value of his of her options under the
Section 423 Plan to exceed $25,000 for each

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

calendar year. In addition, no employee will be eligible to participate if immediately after the date of grant he or she would own 5% or more of the voting power or value of all shares of the Company.

14  TREASURY STOCK

     Treasury stock reflects shares held by the Galen Holdings PLC Employee Benefit Trust (the "Trust"), which was established by the Company's founder, Dr. McClay, immediately prior to flotation in 1997. This is a discretionary trust for the benefit of employees and former employees of the Company, including Directors, and may be used to meet obligations under the Company's share schemes. Dividends have not been waived by the Trust. Dr. McClay, who cannot be a beneficiary of the Trust, gifted 5,000,262 ordinary shares (1,250,065 ADS equivalents) to the Trust on its establishment. Treasury stock is included on the balance sheet at the value of the shares on the date of the gift, $2.43 per ordinary share ($9.72 per ADS). At September 30, 2000 there were 4,917,744 (1999: 4,922,481) ordinary shares, or 1,229,436 (1999: 1,230,618) ADS equivalents, held by the Trust.

15  LEASES

     The Company leases land and buildings and motor vehicles under operating leases. The Company's commitments under the non-cancelable portion of all operating leases for the next five years as of September 30, 2000 are:

                                                                AT SEPTEMBER 30, 2000
                                                                ---------------------
2001........................................................           $2,138
2002........................................................            1,986
2003........................................................            1,718
2004........................................................            1,304
2005........................................................              572
                                                                       ------
                                                                       $7,718
                                                                       ======

     Lease and rental expenses included in selling, general and administrative expenses in the accompanying statements of operations totaled $942, $971 and $561 for the years ended September 30, 2000, 1999 and 1998, respectively.

16  INCOME TAXES

     Galen Holdings operates in two primary tax jurisdictions, the United Kingdom and the United States. The majority of Galen's taxable income for the periods presented are derived from the United Kingdom. The following table shows the principal reasons for the difference between the effective tax rate and the UK statutory income tax rate.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

                                                                  YEAR ENDED SEPTEMBER 30,
                                                                ----------------------------
                                                                 2000      1999       1998
                                                                ------    -------    -------
UK statutory income tax rate................................     30.0%      30.5%      31.0%
Income before taxes and minority interest...................    $1,417    $28,969    $20,542
                                                                ------    -------    -------
Income tax at UK statutory rate.............................    $  425    $ 8,836    $ 6,368
Non-deductible expenses:
  Amortization of UK intangible assets......................       542        198         17
  Acquired in-process research and development..............     7,920        508         --
  Non-cash compensation expense.............................       873        242         84
  Transaction costs.........................................        --         --      1,395
Non-taxable UK income grants................................      (607)      (490)      (213)
Utilization of US loss carryforwards........................      (275)      (540)        --
Other differences (net).....................................      (242)     1,147        936
                                                                ------    -------    -------
Provision for income taxes..................................    $8,636    $ 9,901    $ 8,587
                                                                ------    -------    -------
Effective income tax rate...................................    609.5%      34.2%      41.8%
                                                                ------    -------    -------

     The UK and US components of income before taxes and the provisions for income taxes are presented in the table below. The United Kingdom components are stated after the non-deductible charge for acquired in-process product research and development:

                                                                  YEAR ENDED SEPTEMBER 30,
                                                                -----------------------------
                                                                 2000       1999       1998
                                                                -------    -------    -------
Income before taxes and minority interest:
United Kingdom..............................................    $(1,975)   $26,477    $20,882
United States...............................................      3,392      2,492       (340)
                                                                -------    -------    -------
Total.......................................................    $ 1,417    $28,969    $20,542
                                                                -------    -------    -------
Provision for current income taxes:
United Kingdom..............................................    $ 1,196    $ 7,163    $ 5,920
United States federal tax...................................        838         --         --
United States state and local taxes.........................        278         --         --
                                                                -------    -------    -------
Total.......................................................    $ 2,312    $ 7,163    $ 5,920
                                                                -------    -------    -------
Provision for deferred income taxes:
United Kingdom..............................................    $ 5,956    $ 2,738    $ 2,667
United States federal tax...................................        344         --         --
United States state and local taxes.........................         24         --         --
                                                                -------    -------    -------
Total.......................................................    $ 6,324    $ 2,738    $ 2,667
                                                                -------    -------    -------
Total provision for income taxes............................    $ 8,636    $ 9,901    $ 8,587
                                                                =======    =======    =======

     Deferred income tax liabilities are taxes the Company expects to pay in future periods. Similarly, deferred tax assets are recorded to reflect expected reductions in taxes payable in future periods. Deferred income tax items arise because of differences in the book and tax treatment of certain assets and liabilities.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

     The items giving rise to deferred tax liabilities and assets are summarized in the following table:

                                                              AS OF SEPTEMBER 30,
                                                              -------------------
                                                                2000       1999
                                                              --------    -------
Deferred Tax Liabilities:
Property, plant and equipment allowances....................  $15,296     $9,509
Other.......................................................     (930)        --
                                                              -------     ------
Net deferred tax liability..................................  $14,366     $9,509
                                                              -------     ------
Deferred Tax Assets:
US federal income tax net operating loss carryforwards......  $21,699     $  275
Valuation allowance for net operating loss carryforwards....  (14,699)      (275)
                                                              -------     ------
Net deferred tax asset......................................  $ 7,000     $   --
                                                              =======     ======

     In connection with the Warner Chilcott transaction, the Company acquired US federal income tax net operating loss carryforwards of approximately $62.0 million, which begin to expire in 2011. The Company recorded a deferred tax asset, subject to a valuation allowance, of $7.0 million in respect of these carryforwards. If, in the future, the realization of this acquired deferred tax asset becomes more likely than not, any reduction of the associated valuation allowance will be allocated to reduce other purchased intangible assets.

17  CONCENTRATION OF CREDIT RISK AND RELIANCE ON MAJOR PRODUCTS

     In the year ended September 30, 2000 no single customer accounted for more than 10% of consolidated revenue. One customer exceeded 10% of consolidated revenue in the year ended September 30, 1999 (11.3%). No single customer exceeded 10% of consolidated revenue in year ended September 30, 1998. Amounts outstanding from the major customer at September 30, 1999 totaled $4,750.

     Sales of a single pharmaceutical product, Kapake(R) in the year ended September 30, 2000 represented 11.7% of consolidated revenue (1999: 12.3%, 1998:
16.3%).

18  SEGMENT INFORMATION

     The Company's business is now classified into two reportable segments for internal financial reporting purposes: Pharmaceutical Products and Pharmaceutical Services. Previously reported information has been reclassified into these two segments following a change in reporting procedures. For all periods presented, the Pharmaceutical Products segment includes the development, manufacture and promotion of prescription pharmaceutical products in the UK and Ireland and the provision of specialized development and manufacturing services to other pharmaceutical companies. The Warner Chilcott business acquired on September 29, 2000 will become a significant part of the Pharmaceutical Products segment in the year 2001; however, operating results for the year 2000 do not include Warner Chilcott. The Pharmaceutical Services business segment provides technology-based research and development services to the pharmaceutical industry. These services include the design, manufacture, packaging and worldwide distribution of patient packs for clinical trial, interactive voice response system support to permit the more efficient management of the clinical trial process and "bench to pilot scale" specialty chemical design and synthesis services for research based pharmaceutical companies.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

     The following represents selected information for the Company's operating segments for the periods indicated:

(A)  REVENUE BY BUSINESS ACTIVITY

                                                                 YEAR ENDED SEPTEMBER 30,
                                                              -------------------------------
                                                                2000        1999       1998
                                                              --------    --------    -------
Pharmaceutical Products.....................................  $ 69,466    $ 62,925    $53,669
Pharmaceutical Services.....................................    64,856      46,268     27,137
                                                              --------    --------    -------
                                                              $134,322    $109,193    $80,806
                                                              ========    ========    =======

(B) REVENUE BY GEOGRAPHICAL DESTINATION

                                                                 YEAR ENDED SEPTEMBER 30,
                                                              -------------------------------
                                                                2000        1999       1998
                                                              --------    --------    -------
United Kingdom..............................................  $ 65,321    $ 60,595    $52,818
North America...............................................    47,794      31,545     14,667
All other...................................................    21,107      17,053     13,321
                                                              --------    --------    -------
                                                              $134,222    $109,193    $80,806
                                                              ========    ========    =======

(C)  CONTRIBUTION BY BUSINESS ACTIVITY

                                                       PHARMACEUTICAL    PHARMACEUTICAL
                                                          PRODUCTS          SERVICES        TOTAL
                                                       --------------    --------------    --------
YEAR ENDED SEPTEMBER 30, 2000
Revenue..............................................     $ 69,466          $ 64,856       $134,322
                                                          --------          --------       --------
Cost of sales........................................       33,067            28,779         61,846
Operating expenses...................................       28,013            17,160         45,173
Acquired in-process research and development.........       26,400                --         26,400
                                                          --------          --------       --------
Total operating expenses.............................     $ 87,480          $ 45,939       $133,419
                                                          --------          --------       --------
Operating income.....................................     $(18,014)         $ 18,917       $    903
                                                          --------          --------       --------
Total assets.........................................     $691,693          $114,218       $805,911
Long-lived assets....................................     $514,840          $ 97,311       $612,151
Capital expenditure on long-lived assets.............     $ 13,747          $ 12,383       $ 26,130

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

                                                       PHARMACEUTICAL    PHARMACEUTICAL
                                                          PRODUCTS          SERVICES        TOTAL
                                                       --------------    --------------    --------
YEAR ENDED SEPTEMBER 30, 1999
Revenue..............................................     $ 62,925          $ 46,268       $109,193
                                                          --------          --------       --------
Cost of sales........................................       29,113            18,825         47,938
Operating expenses...................................       18,710            14,205         32,915
                                                          --------          --------       --------
Total operating expenses.............................     $ 47,823          $ 33,030       $ 80,853
                                                          --------          --------       --------
Operating income.....................................     $ 15,102          $ 13,238       $ 28,340
                                                          --------          --------       --------
Total assets.........................................     $106,895          $ 94,232       $201,127
Long-lived assets....................................     $ 59,000          $ 91,064       $150,064
Capital expenditure on long-lived assets.............     $  4,713          $ 13,842       $ 18,555

                                                       PHARMACEUTICAL    PHARMACEUTICAL
                                                          PRODUCTS          SERVICES        TOTAL
                                                       --------------    --------------    --------
YEAR ENDED SEPTEMBER 30, 1998
Revenue..............................................     $ 53,669          $ 27,137       $ 80,806
                                                          --------          --------       --------
Cost of sales........................................       25,330            13,255         38,585
Operating expenses...................................       18,373             5,385         23,758
                                                          --------          --------       --------
Total operating expenses.............................     $ 43,703          $ 18,640       $ 62,343
                                                          --------          --------       --------
Operating income.....................................     $  9,966          $  8,497       $ 18,463
                                                          --------          --------       --------
Total assets.........................................     $ 89,648          $ 66,797       $156,445
Long lived assets....................................     $ 26,154          $ 73,487       $ 99,641
Capital expenditure on long-lived assets.............     $  5,747          $ 27,354       $ 33,101

     Long-lived assets acquired on the purchases of Warner Chilcott and Bartholomew Rhodes in the years ended September 30, 2000 and 1999, respectively, are included in the Pharmaceutical Products segment. Long-lived assets acquired in the purchase of ACCI and ICTI in the years ended September 30, 2000 and 1999, respectively, are included in the Pharmaceutical Services segment. Details of the above acquisitions are described in Note 2 "Acquisitions."

(D) GEOGRAPHICAL ANALYSIS BY COUNTRY OF ORIGIN

                                              YEAR ENDED SEPTEMBER 30,                          AS OF SEPTEMBER 30,
                            ------------------------------------------------------------   -----------------------------
                                       REVENUE                OPERATING INCOME (LOSS)            LONG-LIVED ASSETS
                            -----------------------------   ----------------------------   -----------------------------
                              2000       1999      1998       2000      1999      1998       2000       1999      1998
                            --------   --------   -------   --------   -------   -------   --------   --------   -------
United Kingdom............  $ 99,792   $ 88,933   $70,906   $ 19,538   $24,500   $17,256   $117,967   $119,740   $81,009
North America.............    32,995     18,818     8,539    (18,637)    3,840     1,207    494,184     30,324    18,632
All other.................     1,535      1,442     1,361          2        --        --         --         --        --
                            --------   --------   -------   --------   -------   -------   --------   --------   -------
                            $134,322   $109,193   $80,806   $    903   $28,340   $18,463   $612,151   $150,064   $99,641
                            ========   ========   =======   ========   =======   =======   ========   ========   =======

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

19  INTEREST EXPENSE

                                                               YEAR ENDED SEPTEMBER 30,
                                                              --------------------------
                                                               2000      1999      1998
                                                              ------    ------    ------
Total interest cost incurred................................  $3,889    $2,187    $1,552
Less interest capitalized...................................   1,139     1,309     1,139
                                                              ------    ------    ------
                                                              $2,750    $  878    $  413
                                                              ======    ======    ======

20  PENSION CONTRIBUTIONS

     Contributions by the Company to defined contribution pension plans during the years ended September 30, 2000, 1999 and 1998 were $967, $608 and $316, respectively.

21  NET INCOME (LOSS) PER ORDINARY SHARE AND ADS

     Basic net income (loss) per ordinary share and ADS is based on the income available to ordinary shareholders divided by the weighted average number of ordinary shares and equivalent ADSs outstanding during the period. Diluted income (loss) per share is computed by adjusting the weighted average number of ordinary shares and equivalent ADSs outstanding during the period for potentially dilutive rights to acquire ordinary shares or ADSs that were outstanding during the period. The dilution attributable to rights to acquire shares is computed using the treasury stock method and depends upon the market price of the Company's shares during the period.

     The Company reported a net loss for the year ended September 30, 2000. Accordingly, the weighted average number of ordinary shares and equivalent ADSs outstanding used to compute basic and diluted loss per ordinary share and ADS was the same since the inclusion of potentially dilutive shares would be antidilutive. If the Company had reported net income for the year ended September 30, 2000, the effect of dilutive rights to acquire shares, for the purpose of computing diluted earnings per ordinary share and ADS, would have been to increase the number of weighted average ordinary shares and ADS equivalents outstanding during the year by 481,481 and 120,370 respectively.

                               GALEN HOLDINGS PLC
              AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- US GAAP -- (CONTINUED)
    (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED, EXCEPT PER SHARE AMOUNTS)

     The following table sets forth the computation for basic and diluted net income (loss) per ordinary share and ADS:

                                                              YEAR ENDED SEPTEMBER 30,
                                                     ------------------------------------------
                                                         2000           1999           1998
                                                     ------------   ------------   ------------
Numerator for basic and diluted net income (loss)
  per ordinary share and ADS.......................  $     (7,357)  $     19,037   $     11,935
                                                     ------------   ------------   ------------
Weighted average number of ordinary shares
  (basic)..........................................   121,444,370    116,329,438    116,266,390
Effect of dilutive stock options...................            --         60,171             --
                                                     ------------   ------------   ------------
Weighted average number of ordinary shares
  (diluted)........................................   121,444,370    116,389,609    116,266,390
                                                     ------------   ------------   ------------
Basic net income (loss) per ordinary share.........  $      (0.06)  $       0.16   $       0.10
                                                     ------------   ------------   ------------
Diluted net income (loss) per ordinary share.......  $      (0.06)  $       0.16   $       0.10
                                                     ------------   ------------   ------------
Weighted average number of equivalent ADSs.........    30,361,093     29,082,360     29,066,597
Effect of dilutive stock options...................            --         15,042             --
                                                     ------------   ------------   ------------
Weighted average number of equivalent ADSs
  (diluted)........................................    30,361,093     29,097,402     29,066,597
                                                     ------------   ------------   ------------
Basic net income (loss) per ADS....................  $      (0.24)  $       0.65   $       0.41
                                                     ------------   ------------   ------------
Diluted net income (loss) per ADS..................  $      (0.24)  $       0.65   $       0.41
                                                     ------------   ------------   ------------

22  RELATED PARTIES

     During each of the years ended September 30, 2000, 1999 and 1998, Galen had business dealings with Boxmore International, plc ("Boxmore") which was a related party.

     Boxmore provides packaging materials to Galen. Dr. H.A. Ennis who is a Director of Galen was a director of Boxmore during the above periods. For the years ended September 30, 2000, 1999 and 1998, amounts billed to Galen by Boxmore were $741, $561 and $298, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders of
  Warner Chilcott Public Limited Company

     We have audited the accompanying consolidated balance sheets of Warner Chilcott Public Limited Company and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Warner Chilcott Public Limited Company and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP
Short Hills, New Jersey
February 22, 2000

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                          CONSOLIDATED BALANCE SHEETS
                          (IN THOUSANDS OF US DOLLARS)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999         1998
                                                              ---------    --------
ASSETS
  Current Assets:
     Cash and cash equivalents..............................  $  50,954    $ 43,133
     Accounts receivable, net...............................     11,526      18,050
     Inventories............................................      4,025      13,099
     Prepaid expense and other assets.......................        915       7,403
                                                              ---------    --------
          Total current assets..............................     67,420      81,685
                                                              ---------    --------
  Fixed Assets:
     Equipment, furniture and fixtures, net.................      1,177       1,076
  Intangible assets, net....................................     63,865      74,256
                                                              ---------    --------
          Total assets......................................  $ 132,462    $157,017
                                                              =========    ========
LIABILITIES
  Current Liabilities:
     Accounts payable.......................................  $   3,204    $  8,833
     Accrued liabilities....................................      7,438       6,254
     Due to Elan Corporation, plc and subsidiaries..........        262       7,697
                                                              ---------    --------
          Total current liabilities.........................     10,904      22,784
                                                              ---------    --------
  Other Liabilities:
     Working capital facility...............................     12,098      20,393
     Long-term debt.........................................     10,476       8,897
                                                              ---------    --------
          Total liabilities.................................     33,478      52,074
                                                              ---------    --------
SHAREHOLDERS' EQUITY
  Ordinary Shares, par value $.05 per share; 50,000,000
     shares authorized, 12,377,034 shares issued and
     outstanding at December 31, 1999, and 12,366,808 issued
     and outstanding at December 31, 1998...................        619         618
  Deferred Shares, par value IRL1 per share; 30,000 shares
     authorized, 30,000 shares issued and outstanding at
     December 31, 1999 and December 31, 1998................         45          45
  Additional paid-in capital................................    209,062     208,939
  Accumulated deficit.......................................   (110,279)   (103,578)
  Deferred compensation.....................................       (463)     (1,081)
                                                              ---------    --------
          Total shareholders' equity........................     98,984     104,943
                                                              ---------    --------
          Total liabilities and shareholders' equity........  $ 132,462    $157,017
                                                              =========    ========

          See accompanying notes to consolidated financial statements.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1999           1998
                                                              -----------    -----------
REVENUES
  Branded product sales.....................................  $    34,813    $    16,440
  Generic product sales.....................................       13,767         31,405
  Marketing alliance and other revenue......................       25,455         17,049
                                                              -----------    -----------
          Total revenues....................................       74,035         64,894
                                                              -----------    -----------
OPERATING EXPENSES
  Cost of goods sold........................................       27,704         34,230
  Selling, general and administrative.......................       46,409         41,709
  Depreciation and amortization.............................        5,520          5,621
  Research and development..................................        3,100          3,241
                                                              -----------    -----------
          Total operating expenses..........................       82,733         84,801
                                                              -----------    -----------
OPERATING LOSS..............................................       (8,698)       (19,907)
                                                              -----------    -----------
OTHER INCOME (EXPENSE)
  Interest income...........................................        2,264          2,622
  Interest expense..........................................       (3,011)        (3,012)
  Gain on sale of assets....................................        2,744             --
                                                              -----------    -----------
          Total other income (expense)......................        1,997           (390)
                                                              -----------    -----------
LOSS BEFORE TAXES...........................................       (6,701)       (20,297)
                                                              -----------    -----------
Income taxes................................................           --             --
                                                              -----------    -----------
NET LOSS....................................................  $    (6,701)   $   (20,297)
                                                              ===========    ===========
Net loss per ordinary share
  Basic and Diluted.........................................  $     (0.54)   $     (1.64)
                                                              ===========    ===========
Weighted average ordinary shares outstanding................   12,367,706     12,366,808
                                                              ===========    ===========

          See accompanying notes to consolidated financial statements.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                          (IN THOUSANDS OF US DOLLARS)

                                                            DEFERRED   ADDITIONAL
                                     NUMBER OF     SHARE     SHARE      PAID-IN     ACCUMULATED     DEFERRED
                                       SHARES     CAPITAL   CAPITAL     CAPITAL       DEFICIT     COMPENSATION    TOTAL
                                     ----------   -------   --------   ----------   -----------   ------------   --------
BALANCE AT DECEMBER 31, 1997.......  12,366,808     618        45        208,962       (83,281)      (1,698)      124,646
  Issue expenses...................          --      --        --            (23)           --           --           (23)
  Stock compensation expense.......          --      --        --             --            --          617           617
  Net loss.........................          --      --        --             --       (20,297)          --       (20,297)
                                     ----------    ----       ---       --------     ---------      -------      --------
BALANCE AT DECEMBER 31, 1998.......  12,366,808    $618       $45       $208,939     $(103,578)     $(1,081)     $104,943
  Stock option/warrant exercises
    and miscellaneous capital......      10,226       1        --             39            --           --            40
  Stock compensation expense.......          --      --        --             84            --          618           702
  Net loss.........................          --      --        --             --        (6,701)          --        (6,701)
                                     ----------    ----       ---       --------     ---------      -------      --------
BALANCE AT DECEMBER 31, 1999.......  12,377,034    $619       $45       $209,062     $(110,279)     $  (463)     $ 98,984
                                     ==========    ====       ===       ========     =========      =======      ========

          See accompanying notes to consolidated financial statements.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (IN THOUSANDS OF US DOLLARS)

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $ (6,701)     $(20,297)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities
     Depreciation and amortization..........................      5,520         5,621
     Accretion of loan discount.............................         --           995
     Deferred financing cost write-off......................         --            --
     Stock compensation expense.............................        702           617
     (Gain) loss on sale of assets..........................     (2,744)           --
     Notes issued in lieu of cash interest payments.........      1,579            --
     Changes in assets and liabilities:
       Decrease (increase) in accounts receivable, prepaid
        expense and other assets............................     12,562        (3,455)
       Decrease in inventories..............................      6,396         3,076
       (Decrease) increase in accounts payable and accrued
        liabilities.........................................     (4,445)       (4,324)
                                                               --------      --------
          Net cash provided by (used in) operating
            activities......................................     12,869       (17,767)
                                                               --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets..............................     11,000            --
  Purchase of intangible assets.............................         --            --
  Purchase of fixed assets..................................       (358)         (175)
                                                               --------      --------
          Net cash provided by (used in) investing
            activities......................................     10,642          (175)
                                                               --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Working capital facility (repayment) proceeds, net........     (8,295)       20,393
  Short-term debt repayment.................................         --       (14,511)
  (Repayment) proceeds -- Elan Corporation, plc.............     (7,435)        2,430
  Net proceeds from issuance of share capital...............         40           (23)
                                                               --------      --------
          Net cash (used in) provided by financing
            activities......................................    (15,690)        8,289
                                                               --------      --------
Net increase (decrease) in cash and cash equivalents........      7,821        (9,653)
  Cash and cash equivalents, beginning of year..............     43,133        52,786
                                                               --------      --------
  Cash and cash equivalents, end of year....................   $ 50,954      $ 43,133
                                                               ========      ========
  Cash paid for interest....................................   $  1,328      $  1,542
                                                               ========      ========

          See accompanying notes to consolidated financial statements.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)

1.  GENERAL

     Warner Chilcott Public Limited Company ("Warner Chilcott" or the "Company") is an Irish company with operations in Dublin, Ireland and Rockaway, NJ, USA. The Company's consolidated financial statements include the financial statements for Warner Chilcott Public Limited Company and all of its subsidiaries and are prepared in US dollars in conformity with United States generally accepted accounting principles.

     The Company is engaged in the development, marketing, sale and distribution of branded prescription pharmaceutical products in the United States. Warner Chilcott's primary focus is the women's healthcare market, with a continued presence in the cardiology and dermatology markets. All of the Company's branded products are promoted by the Company's sales force. The Company manages and operates its business as one segment as its marketing and distribution methodology is consistent for all of its product offers. The majority of its operating revenues were generated in the United States.

2.  SIGNIFICANT ACCOUNTING POLICIES

     The accounting policies followed in the preparation of the accompanying consolidated financial statements are in conformity with generally accepted accounting principles in the United States.

  (a) Basis of consolidation

     The consolidated financial statements include the accounts of Warner Chilcott Public Limited Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated.

  (b) Estimates and assumptions

     The preparation of financial statements in accordance with United States generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

  (c) Financial instruments

     The Company considers all liquid interest-earning investments with original maturities of ninety days or less to be cash equivalents. Investments with maturities between ninety days and one year are considered short-term investments. Cash and short-term investments are stated at cost plus accrued interest, which approximates market value. From time to time, the Company pledges cash and equivalents as collateral for borrowings under its working capital facility. (See Note 8)

  (d) Inventories

     Inventories are valued at the lower of cost or market. Cost is determined principally on the basis of first-in, first-out or standards, which approximate average cost.

  (e) Equipment, furniture and fixtures

     Equipment, furniture and fixtures are stated at cost, net of accumulated depreciation. Depreciation is computed on the straight-line basis over the estimated useful lives of the various assets (primarily five years or the life of the lease or leasehold improvement).

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

              (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)

  (f) Intangible assets

     Purchased goodwill and other intangible assets resulting from business acquisitions are carried at cost and are amortized over their estimated useful lives, which range between 5 and 20 years. Where events or circumstances are present which indicate that the carrying amount of an intangible asset may not be recoverable, the Company estimates the future undiscounted cash flows expected to result from use of the asset and its eventual disposition. Where future undiscounted cash flow is less than the carrying amount of the asset, the Company will recognize an impairment loss. Otherwise, no loss is recognized.

  (g) Revenue recognition

     Revenue from sales is recognized upon shipment of product to the customer. The Company warrants products against defects and for specific quality standards, permitting the return of products under certain circumstances. Sales are recorded net of deductions for cash discounts, sales returns, customer rebates and pricing adjustments. Revenue from marketing alliances is recognized when earned under the terms of the associated contracts.

  (h) Research and development

     Research and development costs are expensed as incurred.

  (i) Foreign currency transactions

     The Company's financial statements are prepared in US dollars. In general, the Company's operating and other business transactions are denominated in US dollars. Accordingly, the Company's exposure to currency fluctuations is limited. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than US dollars are included in the results of operations as incurred.

  (j) Income taxes

     Corporation tax is provided on the results for the year. The Company applies Statement of Financial Accounting Standard ("SFAS") No. 109 "Accounting for Income Taxes," which requires deferred tax assets and liabilities to be recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled.

  (k) Stock based compensation

     The Company grants stock options for fixed numbers of shares to employees and directors generally with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants to employees and directors in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, and includes appropriate disclosures as required by SFAS No. 123, "Accounting for Stock-Based Compensation."

  (l) Impairment of long-lived assets and long-lived assets to be disposed of

     SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

              (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)

not be recoverable. The application of this Statement did not have any impact on the Company's consolidated financial statements.

  (m) Net loss per ordinary share

     The Company calculates net loss per ordinary share in accordance with the provisions of SFAS No. 128, "Earnings Per Share." Net loss and weighted average shares outstanding used for computing diluted loss per share were the same as that used for computing basic loss per share for each of the years ended December 31, 1999, 1998 and 1997. Stock options and warrants have not been included in the calculation since the inclusion of such shares would be antidilutive (See Notes 9 and 10).

  (n) Comprehensive income

     SFAS No. 130, "Reporting Comprehensive Income" defines comprehensive income as the total change in shareholders' equity during the period other than from transactions with shareholders. For the Company, comprehensive loss is comprised solely of net loss.

3.  ACCOUNTS RECEIVABLE

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
Trade receivables...........................................  $ 5,823    $10,189
Marketing alliance receivables..............................    6,044      8,869
Other non-trade receivables.................................    1,082        559
                                                              -------    -------
                                                               12,949     19,617
Less allowance for doubtful accounts........................    1,423      1,567
                                                              -------    -------
                                                              $11,526    $18,050
                                                              =======    =======

4.  INVENTORIES

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      1998
                                                              ------    -------
Raw materials...............................................  $   17    $ 1,897
Finishing supplies..........................................       3          3
Work-in-process.............................................     957        932
Finished goods..............................................   3,936     11,597
                                                              ------    -------
                                                               4,913     14,429
Less reserve for obsolescence...............................     888      1,330
                                                              ------    -------
                                                              $4,025    $13,099
                                                              ======    =======

5.  EQUIPMENT, FURNITURE AND FIXTURES

                                                                DECEMBER 31,
                                                              ----------------
                                                               1999      1998
                                                              ------    ------
Equipment, furniture and fixtures...........................  $1,924    $1,565
Less accumulated depreciation...............................     747       489
                                                              ------    ------
                                                              $1,177    $1,076
                                                              ======    ======

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

              (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)

     Depreciation expense amounted to $258, $247 and $179 for the years ended December 31, 1999, 1998 and 1997, respectively.

6.  INTANGIBLE ASSETS

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
Goodwill....................................................  $29,624    $29,624
Tradename and other intangibles.............................   52,189     58,389
                                                              -------    -------
                                                               81,813     88,013
Less accumulated amortization...............................   17,948     13,757
                                                              -------    -------
                                                              $63,865    $74,256
                                                              =======    =======

     Amortization expense amounted to $5,262 and $5,374 for the years ended December 31, 1999, and 1998 respectively.

7.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each material class of financial instrument:

          Cash, cash equivalents and accounts receivable carrying amount approximates fair value due to the short-term maturities of these instruments.

          Other creditors and due to Elan carrying amount approximates fair value due to the short term maturities of these instruments.

          Long-term debt and working capital facility carrying amount approximates fair value based on market comparables.

     The Company invests its cash in US government securities and debt instruments of financial institutions and corporations with investment grade credit ratings. The Company has established guidelines relative to diversification and maturities that are designed to help ensure safety and liquidity.

8.  DEBT

  Working Capital Facility

     On March 30, 1998 Warner Chilcott, Inc., the Company's US operating subsidiary ("WCI"), entered into a $30,000 revolving credit facility and security agreement with a syndicate of banks led by PNC Business Credit ("the "PNC facility"). The facility expires in March 2001. The PNC facility replaced a facility provided by Bankers Trust Commercial Corporation.

     The PNC facility is collateralized by substantially all of the assets of WCI including cash balances, accounts receivable, inventory, fixed assets and other intangible assets. Availability under the credit facility is based upon the balances of qualified collateral, primarily accounts receivable, inventory and certain cash balances. Under the credit agreement, WCI is required to maintain a minimum balance of shareholders' equity. At December 31, 1999 the Company was in compliance with the covenants of the PNC facility. Warner Chilcott, plc, Warner Chilcott Ireland Limited, and Warner Chilcott Limited (Bermuda) have also pledged certain assets and financial support for the facility.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

              (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)

     Interest on outstanding borrowings accrues at either PNC's Base Rate or LIBOR plus one and three-quarter percent. In addition, the Company pays a commitment fee equal to three-eighths of one percent on the unused portion of the facility. Interest expense related to the PNC and predecessor credit facilities in 1999 and 1998, including commitment fees, were $1,592 and $1,735 respectively.

  Senior Subordinated Discount Notes

     In April 1996 WCI issued $69,000 principal amount of Senior Subordinated Discount Notes ("Notes") due 2001 at a 30% discount to the principal amount. Gross proceeds to WCI amounted to $48,300, which were utilized to fund the acquisition of the Warner-Lambert division. The Notes are unsecured and rank subordinate in right of payment to all senior indebtedness of WCI. The Notes are redeemable at the option of WCI, in whole or in part, at any time prior to maturity at redemption prices equal to 105% of the principal amount of the Notes plus accrued interest. The discount on the Notes was amortized to interest expense at a rate of 14.8%, compounded semi-annually.

     In June 1997 the Company offered all holders of the Notes the right to exchange Notes for newly issued Convertible Senior Subordinated Discount Notes ("the Convertible Notes") and detachable warrants to purchase Ordinary Shares of the Company. The holders of 87% of the principal amount of the Notes accepted the offer and the Company issued $49,477 of Convertible Notes and detachable warrants in exchange for $49,477 of Notes. The conversion price for the Convertible Notes, the number of shares subject to the detachable warrants and the exercise price of the warrants were ultimately determined by the price at which the Company sold shares in its IPO in August 1997. Following the exchange, the Company exercised an option to convert the Convertible Notes into Ordinary Shares. The net result of the exchange of Notes for Convertible Notes and detachable warrants and the subsequent conversion of the Convertible Notes into shares was that the Company issued 2,827,245 Ordinary Shares and warrants to purchase an aggregate 141,362 Ordinary Shares exercisable at $17.50 per share.

     At October 25, 1998 the discount on the Notes was fully amortized and the Notes were carried at 100% of their principal amount. Beginning October 25, 1998, interest began to accrue on the Notes at a rate of 16.8% per annum paid semi-annually on each April 30th and October 31st. At its sole discretion, the Company may issue additional Notes in lieu of cash payment of any or all interest due on the Notes. The Company issued additional Notes in payment of the interest installments due April 30, 1999 and October 31, 1999.

     The table below shows the components of long-term debt as of December 31, 1999 and 1998:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999       1998
                                                              -------    ------
Principal, beginning of year................................  $ 8,897    $6,228
Accreted interest...........................................       --     2,669
Notes issued for interest payments..........................    1,579        --
                                                              -------    ------
                                                              $10,476    $8,897
                                                              =======    ======

9.  SHARE CAPITAL

  Ordinary Shares

     In August 1997 the Company completed its initial public offer (the "IPO") selling 3,500,000 shares at an issue price of $17.50 per Ordinary Share. Concurrent with the IPO, Barr Laboratories Inc. purchased 250,000 Ordinary Shares in a private placement at an issue price of $16.275 per share that equated to the IPO

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

              (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)

issue price net of underwriting discounts and commissions. Also, at the time of the IPO, Elan Corporation, plc exercised a warrant to purchase 500,000 Ordinary Shares at a price of $16.00 per share. In September 1997 the underwriters of the Company's IPO exercised an option to cover over-allotments and purchased an additional 525,000 Ordinary Shares from the Company at a price of $17.50 per share less underwriting discounts and commissions. The net proceeds to the Company of the IPO and related financings totaled $74,588.

     In 1997 the Company issued 2,827,245 Ordinary Shares and 141,362 detachable warrants in exchange for Convertible Senior Subordinated Discount Notes (See
Note 8).

  Deferred Shares

     Holders of Deferred Shares will not be entitled to receive dividends or to receive notice of or be represented at shareholder meetings of the Company or to vote at such meetings. On liquidation or a winding up of the Company the holders of Deferred Shares will be entitled to receive the par value of the Deferred Shares after the holders of the Ordinary Shares have received the par value of the Ordinary Shares but shall not be entitled to otherwise participate in the assets which are available for distribution.

  Warrants Issued In Connection With Financing Activities

     The Company from time to time has issued warrants in connection with various financing activities.

     On September 30, 1997 the Company issued a five-year warrant to Elan to purchase 150,000 Ordinary Shares at an exercise price of $22.75 per share in conjunction with bridge financing for the purchase of five products from Warner-Lambert Company.

     In connection with Barr's purchase of shares at the time of the IPO, the Company issued to Barr a warrant to purchase up to 250,000 Ordinary Shares exercisable at $16.275 per share. The warrant becomes exercisable as to 62,500 shares during four one-year periods beginning on each of the first, second, third and fourth anniversaries of the IPO. If Barr does not exercise, in full, its right to purchase the 62,500 shares during any one-year period, such portion of the warrant expires. At December 31, 1999, this warrant entitled Barr to purchase 187,500 shares and was exercisable as to 62,500 shares.

     In connection with the acquisition of the Warner-Lambert division in 1996, the Company issued a warrant to Warner-Lambert Company for $672. This warrant entitles Warner-Lambert to purchase 1,130,158 Ordinary Shares of the Company for an aggregate of $18,003. This warrant is exercisable through January 31, 2001.

  Other Warrants

     During 1996 100,000 warrants were issued to an individual who was, at the time, an officer and director of the Company. The exercise price of $20.00 per share was equal to the estimated fair value of the shares on the date of the grant. The warrants are exercisable through June 28, 2001.

  Other

     In December 1998 Elan Corporation, plc, contributed 600,000 shares of the Company's stock to an entity formed by it and selected members of senior management of the Company. Under the terms of the transaction, Elan retained the right to 100% of the proceeds from the sale of the shares at a price up to $11.50 per share, and certain additional proceeds from the sale of these shares at higher amounts.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

              (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)

     During 1999 warrants for the purchase of a total of 410,189 Ordinary Shares expired. A warrant for the purchase of 10,000 Ordinary Shares at an exercise price of $0.05 was exercised in 1999.

10.  STOCK OPTIONS AND COMPENSATORY WARRANTS

  Incentive Share Option Scheme

     In April 1997 the Company adopted an Incentive Share Option Scheme for officers, directors and employees that provides for stock options. In June 1999 the Scheme was amended to provide for grants to consultants and members of the Company's medical advisory board. The option exercise price is the fair market value at the date of grant. Options generally vest over four years and expire on the earlier of ten years from the date of grant or after a specified period following the participant's separation from the Company. At December 31, 1999 options for 1,384,413 shares were outstanding under the Scheme, 115,243 shares were available for future grants and 545,687 were exercisable.

  Warrants Issued to Officers and Directors

     The Company has issued warrants to certain executives and to directors that are not governed by the Incentive Share Option Scheme. These warrants are described below:

     In June 1996 the Company issued warrants to directors to purchase up to an aggregate 60,000 Ordinary Shares at an exercise price of $20.00 per share. The exercise price on the date of grant was equal to the estimated fair value of the shares on that date. The warrants are exercisable through June 28, 2001.

     In March 1997 the Company issued warrants to two executives pursuant to employment agreements approved by the Board of Directors. The warrants allow the executives to purchase up to an aggregate 650,000 shares (520,000 at an exercise price of $20.00 per share and 130,000 at an exercise price of $1.00 per share). These warrants become exercisable ratably over 16 quarterly periods which began October 1, 1996, but would be immediately exercisable in full if the Company undergoes a change of control. The warrants expire on the earlier of October 31, 2006 or after a specified period following the termination of the executive's employment with the Company. The difference between the estimated fair value of the shares on the date of grant ($20.00) and the $1.00 per share exercise price was recorded as deferred compensation expense totaling $2,470 on the date of grant and is being amortized over the vesting period. Compensation expense charged against income in respect of these warrants was $618 and $617 for the years ended December 31, 1999 and 1998.

     In February 1998 the Company issued a warrant to an executive pursuant to an employment agreement approved by the Board of Directors. The warrant allows the executive to purchase up to 200,000 Ordinary Shares at an exercise price of $9.77 per share. The exercise price on the date of grant was equal to the fair market value of the shares on that date. The warrant becomes exercisable (vests) over 16 quarterly periods that began January 1, 1998, but would be immediately exercisable in full if the Company undergoes a change of control. The warrant expires on the earlier of February 3, 2008 or after a specified period following the termination of the executive's employment with the Company.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

              (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)

     Options outstanding under the Scheme and warrants issued to officers and directors are summarized below:

                                                                           PRICE PER SHARE
                                                                      --------------------------
                                                                                        WEIGHTED
                                                          SHARES          RANGE         AVERAGE
                                                         ---------    --------------    --------
Balance at December 31, 1997...........................    979,250    $1.00 - $20.00     $17.48
  Granted..............................................    748,450    $6.00 - $ 9.88     $ 9.22
  Exercised............................................         --          --               --
  Cancelled............................................    (18,250)   $9.77 - $20.00     $14.70
                                                         ---------    --------------     ------
Balance at December 31, 1998                             1,709,450    $1.00 - $20.00     $13.89
  Granted..............................................    628,575    $7.00 - $10.19     $ 7.82
  Exercised............................................       (344)   $6.75 - $ 8.13     $ 6.99
  Cancelled............................................    (43,268)   $6.75 - $20.00     $ 9.14
                                                         ---------    --------------     ------
Balance at December 31, 1999...........................  2,294,413    $1.00 - $20.00     $12.32
                                                         =========    ==============     ======
Exercisable at December 31, 1999.......................  1,233,812    $1.00 - $20.00     $14.60
                                                         =========    ==============     ======

     Following is option and warrant data at December 31, 1999 by exercise price range:

                                               $1.00 TO     $6.00 TO     $10.00 TO
EXERCISE PRICE RANGE                            $5.99        $10.00       $20.00        TOTAL
--------------------                           --------    ----------    ---------    ----------
Number of shares subject to options and
  warrants...................................   130,000     1,305,863     858,550      2,294,413
Weighted average exercise price..............     $1.00         $8.54      $19.78         $12.32
Weighted average remaining contractual life
  (years)....................................      6.75          8.70        6.60           7.80
Number of exercisable options and warrants...   105,625       418,843     709,344      1,233,812
Weighted average exercise price of
  exercisable options and warrants...........     $1.00         $8.90      $20.00         $14.60
                                               --------    ----------    --------     ----------

     The Company applies APB Opinion No. 25 in accounting for option grants under its Incentive Share Option scheme and the issuance of warrants to officers and directors. Accordingly, no compensation cost has been recorded in the Consolidated Statement of Operations for stock options or warrants granted at exercise prices at least equal to fair market value on the date of grant. Had the Company determined compensation cost based on the fair value of options and warrants issued at the grant date under SFAS No. 123, the Company's net loss and net loss per ordinary share would have been increased to the pro forma amounts indicated below.

                                                               1999        1998
                                                              -------    --------
AS REPORTED
  Net loss..................................................  $(6,701)   $(20,297)
  Basic and diluted net loss per ordinary share.............  $ (0.54)   $  (1.64)
PRO FORMA
  Net loss..................................................  $(8,756)   $(22,767)
  Basic and diluted net loss per ordinary share.............  $ (0.71)   $  (1.84)

     The per share weighted-average fair value of options and warrants granted during 1999 and 1998 was $2.23 and $4.54 respectively, using the Black-Scholes option pricing model. Values were estimated using a weighted average life of 2.5, 3.0 and 3.6 years in 1999 and 1998, no expected dividend yield in any year,

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

              (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)

volatility of 38.8% in 1999 and 72.8% in 1998, and risk free interest rates of 5.4% and 4.6% in 1999 and 1998 respectively.

11.  401(k) SAVINGS PLAN

     In April 1996 Warner Chilcott adopted a 401(k) savings plan that provides eligible employees with the option to defer amounts not in excess of 15% of his or her compensation. The Company makes matching contributions to the plan on behalf of all participants who make elective deferrals. The Company contributes and allocates to each participant's account matching contributions equal to 50% of up to 6% of the participant's contributions. The Company's contributions vest at 25% per year up to 100% at the participant's completion of four years of employment.

     The Company's contributions recognized for the years ended December 31, 1999 and 1998 were $375 and $174 respectively.

12.  SALE OF VECTRIN(R)

     In September 1999 the Company completed the sale of its Vectrin(R) product line including certain inventory, samples and the related FDA approval, and received $11,000 in cash at closing. The Company reported a pre-tax gain of $2,744 from the sale that is included in the Statement of Operations under the caption "Other income -- Gain on sale of assets." As part of the sale and purchase agreement, the Company will also receive royalties and milestone payments based on certain future events. Royalty and milestone revenues from this agreement are included in the Statement of Operations under the caption "Marketing alliance and other revenue." Vectrin(R) net sales were recognized by the Company until the date of sale and, such net sales amounted to $3,236 for the year ended December 31, 1999. Net sales for the year ended December 31, 1998 amounted to $3,799.

13.  ELAN AGREEMENTS

     In March 1999 the Company reached a binding agreement with Elan Corporation, plc ("Elan") under which Elan agreed to acquire Warner Chilcott's marketing rights to an extended-release nifedipine product. Under terms of the agreement, as of March 31, 1999 Elan was obligated to make a non-refundable payment, which was received, of $3,000 to Warner Chilcott and such amount was recorded as revenue in the first quarter of 1999 under the caption "Marketing alliance and other revenue." In June 1999 the Company executed the definitive agreement licensing the extended-release nifedipine product to Elan and received an additional $4,000 that was recorded as revenue in the second quarter of 1999. Under the agreement, additional license fees would be due to Warner Chilcott upon the completion of certain milestones including FDA approval of the pending ANDA for the product. Warner Chilcott would also be entitled to receive royalties based upon revenues derived from the product. As of December 31, 1999 the Company had not earned any additional fees or royalties from this agreement.

     Also in March 1999 the Company reached a binding agreement with Elan under which Elan re-acquired the marketing rights to an isosorbide-5-mononitrate product ("IS5MN-PM") that Elan had been developing for Warner Chilcott. Under terms of the agreement, as of March 31, 1999, Elan was obligated to make a payment to Warner Chilcott in an amount equal to Warner Chilcott's remaining contractual obligation relating to the development of IS5MN-PM. Such amount had been carried by Warner Chilcott as an asset in "Prepaid expense and other assets" and as a liability in "Due to Elan Corporation, plc and subsidiaries." In concluding this transaction and reducing both the related asset and liability, Warner Chilcott did not recognize an income statement effect.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

              (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)

14.  TAXES

     The Company operates in Ireland and the United States and is subject to various taxes on income in both jurisdictions. Although the Company is currently generating losses, tax relief may be available to offset future taxable earnings. However, there can be no assurance that such relief will be available to the Company.

     SFAS No. 109 requires, among other things, recognition of future tax benefits measured at enacted rates attributable to temporary differences between financial statement and income tax basis of assets and liabilities and to tax net operating losses if realization of such benefits were more likely than not. Under SFAS No. 109, the Company's deferred tax assets as of December 31, 1999 and 1998 are estimated as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Deferred tax assets
  Net operating loss carryforward...........................  $ 23,428    $ 18,026
  Amortization of intangibles...............................     5,256       5,329
  Disqualified interest carryforward........................       826         826
  Other, net................................................    (1,630)       (252)
                                                              --------    --------
     Subtotal...............................................    27,880      23,929
  Valuation allowance.......................................   (27,880)    (23,929)
                                                              --------    --------
     Net deferred tax asset.................................  $     --    $     --
                                                              ========    ========

     At December 31, 1999 the Company had available net operating loss carryforwards for United States Federal income tax reporting purposes of approximately $62,000 which begins expiring in 2011. At December 31, 1999, the Company had net operating loss carryforwards for state income tax reporting purposes of approximately $40,000 which expire at various dates. Ultimate utilization or availability of such net operating losses and certain deferred tax assets may be limited if a significant change in ownership occurs, as defined by rules enacted with the United States Tax Reform Act of 1986. The Company did not pay any Federal income taxes in 1999 or 1998.

15.  SIGNIFICANT CONCENTRATIONS

  Significant customers/revenue sources

     In 1999 the Company derived 24% of its total revenue from the promotion of several products under an agreement with Schering Corporation. The Company's sales force promotes these Schering products to a targeted physician population and in turn receives a fee based on the market performance of the products. The agreement expires in December 2000 but may be terminated sooner by either party under certain circumstances. Amounts earned by the Company under the promotion agreement are paid on a quarterly basis within 45 days of the end of each calendar quarter. At December 31, 1999 $5,555 of the Company's accounts receivable balance represents amounts due from Schering.

     The Company distributes its pharmaceutical products through wholesalers, distributors and direct to certain retailers. The following table shows significant customer sales as a percentage of total sales:

                                                              1999   1998
                                                              ----   ----
Customer A..................................................   21%    17%
Customer B..................................................   13%    12%
Customer C..................................................    9%    10%

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

              (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)

  Credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of short-term investments and accounts receivable. The Company's short-term investments consist of interest-bearing securities issued by investment grade entities and exposure to any one entity is limited.

     Trade receivables are primarily due from wholesalers, distributors, major retailers of pharmaceutical products, and multi-national pharmaceutical companies located in the United States. The Company completes ongoing credit evaluations of its customers and sales made on credit are generally not collateralized. The following table shows significant trade receivables as a percentage of total accounts receivable:

                                                              DECEMBER 31,
                                                              ------------
                                                              1999    1998
                                                              ----    ----
Customer A..................................................   10%     11%
Customer B..................................................    0%     10%
Customer C..................................................    6%      9%

16.  COMMITMENTS AND CONTINGENCIES

  Leases

     The Company has various operating leases for the rental of office space and sales force vehicles and equipment. Future minimum rental commitments for operating leases with non-cancellable terms in excess of one year are as follows:

                            MINIMUM RENTAL PAYMENTS

2000........................................................  $  532
2001........................................................     538
2002........................................................     543
2003........................................................     548
2004........................................................      38
Thereafter..................................................      --
                                                              ------
          Total.............................................  $2,199
                                                              ------

     Rent expense under operating leases during the years ended 1999 and 1998 was $2,124 and $571.

  Employment Agreements

     The Company has employment agreements with six of its executives. The agreements provide for minimum salary levels as well as incentive bonuses that are payable if specified management goals are attained. The agreements also contain provisions that would entitle each executive to severance payments based upon their then current base salary in the event of termination other than for "cause" as defined in the agreements. The maximum contingent liability for such severance payments at December 31, 1999 totalled $1,770.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

              (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)

17.  RELATED PARTIES

     The Company has ongoing business dealings with three companies, as described below, that are related parties. The Company employs certain procedures to ensure that transactions with these parties take place on terms no more favorable than could be obtained from unrelated third parties.

  Elan Corporation, plc.

     At December 31, 1999 Elan Corporation, plc ("Elan") and its subsidiaries held 19.6% of the Company's outstanding ADSs, representing Ordinary Shares, (excluding shares that are part of the transaction described in Note 9). Mr. Thomas G. Lynch, Executive Vice President, Chief Financial Officer and a member of the Board of Directors of Elan, serves on the Company's Board of Directors. Although the companies did not have a product development relationship at December 31, 1999, they have had such relationships prior to this date and may have similar relationships in the future (see Note 13). Also, Elan provides certain administrative and support services to the Company for a fee.

     The Company incurred research and development costs charged by Elan of $4,083 in the year ended December 31, 1997. No research and development costs were charged by Elan in 1999 and 1998. The Company recorded administrative and support fees charged by Elan of $237 and $326 in the years ended December 31, 1999 and 1998. Amounts billed to the Company by Elan for administrative services are due within 30 days of receipt of invoice.

  Barr Laboratories, Inc.

     In 1997 the Company entered into an agreement under which Barr Laboratories, Inc. ("Barr") distributed minocycline capsules manufactured under the Company's ANDA. Royalties from this agreement of $63 and $94 were included in the Company's financial results for the years ended December 31, 1999 and 1998, respectively. This agreement was mutually terminated in 1998. Barr holds 250,000 of the Company's Ordinary Shares and a warrant to purchase an additional 187,500 shares. Mr. Bruce Downey, the Chairman, President and Chief Executive Officer of Barr, serves on Warner Chilcott's Board of Directors.

  Boron-LePore Group, Inc.

     Boron-LePore Group, Inc. ("Boron-LePore") provides a range of services to the Company including providing contract sales personnel, recruitment of sales representatives and certain sample data record keeping. Mr. Roger Boissonneault, the President and Chief Operating Officer of Warner Chilcott, serves on the Board of Boron-LePore. For the years ended December 31, 1999 and 1998 fees of $2,232 and $5,654, respectively, were charged by Boron-LePore and expensed to operations.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

              (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)

18.  CONSOLIDATING SCHEDULE

     Following are consolidation schedules reflecting Balance Sheet and Statement of Operations information for the Company as of December 31, 1999 and 1998, and for the years ended December 31, 1999 and 1998:

                                                                                           WARNER
                                                            WARNER                        CHILCOTT
                                                           CHILCOTT                     LABORATORIES
                                             WARNER       (BERMUDA),       WARNER         IRELAND      ELIMINATION
                                          CHILCOTT, PLC      LTD.      CHILCOTT, INC.       LTD.         ENTRIES     CONSOLIDATED
                                          -------------   ----------   --------------   ------------   -----------   ------------
DECEMBER 31, 1999
BALANCE SHEET INFORMATION:
ASSETS
  Cash and cash equivalents.............    $     44       $29,021        $ 21,889         $   --       $      --      $ 50,954
  Accounts receivable...................          --            --          11,351            175              --        11,526
  Inventories...........................          --            --           4,025             --              --         4,025
  Other assets..........................          64            --             851             --              --           915
                                            --------       -------        --------         ------       ---------      --------
         Total current assets...........         108        29,021          38,116            175              --        67,420
                                            --------       -------        --------         ------       ---------      --------
  Long-term assets......................          --            --          61,242          3,800              --        65,042
  Investment in subsidiaries............     161,938            --              --             --        (161,938)           --
                                            --------       -------        --------         ------       ---------      --------
         Total assets...................    $162,046       $29,021        $ 99,358         $3,975       $(161,938)     $132,462
                                            ========       =======        ========         ======       =========      ========
LIABILITIES AND EQUITY
  Current liabilities...................    $    261       $    --        $ 10,431         $  212       $      --      $ 10,904
  Inter-company accounts................      (3,574)        7,506          (4,941)         1,009              --            --
  Working capital facility..............          --            --          12,098             --              --        12,098
  Long-term debt........................          --            --          10,476             --              --        10,476
  Shareholders' equity..................     165,359        21,515          71,294          2,754        (161,938)       98,984
                                            --------       -------        --------         ------       ---------      --------
         Total liabilities and
           shareholders' equity.........    $162,046       $29,021        $ 99,358         $3,975       $(161,938)     $132,462
                                            ========       =======        ========         ======       =========      ========
STATEMENT OF OPERATIONS INFORMATION:
REVENUES
  Product sales.........................    $     --       $    --        $ 48,580         $   --       $      --      $ 48,580
  Marketing alliance and other
    revenue.............................          --            --          18,546          7,101            (192)       25,455
                                            --------       -------        --------         ------       ---------      --------
         Total revenues.................          --            --          67,126          7,101            (192)       74,035
                                            --------       -------        --------         ------       ---------      --------
OPERATING EXPENSES
  Cost of goods sold....................          --            --          27,704             --              --        27,704
  Selling, general & administration ....       1,359             6          44,649            395              --        46,409
  Dep. & amortization...................           6            --           5,202            312              --         5,520
  Research and development..............          --            --             356          2,936            (192)        3,100
                                            --------       -------        --------         ------       ---------      --------
         Total operating expenses.......       1,365             6          77,911          3,643            (192)       82,733
                                            --------       -------        --------         ------       ---------      --------
Interest income (expense), net..........          --         1,437          (2,184)            --              --          (747)
Gain on sale of assets..................          --            --           2,744             --              --         2,744
Income taxes............................          --            --              --             --              --            --
                                            --------       -------        --------         ------       ---------      --------
NET LOSS................................    $ (1,365)      $ 1,431        $(10,225)        $3,458       $      --      $ (6,701)
                                            ========       =======        ========         ======       =========      ========

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

              (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)

                                                                                           WARNER
                                                            WARNER                        CHILCOTT
                                                           CHILCOTT                     LABORATORIES
                                             WARNER       (BERMUDA),       WARNER         IRELAND      ELIMINATION
                                          CHILCOTT, PLC      LTD.      CHILCOTT, INC.       LTD.         ENTRIES     CONSOLIDATED
                                          -------------   ----------   --------------   ------------   -----------   ------------
DECEMBER 31, 1998
BALANCE SHEET INFORMATION:
ASSETS
  Cash and cash equivalents.............    $      7       $27,160        $ 15,953         $   13       $      --      $ 43,133
  Accounts receivable...................          --           291          16,834            925              --        18,050
  Inventories...........................          --            --          13,099             --              --        13,099
  Other assets..........................          94             2           2,807          4,500              --         7,403
                                            --------       -------        --------         ------       ---------      --------
         Total current assets...........         101        27,453          48,693          5,438              --        81,685
                                            --------       -------        --------         ------       ---------      --------
  Long-term assets......................          --            --          71,220          4,112              --        75,332
  Investment in subsidiaries............     146,949            --              --             --        (146,949)           --
                                            --------       -------        --------         ------       ---------      --------
         Total assets...................    $147,050       $27,453        $119,913         $9,550       $(146,949)     $157,017
                                            ========       =======        ========         ======       =========      ========
LIABILITIES AND EQUITY
  Current liabilities...................    $    569       $    --        $ 14,389         $7,826       $      --      $ 22,784
  Inter-company accounts................     (19,502)       22,358          (5,283)         2,427              --            --
  Working capital facility..............          --            --          20,393             --              --        20,393
  Long-term debt........................          --            --           8,897             --              --         8,897
  Shareholders' equity..................     165,983         5,095          81,517           (703)       (146,949)      104,943
                                            --------       -------        --------         ------       ---------      --------
         Total liabilities and
           shareholders' equity.........    $147,050       $27,453        $119,913         $9,550       $(146,949)     $157,017
                                            ========       =======        ========         ======       =========      ========
STATEMENT OF OPERATIONS INFORMATION:
REVENUES
  Product sales.........................    $     --       $    --        $ 47,845         $   --       $      --      $ 47,845
  Marketing alliance and other
    revenue.............................          --            --          16,484            750            (185)       17,049
                                            --------       -------        --------         ------       ---------      --------
         Total revenues.................          --            --          64,329            750            (185)       64,894
                                            --------       -------        --------         ------       ---------      --------
OPERATING EXPENSES
  Cost of goods sold....................          --            --          34,230             --              --        34,230
  Selling, general & administration ....       2,741            10          38,360            598              --        41,709
  Dep. & amortization...................         234            --           5,311             76              --         5,621
  Research and development..............       2,316            --             330            780            (185)        3,241
                                            --------       -------        --------         ------       ---------      --------
         Total operating expenses.......       5,291            10          78,231          1,454            (185)       84,801
                                            --------       -------        --------         ------       ---------      --------
Interest income (expense), net..........          --         2,143          (2,533)            --              --          (390)
Income taxes............................          --            --              --             --              --            --
                                            --------       -------        --------         ------       ---------      --------
NET LOSS................................    $ (5,291)      $ 2,133        $(16,435)        $ (704)      $      --      $(20,297)
                                            ========       =======        ========         ======       =========      ========

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

              (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)

19.  SUBSEQUENT EVENTS

  Product Acquisitions

     On February 15, 2000 the Company completed the acquisition of three branded pharmaceutical products from Bristol-Myers Squibb Company ("BMS") for a purchase price of $180,000. The purchase price is subject to downward adjustment under certain circumstances. The products acquired were Estrace(R) cream, Ovcon(R) 35 and Ovcon(R) 50. Unaudited revenues for these products in total were estimated to be approximately $50,000 in 1999. In connection with the acquisition, WCI entered into transitional support and supply agreements with BMS under which BMS will supply WCI with its requirements for Estrace(R) cream, Ovcon(R) 35 and Ovcon(R) 50 for a period up to 10 years. The Company acquired all of the intangible assets associated with the three products including the trademarks, regulatory files, manufacturing know-how and other intellectual property. The acquisition of the products will be accounted for as a purchase. Under purchase accounting, the purchase price will be allocated to the tangible and intangible assets acquired based upon their respective fair values as of the purchase date in accordance with Accounting Principle Board Opinion No. 16. The final purchase price and allocation of the purchase price have not been determined. However, a preliminary allocation of the $180,000 purchase price based upon current estimates resulted in $168,000 being allocated to intangible assets associated with the products, primarily the product rights, and $12,000 to goodwill. There were no tangible assets acquired. The Company will amortize the acquired intangible assets over 20 years, their estimated useful life.

  Issuance of Senior Notes

     The Company financed the acquisition of the BMS products discussed above through the sale of senior notes by WCI. On February 15, 2000 WCI issued $200,000 of 12 5/8% senior notes due 2008 at a discount of $3,664 to yield 13%. Interest payments on the senior notes are due semi-annually in arrears on each February 15th and August 15th beginning August 15, 2000. Proceeds from the issuance of the senior notes, net of the discount and estimated transaction expenses, were approximately $186,300. The senior notes will be shown on the Company's balance sheet net of the discount. The discount and transaction fees will be amortized to interest expense over the eight-year term of the senior notes. The senior notes are unconditionally guaranteed by Warner Chilcott, plc, WCI's parent company.

  Other Transactions

     In connection with the sale of the 12 5/8% senior notes, on February 14, 2000 the Company prepaid all $10,476 of the senior subordinated discount notes outstanding at a redemption price equal to 105% of the principal amount outstanding. The redemption premium of $524 will be recognized as an extraordinary loss in the first quarter of the year 2000.

     Also in connection with the sale of the 12 5/8% senior notes, on February 18, 2000 the Company prepaid all amounts outstanding under its senior secured working capital facility. On February 28, 2000 the Company amended its working capital facility to reduce the maximum amount available to $10,000 from its previous $30,000 and to extend the life of the agreement for two years under terms substantially the same as were in place under the previous facility.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                          FINANCIAL STATEMENT SCHEDULE
                       VALUATION AND QUALIFYING ACCOUNTS
                          (IN THOUSANDS OF US DOLLARS)

                                                   BALANCE AT                    WRITE-OFFS     BALANCE
                                                  BEGINNING OF    ADDITIONAL      AGAINST       END OF
                                                     PERIOD        RESERVES       RESERVES      PERIOD
                                                  ------------    ----------    ------------    -------
1999:
Allowance for doubtful accounts.................     $1,567         $   22        $  (166)      $1,423
Reserve for inventory obsolescence..............     $1,330         $2,320        $(2,762)      $  888
1998:
Allowance for doubtful accounts.................     $1,519         $   50        $    (2)      $1,567
Reserve for inventory obsolescence..............     $  471         $1,672        $  (813)      $1,330

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2000
                          (IN THOUSANDS OF US DOLLARS)
                                  (UNAUDITED)

                                                              JUNE 30,
                                                                2000
                                                              ---------
ASSETS
  Current Assets:
     Cash and cash equivalents..............................  $  54,189
     Accounts receivable, net...............................     19,123
     Inventories............................................      4,354
     Prepaid expense and other assets.......................      1,801
                                                              ---------
       Total current assets.................................     79,467
                                                              ---------
  Fixed Assets:
     Equipment, furniture and fixtures, net.................      1,104
  Intangible assets, net....................................    233,048
  Other assets..............................................      7,940
                                                              ---------
       Total assets.........................................  $ 321,559
                                                              =========
LIABILITIES
  Current Liabilities:
     Accounts payable.......................................  $   3,036
     Accrued liabilities....................................      9,258
     Accrued interest.......................................      9,469
     Due to Elan Corporation, plc and subsidiaries..........        305
                                                              ---------
       Total current liabilities............................     22,068
                                                              ---------
  Other Liabilities:
     Working capital facility...............................        799
     Long-term debt.........................................    196,440
                                                              ---------
       Total liabilities....................................    219,307
                                                              ---------
SHAREHOLDERS' EQUITY
  Ordinary Shares, par value $.05 per share; 50,000,000
     shares authorized, 12,413,683 shares issued and
     outstanding at June 30, 2000...........................        621
  Deferred Shares, par value IRL1 per share; 30,000 shares
     authorized, 30,000 shares issued and outstanding at
     June 30, 2000..........................................         45
  Additional paid-in capital................................    210,025
  Accumulated deficit.......................................   (108,285)
  Deferred compensation.....................................       (154)
                                                              ---------
     Total shareholders' equity.............................    102,252
                                                              ---------
       Total liabilities and shareholders' equity...........  $ 321,559
                                                              =========

     See accompanying notes to unaudited consolidated financial statements.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999
              (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED JUNE 30,
                                                                --------------------------
                                                                   2000           1999
                                                                -----------    -----------
REVENUES
  Branded product sales.....................................    $   35,572     $   16,257
  Generic product sales.....................................         5,730          9,837
  Marketing alliance and other revenue......................        16,361         14,530
                                                                ----------     ----------
     Total revenues.........................................        57,663         40,624
                                                                ----------     ----------
OPERATING EXPENSES
  Cost of goods sold........................................        11,612         15,738
  Selling, general and administrative.......................        26,201         23,705
  Depreciation and amortization.............................         5,938          2,832
  Research and development..................................         1,219          1,629
  Merger-related costs......................................           929             --
                                                                ----------     ----------
     Total operating expenses...............................        45,899         43,904
                                                                ----------     ----------
OPERATING INCOME (LOSS )....................................        11,764         (3,280)
                                                                ----------     ----------
OTHER INCOME (EXPENSE)
  Interest income...........................................         1,299          1,047
  Interest expense..........................................       (10,338)        (1,576)
                                                                ----------     ----------
     Total other income (expense)...........................        (9,039)          (529)
                                                                ----------     ----------
INCOME (LOSS) BEFORE TAXES AND EXTRAORDINARY ITEM...........         2,725         (3,809)
                                                                ----------     ----------
Income taxes................................................            --             --
                                                                ----------     ----------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM.....................         2,725         (3,809)
                                                                ----------     ----------
Extraordinary item..........................................          (731)            --
                                                                ----------     ----------
NET INCOME (LOSS)...........................................    $    1,994     $   (3,809)
                                                                ==========     ==========
EARNINGS (LOSS) PER SHARE:
Basic
  Income (loss) before extraordinary item...................    $     0.22     $    (0.31)
  Extraordinary item........................................    $    (0.06)    $       --
  Net income (loss).........................................    $     0.16     $    (0.31)
                                                                ==========     ==========
Diluted
  Income (loss) before extraordinary item...................    $     0.21     $    (0.31)
  Extraordinary item........................................    $    (0.05)    $       --
  Net income (loss).........................................    $     0.16     $    (0.31)
                                                                ==========     ==========
WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
  Basic.....................................................    12,392,380     12,366,808
                                                                ==========     ==========
  Diluted...................................................    12,848,510     12,366,808
                                                                ==========     ==========

     See accompanying notes to unaudited consolidated financial statements.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999
                          (IN THOUSANDS OF US DOLLARS)
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                2000        1999
                                                              ---------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $   1,994    $(3,809)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities
     Depreciation and amortization..........................      5,938      2,832
     Amortization of discount on senior notes...............        103         --
     Deferred financing cost write-off......................        207         --
     Stock compensation expense.............................        960        309
     Notes issued in lieu of cash interest payment..........         --        768
     Changes in assets and liabilities:
       (Increase) decrease in accounts receivable, prepaid
        expense and other assets............................     (8,797)    10,935
       (Increase) decrease in inventories...................       (329)     4,987
       Increase (decrease) in accounts payable, accrued
        liabilities and accrued interest....................     11,121     (7,376)
       Increase (decrease) in due to Elan Corporation, plc
        and subsidiaries....................................         43     (7,557)
                                                              ---------    -------
          Net cash provided by operating activities.........     11,240      1,089
                                                              ---------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of intangible assets.............................   (175,054)        --
  Purchase of short-term investment.........................         --     (4,892)
  Purchase of fixed assets..................................        (86)      (302)
                                                              ---------    -------
     Net cash used in investing activities..................   (175,140)    (5,194)
                                                              ---------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Working capital facility (repayment) proceeds, net........    (11,299)       163
  Proceeds from issuance of senior notes due 2008...........    196,337         --
  Redemption of senior subordinated discount notes due
     2001...................................................    (10,476)        --
  Increase in other assets..................................     (7,740)        --
  Net proceeds from issuance of share capital -- stock
     option exercises.......................................        313         52
                                                              ---------    -------
     Net cash provided by financing activities..............    167,135        215
                                                              ---------    -------
Net increase (decrease) in cash and cash equivalents........      3,235     (3,890)
  Cash and cash equivalents, beginning of period............     50,954     43,133
                                                              ---------    -------
  Cash and cash equivalents, end of period..................  $  54,189    $39,243
                                                              =========    =======

     See accompanying notes to unaudited consolidated financial statements.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

            NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                          (IN THOUSANDS OF US DOLLARS)

1. BASIS OF PRESENTATION

     The unaudited consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for reporting on Form 10-Q. Certain information and footnote disclosure normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The statements should be read in conjunction with the accounting policies and notes to the consolidated financial statements included in Warner Chilcott Public Limited Company's (the "Company") 1999 Annual Report on Form 10-K.

     The Company is an Irish public limited company with operations in Dublin, Ireland and Rockaway, NJ, USA. The Company's financial statements include the financial statements for Warner Chilcott Public Limited Company and all of its subsidiaries and are prepared in US dollars in conformity with United States generally accepted accounting principles.

     In the opinion of management, the financial statements reflect all adjustments necessary for a fair statement of the operations for the interim periods presented.

2. RECENT DEVELOPMENT

     On May 4, 2000 the Company entered into an agreement with Galen Holdings plc ("Galen") under which the Company would be acquired by Galen. The acquisition would be effected through a scheme of arrangement under the laws of the Republic of Ireland. Under the agreement Galen proposes to issue 2.5 new Galen ordinary shares for each of the Company's ordinary shares. The acquisition is subject to various conditions, including, among other things, sanction by the High Court of Ireland, regulatory approval, approval by the Company's and Galen's shareholders and Galen obtaining a listing of its shares, in American Depositary Share form, on NASDAQ. During the six months ended June 30, 2000 the Company has incurred a total of $929 in legal and other fees in connection with the proposed acquisition. These costs are included under the caption "Operating Expenses" in the Company's Statement of Operations for the three and six months ended June 30, 2000.

     The proposed transaction with Galen would constitute a change in control under the 12 5/8 senior note indenture. Accordingly, holders of the $200,000 face amount of senior notes would have the right to require that Warner Chilcott, Inc. ("WCI"), the Company's wholly-owned subsidiary, repurchase the senior notes at a purchase price equal to 101% of the principal amount (see note
4). While this obligation will not be triggered until the consummation of the transaction, WCI will potentially be required to repurchase the senior notes for an aggregate cash consideration of $202,000. Under the transaction agreement, Galen is required to ensure that WCI has sufficient financial resources with which to repurchase the senior notes in the event the senior note holders require WCI to repurchase the senior notes. Galen has obtained commitments from certain financial institutions to provide additional debt financing to Galen, if required.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                          (IN THOUSANDS OF US DOLLARS)

3. INVENTORIES

     Inventories are valued at the lower of cost or market. Cost is determined principally on the basis of first-in, first-out or standards that approximate average cost.

                                                              JUNE 30,
                                                                2000
                                                              --------
Raw materials...............................................   $   17
Finishing supplies..........................................       12
Work in process.............................................       --
Finished goods..............................................    4,852
                                                               ------
                                                                4,881
Less: Reserves for obsolescence.............................      527
                                                               ------
  Inventories...............................................   $4,354
                                                               ======

4. DEBT

  Issuance of Senior Notes Due 2008

     On February 15, 2000 Warner Chilcott, Inc., the Company's wholly-owned US operating subsidiary ("WCI"), issued $200,000 of 12 5/8% senior notes due 2008 at a discount of $3,663 to yield 13% (the "Notes"). Interest payments on the Notes are due semi-annually in arrears on each February 15th and August 15th beginning August 15, 2000. Proceeds from the issuance of the Notes, net of the discount and estimated transaction expenses, were approximately $188,300, and were utilized to fund the acquisition of three branded pharmaceutical products from Bristol-Myers Squibb Company (see note 6). The Notes are included in the Company's Balance Sheet net of the discount. The discount and transaction fees are being amortized to interest expense over the eight-year term of the Notes. The Notes are unconditionally guaranteed by Warner Chilcott, plc, WCI's parent company.

     On or after February 15, 2004 the Notes are redeemable at the option of WCI, in whole or part, prior to maturity at redemption prices that decrease annually and range from 106.3125% to 100% of the principal amount of the Notes plus accrued interest. In addition, before February 15, 2003 up to 35% of the aggregate principal amount of the Notes are redeemable at the option of WCI from the proceeds of one or more public equity offers of the Company at a redemption price of 112.625% plus accrued interest. If the Company were to undergo a change of control, each Note holder would have the right to require that WCI repurchase the Notes at a purchase price equal to 101% of the principal amount plus accrued interest. The Note indenture limits the Company's ability to incur or guarantee additional debt, as well as to pay dividends or distributions on, or redeem or repurchase, capital stock.

  Redemption of Senior Subordinated Discount Notes Due 2001

     On February 14, 2000 the Company prepaid all $10,476 of the senior subordinated discount notes outstanding at a redemption price equal to 105% of the principal amount outstanding. The redemption premium of $524 and the write-off of the deferred financing costs of $93 associated with theses notes are included in the extraordinary item in the Company's Statement of Operations for the six months ended June 30, 2000.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                          (IN THOUSANDS OF US DOLLARS)

  Amendment to Working Capital Credit Facility

     On February 18, 2000 WCI prepaid all amounts outstanding under its senior secured working capital credit facility. On February 28, 2000 WCI amended its credit facility to reduce the maximum amount available to $10,000 from $30,000 and to extend the expiration date to February 28, 2002. Warner Chilcott, plc unconditionally guaranteed WCI's obligation under the amended credit facility. Other terms of the amended credit facility, provided by PNC Business Credit, are substantially the same as the previous credit facility. The write-off of the deferred financing costs of $114 associated with the previous credit facility is included in the extraordinary item in the Company's Statement of Operations for the six months ended June 30, 2000.

5. INCENTIVE SHARE OPTION SCHEME

     In April 1997 the Company adopted an Incentive Share Option Scheme for officers, directors and employees that provides for stock options. In June 1999 the Scheme was amended to provide for grants to consultants and members of the Company's medical advisory board. The option exercise price is the fair market value at the date of grant. Options generally vest over four years and expire on the earlier of ten years from the date of grant or after a specified period following the participant's separation from the Company. In May 2000 the Scheme was amended to increase the number of authorized shares available for awards from 1,500,000 to a total of 3,000,000 shares.

6. PRODUCT ACQUISITIONS

     On February 15, 2000 the Company completed the acquisition of three branded pharmaceutical products from Bristol-Myers Squibb Company ("BMS") for a purchase price of $175,054. The products acquired were Estrace(R) cream, Ovcon(R) 35 and Ovcon(R) 50. In connection with the acquisition, the Company entered into transitional support and supply agreements with BMS under which BMS will supply the Company with its requirements for Estrace(R) cream, Ovcon(R) 35 and Ovcon(R) 50 for a period of up to 10 years. The Company acquired all of the intangible assets associated with the three products including the trademarks, regulatory files, manufacturing know-how and other intellectual property. The acquisition of the products is being accounted for as a purchase. Under purchase accounting, the purchase price is allocated to the tangible and intangible assets acquired based upon their respective fair values as of the purchase date in accordance with Accounting Principles Board Opinion No. 16. The allocation of the purchase price for the branded pharmaceutical products from BMS resulted in an allocation of $168,000 to the products and $7,054 to goodwill, as there were no tangible assets acquired. No value was assigned to the supply agreements for the acquired products as the product purchase prices under the agreements approximate the prices the Company would expect to pay to third party contract manufacturers. The acquired intangible assets are being amortized over 20 years, their estimated useful life.

     The following unaudited pro forma information has been prepared as if the February 2000 acquisition of the products, the issuance of the senior notes due 2008, the early redemption of senior subordinated discount notes due 2001 and the prepayment of amounts outstanding under the working capital credit facility (see note 4) had occurred on January 1, 1999. The unaudited pro forma information does not purport to represent

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                          (IN THOUSANDS OF US DOLLARS)

the Company's consolidated results of operations that would have been achieved had the transactions to which pro forma effect is given been consummated as of the date or period indicated.

                                                             SIX MONTHS ENDED JUNE 30,
                                                    --------------------------------------------
                                                            2000                    1999
                                                    --------------------    --------------------
                                                    ACTUAL     PRO FORMA    ACTUAL     PRO FORMA
                                                    -------    ---------    -------    ---------
Revenues..........................................  $57,663     $57,247     $40,624     $61,092
Income (Loss) before extraordinary item...........  $ 2,725     $(1,838)    $(3,809)    $(1,849)
Earnings (Loss) per share -- before extraordinary
  item -- Basic...................................  $  0.22     $ (0.15)    $ (0.31)    $ (0.15)
Earnings (Loss) per share -- before extraordinary
  item -- Diluted.................................  $  0.21     $ (0.14)    $ (0.31)    $ (0.15)

7. SCHERING-PLOUGH AGREEMENT

     During the six months ended June 30, 2000 and 1999 the Company derived 14% and 17%, respectively, of its total revenue from the promotion of certain products on behalf of Schering-Plough Corporation. The Company's sales force promotes these Schering-Plough products to a targeted physician population and in return receives a fixed royalty plus incentive amounts based on market performance of the products. Revenue from this agreement is included in the Statement of Operations under the caption "Marketing alliance and other revenue." On July 19, 2000 the Company announced that this agreement will terminate on September 30, 2000. The Company intends to use the sales force and other capacity currently dedicated to this agreement to pursue other revenue generating activities, including new co-promotion agreements and/or the acquisition of additional branded pharmaceutical products.

8. ELAN AGREEMENT

     In March 1999 the Company reached a binding agreement with Elan Corporation, plc ("Elan") under which Elan agreed to acquire the Company's marketing rights to an extended-release nifedipine product. Under terms of the agreement, as of March 31, 1999 Elan was obligated to make a non-refundable payment, which was received, of $3,000 to the Company and such amount was recorded as revenue in the first quarter of 1999. In June 1999 the Company executed the definitive agreement licensing the extended-release nifedipine product to Elan and received an additional $4,000 that was recorded as revenue in the second quarter of 1999. Under the agreement, additional license fees may be earned by the Company upon the completion of certain milestones including FDA approval of the ANDA for the product. The Company is also entitled to receive royalties based upon US sales of the product. Other than the $7,000 described above, the Company earned no additional fees or royalties under this agreement during the year ended December 31, 1999. In March 2000 the product received FDA approval and was launched in the US. The approval triggered a series of milestone payments and royalties that totaled $1,700 for the second quarter of 2000 and $4,300 for the six months ended June 30, 2000. All amounts earned from this agreement are included under the caption "Marketing alliance and other revenue."

9. SALE OF VECTRIN(R)

     During September 1999 the Company completed the sale of its Vectrin(R) product line including certain inventory, samples and the related FDA approval, and received $11,000 in cash at closing. The Company reported a pre-tax gain of $2,744 from the sale. As part of the sale and purchase agreement, the Company is also entitled to receive royalties and milestone payments based on certain future events. The Company earned milestone and royalty payments totaling $1,501 for the second quarter 2000 and $3,545 for the six months

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                          (IN THOUSANDS OF US DOLLARS)

ended June 30, 2000. Both the milestone and royalty revenues are included in the Statement of Operations under the caption "Marketing alliance and other revenue."

10. NET INCOME (LOSS) PER ORDINARY SHARE

     Basic net income (loss) per ordinary share has been computed by dividing net income (loss) available to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Diluted net income per ordinary share is computed by adjusting the weighted average number of ordinary shares outstanding during the period for all potentially dilutive ordinary shares outstanding during the period, and adjusting net income for any changes in income that would result from the conversion of such potential ordinary shares.

     The amount of dilution attributable to share options and warrants issued by the Company is computed under the treasury stock method and depends on the average market price of the Company's ordinary shares for the period. For the three and six months ended June 30, 2000 an additional 568,752 and 456,130 shares, respectively, were added to the weighted average number of ordinary shares outstanding in computing diluted earnings per share. Net income used for computing diluted earnings per share was the same as that used for computing basic earnings per share for the three and six months ended June 30, 2000. Net loss and weighted average shares outstanding used for computing basic and diluted loss per share for the three and six months ended June 30, 1999 were the same. Stock options and warrants were not included in the diluted calculation since the inclusion of such shares would be antidilutive.

11. COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." Comprehensive income is defined as the total change in shareholders' equity during the period other than from transactions with shareholders. For the Company, comprehensive income is comprised solely of net income.

12. CONTINGENCIES

     The Company is involved in various legal proceedings of a nature considered normal to its business including patent litigation, product liability and other matters. In the event of the adverse outcome of these proceedings, resulting liabilities are either covered by insurance, established reserves or, in the opinion of management, would not have a material adverse effect on the financial condition or results of operations of the Company.

13. UNITED STATES FEDERAL INCOME TAXES

     The Company operates in Ireland and the United States and is subject to various taxes on income in both jurisdictions. The Company's wholly-owned United States subsidiary, Warner Chilcott, Inc., is a United States corporation and, as such, is subject to United States taxation. Ultimate utilization or availability of net operating losses and certain deferred tax assets may be limited if a significant change in ownership occurs, as defined by rules enacted with the United States Tax Reform Act of 1986. The Company did not accrue a liability for Federal or State income taxes in the six months ended June 30, 2000 as a result of the anticipated utilization of these net operating loss carryforwards.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                          (IN THOUSANDS OF US DOLLARS)

14. CONSOLIDATING SCHEDULE

     Following are consolidating schedules reflecting Balance Sheet and Statement of Operations information for the Company as of June 30, 2000, and for the six months ended June 30, 2000 and 1999:

                                                WARNER                         WARNER
                                               CHILCOTT                       CHILCOTT
                                 WARNER       (BERMUDA),       WARNER       LABORATORIES   ELIMINATION
                              CHILCOTT, PLC      LTD.      CHILCOTT, INC.   IRELAND LTD.     ENTRIES     CONSOLIDATED
                              -------------   ----------   --------------   ------------   -----------   ------------
JUNE 30, 2000
BALANCE SHEET INFORMATION:
ASSETS
  Cash and cash
     equivalents............    $     25       $  7,640       $ 46,522        $     2       $      --      $ 54,189
  Accounts receivable.......          --             --         18,148            975              --        19,123
  Inventories...............          --             --          4,354             --              --         4,354
  Other assets..............          26             --          1,775             --              --         1,801
                                --------       --------       --------        -------       ---------      --------
     Total current assets...          51          7,640         70,799            977              --        79,467
                                --------       --------       --------        -------       ---------      --------
  Long-term assets..........          --             --        238,448          3,644              --       242,092
  Investment in
     subsidiaries...........     185,594             --             --             --        (185,594)           --
                                --------       --------       --------        -------       ---------      --------
     Total assets...........    $185,645       $  7,640       $309,247        $ 4,621       $(185,594)     $321,559
                                ========       ========       ========        =======       =========      ========
LIABILITIES AND EQUITY
  Current liabilities.......    $    763       $     --       $ 20,985        $   320       $      --      $ 22,068
  Inter-company accounts....      20,446        (14,205)        (4,975)        (1,266)             --            --
  Working capital
     facility...............          --             --            799             --              --           799
  Long-term debt............          --             --        196,440             --              --       196,440
  Shareholders' equity......     164,436         21,845         95,998          5,567        (185,594)      102,252
                                --------       --------       --------        -------       ---------      --------
     Total liabilities and
       shareholders'
       equity...............    $185,645       $  7,640       $309,247        $ 4,621       $(185,594)     $321,559
                                ========       ========       ========        =======       =========      ========
SIX MONTHS ENDED JUNE 30,
  2000
STATEMENT OF OPERATIONS
  INFORMATION:
REVENUES
     Product sales..........    $     --       $     --       $ 41,302        $    --       $      --      $ 41,302
     Marketing alliance and
       other revenue........          --             --         12,146          4,300             (85)       16,361
                                --------       --------       --------        -------       ---------      --------
     Total revenues.........          --             --         53,448          4,300             (85)       57,663
                                --------       --------       --------        -------       ---------      --------
OPERATING EXPENSES
  Cost of goods sold........          --             --         11,612             --              --        11,612
  Selling, general &
     administration.........       1,247              6         24,874             74              --        26,201
  Depreciation and
     amortization...........          --             --          5,782            156              --         5,938
  Research and
     development............          --             --             46          1,258             (85)        1,219
  Merger-related costs......         929             --             --             --              --           929
                                --------       --------       --------        -------       ---------      --------
     Total operating
       expenses.............       2,176              6         42,314          1,488             (85)       45,899
                                --------       --------       --------        -------       ---------      --------

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                          (IN THOUSANDS OF US DOLLARS)

                                                WARNER                         WARNER
                                               CHILCOTT                       CHILCOTT
                                 WARNER       (BERMUDA),       WARNER       LABORATORIES   ELIMINATION
                              CHILCOTT, PLC      LTD.      CHILCOTT, INC.   IRELAND LTD.     ENTRIES     CONSOLIDATED
                              -------------   ----------   --------------   ------------   -----------   ------------
  Interest income (expense),
     net....................          --            337         (9,376)            --              --        (9,039)
  Income taxes..............          --             --             --             --              --            --
  Extraordinary item........          --             --           (731)            --              --          (731)
                                --------       --------       --------        -------       ---------      --------
     NET INCOME (LOSS)......    $ (2,176)      $    331       $  1,027        $ 2,812       $      --      $  1,994
                                ========       ========       ========        =======       =========      ========

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

    NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)
                          (IN THOUSANDS OF US DOLLARS)

                                                WARNER                         WARNER
                                               CHILCOTT                       CHILCOTT
                                 WARNER       (BERMUDA),       WARNER       LABORATORIES   ELIMINATION
                              CHILCOTT, PLC      LTD.      CHILCOTT, INC.   IRELAND LTD.     ENTRIES     CONSOLIDATED
                              -------------   ----------   --------------   ------------   -----------   ------------
SIX MONTHS ENDED JUNE 30,
  1999
STATEMENT OF OPERATIONS
  INFORMATION:
REVENUES
     Product sales..........    $     --       $     --       $ 26,094        $    --       $      --      $ 26,094
     Marketing alliance and
       other revenue........          --             --          7,525          7,102             (97)       14,530
                                --------       --------       --------        -------       ---------      --------
     Total revenues.........          --             --         33,619          7,102             (97)       40,624
                                --------       --------       --------        -------       ---------      --------
OPERATING EXPENSES
  Cost of goods sold........          --             --         15,738             --              --        15,738
  Selling, general &
     administration.........         557              6         22,868            274              --        23,705
  Depreciation and
     amortization...........          --             --          2,676            156              --         2,832
  Research and
     development............          --             --            236          1,490             (97)        1,629
                                --------       --------       --------        -------       ---------      --------
     Total operating
       expenses.............         557              6         41,518          1,920             (97)       43,904
                                --------       --------       --------        -------       ---------      --------
  Interest income (expense),
     net....................          --            676         (1,205)            --              --          (529)
  Income taxes..............          --             --             --             --              --            --
                                --------       --------       --------        -------       ---------      --------
     NET INCOME (LOSS)......    $   (557)      $    670       $ (9,104)       $ 5,182       $      --      $ (3,809)
                                ========       ========       ========        =======       =========      ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Galen Holdings PLC

     We have audited the accompanying historical statements of net sales and product contribution for the years ended December 31, 2000, 1999 and 1998, of the Estrace(R) tablets product line (the "Product") of Apothecon, a subsidiary of Bristol-Myers Squibb Company. These historical statements are the responsibility of the management of Bristol-Myers Squibb Company. Our responsibility is to express an opinion on these historical statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical statements of net sales and product contribution are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in these historical statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical statements. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 2, the accompanying historical statement of net sales and product contribution attributable to the Product are not intended to be a complete presentation of the Product's results of operations.

     In our opinion, the historical statements referred to above present fairly, in all material respects, the net sales and product contribution of the Product for the years ended December 31, 2000, 1999 and 1998, in conformity with accounting principles generally accepted in the United States of America.

PricewaterhouseCoopers
Belfast
Northern Ireland

29 June, 2001

                    ESTRACE(R) TABLETS PRODUCT OF APOTHECON
                 (A SUBSIDIARY OF BRISTOL-MYERS SQUIBB COMPANY)

          HISTORICAL STATEMENTS OF NET SALES AND PRODUCT CONTRIBUTION
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (IN THOUSANDS)

                                                               2000       1999       1998
                                                              -------    -------    -------
Net sales...................................................  $40,547    $44,828    $63,234
Cost of goods sold..........................................    1,350      2,634      2,640
Distribution................................................       90        373        259
Sales force.................................................       63         89        159
Advertising and promotion...................................      176      1,034      1,192
                                                              -------    -------    -------
Product contribution........................................  $38,868    $40,698    $58,984
                                                              =======    =======    =======

    See accompanying notes to historical statements of net sales and product contribution.

                    ESTRACE(R) TABLETS PRODUCT OF APOTHECON
                 (A SUBSIDIARY OF BRISTOL-MYERS SQUIBB COMPANY)
    NOTES TO THE HISTORICAL STATEMENTS OF NET SALES AND PRODUCT CONTRIBUTION
                        DECEMBER 31, 2000, 1999 AND 1998
                                 (IN THOUSANDS)

1.   DESCRIPTION OF BUSINESS

     Estrace(R) tablets (the "Product") is manufactured and marketed by Apothecon, a subsidiary of Bristol-Myers Squibb Company ("BMS"). The Product is a hormone replacement treatment. The Product is sold primarily through distributors in the United States.

2.   BASIS OF PRESENTATION

     The accompanying historical statements present the combined net sales and product contribution of the Product. These historical statements include all the adjustments necessary for a fair presentation of the net sales and product contribution of the Product. These historical statements have been prepared in accordance with BMS accounting principles, which in all material respects, are in accordance with accounting principles generally accepted in the United States of America. These historical statements set forth the net sales and operational expenses attributable to the Product and do not purport to represent all the costs, expenses and resultant operating earnings associated with a stand alone, separate entity.

     The statements of net sales and product contribution include amounts attributable to the manufacture, distribution, marketing and promotion of the Product. Net sales include gross sales less product specific sales returns, cash discounts, government rebates and certain other customer discounts.

     In calculating cost of goods sold, inventories are valued at average cost, not in excess of market value.

3.   NET SALES

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2000        1999        1998
                                                              --------    --------    --------
Gross sales.................................................  $49,107     $55,981     $75,897
  Returns...................................................    3,370       1,914         463
  Government rebates........................................       98         114         303
  Cash discounts............................................      894       1,269       1,648
  Contract discounts........................................    4,067       5,750       7,376
  Other customer discounts..................................      131       2,106       2,873
                                                              -------     -------     -------
Net sales...................................................  $40,547     $44,828     $63,234
                                                              =======     =======     =======

     Sales are recorded generally when goods are shipped.

     There were five customers individually accounting for more than 10% of the Product's gross sales in all periods presented. In the aggregate, these customers accounted for approximately 84% to 87% of total gross sales.

                    ESTRACE(R) TABLETS PRODUCT OF APOTHECON
                 (A SUBSIDIARY OF BRISTOL-MYERS SQUIBB COMPANY)
   NOTES TO THE HISTORICAL STATEMENT OF NET SALES AND PRODUCT CONTRIBUTION --
                                  (CONTINUED)
                        DECEMBER 31, 2000, 1999 AND 1998
                                 (IN THOUSANDS)

4.   RELATED PARTY TRANSACTIONS

     BMS performs certain corporate functions for the Product including, but not limited to, corporate management, certain legal services, administration of insurance, treasury, payroll administration, corporate income tax administration, employee compensation and benefits management and administration, travel and meeting planning services, corporate aviation, real estate services, stock option plans, and internal audit. The costs of these corporate BMS services are not included in the results of operations, as BMS does not allocate such costs to the Products.

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     THROUGH AND INCLUDING AUGUST 19, 2001 (THE 25TH DAY AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                ORDINARY SHARES

                                      LOGO

                               GALEN HOLDINGS PLC

                            IN THE FORM OF SHARES OR
                           AMERICAN DEPOSITARY SHARES

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                                 JULY 25, 2001

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